Form 10-K, Exhibit 13
period 1995-12-31
USB HOLDING CO INC
filed 1996-03-27
CIK 707805

CONSOLIDATED STATEMENTS OF CONDITION
DECEMBER 31, 1995 AND 1994
U.S.B. HOLDING CO., INC.
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (000's, Except Share Data)
                                                                                                     1995                1994
------------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                                                          $ 23,469            $ 19,464
Federal funds sold                                                                                 13,800               5,001
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                          37,269              24,465
Interest-bearing deposits in other banks                                                            2,069               1,186
Securities:
Available for sale (at fair value)                                                                170,889              75,944
Held to maturity (fair value $62,684 in 1995
  and $143,961 in 1994)                                                                            60,266             149,580
Loans held for sale                                                                                   394               3,272
Loans, net of allowance for loan losses
 of $3,904 in 1995 and $3,320 in 1994                                                             387,043             326,978
Premises and equipment, net                                                                        10,088              10,794
Accrued interest receivable                                                                         5,288               4,385
Other real estate owned                                                                               939                 544
Other assets                                                                                        4,538               5,455
------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                     $678,783            $602,603
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Non-interest bearing deposits                                                                    $ 82,363            $ 78,585
Interest bearing deposits                                                                         528,272             465,277
------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                    610,635             543,862
Accrued interest payable                                                                            1,769               1,108
Dividend payable                                                                                      794                  98
Accrued expenses and other liabilities                                                              4,252               1,516
Federal funds purchased                                                                                --               3,400
Federal Home Loan Bank advances                                                                    10,000              12,500
Long-term debt qualifying as regulatory capital                                                        --               1,800
------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                 627,450             564,284
------------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies  (Notes 6 and 13)

Stockholders' equity:
Preferred stock, no par value
  Authorized shares: 100,000
  Outstanding shares: 37,500                                                                        3,750               3,750
Common stock, $5 par value
  Authorized shares: 7,000,000
  Issued shares: 2,880,397 in 1995 and 2,535,400 in 1994                                           14,402              12,677
Additional paid-in capital                                                                         19,046              12,452
Retained earnings                                                                                  14,072              13,180
Treasury stock at cost, 86,316 shares                                                              (1,075)             (1,075)
Unrealized gain (loss) on available for sale securities, net of tax                                 1,138              (2,665)
------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                         51,333              38,319
------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                       $678,783            $602,603
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
U.S.B. HOLDING CO., INC.
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
                                                                                          (000's, Except Share Data)
                                                                                      1995           1994                1993
------------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME:
Interest and fees on loans                                                         $33,216        $26,924             $22,145
Interest on federal funds sold                                                       1,013            167                  98
Interest and dividends on securities:
  Mortgage-backed securities                                                         7,741          6,032               5,935
  U.S. Treasury and Government                                                       2,851          1,140                 891
  Obligations of states and political subdivisions                                   3,381          3,532               3,194
  Corporate and other                                                                1,193          1,605               2,100
Interest on deposits in other banks                                                    137             54                 116
Dividends on Federal Home Loan Bank stock                                              160            147                  65
------------------------------------------------------------------------------------------------------------------------------
Total interest income                                                               49,692         39,601              34,544
------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on deposits                                                                23,438         15,345              12,922
Interest on federal funds purchased and Federal Home Loan Bank advances                816            451                  92
Interest on long-term debt                                                              64            137                 124
------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                              24,318         15,933              13,138
------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                                 25,374         23,668              21,406
Provision for loan losses                                                            1,200            993                 763
------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                 24,174         22,675              20,643
------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
Gain on securities transactions -- net                                                 167             69                 780
Gain (loss) on loans held for sale -- net                                               57           (381)                171
Net gain on sale of Royal Oak Savings Bank, F.S.B.                                   3,520             --                  --
Mortgage servicing                                                                     340            362                 330
Service charges and fees                                                             2,599          2,620               2,286
Other income                                                                           632            485                 336
------------------------------------------------------------------------------------------------------------------------------
Total non-interest income                                                            7,315          3,155               3,903
------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES:
Salaries and employee benefits                                                       8,993          8,194               7,668
Occupancy and equipment expense                                                      3,288          2,841               2,503
Advertising and business development                                                   905            815                 661
Professional fees                                                                      929            656                 494
Communications                                                                         577            542                 496
Stationery and printing                                                                380            261                 345
FDIC insurance                                                                         688          1,105               1,009
OREO expense -- net                                                                    186            102                 258
Other expenses                                                                       1,905          1,188               1,307
------------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses                                                         17,851         15,704              14,741
------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                          13,638         10,126               9,805
Provision for income taxes                                                           4,311          3,126               3,605
------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                         $ 9,327        $ 7,000             $ 6,200
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE                                  $  3.14        $  2.42*            $  2.27*
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING                 2,865,799      2,764,042*          2,585,051*
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



*Adjusted for 10% stock dividend issued in 1995.


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
U.S.B. HOLDING CO., INC.
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------

                                                                                                    (000's)
                                                                                      1995           1994                1993
------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES:
Net income                                                                       $   9,327       $  7,000           $   6,200
Adjustments to reconcile net income to net cash
      provided by (used for) operating activities:
    Provision for loan losses                                                        1,200            993                 763
    Depreciation and amortization                                                    1,496          1,324               1,284
    Amortization/accretion of premiums/discounts on securities -- net                  129            925               1,388
    Gain on securities transactions -- net                                            (167)           (69)               (780)
    (Gain) loss on loans held for sale -- net                                          (57)           381                (171)
    Net gain on sale of Royal Oak Savings Bank, F.S.B.                              (3,520)            --                  --
Origination of loans held for sale                                                  (2,222)       (17,018)            (34,649)
Proceeds from sales of loans held for sale                                           4,140         13,093              20,656
Increase in accrued interest receivable                                               (903)          (536)               (483)
(Decrease) increase in accrued interest payable                                        661            406                (133)
Other -- net                                                                         1,671         (1,291)                212
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) operating activities                                11,755          5,208              (5,713)
------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Proceeds from sales of securities available for sale                                56,942         33,481                  --
Proceeds from sales of investment securities                                            --             --              20,241
Proceeds from principal paydowns and maturities of securities
    available for sale                                                              20,463         44,598                  --
Proceeds from maturities of securities held to maturity                             24,796         46,076                  --
Proceeds from principal paydowns and maturities of investment securities                --             --             146,294
Purchases of securities available for sale                                         (99,031)       (79,331)                 --
Purchases of securities held to maturity                                            (2,691)       (54,389)                 --
Purchases of investment securities                                                      --             --            (159,870)
Cash and cash equivalents used in sale of Royal Oak Savings Bank,
    F.S.B. (Note 3)                                                                (37,388)            --                  --
Net (increase) decrease in interest bearing deposits in other banks                   (883)           201               2,285
Loans originated, net of principal collections                                     (61,898)       (71,812)            (51,589)
Loans purchased                                                                       (398)        (4,381)             (1,770)
Acquisition of branch -- net                                                            --             --              22,104
Purchases of premises and equipment -- net                                          (1,211)        (1,187)               (890)
Proceeds from sales of OREO                                                          1,062          1,267               1,081
------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                            (100,237)       (85,477)            (22,114)
------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Net increase in non-interest bearing deposits, NOW, money market and
    savings accounts                                                                70,967         18,142              18,130
Increase (decrease) in time deposits, net of withdrawals and maturities             38,135         56,704                (835)
Increase (decrease) in federal funds purchased                                      (3,400)         3,400                  --
Net increase (decrease) in Federal Home Loan
    Bank advances -- short-term                                                     (7,500)         7,500                  --
Proceeds from Federal Home Loan Bank advance --long-term                             5,000          5,000                  --
Repayment of long-term debt                                                         (1,800)            --                (200)
Cash dividends paid                                                                 (1,974)        (1,621)             (1,230)
Redemption of preferred stock                                                           --             --                (250)
Proceeds from issuance of common stock                                               1,858          1,170               1,195
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                          101,286         90,295              16,810
------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    12,804         10,026             (11,017)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                        24,465         14,439              25,456
------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                           $  37,269       $ 24,465            $ 14,439
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES:
Interest paid                                                                    $  23,657       $ 15,527            $ 13,271
------------------------------------------------------------------------------------------------------------------------------
Income tax payments                                                              $   3,522       $  3,793            $  3,503
------------------------------------------------------------------------------------------------------------------------------
Transfer of assets to OREO -- net                                                $   1,599       $    694            $    123
------------------------------------------------------------------------------------------------------------------------------
Transfer of securities held to maturity to securities available for sale         $  68,145       $(42,181)           $ 24,927
------------------------------------------------------------------------------------------------------------------------------
Loans securitized into mortgage-backed securities                                $               $ 20,910            $ 23,419
------------------------------------------------------------------------------------------------------------------------------
Change in unrealized gain/loss on securities available for sale -- net of tax    $   3,803       $ (2,665)           $     --
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
U.S.B. HOLDING CO., INC.
--------------------------------------------------------------------------------


                                                                                (000's, Except
                                                                                   Share Data)
                                                                                                                   Unrealized
                                                        Common Stock                                           Gain (Loss) on
                                       Preferred     ---------------------   Additional                             Available
                                           Stock,         Shares    $5 Par      Paid-in   Retained  Treasury         For Sale
                                     No Par Value    Outstanding     Value      Capital   Earnings     Stock       Securities
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1993                 $4,000      2,091,056   $10,887      $ 9,087   $  5,626   $(1,075)
Net income                                     --             --        --           --      6,200        --
Cash dividends:
  Common ($.35* per share)                     --             --        --           --       (902)       --
  Preferred                                    --             --        --           --       (328)       --
Redemption of preferred stock                (250)            --        --           --         --        --
Common stock issued:
  Incentive stock options exercised
     ($6.92 to $12.37 per share)               --         31,699       158          184         --        --
  Directors' stock options exercised
     ($9.95 to $11.26 per share)               --         16,590        83          109         --        --
  10% stock dividend                           --        214,647     1,073        1,717     (2,795)       --
  Dividend reinvestment plan                   --         44,566       223          438         --        --
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                3,750      2,398,558    12,424       11,535      7,801    (1,075)
Adoption of SFAS No. 115                       --             --        --           --         --        --          $   919
Net income                                     --             --        --           --      7,000        --               --
Cash dividends:
  Common  ($.49* per share)                    --             --        --           --     (1,306)       --               --
  Preferred                                    --             --        --           --       (315)       --               --
Common stock issued:
  Incentive stock options exercised
     ($23.00 per share)                        --            400         2            7         --        --               --
  Directors' stock options exercised
     ($11.82 per share)                        --          2,310        12           16         --        --               --
  Dividend reinvestment plan                   --         47,816       239          894         --        --               --
Change in unrealized gain (loss) on
  available for sale securities,
  net of tax                                   --             --        --           --         --        --           (3,584)
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                3,750      2,449,084    12,677       12,452     13,180    (1,075)          (2,665)
Net income                                     --             --        --           --      9,327        --               --
Cash dividends:
  Common  ($.60* per share)                    --             --        --           --     (1,659)       --               --
  Preferred                                    --             --        --           --       (315)       --               --
  Incentive stock options exercised
     ($6.92 to $23.00 per share)               --         38,610       193          299         --        --               --
  Directors' stock options exercised
     ($9.89 to $9.95 per share)                --          5,658        28           28         --        --               --
  10% stock dividend                           --        250,525     1,253        5,198     (6,461)       --               --
  Dividend reinvestment plan                   --         50,204       251        1,069         --        --               --
Change in unrealized gain (loss)
  on availablefor sale securities,
  net of tax                                   --             --        --           --         --        --            3,803
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995               $3,750      2,794,081   $14,402      $19,046    $14,072   $(1,075)          $1,138
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



*Adjusted for 10 percent stock dividend issued in 1995.


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S.B. HOLDING CO., INC.
--------------------------------------------------------------------------------

Balance sheet information as of December 31, 1993, 1992 and 1991 and income statement information for the years ended December 31, 1992 and 1991, is not covered by the independent auditors' report.

1.   NATURE OF OPERATIONS

     U.S.B. Holding Co., Inc. (the "Company"), a Delaware corporation incorporated on July 6, 1982, is a bank holding company which provides financial services through its wholly-owned subsidiaries. The Company and its subsidiaries derive substantially all of their revenue and income from the furnishing of banking and related services to customers in Rockland and Westchester Counties, New York and, to a lesser extent, Baltimore and Carroll Counties in Maryland. The Company is a separate and distinct legal entity from its subsidiaries.

     Union State Bank (the "Bank"), the Company's principal banking subsidiary, is a New York State chartered full-service commercial bank which was established in 1969. The Bank offers a complete range of retail banking services to individuals, municipalities, corporations, and small and medium-size businesses. These services include checking accounts, NOW accounts, money market deposit accounts, savings accounts (passbook and statement), certificates of deposit, retirement accounts, business loans, personal loans, residential, construction, home equity (second mortgage) and condominium mortgage loans, loans for education, health and similar expenditures, credit cards, other consumer oriented financial services and safe deposit facilities.

     Royal Oak Savings Bank, F.S.B. ("Royal"), a federal thrift subsidiary located in Randallstown, Maryland, also offered a complete range of services to individuals and businesses, including checking accounts, NOW accounts, Money Market accounts, savings accounts (passbook and statement), certificates of deposit, personal loans, construction loans, and residential and home equity (second) mortgages. In 1994, Royal also instituted a credit card program. On December 31, 1995, Royal was sold to Monocacy Bancshares, Inc. (see Note 3). Prior to the sale to Monocacy, Royal sold substantially all its investment and loan assets (including the credit card program), and certain other assets and liabilities to the Bank and the Company.

     The Company's business is concentrated in Westchester and Rockland Counties, New York, and Baltimore and Carroll Counties, Maryland (see Note 5.)

2.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly-owned banking subsidiaries, Union State Bank and, through December 31, 1995, Royal Oak Savings Bank, F.S.B., which was sold to Monocacy Bancshares, Inc. (see Note 3), and its non-bank subsidiary, Ad Con, Inc. (The Bank and Royal are herein referred to as the "Banks"). All significant intercompany accounts and transactions are eliminated in consolidation.

     BASIS OF FINANCIAL STATEMENT PRESENTATION: The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and predominant practices used within the banking industry. In preparing such financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of condition and the revenues and expenses for the periods reported. Actual results could differ significantly from those estimates.

     Estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and other real estate owned, management obtains independent appraisals for significant properties.

     SECURITIES: As of January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which had an after-tax effect of an increase to stockholders' equity of $919,000, and revised its securities accounting policy. Securities that may be sold as part of the Company's asset/liability or liquidity management, or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, were classified as available for sale and carried at fair value. Securities that the Company has the ability and positive intent to hold to maturity are classified as held to maturity and carried at amortized cost. Realized gains and losses on the sales of all securities, determined by using the specific identification method, are reported in earnings. Unrealized gains and losses on securities available for sale are shown on the Consolidated Statements of Condition at fair value and the resulting after-tax adjustments are shown as a separate component of stockholders' equity. Prior to adopting SFAS No. 115, the Company accounted for securities using the amortized cost method.

     The decision to sell available for sale securities is based on management's assessment of changes in economic or financial market conditions, interest rate risk, and the Company's financial position and liquidity. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     The Company does not acquire securities for the purpose of engaging in trading activities.

     INTEREST RATE CONTRACTS: The Company uses various interest rate contracts such as forward rate agreements and caps, primarily as hedges against specific assets, liabilities or anticipated transactions. Contracts accounted for as hedges must meet certain criteria including the following: the hedged item must expose the Company to interest rate risk; the interest rate contract must reduce that exposure; and must have a high correlation of change in fair value of the interest rate contract and change in fair value of the item hedged or related exposure to interest income and expense. For contracts designated as hedges, gains or losses are deferred and recognized as adjustments to interest income or expense of the underlying assets or liabilities over the life of the contract. Gains or losses resulting from early terminations of contracts are deferred and amortized over the remaining term of the underlying assets or liabilities. If the contracts do not meet the criteria for hedge accounting, the contract is valued at its fair value and any gain or loss is recorded in the Consolidated Statements of Income. Any fees received or disbursed which represent adjustments to the yield on interest rate contracts are capitalized and amortized over the term of the interest rate contracts.

     LOANS: Loans are reported at the principal amount outstanding, net of unearned income and the allowance for loan losses. Interest income on loans is recorded on an accrual basis until an interest or principal payment is more than 90 days past due and/or, in the opinion of management, there is a question as to the ability of the debtor to continue to make payments. At the time a loan is placed on nonaccrual status, interest accrued but not collected is reversed. Interest payments received while a loan is in nonaccrual status are either applied to reduce principal or, based on management's estimate of collectibility, recognized as income. Loans are returned to accrual status when factors indicating doubtful collectibility no longer exist.

     Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield over the contractual life of the related loan, using a method that approximates the interest method of amortization. Unamortized net fees for loans sold are recognized in income at the time the loan is sold.

     Certain residential mortgage loans held for sale are carried at lower of aggregate cost or estimated market value, and are reported separately in the Consolidated Statements of Condition as "Loans held for sale." Gains and losses on sales of mortgage loans held for sale are shown as a separate component of "Non-Interest Income" in the Consolidated Statements of Income.

     ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is available to absorb charge-offs from any loan category while additions are made through charges to income and recoveries of loans previously charged off. An evaluation of the quality of the loan portfolio is performed by management on a quarterly basis as an integral part of the loan review function which includes the identification of past due loans, non-performing loans, impaired loans, assessment of the expected effects of the current economic environment and review of historical loss experience. Based upon management's assessment of the degree of risk associated with the various elements of the loan portfolio, it is estimated that at December 31, 1995 and 1994, 10 percent of the allowance for loan losses is applicable to time and demand loans, 80 percent and 75 percent, respectively, relate to real estate secured loans, including commercial and construction loans, and 10 percent and 15 percent, respectively, is applicable to installment loans.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize possible loan losses, future additions to the allowance may be necessary based on changes in economic conditions, particularly in the Company's service areas, Rockland and Westchester Counties in New York, and Baltimore and Carroll Counties in Maryland. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require additions to the allowance based on their judgments of information available to them at the time of their examination.

     As of January 1, 1995, the Company adopted SFAS No. 114, "Accounting for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," which requires recognition of an impairment of a loan when it is probable that either principal and/or interest are not collectible in accordance with the terms of the loan agreement. Measurement of the impairment is based on the present value of expected cash flows discounted at the loan's effective rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. If the fair value of the impaired loan is less than the related recorded amount, a specific valuation allowance is established or the write down is charged against the allowance for loan losses if the impairment is considered to be permanent. Small homogenous loans such as residential mortgage, home equity, and installment loans are not separately reviewed for impaired status. Such loans are typically collateralized by residential or other personal property and require monthly payments. Separate allocations to the allowance for loan losses are made based on payment trends and prior loss experience and the composition of credit risk inherent in these loan types. The impact of adopting these Statements did not have a material effect on the Consolidated Financial Statements of the Company.

     PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives (20 to 50 years for buildings and 3 to 10 years for furniture, fixtures and equipment) of the related assets. Amortization of leasehold improvements is computed on a straight-line basis over the terms of the leases or, if shorter, the estimated useful lives of the assets.

     OTHER REAL ESTATE OWNED (OREO): OREO includes properties acquired in satisfaction of loans. OREO properties are recorded at the lower of cost or fair value, less estimated costs to sell. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Net costs of maintaining and operating foreclosed properties and any subsequent provisions for and changes in valuation are charged or credited to operations when incurred. Gains and losses realized from the sale of OREO are included in OREO expenses. Sales of OREO financed by the Company are required to meet certain underwriting standards.

     INTANGIBLES: Intangible assets (included in other assets) were recorded in connection with branch purchases and are being amortized over periods of five to thirty years.

     INCOME TAXES: The Company adopted SFAS No. 109, "Accounting for Income Taxes," as of January 1, 1993. This Statement establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise's activities during the current and preceding years. It requires an asset and liability approach for financial accounting and reporting for deferred income taxes based on prevailing statutory tax rates. Adoption of this Statement did not have a significant impact on the Consolidated Financial Statements of the Company. The Company and its subsidiaries file a consolidated Federal tax return, and the Company and the Bank file a consolidated New York State tax return. Royal files a separate Maryland State return.

     EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE: Net income per common share is based on net income after preferred stock dividend requirements and the weighted average number of common shares outstanding adjusted for common stock dividends, and in 1995 and 1994, common equivalent shares . Shares granted but not yet issued under the Company's stock option plans are considered common stock equivalents for earnings per share calculations; however, these options have a minor dilutive effect (less than 3 percent) for 1993 and, therefore, are not reflected in the earnings per share computations for that year.

     ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS: In 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This Statement requires that long-lived assets and certain identifiable intangibles, and goodwill related to those assets, to be held and used by an entity, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset.

     This Statement also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell, except for assets that are covered by APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Assets that are covered by Opinion No. 30 will continue to be reported at the lower of their carrying amount or net realizable value.

     Adoption of this Statement was not material to the Consolidated Financial Statements of the Company.

     PENDING ACCOUNTING PRONOUNCEMENTS: SFAS No. 122, "Accounting for Mortgage Servicing Rights," modifies the treatment of the capitalization of servicing rights by mortgage banking enterprises. The change eliminates the separate treatment of servicing rights acquired through loans originated and those acquired through purchase transactions, as previously required under SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS No. 122 requires mortgage servicing rights, whether acquired or originated, to be recorded as assets distinct from the loans to which they relate. SFAS No. 122 also requires periodic evaluation of capitalized servicing rights for deterioration of value, due to increases in prepayments and other factors. For the Company, adoption of SFAS No. 122 is required as of January 1, 1996. The Company does not believe the impact of SFAS No. 122 will be material to the consolidated financial statements of the Company.

     SFAS No. 123, "Accounting for Stock Based Compensation," establishes financial accounting and reporting standards for stock based employee compensation plans, including stock option plans.

This Statement encourages all entities to account for stock based employee compensation plans on a fair value based method. However, it also allows entities to continue to account for those plans using the intrinsic based method of accounting as prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees," but requires pro forma disclosure of net income and earnings per share as if the fair value method was applied. The fair value method is preferable to the Opinion No. 25 method for purposes of justifying a change in accounting principle under APB Opinion No. 20, "Accounting Changes."

     Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. For the Company, the accounting requirements of this Statement are effective for transactions entered into in 1996, while the Company's 1996 Consolidated Financial Statements will include comparable information for 1995. While the Company has not yet determined the impact of SFAS No. 123 on its Consolidated Financial Statements, management does not believe that adoption of this statement will have a material effect.

     CONSOLIDATED STATEMENTS OF CASH FLOWS: For purposes of presenting the Consolidated Statements of Cash Flows, cash equivalents include amounts due from banks and Federal funds sold.

     RECLASSIFICATIONS: Certain reclassifications have been made to prior year accounts to conform to the current year's presentation.

3.   DISPOSITION OF ROYAL OAK SAVINGS BANK, F.S.B.

     On December 31, 1995, the Company completed the sale of its wholly-owned subsidiary, Royal Oak Savings Bank, F.S.B., to Monocacy Bancshares, Inc., parent company of Taneytown Bank & Trust Company, Taneytown, Maryland. Certain assets and liabilities of Royal, principally the investment and loan portfolios aggregating approximately $22 million and $24 million, respectively, were purchased by the Bank and the Company, immediately prior to the sale. Substantially all deposits, approximating $42 million at December 31, 1995, certain loan servicing rights and certain other assets and liabilities were retained by Royal, as well as cash deposited by the Company and the Bank, to fund the purchase of the assets discussed above, as well as other net assets acquired.

     The proceeds to the Company on the sale of $7.8 million, were based upon
8.5 percent of deposits of Royal at December 31, 1995, and an agreed upon value for other assets, liabilities and loan servicing rights, and an amount equal to Royal's stockholder's equity at December 31, 1995. This transaction resulted in a gain of $3.9 million, which was reduced by expenses of approximately $400,000 incurred as a result of the sale, including legal and accounting fees and the management bonus on such gain. The gain after tax approximated $2.1 million.

     Under the agreement of sale, Royal will continue to service certain loans and will lease a bank branch from the Company.

     Also as part of this transaction, the Company has agreed not to compete in a five county region of Maryland, with certain exceptions, for a period of three years from date of closing of the transaction.

     The principal components of deposits and other assets and liabilities assumed by the acquiror as a result of its acquisition of Royal are summarized below:

----------------------------------------------------------------------------
                                                                     (000's)
----------------------------------------------------------------------------
Deposits and other liabilities assumed
  by acquiror                                                       $42,841
Assets sold, other than cash and
  cash equivalents                                                   (1,530)
Excess of net liabilities assumed by
  acquiror over net cash and cash
  equivalents transferred                                            (3,923)
----------------------------------------------------------------------------
Net cash and cash equivalents transferred
  to acquiror                                                       $37,388
----------------------------------------------------------------------------

4.   SECURITIES

A summary of the amortized cost, and fair value of securities and related gross unrealized gains and losses at December 31, 1995 and 1994 follows:


------------------------------------------------------------------------------------------------------------------------------
                                                                                                (000's)
                                                                                          Gross          Gross
                                                                       Amortized     Unrealized     Unrealized           Fair
December 31, 1995                                                           Cost          Gains         Losses          Value
------------------------------------------------------------------------------------------------------------------------------

AVAILABLE FOR SALE:
U.S. Treasury and Government agencies                                   $ 46,011         $  654         $   95       $ 46,570
Obligations of states and political subdivisions                           3,067             40             --          3,107
Mortgage-backed securities                                               109,375          1,169            181        110,363
Corporate bonds                                                           10,406            384             --         10,790
Other                                                                         59             --             --             59
------------------------------------------------------------------------------------------------------------------------------
Total available for sale securities                                     $168,918         $2,247         $  276       $170,889
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

HELD TO MATURITY:
Obligations of states and political subdivisions                        $ 60,266         $2,456         $   38       $ 62,684
------------------------------------------------------------------------------------------------------------------------------
Total securities held to maturity                                       $ 60,266         $2,456         $   38       $ 62,684
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
                                                                                                (000's)
                                                                                          Gross          Gross
                                                                       Amortized     Unrealized     Unrealized           Fair
December 31, 1994                                                           Cost          Gains         Losses          Value
------------------------------------------------------------------------------------------------------------------------------

AVAILABLE FOR SALE:
U.S. Treasury and Government agencies                                   $ 25,135        $    10         $  302       $ 24,843
Obligations of states and political subdivisions                           2,000             15             --          2,015
Mortgage-backed securities                                                52,837              5          3,837         49,005
Other                                                                         73              8             --             81
------------------------------------------------------------------------------------------------------------------------------
Total available for sale securities                                     $ 80,045         $   38         $4,139       $ 75,944
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

HELD  TO  MATURITY:
U.S. Treasury and Government agencies                                   $  4,500         $   --         $  490       $  4,010
Obligations of states and political subdivisions                          73,116            274          1,515         71,875
Mortgage-backed securities                                                57,617             50          3,859         53,808
Corporate bonds                                                           14,347            105            184         14,268
------------------------------------------------------------------------------------------------------------------------------
Total securities held to maturity                                       $149,580         $  429         $6,048       $143,961
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


     In December 1995, the Company transferred, at fair value, securities having a fair value of $68.8 million (amortized cost of $68.1 million) from its "held to maturity" security portfolio to its portfolio of "available for sale" securities. This was done to enhance the Company's ability to respond to changes in interest rate.

     The securities transferred represent all of the readily marketable securities that were previously classified as "held to maturity," except for obligations of states and political subdivisions securities. This transfer was made in accordance with the FASB's "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued in November 1995. Concurrent with the adoption of this guidance, corporations were permitted, through December 31, 1995, to reclassify their "available for sale" and "held to maturity" securities without calling into question the past intent of an entity to hold securities to maturity. The effect of this transfer, after tax, was a $.4 million increase in shareholders' equity.

     During 1995, 1994 and 1993, proceeds from sales of securities were $56,942,000, $33,481,000 and $20,241,000, respectively. Gross gains of $335,000,
$411,000 and $780,000 were realized in 1995, 1994 and 1993, respectively. There were no losses on sales of securities recorded in 1993 and losses of $168,000 and $342,000 were realized in 1995 and 1994, respectively.

     The following tables present the carrying value of securities at December 31, 1995, distributed based on contractual maturity or the earliest put date for obligations of states and political subdivisions and maturity or the earlier call date for securities expected to be called, and unaudited weighted average yields computed on a tax equivalent basis. Mortgage-backed securities which may have principal prepayments are distributed to a maturity category based on estimated average lives. Expected maturities differ from contractual obligations, since issuers may have the right to call or prepay obligations with or without call or prepayment penalties.



MATURITIES OF AVAILABLE FOR SALE SECURITIES
------------------------------------------------------------------------------------------------------------------------------
                                                       (000's, except percentages)
                                                       AFTER 1              AFTER 5
                                    WITHIN           BUT WITHIN           BUT WITHIN             AFTER
                                    1 YEAR             5 YEARS             10 YEARS            10 YEARS             TOTAL
------------------------------------------------------------------------------------------------------------------------------
                                 Amt.   Yield        Amt.   Yield        Amt.   Yield        Amt.   Yield        Amt.   Yield
------------------------------------------------------------------------------------------------------------------------------

U.S. Treasury &
  Government agencies         $20,000    6.85%    $26,011    6.60%         --      --          --      --    $ 46,011    6.70%
Obligations of states and
  political subdivisions        1,900    7.35          --      --     $   481    7.44%    $   686    7.91%      3,067    7.49
Mortgage-backed
securities                      5,306    7.22      34,843    6.44      41,539    6.53      27,687    7.34     109,375    6.74
Corporate bonds                 2,995    9.01       7,411    8.29          --      --          --      --      10,406    8.50
Other                              --      --          --      --          --      --          59      --          59      --
------------------------------------------------------------------------------------------------------------------------------
Total Available for Sale
Securities                    $30,201    7.16%    $68,265    6.70%    $42,020    6.54%    $28,432    7.34%   $168,918    6.85%
------------------------------------------------------------------------------------------------------------------------------
Fair Value                    $30,359             $69,303             $42,591             $28,636            $170,889
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


MATURITIES OF HELD TO MATURITY SECURITIES
------------------------------------------------------------------------------------------------------------------------------
                                                       (000's, except percentages)
                                                       AFTER 1              AFTER 5
                                    WITHIN           BUT WITHIN           BUT WITHIN             AFTER
                                    1 YEAR             5 YEARS             10 YEARS            10 YEARS             TOTAL
------------------------------------------------------------------------------------------------------------------------------
                                 Amt.   Yield        Amt.   Yield        Amt.   Yield        Amt.   Yield        Amt.   Yield
------------------------------------------------------------------------------------------------------------------------------

Obligations of states and
  political subdivisions      $ 6,448    6.15%    $22,423    7.13%    $31,395    8.46%         --      --     $60,266    7.73%
------------------------------------------------------------------------------------------------------------------------------
Total Held to Maturity
Securities                    $ 6,448    6.15%    $22,423    7.13%    $31,395    8.46%         --      --     $60,266    7.73%
------------------------------------------------------------------------------------------------------------------------------
Fair Value                    $ 6,468             $22,941             $33,275                  --             $62,684
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



     Securities having a carrying value of approximately $149,881,000 at December 31, 1995, were pledged to secure public deposits as required by law.

     The Bank is required to report deposits directly to the Federal Reserve and to maintain reserves on a portion of these deposits. At December 31, 1995, the reserve requirement for the Bank totalled $9,851,000.

5.   LOANS

     Major classifications of loans at December 31, are as follows:


------------------------------------------------------------------------------------------------------------------------------
                                                                                        (000's)
                                                             1995           1994           1993           1992           1991
------------------------------------------------------------------------------------------------------------------------------

Time and demand loans                                   $  22,597       $ 11,065       $  9,249       $  9,908       $ 11,709
Installment loans                                          14,887         20,757         18,698         21,203         22,128
Real estate loans
  - Commercial                                            212,515        192,541        145,746         89,246         67,233
  - Residential                                            66,380         59,441         58,875         49,784         63,708
  - Construction and land development                      41,889         26,950         22,748         36,344         37,264
  - Home equity                                            25,221         21,734         19,556         24,451         28,302
Other                                                       8,494          1,808          1,768          1,836          1,670
------------------------------------------------------------------------------------------------------------------------------
                                                          391,983        334,296        276,640        232,772        232,014
Deferred net commitment fees                                 (642)          (659)          (664)          (252)          (107)
Unearned discount                                              --            (67)          (153)          (271)          (444)
Allowance for loan losses                                  (3,904)        (3,320)        (2,852)        (2,496)        (1,889)
------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                    $387,437       $330,250       $272,971       $229,753       $229,574
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


     Loans held for sale, some of which are included in the above table and others which are commitments which have not yet closed, are residential fixed rate real estate loans with a cost of $394,000 and market value of $393,000 at December 31,1995, and a cost of $3,770,000 and market value of $3,695,000 at December 31, 1994.

     Substantially all of the Company's commercial and residential lending activities are with customers located in Westchester and Rockland Counties of New York and, to a lesser extent, Baltimore and Carroll Counties, Maryland. Although lending activities are diversified, a substantial portion of many of the Company's customers' net worth is dependent on these counties' real estate values.

     Credit policies, applicable to each type of lending activity, have been established, to evaluate the creditworthiness of each customer and, in most cases, require collateral to be pledged. Generally, credit extension does not exceed 60 to 80 percent of fair value of the collateral at the date of extension, depending on the evaluation of the borrowers' creditworthiness. The market value of collateral is monitored on an ongoing basis and additional collateral is obtained when warranted. Real estate is the primary form of collateral. While collateral provides assurance as a secondary source of repayment, the primary source of repayment is ordinarily based on the borrower's ability to generate continuing cash flow.

A summary of the allowance for loan losses for the years ended December 31, is as follows:


------------------------------------------------------------------------------------------------------------------------------
                                                                                (000's, EXCEPT PERCENTAGES)
                                                             1995           1994           1993           1992           1991
------------------------------------------------------------------------------------------------------------------------------

Net loans outstanding at end of the year                 $387,437       $330,250       $272,971       $229,753       $229,574
------------------------------------------------------------------------------------------------------------------------------
Average net loans outstanding during the year            $352,244       $305,411       $244,813       $235,921       $236,062
------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
Balance at beginning of the year                         $  3,320       $  2,852       $  2,496       $  1,889       $  1,457
Provision charged to expense                                1,200            993            763            745            970
------------------------------------------------------------------------------------------------------------------------------
                                                            4,520          3,845          3,259          2,634          2,427
------------------------------------------------------------------------------------------------------------------------------
Recoveries (charge-offs) during the year:
Charge-offs:
  Real estate                                                (379)          (469)          (179)           (30)          (165)
  Time and demand                                            (200)           (45)          (139)           (66)          (356)
  Installment                                                (108)           (94)          (212)          (252)          ( 82)
------------------------------------------------------------------------------------------------------------------------------
Recoveries:
  Time and demand                                              20             37             98            154             --
  Installment                                                  51             46             25             56             65
------------------------------------------------------------------------------------------------------------------------------
Net charge-offs during the year                              (616)          (525)          (407)          (138)          (538)
------------------------------------------------------------------------------------------------------------------------------
Balance at end of the year                               $  3,904       $  3,320       $  2,852       $  2,496       $  1,889
------------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average net loans
  outstanding during the year                                 .17%           .17%           .17%           .06%           .23%
Ratio of allowance for loan losses to net loans
  outstanding at end of the year                             1.01%          1.01%          1.04%          1.09%           .82%
Ratio of provision to net charge-offs (times)                 1.9            1.9            1.9            5.4            1.8
------------------------------------------------------------------------------------------------------------------------------


     The following table summarizes the Company's nonaccrual and restructured loans and related interest income not recorded on nonaccrual loans for the year.


------------------------------------------------------------------------------------------------------------------------------
                                                                                         (000's)
                                                                                    AS OF DECEMBER 31,
                                                             1995           1994           1993           1992           1991
------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans at year end                               $4,036         $5,904         $3,966         $3,854         $5,416
Restructured loans at year end                              4,074          5,787          4,656          4,083          1,433
Additional interest income that would have been
  recorded if these borrowers had complied
  with contractual loan terms                                 226            500            339            308            253
------------------------------------------------------------------------------------------------------------------------------


     Substantially all of the nonaccruing loans are collateralized by real estate. At December 31, 1995, the Company has no commitments to lend additional funds to any customers with nonaccrual or restructured loan balances.

     At December 31, 1995, the recorded investment in loans that are considered to be impaired under SFAS No. 114 approximated $4.1 million ($3.3 million of which were in nonaccrual status). Each impaired loan has a related allowance for credit losses determined in accordance with SFAS No. 114. The total allowance for credit losses related to impaired loans was $670,000 as of December 31, 1995. The average recorded investment in impaired loans for the year ended December 31, 1995 was approximately $4.0 million. For the year ended December 31, 1995, interest income recognized by the Company on impaired loans was not material.

6.   PREMISES  AND  EQUIPMENT

     A summary of premises and equipment at December 31, follows:


----------------------------------------------------------------------------
                                                             (000's)
                                                        1995           1994
----------------------------------------------------------------------------

Land                                                 $ 2,473        $ 2,814
Buildings                                              6,324          6,473
Leasehold improvements                                   824            951
Furniture, fixtures and equipment                      4,400          5,155
----------------------------------------------------------------------------
                                                      14,021         15,393
Less accumulated depreciation and amortization         3,933          4,599
----------------------------------------------------------------------------
Premises and equipment, net                          $10,088        $10,794
----------------------------------------------------------------------------


     The Bank leases certain premises and equipment under noncancellable operating leases. Certain of these lease agreements provide for periodic increases in annual rental payments based on published price indices, renewal options for varying periods and purchase options at amounts which are expected to approximate the fair values of the related assets at the dates the options become exercisable.

     Rent expense for premises and equipment was $530,000 in 1995, $452,000 in 1994 and $424,000 in 1993.

     The Bank leases a portion of its Corporate Headquarters and the Company leases a bank branch facility to tenants under operating leases and recorded rental income of approximately $495,000 in 1995, $505,000 in 1994 and $627,000 in 1993. The tenant of the bank branch facility has the right to purchase the facility for the fair value of the property through December 31, 1996.

Future minimum lease payments are as follows:

----------------------------------------------------------------------------
YEAR ENDING DECEMBER 31,                              (000's)
----------------------------------------------------------------------------
                1996                                  $  474
                1997                                     468
                1998                                     434
                1999                                     375
                2000                                     198
          After 2000                                   1,158
----------------------------------------------------------------------------
     Total minimum lease payments                     $3,107
----------------------------------------------------------------------------

     As of December 31, 1995, future minimum lease receipts on all operating leases are as follows:

----------------------------------------------------------------------------
YEAR ENDING DECEMBER 31,                              (000's)
----------------------------------------------------------------------------
                1996                                  $  268
                1997                                     222
                1998                                     185
                1999                                      69
                2000                                      40
          After 2000                                     200
----------------------------------------------------------------------------
     Total minimum lease receipts                      $ 984
----------------------------------------------------------------------------

7.   DEPOSITS

     A summary of deposits at December 31, follows:


----------------------------------------------------------------------------
                                                              (000's)
                                                        1995           1994
----------------------------------------------------------------------------

NON-INTEREST BEARING:
Deposits of:
  Individuals, partnerships and corporations        $ 70,358      $  68,883
  Certified and official checks                       10,824          7,392
  States and political subdivisions                    1,181          2,310
----------------------------------------------------------------------------
Total non-interest bearing                          $ 82,363      $  78,585
----------------------------------------------------------------------------
----------------------------------------------------------------------------

INTEREST BEARING:
Time deposits of:
  Individuals, partnerships and corporations        $149,755       $151,155
States and political subdivisions                     77,298         60,696
Money market accounts                                 45,982         62,792
Savings deposits                                     181,998        115,779
NOW deposits                                          36,755         38,609
IRA's and Keogh's                                     36,484         36,246
----------------------------------------------------------------------------
Total interest bearing                              $528,272       $465,277
----------------------------------------------------------------------------
----------------------------------------------------------------------------


At December 31, 1995 and 1994, certificates of deposits and other time deposits of $100,000 or more totalled $110,272,000 and $84,491,000, respectively. At December 31, 1995, such deposits classified by time remaining to maturity were as follows:


                    ----------------------------------------
                                                      (000's)
                    ----------------------------------------
                    3 months or less               $  69,959
                    Over 3 and through 6 months       29,819
                    Over 6 and through 12 months       5,417
                    Over 12 months                     5,077
                    ----------------------------------------
                    Total                           $110,272
                    ----------------------------------------

8.  INCOME  TAXES

     The components of the provision for income taxes for the years ended December 31, are as follows:


----------------------------------------------------------------------------
                                                      (000's)
                                         1995           1994           1993
----------------------------------------------------------------------------

FEDERAL:
 Current                               $3,550         $2,375         $2,334
 Deferred                                (350)          (406)           --
STATE:
 Current                                1,187          1,228          1,271
 Deferred                                 (76)           (71)           --
----------------------------------------------------------------------------
Total                                  $4,311         $3,126         $3,605
----------------------------------------------------------------------------


     The income tax provision includes income taxes related to net gains on securities transactions of approximately $71,000, $29,000 and $328,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     Net deferred tax assets of $903,000 and $477,000 are included in the Consolidated Statements of Condition at December 31, 1995 and 1994, respectively. Management believes it is more likely than not that the net deferred tax assets will be realized.

The tax effects of temporary differences that give rise to the significant portions of deferred tax assets at December 31, 1995 and 1994, are as follows:


          ------------------------------------------------------------
                                                            (000's)
                                                        1995      1994
          ------------------------------------------------------------
          DEFERRED TAX ASSETS:
               Allowance for loan losses                $749      $398
               Deferred compensation                      13        11
               Deferred loan fees, net and depreciation  141        68
          ------------------------------------------------------------
          Total deferred assets                         $903      $477
          ------------------------------------------------------------


     In addition to amounts in the above table, the Company recorded a deferred tax liability of $833,000 in 1995 and a deferred tax asset of $1,436,000 in 1994, relating to available for sale securities valued at fair value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     The following is a reconciliation of the Statutory Federal and effective tax rates as a percentage of income before taxes for the years ended
December 31:


------------------------------------------------------------------------------------------------------------------------------
                                                                                           1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------
Statutory Federal income tax rate                                                          35.0%          34.0%          34.0%
Interest on obligations of states and political subdivisions                               (7.3)         (10.5)          (9.9)
State income taxes, net of Federal tax benefit                                              5.3            7.5            8.6
Other                                                                                      (1.4)          (0.1)           4.1
------------------------------------------------------------------------------------------------------------------------------
Effective tax rate                                                                         31.6%          30.9%          36.8%
------------------------------------------------------------------------------------------------------------------------------



9.   BORROWINGS AND LONG-TERM DEBT

     In May, 1995, the Company repaid the $1,800,000 of Series "A" subordinated notes outstanding at December 31, 1994 that qualified as Tier II capital under risk-based capital guidelines. Interest on the notes was at prime plus one-half percent, payable quarterly. The weighted average interest rates for the years ended December 31, 1995, 1994 and 1993 were 9.39 percent, 7.64 percent and 6.50 percent, respectively.

     At December 31, 1995 and 1994, the Bank had a $5.0 million advance from the Federal Home Loan Bank of New York ("FHLB") with a final maturity on November 15, 1999, with options to prepay without penalty in whole or in part semiannually on November 14th and May 14th. The advance has an interest rate adjusting monthly to 20 basis points over the one month London Inter-Bank Offer Rate ("LIBOR"). The interest rate at December 31, 1995 was 6.14 percent. At December 31, 1995, the Bank also had a $5.0 million advance from the FHLB with a final maturity of June 22, 1998. The advance, which is subject to a prepayment penalty, bears interest at 6.20 percent. In addition, at December 31, 1994, the Bank had purchased Federal funds of $3,400,000 from the FHLB at a rate of 5.125 percent, which matured on January 3, 1995.

     At December 31, 1994, Royal had outstanding term advances due to the Federal Home Loan Bank of Atlanta in the amount of $7,500,000: $4,500,000 due January 3, 1995 with an interest rate of 5.64 percent and $3,000,000 due January 19, 1995 with an interest rate of 6.01 percent.

     The Bank is required to purchase stock in the FHLB before it can receive advances through the FHLB. At December 31, 1995, the Bank had the ability to borrow an additional $3,724,000 from the FHLB without having to purchase additional FHLB stock. In addition, the Bank may borrow up to approximately $156,800,000, upon the purchase of up to 187,988 additional shares of FHLB stock at $100 per share.

     Advances of the Bank are collateralized by stock in the FHLB and for Royal, by stock in the Federal Home Loan Bank of Atlanta, and by certain mortgage loans under blanket pledge agreements.

     Details of Federal funds purchased and short-term Federal Home Loan Bank advances for the years ended December 31, 1995, 1994 and 1993, are presented below:


----------------------------------------------------------------------------
                                                           (000's)
                                                   1995      1994      1993
----------------------------------------------------------------------------
Balance at year-end                              $   --   $10,900    $   --
Average amount outstanding                       $5,321   $ 9,489    $2,858
Average interest rate for the year                 6.26%     4.35%     3.22%
Average interest rate on year-end balance            --%     5.57%       --
----------------------------------------------------------------------------

10. STOCKHOLDERS'  EQUITY

     The Company issued 10 percent stock dividends to shareholders of record at June 15, 1995 and June 30, 1993, which were issued on July 1, 1995 and July 19, 1993, respectively. The weighted average shares outstanding and per share amounts have been adjusted to reflect the stock dividends. The Company and the Bank's ability to pay cash dividends in the future are restricted by various regulatory requirements. The Company's ability to pay cash dividends to its shareholders is primarily dependent upon the receipt of dividends from the Bank. The Bank's dividends to the Company may not exceed the sum of the Bank's net income for that year and its undistributed net income for the preceding two years, less any required transfers to additional paid-in capital. At December 31, 1995, the Bank could pay dividends to the Company of $16.0 million without having to obtain prior regulatory approval.

     In December 1993, the Company implemented a Dividend Reinvestment Plan ("DRIP"). The DRIP allows stockholders to invest cash dividends in shares of the Company's common stock at fair value and, in the third quarter of 1994, a stock purchase feature was added to allow stockholders to purchase additional common stock at fair value up to $2,500 per quarter. The DRIP was temporarily suspended for dividends paid after January 1, 1996. As of December 31, 1995, 200,000 shares of common stock are reserved for issuance in connection with the Plan, of which 98,020 shares have been issued.

     The dividend rate on the Company's Series "A" non-voting preferred stock issued to a single investor is determined quarterly and is subject to certain minimum and maximum per annum dividend rates as specified in the agreement. The weighted average dividend rates were at the minimum rates of 8.4 percent for 1995, 1994 and 1993. The agreement also provides for adjustments to the dividend rate in the event of changes in the maximum Federal corporate tax rate or the dividend exclusion rate. Dividends payable on account of the preferred shares are cumulative. In the event of a liquidation of the Company, preferred stockholders will be entitled to receive the stated value of their shares before any payments are made to holders of any other class or series of capital stock of the Company. On August 13, 1993, $250,000 of the preferred stock was redeemed by the Company at stated value.

     Federal bank agencies have established minimum capital standards for banking institutions. Regulatory restrictions are imposed on institutions that fail to meet or exceed one or more of these standards. The following summarizes capital requirements at December 31, 1995:

--------------------------------------------------------------------------------
                                        Company's Capital   Minimum
Capital                                 Position at         Capital Requirements
Standard                                December  31, 1995  at December 31, 1995
--------------------------------------------------------------------------------

Total capital to risk-weighted assets         12.26%                8.0%

Tier I capital to risk-weighted assets        11.37%                4.0%
--------------------------------------------------------------------------------

     The capital requirements described above were developed to be responsive to credit risk. Banks are subject to various other risks, such as those associated with interest rate fluctuations, operational risk and asset concentrations. The bank regulatory authorities also require a capital-to-average assets requirement (leverage ratio) that is intended to address these additional risks and works in tandem with the other requirements. Banks evaluated by the bank regulators as being strong banking organizations are required to have a minimum leverage ratio of 3%, while the requirements for others ranges upward to 5 percent. At December 31, 1995, the Company's leverage ratio of 7.67 percent exceeded this requirement.

     Capital ratios are computed excluding unrealized gains or losses on available for sale securities, net of tax effect, which is included as a component of stockholders' equity for financial reporting purposes.

11.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," as amended by SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," requires disclosure of the estimated fair values for certain financial instruments. The estimated fair values disclosed below are as of December 31, 1995 and 1994, and have been determined using available market information and various valuation estimation methodologies. Considerable judgment is required to interpret the effects on fair value of such items as future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. The estimates presented herein are not necessarily indicative of the amounts that the Company would realize in a current market exchange. Also, the use of different market assumptions and/or estimation methodologies may have a material effect on the determination of the estimated fair values.

     The fair value estimates presented above are based on pertinent information available to management as of December 31, 1995 and 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts


------------------------------------------------------------------------------------------------------------------------------
                                                                                            AS OF DECEMBER 31,
                                                                                1995                          1994
                                                                                      ESTIMATED                     Estimated
                                                                        CARRYING           FAIR       Carrying           Fair
                                                                          AMOUNT          VALUE         Amount          Value
------------------------------------------------------------------------------------------------------------------------------
                                                                                              (In millions)

ASSETS:
Cash, cash equivalents and other
  short-term investments                                                 $  39.3        $  39.3        $  25.7        $  25.7
Securities and accrued interest receivable                                 233.6          236.0          227.7          222.1
Loans and accrued interest receivable                                      389.9          390.5          323.2          316.9
Loans held for sale and accrued interest receivable                           .4             .4            3.3            3.2
LIABILITIES:
Deposits without stated maturities                                         358.9          358.9          306.1          306.1
Time deposits and accrued interest payable                                 253.5          254.3          238.8          238.4
Federal funds purchased                                                       --             --            3.4            3.4
Long-term debt                                                                --             --            1.8            1.8
Federal Home Loan Bank advances                                             10.0           10.0           12.5           12.5
------------------------------------------------------------------------------------------------------------------------------


have not been comprehensively revalued since December 31, 1995 and 1994 and, therefore, current estimates of fair value may differ significantly from the amounts presented above.

     Fair value methods and assumptions are as follows:

     CASH, CASH EQUIVALENTS AND OTHER SHORT-TERM INVESTMENTS -- The carrying amount is a reasonable estimate of fair value.

     SECURITIES -- The fair value of securities is estimated based on quoted market prices or dealer quotes, if available. If a quote is not available, fair value is estimated using quoted market prices for similar securities.

     LOANS -- For certain homogeneous fixed rate categories of loans, such as residential mortgages, fair value is estimated using quoted market prices for securities backed by similar loans. The fair value of other fixed rate loans has been estimated by discounting projected cash flows using current rates for similar loans reduced by specific and general loan loss allowances. For loans which reprice frequently to market rates, the carrying amount is a reasonable estimate of fair value. In conjunction with adopting SFAS No. 114, "Accounting for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of Loans--Income Recognition and Disclosures," the fair value of nonaccrual loans having a net carrying value of approximately $4,036,000 at December 31, 1995 was estimated. The fair value of nonaccrual loans having a net carrying value of $5,904,000 at December 31, 1994 was not estimated because it was not practical to reasonably assess the timing of the cash flows or the credit adjustment that would be applied in the marketplace for such loans.

     DEPOSITS WITHOUT STATED MATURITIES -- Under the provisions of SFAS No. 107, the estimated fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings accounts, NOW accounts, money market and checking accounts, is equal to the amount payable on demand.

     TIME DEPOSITS -- The fair value of certificates of deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered at the reporting date for deposits of similar remaining maturities.

     LONG-TERM DEBT, FEDERAL FUNDS PURCHASED AND FEDERAL HOME LOAN BANK ADVANCES -- The carrying amount is a reasonable estimate of fair value of borrowings which are either short-term or for which applicable interest rates reprice based upon changes in the market rates. For medium and long-term advances, fair value is based on the discounted cash flow of advances at rates currently offered at the reporting date for similar terms.

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK -- As described in Note 13, the Company is a party to financial instruments with off-balance sheet risk at December 31, 1995 and 1994. Such financial instruments include commitments to extend permanent financing and letters of credit. If the commitments are exercised by the prospective borrowers, these financial instruments will become interest-earning assets of the Company. If the commitments expire, the Company retains any fees paid by the counterparty in order to obtain the commitment or guarantee. The fair value of commitments is estimated based upon fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate commitments, the fair value estimation takes into consideration an interest rate risk factor. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements. The fair value of these off-balance sheet items at December 31, 1995 and 1994, respectively, approximates the recorded amounts of the related fees, which are not material to the consolidated financial position of the Company. The Company also has an off balance sheet interest rate contract which is further described in Note 13. The fair value of this contract is not material at December 31, 1995 and 1994.

12.  RELATED PARTY TRANSACTIONS

     A summary of the transactions for the year ended December 31, 1995, with respect to loans (in excess of $60,000 with respect to each party) to directors, executive officers, stockholders or companies in which they had a 10 percent or more beneficial interest is as follows:


----------------------------------------------------------------------------
                                                                     (000's)
----------------------------------------------------------------------------

Balance, December 31, 1994                                            $ 635
New loans                                                               200
Repayments                                                              (22)
----------------------------------------------------------------------------
Balance, December 31, 1995                                            $ 813
----------------------------------------------------------------------------


     The Company has made payments to organizations in which certain directors have a beneficial interest for services rendered by such organizations. Such payments are not considered to be material in the aggregate.

13.  COMMITMENTS AND CONTINGENCIES

     At December 31, 1995, the Bank was committed under an employment agreement with a key officer, director and shareholder requiring annual salary and other payments of $370,000, increasing annually by $30,000 during the term of the contract, annual stock option grants of 22,000 shares, issued at fair value (110 percent of fair value if the key officer's ownership of the Company equals or exceeds 10 percent at the date of grant) and other benefits for the term of the contract expiring July 1, 1999.

     In the normal course of business, various commitments to extend credit are made which are not reflected in the accompanying Consolidated Financial Statements. At December 31, 1995 and 1994, formal credit line and loan commitments which are primarily loans collateralized by real estate approximated $101.8 million and $75.8 million, and outstanding letters of credit totalled $8.3 million and $7.5 million, respectively. Such amounts represent the maximum risk of loss on these commitments.

     During 1995, 1994 and 1993, the Banks, which are approved Federal Home Loan Mortgage Corporation ("FHLMC") seller/servicers, sold mortgage loans to FHLMC, with net proceeds totalling $4.1 million, $13.1 million and $20.7 million, respectively. In addition, in 1994 and 1993, $20.9 million and $23.4 million, respectively, of mortgages were exchanged by the Banks with FHLMC for guaranteed participation certificates in residential mortgage pools. At December 31, 1995, the principal balance of the loans sold and exchanged which remain uncollected totalled $90.7 million. The Bank is committed to service these loans.

     At December 31, 1995, the Bank was also committed to service approximately $800,000 of outstanding mortgage principal balances relating to the State of New York Mortgage Agency ("SONYMA").

     In the ordinary course of business, the Company is party to various legal proceedings, none of which, in the opinion of management, will have a material effect on the Company's consolidated financial position or results of operations.

     In connection with its asset and liability management program, during 1994 the Bank entered into a protected rate agreement ("cap") which has an aggregate notional amount of $3.5 million at December 31, 1995 ($4.0 million at December 31, 1994). The premium paid in the amount of $85,000 was deferred and is being amortized over the five year life of the cap. Under the terms of the cap, the Bank will be reimbursed for increases in one month LIBOR for any month during the term of the agreement in which such rate exceeds the "strike level" of 8.1875%. Interest rate cap agreements allow the Bank to limit its exposure to unfavorable interest rate fluctuations over and above the "capped" rate. The purchased cap hedges income payments from a mortgage-backed security with an interest rate adjusted annually to the one year Treasury rate. This agreement is subject to the counterparty's ability to perform in accordance with the terms of the agreement. The Bank's risk of loss is equal to the original premiums paid to enter into this agreement.

     The Bank enters into forward commitments to sell residential first mortgage loans to reduce market risk associated with originating and holding loans for sale. A risk associated with these commitments arise from the Bank's potential inability to generate loans to fulfill the contracts. To control the risk associated with changes in interest rates, the Bank may also use options to hedge loans closed and expected to close. No such contracts were outstanding at December 31, 1995 and 1994.

14.  EMPLOYEE BENEFIT PLANS

EXECUTIVE COMPENSATION PLAN

     The Company provides an executive compensation plan whereby certain key officers (one of whom was a director and shareholder at December 31, 1995) are entitled to compensation in addition to their salaries at varying percentages of the Company's net income. The total amount of such additional compensation cannot exceed 15 percent of the Company's net income in any year. During 1995, 1994 and 1993, such additional compensation aggregated $963,000, $900,000 and $775,000, respectively, under the Plan.

EMPLOYEE STOCK OWNERSHIP PLAN (WITH CODE SECTION 401(K) PROVISIONS) (KSOP)

     At January 1, 1994, the Company merged its two existing defined contribution plans, Employee Stock Ownership Plan ("ESOP") and Profit Sharing and Thrift Plan (401(k)) into a newly formed Employee Stock Ownership Plan (With Code Section 401(k) Provisions) ("KSOP").

     Under the ESOP feature, covering substantially all of the Bank's full-time employees, the annual contribution determined by the Board of Directors, intended to be invested primarily in the Company's common stock, was $120,000, $123,000 and $225,000 during 1995, 1994 and 1993, respectively.

     The 401(k) feature of the KSOP allows eligible employees of the Bank and its affiliates to elect either to invest their voluntary contributions in a fund which purchases common stock of the Company or in an investment fund. Employees may elect to defer, through voluntary contributions, up to fifteen percent of salary and the Company can elect to match fifty percent of the employee's voluntary contributions to a maximum of four percent of salary. Employer matching contributions for 1995, 1994 and 1993 aggregated $165,000, $144,000 and $120,000, respectively.

SUPPLEMENTAL EMPLOYEES' INVESTMENT PLAN

     During 1994, the Bank adopted a Supplemental Employees' Investment Plan ("SEIP") for certain salaried employees. The SEIP was established solely for the purpose of providing, to certain management personnel who participate in the KSOP, benefits attributable to contribution allocations which would otherwise be made under the KSOP but for Internal Revenue limitations. Under the SEIP, salary reduction contributions may be made in excess of the limitations on annual contributions imposed by the Internal Revenue Code Section 415, and the Bank may elect to match fifty percent of the employee's contribution under the SEIP. The Bank's matching contribution in 1995 and 1994 was $31,000 and $24,000, respectively.

DIRECTOR STOCK OPTION PLAN

     In 1989, the stockholders of the Company approved a Director Stock Option Plan (the "Plan") for an aggregate of 143,409 shares (after adjustment for stock split and dividends) of the Company's common stock to be issued to all non-employee members of the Company's Board of Directors. Under the terms of the Plan, each eligible Director will automatically receive annually, effective as of the close of each annual meeting of stockholders of the Company, a non-qualified option (after adjustment for stock split and dividends) to purchase 3,850 shares of common stock at an exercise price equal to the market value of such shares on the date of the grant. The Plan has a term of ten years. Options may not be exercised prior to the first anniversary of the date of grant and expire ten years after the date of grant. There were 60,786 shares remaining to be granted at December 31, 1995 under the Plan.

Information with respect to Director stock options is as follows:


------------------------------------------------------------------------------------------------------------------------------
                                                                                 Number of             Range of Option
                                                                                    Shares             Price per Share
------------------------------------------------------------------------------------------------------------------------------

Outstanding, January 1, 1993                                                        37,963             $9.05 -- $10.24
Granted -- May 26,1993                                                              12,705                 $10.75
Exercised                                                                          (18,249)            $9.05 -- $10.24
------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1993                                                      32,419             $9.05 -- $10.75
Granted -- May 25,1994                                                              12,705                 $20.91
Exercised                                                                           (2,541)                $10.75
------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1994                                                      42,583             $9.05 -- $20.91
Granted -- May 17, 1995                                                             19,250                 $23.18
Exercised                                                                           (5,658)            $9.05 -- $9.89
------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1995 (36,925 exercisable)                                 56,175             $9.05 -- $23.18
------------------------------------------------------------------------------------------------------------------------------


EMPLOYEE STOCK OPTION PLAN

     Under the 1984 and 1993 Employee Stock Option Plans for key employees of the Company and its subsidiaries, options for the issuance of both incentive and non-qualified stock options up to an aggregate of 175,349 and 220,000 shares, respectively, (after adjustment for stock splits and stock dividends) may be granted at market value at the time the options are granted. Each option holder may exercise up to 50 percent of their options after a three month period subsequent to the grant date and may exercise the remaining 50 percent six months after the grant date. The options expire ten years from the date of grant and option, and relates prices are adjusted for stock splits and stock dividends. All shares available for grant under the 1984 Plan were fully granted as of December 31, 1993. Shares totalling 129,302 were granted under the 1993 plan at December 31, 1995.


Information with respect to the Employee stock options is as follows:


------------------------------------------------------------------------------------------------------------------------------
                                                                                 Number of             Range of Option
                                                                                    Shares             Price per Share
------------------------------------------------------------------------------------------------------------------------------

Outstanding, January 1, 1993                                                       163,204             $6.29 -- $11.25
Granted                                                                             33,297                 $10.75
Exercised and expired                                                              (35,920)           $6.29  --  $11.25
------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1993                                                     160,581             $6.29 -- $10.75
Granted                                                                             52,600            $20.91 -- $23.00
Exercised                                                                             (440)               $20.91
------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1994                                                     212,741            $6.29  --  $23.00
Granted                                                                             55,550            $23.41 -- $25.75
Exercised                                                                          (38,610)            $6.29 -- $20.91
------------------------------------------------------------------------------------------------------------------------------
Outstanding December 31, 1995 (all exercisable)                                    229,681            $6.29 -- $25.75
------------------------------------------------------------------------------------------------------------------------------


15.  CONDENSED FINANCIAL INFORMATION OF U.S.B.HOLDING CO., INC. (PARENT COMPANY
     ONLY)

Condensed statements of condition are as follows:



----------------------------------------------------------------------------
                                                              (000's)
                                                           DECEMBER 31,
                                                        1995           1994
----------------------------------------------------------------------------

ASSETS
Cash                                                $  2,949       $    393
Securities (at fair value)                                22             37
Investment in common stock of subsidiaries            50,447         40,190
Real estate                                              569            258
Other assets                                              78             97
----------------------------------------------------------------------------
TOTAL ASSETS                                         $54,065        $40,975
----------------------------------------------------------------------------
----------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Long-term debt qualifying as regulatory capital      $    --        $ 1,800
Other liabilities                                      2,732            856
Stockholders' equity                                  51,333         38,319
----------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $54,065        $40,975
----------------------------------------------------------------------------
----------------------------------------------------------------------------


Condensed statements of income are as follows:


------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (000's)
                                                                                                YEAR ENDED DECEMBER 31,
                                                                                           1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------

INCOME:
Dividends from Bank subsidiaries                                                        $ 3,150        $   900        $   750
Gain on sale of available for sale securities                                                26             --             --
Net gain on sale of Royal Oak Savings Bank, F.S.B.                                        3,520             --             --
------------------------------------------------------------------------------------------------------------------------------
Total income                                                                              6,696            900            750
------------------------------------------------------------------------------------------------------------------------------

EXPENSES:
Interest on long-term debt                                                                   64            137            124
Other expenses                                                                              355            255            223
------------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                              419            392            347
------------------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed income of subsidiaries
  and provision for income taxes                                                          6,277            508            403
Equity in undistributed income of subsidiaries                                            4,465          6,534          5,834
Provision for income taxes                                                                1,415             42             37
------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                               $9,327         $7,000         $6,200
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


Condensed statements of cash flow are as follows:


------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (000's)
                                                                                                YEAR ENDED DECEMBER 31,
                                                                                           1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------

NET CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                              $ 9,327        $ 7,000        $ 6,200
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Gain on sale of available for sale securities                                           (26)            --             --
    Net gain on sale of Royal Oak Savings Bank, F.S.B.                                   (3,520)            --             --
    Equity in undistributed income of subsidiaries                                       (4,465)        (6,534)        (5,834)
    Other -- net                                                                          1,895            179             65
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                 3,211            645            431
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of available for sale securities                                          41             --             --
Proceeds from sale of Royal Oak Savings
  Bank, F.S.B., net of expenses of sale                                                   7,420             --             --
Net increase in investment in subsidiary                                                 (5,889)            --             --
Other -- net                                                                               (311)            --            200
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by investing activities                                                 1,261             --            200
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt qualifying as
  regulatory capital issuance                                                            (1,800)            --           (200)
Dividends paid  -- Common                                                                (1,659)        (1,306)          (902)
                -- Preferred                                                               (315)          (315)          (328)
Repurchase of preferred stock                                                                --             --           (250)
Net proceeds from issuances of common stock                                               1,858          1,170          1,190
------------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                                    (1,916)          (451)          (490)
------------------------------------------------------------------------------------------------------------------------------
Increase in cash                                                                          2,556            194            141
Cash, beginning of year                                                                     393            199             58
------------------------------------------------------------------------------------------------------------------------------
Cash, end of year                                                                      $  2,949          $ 393          $ 199
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


INDEPENDENT AUDITORS' REPORT

[LETTERHEAD - DELOITTE & TOUCHE LLP]

BOARD OF DIRECTORS AND STOCKHOLDERS
U.S.B. HOLDING CO., INC.

We have audited the accompanying consolidated statements of condition of U.S.B. Holding Co., Inc. and its subsidiaries (the "Company") as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31,1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S.B. Holding Co., Inc. and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As described in Note 2, the Company changed its method of accounting for securities in 1994.

/S/ DELOITTE & TOUCHE LLP

January 26, 1996
Stamford, Connecticut

January 26, 1996



TO THE STOCKHOLDERS OF
U.S.B. HOLDING CO., INC.

Re:  1995 Management Report

U.S.B. Holding Co., Inc. (the "Company") is responsible for the preparation, integrity, and fair presentation of its published financial statements as of December 31, 1995 and for the year then ended. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed judgments and estimates made by management.

The consolidated financial statements have been audited by an independent accounting firm, Deloitte & Touche LLP, which was given unrestricted access to all management and personnel, and to all financial records and related data, including minutes of all meetings of stockholders, the Board of Directors, and committees of the Board.

INTERNAL CONTROL

Management is responsible for establishing and maintaining internal controls over the preparation of its published financial statements. The Company's internal controls are intended to provide reasonable assurance to the Company's Board of Directors and management regarding the preparation of financial statements in conformity with both generally accepted accounting principles and the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income (Call Report Instructions).

There are inherent limitations in the effectiveness of any structure of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation.

Management assessed the institution's internal control structure over financial reporting, as of December 31, 1995, based on criteria for effective internal control over financial reporting, including safeguarding of assets, described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Company maintained an effective internal control structure over financial reporting as of December 31, 1995.

COMPLIANCE WITH LAWS AND REGULATIONS

Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with designated safety and soundness laws and regulations and has maintained records of its determinations and assessments as required by the FDIC. Based on this assessment, management believes that the Company's principal insured depository subsidiary, Union State Bank, has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 31, 1995.


                         /S/ THOMAS E. HALES           /S/ STEVEN T. SABATINI
                         Thomas E. Hales               Steven T. Sabatini
                         Chief Executive Officer       Chief Financial Officer

INDEPENDENT ACCOUNTANTS' REPORT

[LETTERHEAD - DELOITTE & TOUCHE LLP]


TO THE BOARD OF DIRECTORS
U.S.B. HOLDING CO., INC.
ORANGEBURG, NEW YORK


We have examined management's assertion that, as of December 31, 1995, U.S.B. Holding Co., Inc. and subsidiaries maintained an effective internal control structure over financial reporting, including safeguarding of assets, presented in conformity with both generally accepted accounting principles and Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income (Call Report Instructions) in the accompanying 1995 Management Report to the stockholders.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure over financial reporting, testing and evaluating the design and operating effectiveness of the internal control structure over financial reporting, including safeguarding of assets, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure over financial reporting to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies may deteriorate.

In our opinion, management's assertion that, as of December 31, 1995, U.S.B. Holding Co., Inc. maintained an effective internal control structure over financial reporting, including safeguarding of assets, presented in conformity with both generally accepted accounting principles and the Call Report Instructions is fairly stated, in all material respects, based on the criteria in "Internal Control--Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/S/ DELOITTE & TOUCHE LLP

January 26, 1996
Stamford, Connecticut

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This section presents discussion and analysis of the financial condition and results of operations of U.S.B. Holding Co., Inc. (the "Company") and its subsidiaries, including its banking subsidiaries (the "Banks"), Union State Bank (the "Bank") and Royal Oak Savings Bank, F.S.B. ("Royal.") Royal was sold as of December 31, 1995, as further discussed below and in Note 3 to the Consolidated Financial Statements. This discussion and analysis should be read in conjunction with the financial statements and supplemental financial data contained elsewhere in this report.

SELECTED FINANCIAL DATA



------------------------------------------------------------------------------------------------------------------------------
                                                                             (000'S, except share data)
                                                                               Year Ended December 31,
                                                             1995           1994           1993           1992           1991
------------------------------------------------------------------------------------------------------------------------------

Operating Results:
Total interest income                                 $    49,692   $     39,601    $    34,544    $    34,007    $    33,211
Total interest expense                                     24,318         15,933         13,138         15,293         19,535
------------------------------------------------------------------------------------------------------------------------------
Net interest income                                        25,374         23,668         21,406         18,714         13,676
Provision for loan losses                                   1,200            993            763            745            970
Income before income taxes                                 13,638         10,126          9,805          7,449          4,003
Net income                                                  9,327          7,000          6,200          4,750          2,825
Net income per common and
 common equivalent share                                     3.14           2.42*          2.27*          1.78*          1.01*
Weighted average common and common
 equivalent shares outstanding                          2,865,799      2,764,042*     2,585,051*     2,481,595*     2,448,983*
Cash dividends per common share                        $      .60*   $       .49*    $      .35*    $      .25*    $      .19*


------------------------------------------------------------------------------------------------------------------------------
                                                                               Year Ended December 31,
                                                             1995           1994           1993           1992           1991
------------------------------------------------------------------------------------------------------------------------------

Financial Position:
Total loans, net                                      $   387,437   $    330,250    $   272,971    $   229,753    $   229,574
Total assets                                              678,783        602,603        508,638        462,634        390,464
Total deposits                                            610,635        543,862        469,016        429,272        361,670
Long-term debt qualifying
 as regulatory capital                                         --          1,800          1,800          2,000          1,900
Stockholders' equity                                       51,333         38,319         34,435         28,525         24,219
------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
                                                      Quarterly Results of Operations
                                                      (000's, except per share data)

------------------------------------------------------------------------------------------------------------------------------
                                         1995 QUARTERS                         1994 Quarters
                             FOURTH     THIRD    SECOND     FIRST    Fourth     Third    Second     First
------------------------------------------------------------------------------------------------------------------------------

Interest income             $13,247   $12,739   $12,126   $11,580   $10,749   $10,061    $9,638    $9,153
Net interest income           6,808     6,481     6,142     5,943     6,082     5,928     5,853     5,805
Provision for loan losses       500       275       225       200       333       365       160       135
Income before
  income taxes                5,889     3,109     2,231     2,409     2,396     2,420     2,579     2,731
Net income                    4,052     2,075     1,500     1,700     1,718     1,685     1,755     1,842
Net income per common and
  common equivalent share      1.37       .69       .50       .58*      .59*      .60*      .64*      .66*
------------------------------------------------------------------------------------------------------------------------------

* Adjusted to reflect a 10% stock dividend issued in 1995.

Net income per common and common equivalent share for the four quarters in 1994 does not total to the year-end amount because common stock equivalents were not dilutive in the first three quarters of that year.

AVERAGE BALANCES AND INTEREST RATES


------------------------------------------------------------------------------------------------------------------------------
                                                                   (000's, except for percentages)
                                                                      Year Ended December 31,
                                                   1995                          1994                            1993
                                      AVERAGE            YIELD/     Average            Yield/       Average            Yield/
                                      BALANCE  INTEREST    RATE     Balance  Interest    Rate       Balance  Interest    Rate
------------------------------------------------------------------------------------------------------------------------------

ASSETS
Interest earning assets:
Interest bearing deposits             $ 2,132    $  137     6.4%    $ 1,169      $ 54     4.6%      $ 3,009    $  116     3.9%
Federal funds sold                     16,917     1,013     6.0       4,325       167     3.9         3,952        98     2.5
Securities:
 U.S. Treasury and
  Gov't. agencies                      42,013     2,907     6.9      24,563     1,140     4.6        21,797       891     4.1
 Mortgage-backed securities           115,504     7,741     6.7      93,056     6,032     6.5        85,691     5,935     6.9
 Obligations of states and
  political subdivisions               69,427     5,295     7.6      74,402     5,352     7.2        65,041     4,913     7.6
 Corporate bonds, FHLB stock,
  and other securities                 16,311     1,417     8.7      26,996     1,802     6.7        33,912     2,218     6.5
Loans, net                            352,244    33,222     9.4     305,411    26,937     8.8       244,813    22,251     9.1
------------------------------------------------------------------------------------------------------------------------------
Total interest earning assets         614,548    51,732     8.4%    529,922    41,484     7.8%      458,215    36,422     7.9%
------------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets:
Cash and due from banks                22,359                        21,106                          19,601
Other assets                           18,240                        16,982                          16,799
------------------------------------------------------------------------------------------------------------------------------
TOTAL                                $655,147                      $568,010                        $494,615
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Deposits:
 Money market                        $ 65,080   $ 1,945     3.0%   $ 78,746   $ 1,889     2.4%     $ 78,175    $1,763     2.3%
 Savings                              143,931     4,705     3.3     119,995     2,775     2.3       107,915     2,822     2.6
 Time                                 268,611    16,144     6.0     211,398    10,077     4.8       179,511     7,684     4.3
 NOW                                   40,667       644     1.6      39,610       604     1.5        36,006       653     1.8
Federal funds purchased and
 Federal Home Loan Bank
 advances                              13,243       816     6.2      10,147       451     4.4         2,858        92     3.2
Long-term debt qualifying as
 regulatory capital                       710        64     9.0       1,800       137     7.6         1,908       124     6.5
------------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities    532,242    24,318     4.6     461,696    15,933     3.5       406,373    13,138     3.2%
------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing liabilities
 and stockholders' equity:
Demand deposits                        75,564                        65,120                          52,855
Other liabilities                       2,933                         3,438                           3,625
Stockholders' equity                   44,408                        37,756                          31,762
------------------------------------------------------------------------------------------------------------------------------
TOTAL                                $655,147                      $568,010                        $494,615
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
NET INTEREST EARNINGS                           $27,414                       $25,551                         $23,284
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
NET YIELD ON INTEREST
 EARNING ASSETS                                             4.5%                          4.8%                            5.1%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


The statistical data contained herein has been adjusted to a tax equivalent basis, based on the federal statutory tax rates of 35% in 1995 and 34% in 1994 and 1993, and applicable state tax rates.

SUMMARY OF RESULTS

     The Company recorded its seventeenth consecutive year of increased net income in 1995. Net income was $9.3 million for the year ended December 31, 1995, a 33 percent increase over 1994 net income of $7.0 million. Net income for 1994 reflected an increase of 13 percent over that recorded in 1993. Net income per common and common equivalent share, increased to $3.14 per common and common equivalent share in 1995, or an increase of 30 percent over the $2.42 per common and common equivalent share recorded in 1994. Net income per common and common equivalent share for 1994 was 7 percent higher than the $2.27 recorded in 1993. Return on average common stockholders' equity was 22.17 percent in 1995, compared to 19.66 percent in 1994 and 21.08 percent in 1993.

     Results for 1995 include a net gain, after taxes, of $2.1 million, from the sale of Royal. Before the net gain on the Royal transaction, the Company recorded 1995 net income of $7.2 million (of which Royal contributed $.2 million in 1995 compared to $.4 million in 1994), or a 3 percent increase over 1994 net income. The 1995 results reflect higher net interest income and other operating income, and a significant reduction in FDIC insurance, offset by a higher provision for loan losses and higher operating expenses, as the Company made additional investments in people, new branches, products and technology to ensure its competitive position and increase its future revenue base.

     Record net interest income for 1995 rose to $25,374,000 or a 7 percent increase over the $23,668,000 recorded in 1994, compared to an 11 percent increase in 1994 over 1993. These increases resulted principally from continuing growth in interest earning assets, primarily loans, partially offset by a narrowing interest rate spread. The interest rate spread in 1994 also decreased due generally to increasing interest rates. Non-interest income increased $4.2 million in 1995 as compared to 1994, primarily due to the net gain before taxes of $3.5 million from the sale of Royal, higher net gains on sale of securities and loans of $536,000 and higher other income of $147,000, while mortgage servicing income and service charges and fees were slightly lower than the prior year. Non-interest income in 1994 was $748,000 lower than that recorded in 1993, primarily due to a net loss on security and loan sales of $312,000, compared to a net gain of $951,000 in 1993, partially offset by higher service charges and fees and other income. The overall increase in revenues was partially offset by 14 and 7 percent increases in non-interest expense in 1995 and 1994, respectively, reflecting increases in such costs as employee salaries and benefits, occupancy and equipment expense and other costs, as a result of the continuing growth of the Company and its investment in people and technology, partially offset in 1995 by the reduction in FDIC insurance expense. Non-interest expense was also higher in 1995 as compared to 1994, due to an employee settlement, a contribution to the U.S.B. Foundation, and higher branch charge-offs (primarily as a result of check fraud.) A higher effective tax rate in 1995 also reduced net income in 1995, while a lower effective tax rate in 1994 contributed to higher net income compared to 1993.

     Return on average total assets in 1995 increased to 1.42 percent, compared to 1.23 percent in 1994, and 1.25 percent in 1993. The Company's total capital ratio under the risk-based capital guidelines exceeds regulatory guidelines of 8 percent, as the total ratio equaled 12.26 percent and 11.82 percent at December 31, 1995 and 1994, respectively. The leverage capital ratio increased to 7.67 percent at December 31, 1995 from 7.21 percent in 1994, reflecting increased retained earnings in 1995.

INTEREST DIFFERENTIAL

     The following table sets forth the dollar amount of changes in interest income, interest expense and net interest income between the years ended December 31, 1995 and 1994, and the years ended December 31, 1994 and 1993, on a tax equivalent basis.


------------------------------------------------------------------------------------------------------------------------------
                                                                                         (000's)
                                                               1995 COMPARED TO 1994               1994 Compared to 1993
                                                                INCREASE (DECREASE)                 Increase (Decrease)
                                                                 DUE TO CHANGE IN                    Due to Change in
------------------------------------------------------------------------------------------------------------------------------
                                                                                     TOTAL                              Total
                                                         AVERAGE     AVERAGE      INCREASE    Average    Average     Increase
                                                          VOLUME        RATE    (DECREASE)     Volume       Rate   (Decrease)
------------------------------------------------------------------------------------------------------------------------------

Interest Income:
Interest bearing deposits                               $   56.3   $    26.7      $   83.0   $  (81.5) $    19.5     $  (62.0)
Federal funds sold                                         711.4       134.6         846.0       10.0       59.0         69.0
Securities:
  U.S. Treasury and Government agencies                  1,045.0       722.0       1,767.0      120.5      128.0        248.5
  Mortgage-backed securities                             1,498.4       210.6       1,709.0      491.6     (394.9)        96.7
  Obligations of states and
   political subdivisions                                 (369.2)      312.2         (57.0)     681.8     (242.8)       439.0
  Corporate bonds, FHLB stock,
   and other securities                                   (835.3)      450.3        (385.0)    (460.8)      45.0       (415.8)
Loans, net                                               4,327.9     1,957.1       6,285.0    5,365.2     (678.7)     4,686.5
------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS                            6,434.5     3,813.5      10,248.0    6,126.8   (1,064.9)     5,061.9
------------------------------------------------------------------------------------------------------------------------------
Interest Expense:
Deposits:
  Money market                                            (361.2)      417.2          56.0       13.0      113.3        126.3
  Savings                                                  628.0     1,302.0       1,930.0      298.4     (345.7)       (47.3)
  Time                                                   3,089.5     2,977.5       6,067.0    1,458.4      934.5      2,392.9
  NOW                                                       16.4        23.6          40.0       61.2     (109.9)       (48.7)
Federal funds purchased and Federal Home
  Loan Bank advances                                       161.1       203.9         365.0      312.4       46.5        358.9
Long-term debt qualifying as regulatory capital            (94.7)       21.7         (73.0)      (7.3)      20.3         13.0
------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES                       3,439.1     4,945.9       8,385.0    2,136.1      659.0      2,795.1
------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN INTEREST
  DIFFERENTIAL                                          $2,995.4   $(1,132.4)     $1,863.0   $3,990.7  $(1,723.9)    $2,266.8
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


The variance not solely due to rate or volume is allocated between the rate and volume variances based upon their absolute relative weights to the total change.

NET INTEREST INCOME

     Net interest income, the difference between interest income and interest expense, is the most significant component of the Company's consolidated earnings. Net interest income on a tax equivalent basis for 1995 rose to $27.4 million, or a 7 percent increase over the $25.6 million for 1994. Net interest income for 1994 reflects a 10 percent increase over the $23.3 million in 1993. Net interest income benefited by the increase in the excess of average interest earning assets over average interest bearing liabilities to $82.3 million in 1995 from $68.2 million and $51.8 million for 1994 and 1993, respectively.

     Interest income is determined by the volume of, and related rates earned on, interest earning assets. Volume increases in all components of interest earning assets, except obligations of states and political subdivisions and corporate and other securities, resulted in higher interest income in 1995. Interest income was also higher in 1995 due to generally higher interest rates earned on interest earning assets. Volume increases also contributed to higher interest income in 1994, as compared to 1993, except for interest bearing deposits and corporate and other securities, partially offset by lower average interest rates in several asset categories. Average interest earning assets increased in 1995 to $614.5 million over the $529.9 million in 1994, compared to $458.2 million in 1993, reflecting a 16 percent increase in both 1995 and 1994. The Company's ability to make changes in the asset mix allows management to capitalize on more desirable yields, as available, on various interest earning assets.

     Loans are the largest component of interest earning assets and due to their significance are carefully reviewed with respect to the Company's overall interest sensitivity position. In 1995, average net loan balances increased $46.8 million to $352.2 million compared to 1994, while average net loans increased $60.6 million in 1994. Net loans outstanding increased $57.2 million to $387.4 million at December 31, 1995 from $330.3 million at December 31, 1994, or a 17 percent increase, compared to an increase of $57.3 million in 1994 over 1993, or 21 percent. In 1995, the increase in interest income on loans was attributable to increased volume, and also due to higher rates, continuing the increase which began in the latter part of 1994 through the first quarter of 1995, while medium to long-term rates began to decline in the second through fourth quarters of the year. Interest income on loans in 1994, increased due to higher volume, partially offset by a decline in the average rates on loans, as higher rate loans repriced to lower rates during a general decline in medium to long-term interest rates in late 1993 and early 1994. Loan interest income was also affected by interest income not recorded on nonaccrual loans of $226,000 in 1995, $500,000 in 1994 and $339,000 in 1993.

     The average balances of total securities increased in both 1995 and 1994, due principally to deposit growth exceeding loan demand and management's efforts to balance the risk and liquidity of the entire portfolio. Overall, the net volume increase in securities resulted in increased interest income on securities in both years. Interest income on securities in 1995 was also affected by higher short to medium-term yields for most of the year, while generally declining yields on investments for the first half of 1994, partially offset interest increases due to volume in 1994.

     Interest expense is a function of the volume of, and rates paid for, interest bearing liabilities. Interest expense in 1995 increased $8,385,000, or 53 percent to $24.3 million, following the 1994 increase of $2,795,000, or 21 percent, compared to 1993. Average balances in substantially all categories (except for money market accounts in 1995, and long-term debt in both years) increased in both 1995 and 1994, due principally to the opening of the Ossining branch in 1995 and North White Plains branch in 1994, as well as continuing growth of deposits in existing branches. In addition, management decided to maximize leveraging of the Bank's capital by increasing time deposits of municipalities and Federal Home Loan Bank advances and investing these funds in short and medium-term investments. The level of non-interest bearing average demand deposits which increased in 1995 to $75.6 million from $65.1 million in 1994, compared to $52.9 million in 1993, is an integral aspect of liability management and has a direct impact on the determination of net interest income. In May, 1995, the Company repaid its long-term debt, as it no longer was 100% includable in Tier II capital due to its shorter term maturity, and also due to its high cost. In 1995, interest rates on average interest bearing deposits increased overall, principally due to the increases in rates on savings accounts, money market and time deposits and other borrowings during a period of higher short-term interest rates. Interest rates on average interest bearing deposit liabilities in 1994 were also higher for time and money market deposits and other borrowings, resulting from an increasing interest rate environment in 1994, compared to the interest rate environment in 1993. Average interest rates on savings and NOW accounts were lower in 1994 compared to 1993, as management deferred rate increases for these accounts. The interest rate spread on a tax equivalent basis for each of the three years in the period ended December 31, 1995 is as follows:

----------------------------------------------------------------------------
                                                   1995      1994      1993
----------------------------------------------------------------------------
Average interest rate on:
Total average interest-earning assets               8.4%      7.8%      7.9%
Total average interest-bearing liabilities          4.6       3.5       3.2
----------------------------------------------------------------------------
Total interest rate spread                          3.8%      4.3%      4.7%
----------------------------------------------------------------------------
----------------------------------------------------------------------------

     The net interest spread decrease of 50 and 40 basis points between 1995 and 1994, and 1994 and 1993, respectively, is attributable to a shift in the Banks' funding mix from lower cost savings and interest bearing transaction accounts to higher cost savings and time deposit accounts, and higher average short-term rates in 1995 and 1994, which significantly affect deposit rates, as well as a lag in the repricing of assets in a rising rate environment in 1994 and early 1995. Management cannot predict what impact market conditions will have on its interest rate spread, and, therefore, further compression in the net interest margin may occur.

NON-INTEREST INCOME

     Non-interest income for 1995 increased 132 percent to $7.3 million from the $3.2 million recorded in 1994. Non-interest income for 1994 reflects a 19 percent decrease compared to the $3.9 million recorded in 1993. The principal reason for the substantial increase in non-interest income in 1995 is the net gain before income taxes of $3.5 million from the sale of Royal. Non-interest income is also higher in 1995 compared to 1994, due to higher net gains from security and loan sales of

$536,000, and higher other income, partially offset by lower mortgage servicing income and service charges and fees. Non-interest income in 1994 is lower than that recorded in 1993, due to a net loss on security and loan sales of $312,000, compared to net gain of $951,000 in 1993, partially offset by higher mortgage servicing income, service charges and fees and other income.


     The net gain on the sale of Royal reflects the sale of this banking subsidiary on December 31, 1995, to Monocacy Bancshares, Inc., parent company of Taneytown Bank & Trust Company, Taneytown, Maryland. The sales price of $7.8 million was determined based on an 8.5% premium on deposits of Royal at the date of sale, plus an agreed upon premium for certain loan servicing and other assets of Royal, and an amount equal to common stock, paid-in capital and retained earnings at the date of sale. The sales price was reduced by the Company's investment in Royal of $3.9 million, and expenses of sale and management bonus of approximately $400,000.

     Net gains on securities transactions of $167,000 in 1995, $69,000 in 1994 and $780,000 in 1993, principally resulted from the sales of mortgage-backed and other securities to restructure the portfolio and reduce long-term market value volatility of the portfolio in response to changes in interest rates. The major components of the $167,000 net gain in 1995 include a net gain of $118,000 from the sales of $21,702,000 of U.S. Government Agency securities that would prepay in full prior to maturity as a result of lower interest rate levels, a net gain of $64,000 from the sales of $18,227,000 of U.S. Government mortgage-backed securities to reduce price volatility from adverse interest rate movements, a net gain of $29,000 from the sales of $7,853,000 of U.S. Treasury securities with a combined weighted average life of less than one year, whose gains would disappear if the securities were allowed to reach final maturity, offset by a net loss of $52,000 from the sales of $2,987,000 of low yielding Student Loan Marketing Association securities. The $69,000 net gain in 1994 is primarily comprised of gains of $177,000 from the sale of $4.0 million of Federal Home Loan Mortgage Corporation ("FHLMC") mortgage-backed certificates due to accelerated principal prepayments, offset by losses of $108,000 from the sales of $23.0 million of 30 year FHLMC mortgage-backed certificates to reduce interest rate risk. The $780,000 gain in 1993, reflects a gain of $640,000 from the sales of $12.9 million of FHLMC mortgage-backed certificates due to an acceleration of principal prepayments on the securities, a $48,000 gain from the sales of $2.6 million of agency CMOs due to principal paydowns of these securities, and a gain of $92,000 from the sale of a $1.5 million corporate bond whose rating was downgraded.

     Gains on loans held for sale of $57,000 in 1995 and $171,000 in 1993 were realized from cash sales to FHLMC of residential mortgage loans held for sale and originated principally from fixed rate mortgage promotions. Net losses on loans held for sale of $381,000 in 1994 were due to losses on cash sales to FHLMC and write-downs of fixed rate mortgage loans held for sale resulting from the increasing interest rate environment in 1994. The decision to sell loans in any period is influenced by the amount and type of loans originated in relation to the total portfolio, the secondary market environment and the interest rate environment.

     Mortgage servicing fees decreased to $340,000 in 1995, or 6 percent from $362,000 in 1994, which was a 10 percent increase from $330,000 in 1993. Mortgage servicing fees decreased in 1995, due to a decrease in volume of principally fixed rate loans sold to FHLMC with servicing retained, as the Bank decided to retain approximately $5.5 million of residential loan originations in portfolio. In addition, originations were lower in the first half of 1995 due to higher interest rates. Although mortgage servicing fees increased in 1994, residential mortgage originations decreased significantly in 1994 compared to 1993, causing a slowdown in the increase in mortgage servicing fees, due to a decrease in refinancing activity resulting from the increase of mortgage interest rates in 1994. The Company expects to continue to originate and sell/swap residential mortgages in the secondary market as opportunities exist. Due to a change in accounting in 1996, a substantial amount of mortgage servicing income will be reflected in gains on sales of loans, due to an allocation of value to servicing retained on loans sold (see
Note 2 to the Consolidated Financial Statements included elsewhere herein).

     Service charges and fees on deposit accounts remained relatively flat in 1995, compared to a 15 percent increase in 1994 over 1993. Although deposit accounts increased in 1995, lower insufficient funds charges and higher competition impacted increases in fees. The increase in 1994 was principally due to higher transaction volume resulting from increases in deposit levels and higher fee assessments on insufficient funds and returned check charges.

     Other income increased $147,000 and $149,000 in 1995 and 1994, respectively, compared to the prior year. Increases in both years reflect higher income from merchant credit card transactions and other fees.

NON-INTEREST EXPENSE

     Non-interest expense rose to $17.9 million for 1995, or 14 percent over the $15.7 million for 1994, compared to a 7 percent increase in 1994 over the $14.7 million for 1993. The Company's overhead ratio measuring non-interest expense to total adjusted revenue (taxable equivalent net interest income, plus non-interest income excluding gains or losses on securities and loan sales and the gain on sale of Royal) increased to 58 percent in 1995 from 54 percent in 1994 and 56 percent in 1993.

     Salaries and employee benefits, the largest component of non-interest expense, rose 10 percent in 1995 to $9.0 million, compared to a 7 percent increase in 1994 to $8.2 million from the $7.7 million in 1993. During 1995 and 1994, the Bank opened one branch in each year, resulting in increased staff. The increases in both years also reflect the costs of additional personnel necessary for the Bank to accommodate the increases in both deposits and loans resulting from the expansion of services and products available to customers, as well as annual merit increases. Increases in salaries and employee benefits in both 1995 and 1994, were also attributable to incentive compensation programs and other benefit plans necessary to be competitive in attracting and retaining high quality and experienced personnel, and costs associated with related payroll taxes and health care costs. The percentages of salaries and employee benefits to total average assets remained flat in 1995 compared to 1994, while decreasing in 1994 compared to 1993 and, as a percentage of total non-interest expense decreased in 1995 compared to 1994, and remained flat in 1994 as compared to 1993.


----------------------------------------------------------------------------
                                                   1995      1994      1993
----------------------------------------------------------------------------

EMPLOYEES AT DECEMBER 31,
Full-time employees                                 183       177       176
Part-time employees                                  28        30        24

SALARIES AND EMPLOYEE BENEFITS                             (000's)
Salaries                                         $6,168    $5,404    $5,014
Payroll taxes                                       623       556       527
KSOP                                                315       299       345
Medical plans                                       618       534       475
Incentive compensation plans                      1,094     1,239     1,117
Other                                               175       162       190
----------------------------------------------------------------------------
Total                                            $8,993    $8,194    $7,668
----------------------------------------------------------------------------
----------------------------------------------------------------------------
Percentage of total average assets                  1.4%      1.4%      1.6%
Percentage of total non-interest
 expense                                             50%       52%       52%
----------------------------------------------------------------------------
----------------------------------------------------------------------------

     Occupancy and equipment expenses rose to $3.3 million in 1995, a 16 percent increase over 1994, compared to $2.8 million in 1994, a 14 percent increase over 1993. The 1995 and 1994 increases were due to a full year of expenses for the branch opened in the prior year, the current year branch opening and increased utilization of the Corporate Headquarters by the Bank. Equipment expense continued to increase as a result of higher depreciation and maintenance costs associated with the in-house IBM AS-400 computer and capital investments over the last several years in systems designed to enhance bank-wide operating and processing capabilities. All years also reflect the rising costs of such items as fuel, electricity, real estate taxes and other costs of operating the branches.

     Advertising and business development expense increased to $905,000, or an 11 percent increase over 1995 from the $815,000 recorded in 1994. Advertising and business development expense increased 23 percent in 1994 over the 1993 level. The increases in both years were due principally to increased deposit (savings and time deposit) promotions in connection with new branch openings, mortgage/home equity loan promotional campaigns, and the expansion of the Chairman's Council business development campaign programs.

     Professional fees increased 42 percent to $929,000 in 1995 from $656,000 in 1994, which was a 33 percent increase from the $494,000 recorded in 1993. The increases in 1995 and 1994 were due to professional fees associated with loan collections and foreclosures, litigation associated with loan collections, higher external audit fees due to implementation of certain reporting requirements required by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), and other litigation costs.

     Communications expense increased 6 percent in 1995 to $577,000 from $542,000 in 1994, a 9 percent increase from $496,000 in 1993. The increases were due principally to the additional telephone lines required for computer hookups and telephones for the new branches.

     FDIC insurance decreased by $417,000 to $688,000 in 1995, as the Bank Insurance Fund reached its required level of 1.25 percent of insured deposits, which resulted in a reduction of premiums from $.23 to $.04 per $100 of insured deposits during the second quarter and throughout the second half of the year. FDIC insurance increased 10 percent in 1994 to $1,105,000 from $1,009,000 in 1993, due to increasing deposit levels.

----------------------------------------------------------------------------
                                            (000's, except for percentages)
                                                   1995      1994      1993
----------------------------------------------------------------------------
FDIC insurance expense                           $  688    $1,105    $1,009
Percentage of average deposits                      .12%      .21%      .22%
FDIC fee per $100                             $.04-$.23     $ .23    $  .23
Percentage of total non-interest expense           3.9%      7.0%      6.8%
----------------------------------------------------------------------------
----------------------------------------------------------------------------

     The Company incurred $186,000, $102,000 and $258,000 in 1995, 1994 and
1993, respectively, in expenditures relating to the direct expenses of maintaining foreclosed properties and additional write-downs of carrying values on such properties. Costs increased in 1995 due to a higher level of OREO, while 1994 costs declined, primarily from higher gains realized on sales of OREO and a declining level of assets classified as other real estate. Expenditures associated with expenses in this category are comprised of real estate taxes, insurance, utilities, maintenance and other charges required to protect the Company's interest in the properties. In general, the longer the foreclosed properties are held, the total cost to maintain such properties will increase; however, to the extent time between acquisition of a property and its sale is reduced, the holding cost per property should decline. In general, the Company seeks to dispose of other real estate owned as expeditiously as possible. However, the ability to dispose of other real estate owned is highly dependent on market conditions in the area in which a property is located.

     Other expenses, as reflected in the following table, increased 60 percent in 1995, compared to a decrease of 9 percent in 1994 from 1993. The 1995 increase is primarily due to a $250,000 contribution to the USB Foundation, a not-for-profit entity that makes contributions to worthwhile organizations serving the community, an employee settlement of $236,000, an increase in teller and branch charge-offs (primarily resulting from check fraud), and an increase in credit card expense, as the introduction of this product was expanded in 1995. The 1994 decrease was primarily due to lower teller and branch charge-offs.


----------------------------------------------------------------------------
                                            (000's, except for percentages)
                                                   1995      1994      1993
----------------------------------------------------------------------------

Other expenses
Other insurance                                 $   206   $   221   $   219
Courier fees                                        202       164       184
Dues, meetings and seminars                         253       254       213
Amortization of intangibles                          89        96       118
Outside services                                    361       319       338
Employee settlement                                 236        --        --
U.S.B. Foundation                                   250        --        --
Credit card related expense                         103        41        --
Other                                               205        93       235
----------------------------------------------------------------------------
Total                                            $1,905    $1,188    $1,307
----------------------------------------------------------------------------
Percentage of total average assets                  .29%      .21%      .26%
----------------------------------------------------------------------------
Percentage of total non-interest expense          10.7%      7.6%      8.9%
----------------------------------------------------------------------------
----------------------------------------------------------------------------


     To monitor and control the level of non-interest expenses, as well as non-interest income, the Company continually monitors the system of internal budgeting, including analysis and follow-up of budget variances.

INCOME TAXES

     Income tax provisions of $4,311,000, $3,126,000 and $3,605,000 were recorded in 1995, 1994 and 1993, respectively. The Company is currently subject to both a statutory Federal tax rate of 35 percent (34 percent in 1994 and 1993), and a New York State tax rate of 9 percent, plus a surcharge of 24-1/2 percent in 1995, 29-1/2 percent in 1994 and 32 percent in 1993. Royal's operation is subject to a Maryland state tax rate of 7 percent. The Company's overall effective tax rate was 31.6 percent, 30.9 percent and 36.8 percent in 1995, 1994 and 1993, respectively.

     The increase in the overall effective tax rate in 1995 reflects a higher Federal statutory rate and a lower percent of non-taxable security income. The decrease in the 1994 effective tax rate was due to the recording of deferred tax benefits and increased investment in tax-exempt securities. Other pertinent tax information is set forth in the Notes to Consolidated Financial Statements included elsewhere herein.

SECURITIES PORTFOLIO

     Securities are selected to provide safety of principal and liquidity, and produce income on excess funds during struc-tural changes in the composition of deposits, as well as during cyclical and seasonal changes in loan demand. In order to manage liquidity and control interest rate risk, the Company's investment strategy is primarily focused on securities which have short maturities, adjustable rate securities, or those whose cash flow patterns result in a lower degree of interest rate risk.

     The securities portfolio of $231.2 million and $225.5 million at December 31, 1995 and 1994, respectively, consists of securities held to maturity totalling $60.3 million and $149.6 million, and securities available for sale totalling $170.9 million and $75.9 million, respectively.

     In accordance with SFAS No. 115, management's investment policy includes a determination of the appropriate classification of securities at the time of purchase. If management has the intent and ability to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost. Securities held for indefinite periods of time and not intended to be held to maturity include securities that management intends to use as part of its asset/liability strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors. Such securities are classified as available for sale and carried at fair value.

     Upon implementation of SFAS No. 115 in 1994, the Company, acting upon further regulatory clarification, transferred certain of its collateralized mortgage obligations which met the new regulatory parameters to its held to maturity portfolio. In 1995, the Company further reclassified all securities, except for substantially all municipal securities, to available for sale, as permitted by the Financial Accounting Standards Board (also see Note 4 to the Notes to Consolidated Financial Statements included elsewhere herein).

     Securities, including mortgage-backed securities and Federal Home Loan Bank stock, represent approximately 40 percent, 41 percent and 45 percent of average interest-earning assets in 1995, 1994 and 1993, respectively. Emphasis on the securities portfolio will continue to be an important part of the Company's investment strategy. The size of the securities portfolio will depend on deposit and loan growth, and the ability of the Bank to take advantage of leverage opportunities. The carrying value, fair value, weighted average yields and maturity distributions of securities, are included in the Notes to the Consolidated Financial Statements appearing elsewhere herein.

     Obligations of U.S. Treasury and Government agencies principally consist of U.S. Treasury obligations and Federal Home Loan Bank, Federal National Mortgage Association ("FNMA") and FHLMC debentures and notes. Obligations of U.S. Government agencies are often used as collateral for the Company's borrowing requirements. In 1995 and 1994, average balances outstanding of such securities increased $17.5 million and $2.8 million, respectively, primarily due to the purchase of bonds, principally callable within one year and which are expected by management to be called prior to maturity based upon its evaluation of interest rates at the time of purchase.

     The increases in 1995 and 1994, in average balances of mortgage-backed securities of $22.4 million and $7.4 million, respectively, were principally due to investments in triple A rated mortgage-backed securities consisting of FNMA and FHLMC securities and participation certificates obtained in the secondary market or pooled by the Banks. FNMA and FHLMC guarantee the payment of interest at the applicable certificate rate and the full collection on the mortgages backing the securities which they issue; however, such securities are not backed by the full faith and credit of the United States. The Company invests in mortgage-backed securities primarily to provide a source of collateral in support of the Bank's funding activities and to strengthen the Bank's regulatory capital position.

     The following table sets forth information concerning mortgage-backed securities at amortized cost for the periods indicated.


----------------------------------------------------------------------------
                                                           (000's,)
                                                         December 31,
                                                   1995      1994      1993
----------------------------------------------------------------------------

U.S. Government Agency:
  Mortgage-backed securities
    Fixed rate                                 $ 13,266  $ 33,882   $39,600
    Adjustable rate                              16,884    12,885     2,951
  Collateralized mortgage obligations
    Fixed rate                                   50,596    57,823    28,633
    Adjustable rate                              27,639     4,685     5,741
Other                                               990     1,179       903
----------------------------------------------------------------------------
Total                                          $109,375  $110,454   $77,828
----------------------------------------------------------------------------
----------------------------------------------------------------------------

     The decrease in fixed rate U.S. Government Agency mortgage-backed securities in 1995 reflects, in addition to amortization and prepayments, sales of $18,227,000 of these securities whose market values would decrease and the weighted average lives would extend, as prepayments slow in a rising interest rate environment. The increase in adjustable rate U.S. Government Agency mortgage-backed securities is due primarily to the purchases of $6,628,000 of adjustable rate


                                       33

mortgage-backed securities, partially offset by amortization and prepayments.
The decrease in fixed rate collateralized mortgage obligations ("CMOs") is primarily due to amortization and prepayments, while adjustable rate CMOs reflect the purchase of $23,048,000 of floating rate collateralized mortgage obligations. The interest rates on these floating rate securities periodically adjust at certain spreads to market indices and typically contain maximum lifetime caps. These transactions generally resulted in a shortening of the portfolio's average life or rate repricing period.

     The decrease in U.S. Government Agency mortgage-backed fixed rate securities in 1994 reflects amortization and prepayments, while new originations of FHLMC participation certificates in 1994 were lower than 1993 due to the rising interest rate environment. The increase in 1994 in the portfolio of fixed rate collateralized mortgage obligations is a result of purchases due to their current yields, as well as their favorable interest rate risk management characteristics. The increase in adjustable rate U.S. Government Agency mortgage-backed securities ("ARMs") in 1994 is due to the purchase of two ARM pools aggregating approximately $10.5 million, adjusting to an index plus a margin, with one adjusting annually to the one year Treasury rate and the other adjusting semiannually to the six month LIBOR rate. Adjustable rate CMO's were primarily impacted by principal amortization and prepayments.

     The decrease in average balances of $5.0 million and increase of $9.4 million in obligations of states and political subdivisions securities in 1995 and 1994, respectively, result from lower yields for short and medium-term securities compared to other instruments in 1995, while the tax equivalent market yield for such investments was more favorable in 1994. At December 31, 1995, such obligations, principally of New York State and political subdivisions have diversified final maturities. The Company considers such securities a core investment, with further possible yield improvement if income tax rates increase in the future, and have classified principally all such securities as held to maturity.

     The Company invests in FHLB stock and medium-term corporate debt securities and other securities which are rated investment grade by nationally recognized rating organizations. These securities may be used as collateral for the Bank's borrowing requirements. The Company, as a matter of policy, does not invest in non-rated securities or securities rated less than investment grade at the time of purchase. Average balances of such securities decreased $10.7 million in 1995 compared to 1994, and $6.9 million in 1994 compared to 1993.

     The company is a member of the Federal Home Loan Bank of New York, which required ownership of $1.7 million of its stock at December 31, 1995. The Bank utilizes the Federal Home Loan Bank of New York to sell Federal funds and obtain advances for funding needs.

     The Company has continued to exercise its conservative approach to investing by making quality investments and controlling interest rate risk by averaging investments in medium-term maturities.

     Except for securities of the U. S. Treasury and Government agencies
(principally callable and mortgage-backed securities), there were no securities which exceeded ten percent of Stockholders' equity at December 31, 1995.

LOAN PORTFOLIO

     During 1995, the average balances of loans of the Company increased $46.8 million to $352.2 million, and balances in 1994 increased $60.6 million to $305.4 million, as compared to the 1993 balance of $244.8 million. At December
31, 1995, net loans outstanding increased $57.2 million to $387.4 million, or a 17 percent increase compared to 1994. Net loans outstanding at December 31, 1994 increased $57.3 million, or 21 percent over 1993. The growth in both 1995 and 1994, resulted principally from an increase of $20.0 million and $46.8 million, respectively, in commercial mortgages which principally reprice after three years to an index based on the three year Treasury bill. Also in 1995 and 1994, construction and land development loans, principally variable rate loans which are based on the prime rate as published in the Wall Street Journal increased $14.9 million and 4.2 million, respectively, as both the real estate market and business activity increased during each year. Time and demand loans also contributed $11.5 million to the 1995 increase, as well as a $17.1 million increase in residential real estate loans, home equity and other loans, while installment loans declined $5.9 million.

     Real estate collateralized loans consisting of construction mortgages, interim and permanent commercial mortgages, home equity and residential mortgages, represent approximately 88 and 90 percent of total gross loans in 1995 and 1994, respectively. The Bank is approved by FHLMC and FNMA as a preferred seller of residential mortgages, which allows more active participation in the home mortgage market, enabling the Bank to meet the community's needs for housing. This also allows the Bank the flexibility to determine if profit margins are best


                                       34

achieved by retention or sale of earning assets and also generates loan origination fees and loan servicing income from the collection and processing of monthly loan payments.

     As part of its secondary marketing activities,15 and 30 year residential real estate loans with fixed rates are originated with an intent of selling qualifying loans. During 1995, 1994 and 1993, the Company took advantage of the secondary market by selling for cash $4.1 million, $13.1 million and $20.7 million to FHLMC, and exchanged $20.9 million and $23.4 million with FHLMC for guaranteed participation certificates in residential mortgage pools, in 1994 and 1993, respectively. Commercial mortgages, which increased significantly in both
1995 and 1994, and generally involve more risk than residential loans, will continue to be emphasized as such loans presented are quality real estate secured loans. At December 31, 1995, the Bank has approximately $6.8 million and $16.2 million of committed but unissued residential mortgage loans and commercial mortgages, respectively. At December 31, 1995 and 1994, $.4 million and $3.8 million, respectively, of fixed rate residential loans (including commitments) were held for sale.

     Installment loans to individuals and businesses represented 4 percent, 6 percent and 7 percent of total gross loans in 1995, 1994 and 1993, respectively.
The declining trend of installment loans to gross loans was due to normal principal repayments by borrowers, a slowdown in automobile loans as automobile manufacturers offered special financial incentives, including lower interest rates, and the inability of borrowers to deduct interest under the existing tax laws.

     In 1994, Royal established a Visa credit card business, which was sold to the Bank in 1995. Affinity cards with the Masons of Maryland and New Hampshire, and a Union State Bank card are offered. At December 31, 1995, the Bank had credit card lines of $10.6 million, and outstanding balances of $2.6 million.

     It is the Company's policy to discontinue the accrual of interest on loans when, in the opinion of management, a reasonable doubt exists as to the timely collectibility of the amounts due. Regulatory requirements generally prohibit the accrual of interest on certain loans when principal or interest is due and remains unpaid for 90 days or more, unless the loan is both well secured and in the process of collection. Nonaccrual loans, which are principally secured by real estate, decreased in 1995 and increased in each of the years ended December
31, 1994 and 1993, to $4.0 million, $5.9 million and $4.0 million, respectively.
Net income is adversely impacted by the level of non-performing assets caused by the deterioration of borrowers' ability to meet scheduled interest and principal payments. In addition to foregone revenue, the Company must increase the level of provisions for loan losses, incur higher collection costs, and other costs associated with the management and disposition of foreclosed properties.

LOAN MATURITIES AND SENSITIVITY TO CHANGE IN INTEREST RATES

The following table presents the maturities of loans outstanding at December 31, 1995 (excluding installment loans to individuals and real estate loans other than construction loans) and the amount of such loans by maturity date that have predetermined interest rates and the amounts that have floating rates.

------------------------------------------------------------------------------------------------------------------------------
                                                                                     December 31, 1995
                                                                           After
                                                                           1 But
                                                           WITHIN         Within          After
(000's, except for percentages)                            1 YEAR        5 Years        5 Years          Total        Percent
------------------------------------------------------------------------------------------------------------------------------

LOANS:
Time and demand loans                                     $20,004        $ 2,593           $ --        $22,597             30%
Commercial installment loans                                  809          9,609            700         11,118             15
Mortgage construction  loans                               26,902         14,987             --         41,889             55
------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                     $47,715        $27,189           $700        $75,604            100%
------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY:
Fixed or predetermined interest rate                      $ 4,570        $ 6,650           $ --        $11,220             15%
Floating or adjustable interest rates                      43,145         20,539            700         64,384             85
------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                     $47,715        $27,189           $700        $75,604            100%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
PERCENT                                                        63%            36%             1%           100%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

     The most significant non-performing loans have been in construction loans and real estate related commercial loans. Although the Bank has an aggressive foreclosure policy, the process is slow and is hampered by market factors. The level of non-performing assets has negatively impacted the Company's net interest income and operating results. Management believes that the level of non-performing assets will continue to impact net interest income in 1996. Net loan charge-offs against the allowance for loan losses increased in 1995 to $616,000 from $525,000 in 1994 and $407,000 in 1993. At December 31, 1995,
restructured loans decreased to $4.1 million from $5.8 million in 1994, compared to $4.7 million in 1993.

PROVISION FOR LOAN LOSSES

     The allowance for loan losses is available to absorb charge-offs from any loan category, while additions are made through charges to income and recoveries of loans previously charged-off. An evaluation of the quality of the loan portfolio is performed by management on a quarterly basis as an integral part of the loan function which includes the identification of past due loans, non-performing loans, impaired loans, assessments of the expected effects of the current economic environment and review of the historical loss experience. Based upon management's assessment of the degree of risk associated with the various elements of the loan portfolio, it is estimated that at December 31, 1995 and 1994, 10 percent of the allowance for loan losses is applicable to time and demand loans, 80 percent and 75 percent, respectively, relate to real estate secured loans, including commercial and construction loans, and 10 percent and 15 percent, respectively, is applicable to installment loans.

     As with any financial institution, poor economic conditions, high inflation, high interest rates, or high unemployment may lead to increased losses in the loan portfolio. Conversely, improvements in economic conditions tend to reduce the amounts charged against the allowance. Management has established various controls in order to limit future losses, such as (1) a "watchlist" of possible problem loans, (2) various loan policies concerning loan administration (loan file documentation, disclosures, approvals, etc.), and (3) a loan review staff employed by the Company to audit for adherence to established controls and to review the quality and anticipated collectibility of the portfolio. Management determines which loans are possibly uncollectible and makes additional provisions, if necessary, to state the allowance at a satisfactory level.

     Management takes a prudent and cautious position in evaluating various business and economic uncertainties in relation to the Company's loan portfolio. In management's judgment, the allowance is considered adequate to absorb potential losses inherent in the credit portfolio. A substantial portion (88 percent at December 31, 1995) of the loans of the Company are secured by real estate, primarily located in the New York and Maryland areas. The collectibility of the loan portfolio of the Company is subject to changes in the real estate market in which the Company operates. The provisions for loan losses established in 1995, 1994 and 1993, and the related allowance for loan losses as set forth in the Notes to Consolidated Financial Statements reflect the effect of net charge-offs, losses incurred with respect to real estate foreclosures and the effect of the real estate market in both the New York and Maryland area on the loan portfolio.

     As of January 1, 1995, the Company adopted SFAS No. 114 "Accounting for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure." SFAS No. 114 requires recognition of a loan as impaired when principal or interest is not collectible under the contractual terms of the loan. Impairment is recognized based on the fair value of the loan measured by the present value of expected cash flows discounted at the loan's effective rate, or, as a practical expedient, at the loan's observable market price or the fair value of collateral, if the loan is collateral-dependent. The adoption of those Statements did not have a material effect on the allowance for loan losses.

     Management believes the allowance for loan losses at December 31, 1995, appropriately reflects the risk elements inherent in the total loan portfolio at that time. There is no assurance that the Company will not be required to make future adjustments to the allowance in response to changing economic conditions or regulatory examinations. During 1995, the Federal Reserve Bank and FDIC completed an examination of the Company and the Bank, respectively, and during 1994, the New York State Banking Department completed an examination of the Bank. The Office of Thrift Supervision examined Royal in 1995. The regulatory agencies concluded that the process of internal asset review and the allowance for loan losses were adequate.

DEPOSITS

     The Company's fundamental source of funds supporting interest earning assets continues to be deposits, consisting of demand deposits (non-interest bearing), money market, savings, NOW and various forms of time deposits. The maintenance of a strong deposit base is key to the development of lending opportunities and creates long-term customer relationships, which enhance the ability to cross-sell services. Depositors include individuals, small and large businesses and governmental units. To meet the requirements of a diverse customer base, a full range of deposit instruments are offered, which has allowed the Company to maintain and expand the deposit base despite intense competition from other banking institutions and non-bank financial service providers.

     Total deposits at the end of 1995 increased 12 percent to $610.6 million, from $543.9 million at December 31, 1994, an increase of 16 percent from $469.0 million in 1993. Average deposits outstanding increased 15 percent in 1995 and 13 percent in 1994. Average non-interest bearing deposits increased 16 percent or $10.4 million at December 31, 1995 compared to 1994, and 23 percent in 1994 compared to 1993 due to business development efforts, which was partially offset by depositors switching to interest bearing accounts. Average interest bearing deposits in 1995 increased $68.5 million and in 1994 increased approximately $48.1 million, reflecting increases in all deposit categories, except for money market accounts in 1995. Savings deposits average balances increased $23.9 million in 1995 and $12.1 million in 1994, as certain customers were reluctant to commit to term time deposits during a volatile interest rate period, and due to the introduction, in 1995, of a higher interest rate savings account tied to the Federal discount rate. Average balances in NOW deposits increased $1.1 million in 1995 and $3.6 million in 1994, due principally to increased account activity by customers. The decrease of $13.7 million in 1995 and the slight increase in 1994 of $.6 million in average money market deposit balances principally resulted from decreased deposits of local municipalities and customers, as the rate on the money market account was maintained at a lower competitive rate, and customers switched to time deposits and, in 1995, the new savings account product discussed above. In 1995, average time deposits outstanding increased $57.2 million from 1994 due to promotion of attractive rate products as interest rates increased in the first part of the year, and several promotions were offered during the entire year. These factors, as well as higher sustained short-term rates in 1995, caused average rates on interest bearing liabilities to increase from 3.5 percent to 4.6 percent. Also in 1995 and 1994, time deposits over $100,000 increased $25.8 million and $34.8 million, respectively, from aggressive bidding on deposits of large depositors and local municipalities. Deposits of over $100,000 are generally for maturities of 30 to 180 days and were acquired to fund loans and securities temporarily, under the Company's asset liability policy and to leverage excess capital by matching such funds with short-term investments.

     Rates offered on deposit products generally increased in 1995 and 1994, as the Federal Reserve maintained higher short-term rates to control inflation. All market interest rates had declined precipitously throughout 1993 due to the efforts of the Federal Reserve to stimulate economic growth during that period. It is expected that depositors will continue to favor short-term deposit products, which result in higher volatility of interest margins due to the quick repricing of deposits during periods of both rising and declining interest rates.

CAPITAL RESOURCES

     Strong capitalization is fundamental to the successful operation of a banking organization. Stockholders' equity increased to $51.3 million in 1995, or 34 percent over $38.3 million in 1994. There was an 11 percent increase in 1994, over the $34.4 million in 1993. The increases in all years were due to the Company's record net income and common stock issuances under the Company's various stock plans. Stockholders' equity was also increased $3.8 million at December 31, 1995 and was reduced by $2.7 million at December 31,

The following table summarizes the average amounts and rates of various classifications of deposits for the periods indicated:


------------------------------------------------------------------------------------------------------------------------------
                                                                      (000's, except for percentages)
                                                                          Year Ended December 31,
                                                     1995                          1994                          1993
                                           AVERAGE        AVERAGE        Average        Average        Average        Average
                                            AMOUNT           RATE         Amount           Rate         Amount           Rate
------------------------------------------------------------------------------------------------------------------------------

Demand deposits                          $  75,564             --      $  65,120             --      $  52,855             --
Money market deposits                       65,080            3.0%        78,746            2.4%        78,175            2.3%
Savings deposits                           143,931            3.3        119,995            2.3        107,915            2.6
Time deposits                              268,611            6.0        211,398            4.8        179,511            4.3
NOW deposits                                40,667            1.6         39,610            1.5         36,006            1.8
------------------------------------------------------------------------------------------------------------------------------
Total                                     $593,853            3.9%      $514,869            3.0%      $454,462            2.8%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


1994, resulting from the implementation of SFAS No. 115, which reflects the effect of unrealized gains and losses on available for sale securities, net of deferred taxes. Cash dividends on the Company's common stock have been paid since 1986, the first dividend paid in the Company's history. In the first quarter of 1988, the Board of Directors authorized a quarterly cash dividend policy. Cash dividends on the Company's preferred stock commenced in 1989. The various components and changes in stockholders' equity are reflected in the Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1995, 1994 and 1993, appearing elsewhere herein. Management believes that future retained earnings, and purchases under the employee benefit plans, will provide the necessary capital for current operations and the planned growth in total assets. In addition, capital growth can be acquired through the reinstatement of the Company's Dividend Reinvestment and Optional Stock Purchase Plan, which has been temporarily suspended.

     All banks are subject to risk-based capital guidelines. These guidelines define capital as Tier I and Tier II capital. Tier I capital consists of common stockholders' equity and qualifying perpetual preferred stock, less intangibles; and Tier II capital consists of Tier I capital plus the allowance for possible loan losses up to certain limits, preferred stock and certain subordinated and term-debt securities. The guidelines require a minimum total (Tier I plus Tier
II) risk-based capital ratio of 8.0 percent, and a minimum Tier I risk-based capital ratio of 4.0 percent.

The risk-based capital ratios at December 31 follows:

----------------------------------------------------------------------------
                                         1995           1994           1993
----------------------------------------------------------------------------

Tier I Capital
   Company                              11.37%         10.58%         10.33%
   Bank                                 11.19%         10.77%         10.48%
   Royal                                   --          15.82%         18.05%

Total Capital
   Company                              12.26%         11.82%         11.74%
   Bank                                 12.08%         11.60%         11.31%
   Royal                                   --          17.21%         19.58%
----------------------------------------------------------------------------
----------------------------------------------------------------------------

     Banks must also maintain minimum leverage ratio of at least 3 percent, which consists of Tier I capital based on risk-based capital guidelines divided by average tangible assets (excluding intangible assets that were deducted to arrive at Tier I capital).

The leverage ratios were as follows at December 31:


----------------------------------------------------------------------------
                                         1995           1994           1993
----------------------------------------------------------------------------

   Company                               7.67%          7.21%          6.90%
   Bank                                  8.12%          7.53%          7.34%
   Royal                                   --           7.04%          6.56%
----------------------------------------------------------------------------
----------------------------------------------------------------------------

     To be considered "well-capitalized" under FDICIA, an institution must generally have a leverage ratio of at least 5 percent, Tier I ratio of 6 percent and Tier II ratio of 10 percent. The Bank significantly exceeds all current regulatory capital requirements and was in the "well-capitalized" category at December 31, 1995. Management fully expects that the Bank will maintain a strong capital position in the future.

     Pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and further expanded by the FDICIA, Royal was required to meet minimum regulatory tangible (1.50 percent), core leverage (3 percent), and risk-based capital ratios. Since its acquisition by the Company, Royal exceeded all current and fully-phased-in capital requirements as stipulated by each of these acts.

LIQUIDITY

     The Asset/Liability Committee ("ALCO") establishes specific policies and operating procedures governing the Company's liquidity levels and develops plans to address future liquidity needs. The primary functions of asset/liability management are to provide safety of depositor and investor funds, assure adequate liquidity and maintain an appropriate balance between interest earning assets and interest bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

     A practice of asset/liability management is to determine and maintain an appropriate level of liquid interest earning assets. Aside from Cash on hand and Due from banks, the Bank's liquid assets are Federal funds sold, which are available daily and interest bearing deposits with banks. The Bank uses excess funds daily to sell Federal funds which mature daily with other commercial institutions in need of funds. At December 31, 1995, the Bank sold overnight Federal funds in the amount of $13.8 million at a rate of 5.38 percent.

     Other sources of asset liquidity include loan and securities principal and interest payments and maturing securities and loans. The securities and loan portfolios are of high credit quality and of mixed maturity, providing a constant stream of maturing and reinvestable assets, which can be converted into cash should the need arise. The ability to redeploy these funds is an important source of medium to long-term liquidity. The amortized cost of securities available for sale having contractual maturities or expected call dates or average lives of one year or less amounted to $30.2 million, while held to maturity securities maturing in one year or less amounted to $6.4 million, for a total of $36.6 million at December 31, 1995. This represented 16 percent of the amortized cost of the securities portfolio, compared to 30 percent of the securities portfolio maturing within one year at December 31, 1994. Excluding installment loans to individuals and real estate loans, $47.7 million, or 12 percent of loans (including loans held for sale) at December 31, 1995, mature in one year or less. The approval of the Bank as a preferred seller of mortgages to both FHLMC and FNMA, has improved liquidity as residential mortgages maybe mortgages to be sold or swapped in the secondary market. The Bank is a member of the Federal Home Loan Bank of New York ("FHLB"). The Bank may take advances at various terms on the security of the FHLB capital stock owned by the Bank and by certain mortgage loans under blanket pledge agreements. Union State Bank had advances aggregating $10.0 million from the Federal Home Loan Bank of New York at December 31, 1995 (see Note 9 to the Consolidated Financial Statements).

     Demand deposits from individuals, businesses and institutions, as well as retail time deposits ("core deposits") are a relatively stable, low-cost source of funds underlying a substantial portion of community funding of the Bank's interest earning assets provided that the individual categories of deposits are appropriately priced. The deposits of the Bank generally have shown a steady growth trend. However, the trend of the deposit mix has generally been toward deposits of shorter average maturity, with a larger percentage of funds in savings deposits and shorter term certificates of deposit, while money market accounts and NOW accounts as a percentage of total deposits declined as depositors favored higher rates offered by high balance savings accounts and CD products. Additional liquidity is provided by the ability to purchase Federal funds from correspondent banks and the ability to borrow from the Federal Reserve Bank's discount window, which borrowings must be collateralized with U.S. Treasury and Government Agency securities.

     The Bank has pledged certain of its assets as collateral for deposits of municipalities and FHLB borrowings. By utilizing collateralized funding sources, the Bank is able to access a variety of cost effective sources of funds. The assets pledged consist of mortgage-backed and other securities. Management monitors its liquidity requirements by assessing assets pledged, the level of assets available for sale, additional borrowing capacity and other factors. Management does not anticipate any negative impact to its liquidity from its pledging activities. The Bank also has the ability to enter into repurchase agreements collateralized by its assets to generate cash liquidity.

     Another source of stable funding for the Company is capital market funds which includes preferred stock, convertible debentures, common stock, retained earnings and long-term debt qualifying as regulatory capital. As profits increase, retained earnings and common stock issuances account for a growing share of the funding sources of the Company.

     Each of the Company's sources of liquidity is vulnerable to various uncertainties beyond the control of the Company. Scheduled loan payments are a relatively stable source of funds, while loan prepayments and deposit flows vary widely in reaction to market conditions, primarily prevailing interest rates. Asset sales are influenced by general market interest rates and other unforeseen market conditions. The Company's ability to borrow at attractive rates is affected by its credit rating and other market conditions.

     Management considers the Company's sources of liquidity to be adequate to meet any expected funding needs and also to be responsive to changing interest rate markets.

INTEREST RATE SENSITIVITY MANAGEMENT

     Closely related to the concept of liquidity is the degree of rate sensitivity which varies greatly among different classes of assets and liabilities. Federal funds, both purchases and sales, on which rates change daily, and loans and deposits tied to certain indices, such as the prime rate and Federal Discount rate, are the most sensitive. The least sensitive vehicles include long-term fixed rate loans and securities and fixed rate retail savings deposits. On those types falling between these extremes, the management of maturity distributions is as important as the balances maintained. The management techniques for maturity distributions involve the matching of interest rate maturities as well as principal maturities and is a key element to net interest income. In periods of rapidly changing interest rates, an imbalance between the rate sensitive assets and liabilities "gap" can cause major fluctuations in net interest income and, hence, in earnings. The Company's management of liquidity and the interest rate sensitivity gap has been successful in the past, as evidenced by the net interest income growth performance during very difficult economic cycles. Continuing to establish patterns of sensitivity which will enhance future growth regardless of frequent shifts in market conditions is one of the objectives of the Company's asset/liability management strategy.

     In the following table, balance sheet items are appropriately categorized by contractual maturity, expected average lives for mortgage-backed securities, or repricing dates with prime rate indexed loans and certificates of deposit, including IRAs, NOW accounts, savings accounts tied to the Federal Discount rate, and retail money market deposits constituting the bulk of the floating rate category. The determination of the interest rate sensitivity of noncontractual items is arrived at in a more subjective fashion. Passbook and statement savings accounts are viewed as a relatively stable source of funds and are therefore classified as intermediate funds.

     On December 31, 1995, the table shows a cumulative gap of $94.9 million in the one day to one year repricing period, due principally to fixed rate securities and loans in the over one year to five years and over five year categories to maximize yield on assets. A significant portion of the loans in the over one year to five year category represents three year adjustable commercial mortgages. Origination of such loans has allowed the Company to generate an adjustable rate asset repriceable within three years to reduce long-term interest rate risk.

     The previous discussion of net interest income stated that as market interest rates began increasing during the second half of 1994 and first part of 1995, the cost of funds rose from 3.5 percent in 1994 to 4.6 percent in 1995 on interest-bearing liabilities, while the yield on earning assets increased to 8.4 percent in 1995, compared to 7.8 percent in 1994. The Company's liabilities at December 31, 1995, as reflected in the following table, are more "sensitive" than its assets to short-term interest rate movements. Interest rate sensitivity is the relationship between market interest rates and net interest income due to the repricing characteristics of assets and liabilities. If more liabilities than assets reprice in a given period -- a liability-sensitive position -- market interest rate changes will be reflected more quickly in liability rates. If interest rates decline, such positions will generally benefit net interest income. Alternatively, where assets reprice more quickly than liabilities in a given period -- an asset-sensitive position -- a decline in market rates could have an adverse effect on net interest income.

     One way to minimize interest rate risk is to maintain a balanced or matched interest rate sensitivity position. However, profits are not always maximized by matched funding. To increase net interest earnings, the Company selectively mismatches asset and liability repricing to take advantage of short-term interest rate movements and the shape of the yield curve. The magnitude of the mismatch depends on a careful assessment of the risks presented by forecasted interest rate movements. The risk inherent in such a mismatch, or gap, is that interest rates may not move as anticipated. For this reason, the Company assumes the larger portion of its interest rate mismatch in the early periods of the repricing schedule from one day to one year.

     Short-term interest rate risk exposure is reviewed in weekly meetings in which guidelines are established for the following week and the longer term exposure. The structural interest rate mismatch is reviewed periodically by the Company's Asset and Liability Policy Committee.

INTEREST RATE SENSITIVITY ANALYSIS
BY REPRICING DATE
DECEMBER 31, 1995

                                                (000's, except for percentages)
---------------------------------------------------------------------------------------------------------------
                                           One      Over        Over       Over
                                       Day and   One Day       Three   One Year      Over       Non-
                                      Floating  to Three   Months to    to Five      Five   Interest
                                          Rate    Months    One Year      Years     Years    Bearing      Total
---------------------------------------------------------------------------------------------------------------
ASSETS:
Loans                                 $140,610  $ 18,671   $ 59,984    $124,043  $ 44,129  $      --   $387,437
Mortgage-backed securities              27,639     2,809      3,485      34,267    42,163         --    110,363
Other securities                         4,400     3,160     25,991      55,846    31,395         --    120,792
Other earning assets                    13,800     1,673        297          99        --         --     15,869
Other assets                                --     1,656         --          --        --     42,666     44,322
---------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                           186,449    27,969     89,757     214,255   117,687     42,666    678,783
---------------------------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY:
Interest bearing deposits              203,272    75,286    115,538     134,176        --         --    528,272
Other borrowed funds                        --     5,000         --       5,000        --         --     10,000
Demand deposits                             --        --         --          --        --     82,363     82,363
Other liabilities                           --        --         --          --        --      6,815      6,815
Stockholders' equity                        --        --         --          --        --     51,333     51,333
---------------------------------------------------------------------------------------------------------------
Total liabilities and equity           203,272    80,286    115,538     139,176        --    140,511    678,783
---------------------------------------------------------------------------------------------------------------
Net Interest Rate Sensitivity Gap     $(16,823) $(52,317)  $(25,781)   $ 75,079  $117,687   $(97,845)  $     --
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Cumulative Gap                        $(16,823) $(69,140)  $(94,921)   $(19,842) $ 97,845         --         --
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Cumulative  Gap to
  Interest-Earning Assets                (2.64)%  (10.87)%   (14.92)%     (3.12)%   15.38%        --         --
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

     The Company also manages its interest rate risk exposure by simulating the effects on the portfolio in increasing and decreasing interest rate environments. Risk is mitigated by matching maturities or repricing more closely, and by reducing interest rate risk by the use of interest rate contracts. The Company does not use derivative financial instruments extensively. However, as circumstances warrant, the Company will purchase derivatives such as interest rate contracts to manage its interest rate exposure. Any derivative financial instruments are carefully evaluated to determine the impact on the Company's interest rate risk in rising and declining interest rate environments, as well as the fair value of the derivative instruments. Use of derivative financial instruments is included in the Bank's investment policy, which has been approved by the Board of Directors.

     At December 31, 1995, the Company is party to one interest rate contract with a notional amount of $3,500,000. Under the terms of the interest rate contract, the Bank will be reimbursed for increases in one month LIBOR for any month during the term of the agreement in which such rate exceeds the "strike level" of 8.1875%. The purpose of this contract is to limit the interest rate risk on an investment with a variable interest rate and an interest rate cap.

FINANCIAL RATIOS

Significant ratios of the Company for the periods indicated are as follows:

------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Year Ended December 31,
                                                                                                     1995      1994      1993
------------------------------------------------------------------------------------------------------------------------------

EARNINGS RATIO
Net Income as % of:
   Average earning assets                                                                            1.52%     1.32%     1.35%
   Average total assets                                                                              1.42%     1.23%     1.25%
   Average common stockholders' equity                                                              22.17%    19.66%    21.08%
   Average total stockholders' equity                                                               21.00%    18.54%    19.52%

CAPITAL RATIOS
Average common stockholders' equity to average total assets                                          6.21%     5.99%     5.63%
Average total stockholders' equity to average total assets                                           6.78%     6.65%     6.42%
Average total stockholders' equity and long-term debt to average total assets                        6.89%     6.96%     6.81%
Average net loans as a multiple of average total stockholders' equity                                7.93      8.09      7.71
Leverage capital                                                                                     7.67%     7.21%     6.90%
Tier I capital                                                                                      11.37%    10.58%    10.33%
Total risk-based capital                                                                            12.26%    11.82%    11.74%

OTHER
Allowance for loan losses as a % of year-end net loans                                               1.01%     1.01%     1.04%
Loans (net) as a % of year-end  total assets                                                         57.1%     54.8%     53.7%
Loans (net) as a % of year-end total deposits                                                        63.4%     60.7%     58.2%
Securities as a % of year-end total assets                                                           34.1%     37.4%     39.7%
Dividends per share as a % of net income per common and common equivalent share                      19.1%     20.2%     15.4%
------------------------------------------------------------------------------------------------------------------------------

STATEMENTS OF CONDITION (UNAUDITED)
DECEMBER 31, 1995 AND 1994
UNION STATE BANK


------------------------------------------------------------------------------------------------------------------------------
                                                                                                              (000's)
                                                                                                          1995           1994
------------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                                                               $ 23,469       $ 18,530
Federal funds sold                                                                                      13,800          4,000
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                               37,269         22,530
Interest bearing deposits in other banks                                                                 2,069            593
Securities:
  Available for sale (at fair value)                                                                   170,867         71,357
  Held to maturity (fair value $62,684 in
     1995 and $128,940 in 1994)                                                                         60,266        133,123
Loans held for sale                                                                                        394          3,272
Loans, net of allowance for loan losses
 of $3,904 in 1995 and $2,994 in 1994                                                                  387,043        302,322
Premises and equipment, net                                                                              9,519          9,671
Accrued interest receivable                                                                              5,288          4,117
Other real estate owned                                                                                    939            544
Other assets                                                                                             4,460          4,445
------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                          $678,114       $551,974
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Non-interest bearing deposits                                                                        $  85,312      $  78,132
Interest bearing deposits                                                                              528,272        427,011
------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                         613,584        505,143
Accrued interest payable                                                                                 1,769          1,070
Accrued expenses and other liabilities                                                                   2,314            505
Federal funds purchased                                                                                     --          3,498
Federal Home Loan Bank advances                                                                         10,000          5,000
------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                      627,667        515,216
------------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies  (Notes 6 and 13)

Stockholder's equity:
Common stock                                                                                             2,203          2,203
Additional paid-in capital                                                                              13,953          8,064
Retained earnings                                                                                       33,153         28,862
Unrealized gain (loss) on available for sale securities, net of tax                                      1,138         (2,371)
------------------------------------------------------------------------------------------------------------------------------
Total stockholder's equity                                                                              50,447         36,758
------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                                            $678,114       $551,974
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
