Form 10-K405/A, Exhibit 13
period 1997-12-31
USB HOLDING CO INC
filed 1998-04-01
CIK 707805

Consolidated Statements of Condition
December 31, 1997 and 1996
U.S.B. Holding Co., Inc.
--------------------------------------------------------------------------------

                                                                        (000's, Except Share Data)
                                                                                1997        1996
ASSETS
------------------------------------------------------------------------------------------------
Cash and due from banks                                                  $    19,622   $  18,821
Federal funds sold                                                            25,800      10,800
------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                     45,422      29,621
Interest bearing deposits in other banks                                          --          99
Securities:
    Available for sale (at fair value)                                       243,723     168,756
    Held to maturity (fair value $139,871 in 1997
       and $83,123 in 1996)                                                  137,177      81,019
Loans held for sale                                                              340         274
Loans, net of allowance for loan losses
    of $7,558 in 1997 and $5,742 in 1996                                     555,769     497,495
Premises and equipment, net                                                   10,387      10,104
Accrued interest receivable                                                    7,287       5,820
Other real estate owned                                                        2,021         651
Federal Home Loan Bank of New York stock                                      13,723       4,238
Other assets                                                                   7,551       5,374
------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                             $ 1,023,400   $ 803,451
================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Non-interest bearing deposits                                            $   106,038   $  97,251
Interest bearing deposits                                                    691,757     585,029
------------------------------------------------------------------------------------------------
Total deposits                                                               797,795     682,280
Accrued interest payable                                                       3,665       1,895
Dividend payable                                                                 618         528
Accrued expenses and other liabilities                                         4,743       2,190
Securities sold under agreements to repurchase                                74,643      29,425
Federal Home Loan Bank advances                                               59,160      30,267
------------------------------------------------------------------------------------------------
Total liabilities                                                            940,624     746,585
------------------------------------------------------------------------------------------------
Commitments and contingencies  (Notes 6 and 16)

Corporation-Obligated mandatory redeemable capital
     securities of subsidiary trust                                           20,000          --
Minority interest-junior preferred stock of consolidated
     subsidiary                                                                  137          --
Stockholders' equity:
Preferred stock, no par value
     Authorized shares: 100,000
     Outstanding shares: 32,500 in 1996                                           --       3,250
Common stock, $5 par value
     Authorized shares: 20,000,000
     Issued shares: 12,558,022 in 1997 and 6,326,808 in 1996                  62,790      31,634
Additional paid-in capital                                                       212      10,783
Retained earnings                                                                645      12,664
Treasury stock at cost, 128,122 shares in 1997 and
    143,772 shares in 1996                                                      (866)       (895)
Shares held in trust for deferred compensation                                (1,441)         --
Net unrealized gain (loss) on available for sale securities, net of tax        1,299        (570)
------------------------------------------------------------------------------------------------
Total stockholders' equity                                                    62,639      56,866
------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $ 1,023,400   $ 803,451
================================================================================================

See notes to consolidated financial statements

Consolidated Statements of Income
For the Years Ended December 31, 1997, 1996 and 1995
U.S.B. Holding Co., Inc.                                                    USB
--------------------------------------------------------------------------------

                                                                      (000's, Except Share Data)
                                                                  1997          1996            1995
----------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                $     47,897  $     40,652    $     33,216
Interest on federal funds sold                                     597           693           1,013
Interest and dividends on securities:
      U.S. Treasury and government agencies                      9,741         5,110           2,851
      Mortgage-backed securities                                 8,871         6,873           7,741
      Obligations of states and political subdivisions           3,239         3,170           3,381
      Corporate and other                                           43           517           1,193
Interest on deposits in other banks                                  1            39             137
Dividends on Federal Home Loan Bank  of New York stock             523           162             160
----------------------------------------------------------------------------------------------------
Total interest income                                           70,912        57,216          49,692
----------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on deposits                                            30,521        25,774          23,438
Interest on borrowings                                           4,814         1,827             880
Interest on Corporation - Obligated mandatory
      redeemable capital securities of subsidiary  trust         1,771            --              --
----------------------------------------------------------------------------------------------------
Total interest expense                                          37,106        27,601          24,318
----------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                             33,806        29,615          25,374
Provision for loan losses                                        2,320         2,275           1,200
----------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses             31,486        27,340          24,174
----------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
Gain on securities transactions - net                            1,004           819             167
Gain (loss) on loans held for sale - net                            28           (54)             57
Net gain on sale of Royal Oak Savings Bank, F.S.B                   --            --           3,520
Net gain on sale of branch facility                                 --           600              --
Mortgage servicing income                                          223           244             340
Service charges and fees                                         2,236         2,419           2,599
Other income                                                     1,044           999             632
----------------------------------------------------------------------------------------------------
Total non-interest income                                        4,535         5,027           7,315
----------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES:
Salaries and employee benefits                                  11,483        10,322           8,993
Occupancy and equipment expense                                  3,994         3,419           3,288
Advertising and business development                             1,056           867             905
Professional fees                                                1,270         1,033             929
Communications                                                     708           625             577
Stationery and printing                                            450           387             380
FDIC insurance                                                      90             2             688
OREO expense - net                                                 176           156             186
Other expenses                                                   2,161         1,368           1,905
----------------------------------------------------------------------------------------------------
Total non-interest expenses                                     21,388        18,179          17,851
----------------------------------------------------------------------------------------------------
Income before income taxes                                      14,633        14,188          13,638
Provision for income taxes                                       4,231         4,774           4,311
----------------------------------------------------------------------------------------------------
NET INCOME                                                $     10,402  $      9,414    $      9,327
====================================================================================================
BASIC EARNINGS PER SHARE                                  $        .84  $        .74*   $        .74*
====================================================================================================
DILUTED EARNINGS PER SHARE                                $        .77  $        .70*   $        .71*
====================================================================================================
WEIGHTED AVERAGE SHARES                                     12,401,562    12,330,222*     12,117,283*
====================================================================================================
ADJUSTED WEIGHTED AVERAGE SHARES                            13,523,182    13,025,994*     12,609,516*
====================================================================================================

*Adjusted for two-for-one stock split in 1997.
See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
For the Years Ended December 31, 1997, 1996 and 1995
U.S.B. Holding Co., Inc.
--------------------------------------------------------------------------------

                                                                                                                 (000's)
                                                                                                  1997         1996         1995
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                                  $   10,402   $    9,414   $    9,327
Adjustments to reconcile net income to net cash
        provided by operating activities:
     Provision for loan losses                                                                   2,320        2,275        1,200
     Depreciation and amortization                                                               1,490        1,324        1,496
     Amortization/accretion of premiums (discounts) on securities - net                            261          301          129
     Deferred income taxes                                                                      (1,465)      (1,166)        (426)
     Gain on securities transactions - net                                                      (1,004)        (819)        (167)
     (Gain) loss on loans held for sale - net                                                      (28)          54          (57)
     Net gain on sale of Royal Oak Savings Bank, F.S.B                                              --           --       (3,520)
     Net gain on sale of branch facility                                                            --         (600)          --
Origination of loans held for sale                                                              (1,254)      (2,415)      (2,222)
Proceeds from sales of loans held for sale                                                       1,129          573        4,140
Increase in accrued interest receivable                                                         (1,467)        (532)        (903)
Increase in accrued interest payable                                                             1,770          126          661
Payment of income taxes related to sale of Royal Oak Savings Bank, F.S.B                            --       (1,530)          --
Other - net                                                                                       (314)        (939)       1,783
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                       11,840        6,066       11,441
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Proceeds from sales of securities available for sale                                           112,972       75,297       56,942
Proceeds from principal paydowns and maturities of
     securities available for sale                                                              40,500       31,762       20,463
Proceeds from maturities of securities held to maturity                                         16,250        6,418       24,796
Purchases of securities available for sale                                                    (224,254)    (107,118)     (99,031)
Purchases of securities held to maturity                                                       (72,613)     (27,417)      (2,691)
(Purchases) redemptions of Federal Home Loan Bank of New York stock                             (9,485)      (2,582)         314
Cash and cash equivalents used in sale of Royal Oak
     Savings Bank, F.S.B. (Note 3)                                                                  --           --      (37,388)
Net decrease (increase) in interest bearing deposits in other banks                                 99        1,970         (883)
Loans originated, net of principal collections and charge-offs                                 (62,656)    (112,045)     (61,898)
Loans purchased                                                                                     --           --         (398)
Purchases of premises and equipment - net                                                       (1,758)      (1,618)      (1,211)
Proceeds from sale of branch facility                                                               --          900           --
Proceeds from sales of OREO                                                                      1,390        1,555        1,062
--------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                                        (199,555)    (132,878)     (99,923)
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Net increase in non-interest bearing deposits, NOW,
     money market and savings accounts                                                          23,676       56,511       70,967
Increase in time deposits, net of withdrawals and maturities                                    91,839       15,134       38,135
Decrease in federal funds purchased                                                                 --           --       (3,400)
Net proceeds from securities sold under agreements to
     repurchase - short term                                                                     5,438       29,425           --
Proceeds from securities sold under agreements to
     repurchase - long term                                                                     39,780           --           --
Net increase (decrease) in Federal Home Loan
     Bank advances - short-term                                                                 30,000        5,000       (7,500)
Proceeds from Federal Home Loan Bank advances - long-term                                           --       20,267        5,000
Repayment of Federal Home Loan Bank advances - long term                                        (1,107)      (5,000)          --
Repayment of long-term debt                                                                         --           --       (1,800)
Net proceeds from issuance of Corporation - Obligated mandatory
     redeemable capital securities of subsidiary trust                                          18,810           --           --
Proceeds from sale of junior preferred stock of consolidated subsidiary                            137           --           --
Cash dividends paid                                                                             (2,402)      (2,132)      (1,974)
Redemption of preferred stock                                                                   (3,250)        (500)          --
Proceeds from issuance of common stock and tax benefit of
     stock options                                                                                 231           19        1,858
Proceeds from sale of treasury stock                                                               469          440           --
Purchase of treasury stock                                                                        (105)          --           --
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                                      203,516      119,164      101,286
--------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                                15,801       (7,648)      12,804
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                    29,621       37,269       24,465
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                      $   45,422   $   29,621   $   37,269
================================================================================================================================
Supplemental Disclosures:
--------------------------------------------------------------------------------------------------------------------------------
Interest paid                                                                               $   35,336   $   27,475   $   23,657
--------------------------------------------------------------------------------------------------------------------------------
Income tax payments                                                                         $    5,294   $    7,412   $    3,522
--------------------------------------------------------------------------------------------------------------------------------
Transfer of assets to OREO - net                                                            $    2,149   $    1,226   $    1,599
--------------------------------------------------------------------------------------------------------------------------------
Transfer of securities held to maturity
     to securities available for sale                                                       $       --   $       --   $   68,145
--------------------------------------------------------------------------------------------------------------------------------
Transfer of loans held for sale to loans held to maturity at
     lower of cost or fair value                                                            $       58   $    1,962   $       --
--------------------------------------------------------------------------------------------------------------------------------
Change in shares held in trust for deferred compensation                                    $    1,441   $       --   $       --
--------------------------------------------------------------------------------------------------------------------------------
Change in net unrealized gain (loss) on securities available for sale
      - net of tax                                                                          $    1,869   $   (1,708)  $    3,803
================================================================================================================================

See notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 1997, 1996 and 1995
U.S.B. Holding Co., Inc.                                                    USB
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                  (000's, Except Share Data)
-------------------------------------------------------------------------------------------------------------
                                                                          Common Stock
                                                    Preferred       -------------------------    Additional
                                                       Stock,            Shares       $ 5 Par       Paid-in
                                                 No Par Value       Outstanding         Value       Capital
-------------------------------------------------------------------------------------------------------------
Balance at January 1, 1995                            $ 3,750         2,449,084       $12,677      $ 12,452
Net income                                                 --                --            --            --
Cash dividends:
   Common  ($.1365* per share)                             --                --            --            --
   Preferred                                               --                --            --            --
Common stock issued:
   Employee stock options exercised
      ($1.58* to $5.23* per share)                         --            38,610           193           299
   Director stock options exercised
      ($2.25* to $2.26* per share)                         --             5,658            28            28
   10% stock dividend                                      --           250,525         1,253         5,198
   Dividend reinvestment plan                              --            50,204           251         1,069
Change in net unrealized gain (loss) on
    available for sale securities, net of tax              --                --            --            --
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                            3,750         2,794,081        14,402        19,046
Net income                                                 --                --            --            --
Redemption of preferred stock                            (500)               --            --            --
Cash dividends:
   Common  ($.149* per share)                              --                --            --            --
   Preferred                                               --                --            --            --
Sale of treasury stock                                     --            20,108            --           260
Common stock issued:
    Employee stock options exercised
      ($2.12* to $4.75* per share)                         --             3,095            15            16
    10% stock dividend                                     --           279,912         1,400         7,278
    Two-for-one stock split                                --         3,085,840        15,817       (15,817)
Change in net unrealized gain (loss) on
    available for sale securities, net of tax              --                --            --            --
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                            3,250         6,183,036        31,634        10,783
Net income                                                 --                --            --            --
Redemption of preferred stock                          (3,250)               --            --            --
Cash dividends
   Common  ($.19* per share)                               --                --            --            --
   Preferred                                               --                --            --            --
Purchase of treasury stock                                 --            (5,000)           --            --
Sale of treasury stock                                     --            20,650            --           335
Common stock issued:
    Employee stock options exercised
      ($1.43* to $5.32* per share)                         --            10,292            52           (12)
    Director stock options exercised
      ($2.33* to $2.45* per share)                         --            10,008            50            (2)
    Two-for-one stock split                                --         6,210,914        31,054       (11,035)
Tax benefit of stock options                               --                --            --           143
Shares held in trust for deferred
   compensation                                            --                --            --            --
Change in net unrealized gain (loss) on
   available for sale securities, net of tax               --                --            --            --
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                          $    --       12,429,900       $62,790      $    212
=============================================================================================================


------------------------------------------------------------------------------------------------------------------
                                                                     (000's, Except Share Data)
------------------------------------------------------------------------------------------------------------------
                                                                                           Shares  Net Unrealized
                                                                                          Held in      Gain (Loss)
                                                                                        Trust for    on Available
                                                       Retained        Treasury          Deferred        For Sale
                                                       Earnings           Stock      Compensation      Securities
------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1995                             $ 13,180         $(1,075)               --         $(2,665)
Net income                                                9,327              --                --              --
Cash dividends:
   Common  ($.1365* per share)                           (1,659)             --                --              --
   Preferred                                               (315)             --                --              --
Common stock issued:
   Employee stock options exercised
      ($1.58* to $5.23* per share)                           --              --                --              --
   Director stock options exercised
      ($2.25* to $2.26* per share)                           --              --                --              --
   10% stock dividend                                    (6,461)             --                --              --
   Dividend reinvestment plan                                --              --                --              --
Change in net unrealized gain (loss) on
    available for sale securities, net of tax                --              --                --           3,803
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                             14,072          (1,075)               --           1,138
Net income                                                9,414              --
Redemption of preferred stock                                --              --                --              --
Cash dividends:
   Common  ($.149* per share)                            (1,838)             --                --
   Preferred                                               (294)             --                --              --
Sale of treasury stock                                       --             180                --              --
Common stock issued:
    Employee stock options exercised
      ($2.12* to $4.75* per share)                           --              --                --              --
   10% stock dividend                                    (8,690)             --                --              --
    Two-for-one stock split                                  --              --                --              --
Change in net unrealized gain (loss) on
    available for sale securities, net of tax                --              --                --          (1,708)
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                             12,664            (895)               --            (570)
Net income                                               10,402              --                --              --
Redemption of preferred stock                                --              --                --              --
Cash dividends
   Common  ($.19* per share)                             (2,357)             --                --              --
   Preferred                                                (45)             --                --              --
Purchase of treasury stock                                   --            (105)               --              --
Sale of treasury stock                                       --             134                --              --
Common stock issued:
    Employee stock options exercised
      ($1.43* to $5.32* per share)                           --              --                --              --
    Director stock options exercised
      ($2.33* to $2.45* per share)                           --              --                --              --
    Two-for-one stock split                             (20,019)             --                --              --
Tax benefit of stock options                                 --              --                --              --
Shares held in trust for deferred
   compensation                                              --              --           $(1,441)             --
Change in net unrealized gain (loss) on
   available for sale securities, net of tax                 --              --                --           1,869
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                           $    645         $  (866)          $(1,441)        $ 1,299
==================================================================================================================

*Adjusted for two-for-one stock split in 1997

See notes to consolidated financial statements

Notes to Consolidated Financial Statements
U.S.B. Holding Co., Inc.
--------------------------------------------------------------------------------

Balance sheet information as of December 31, 1995, 1994 and 1993 and income statement information for the years ended December 31, 1994 and 1993 are not covered by the independent auditors' report included on page 48.

1. NATURE OF OPERATIONS

      U.S.B. Holding Co., Inc. (the "Company"), a Delaware corporation incorporated on July 6, 1982, is a bank holding company which provides financial services through its wholly-owned subsidiaries. The Company and its subsidiaries derive substantially all of their revenue and income from the furnishing of banking and related services primarily to customers in Rockland and Westchester Counties, New York. The Company is a separate and distinct legal entity from its subsidiaries.

      Union State Bank (the "Bank"), the Company's banking subsidiary, is a New York State chartered full-service commercial bank which was established in 1969. The Bank offers a complete range of retail banking services to individuals, municipalities, corporations, and small and medium-size businesses. These services include checking accounts, NOW accounts, money market deposit accounts, savings accounts (passbook and statement), certificates of deposit, retirement accounts, business loans, personal loans, residential, construction, home equity (second mortgage) and condominium mortgage loans, consumer loans, credit cards, other consumer oriented financial services and safe deposit facilities.

      U.S.B. Realty Corp. ("USBRC"), a wholly-owned subsidiary of the Bank, was formed on November 13, 1996. USBRC was formed primarily for the purpose of acquiring and managing a portfolio of loans secured by real estate and other investment securities previously owned by the Bank. On December 31, 1997, USBRC had approximately $249.9 million in assets, consisting primarily of commercial real estate loans ($229.5 million, net of allowance for loan losses), U.S. government agency securities ($5.0 million) and cash ($13.5 million).

      In the fourth quarter of 1997, the Bank established two new subsidiaries, Dutch Hill Realty Corp., which will manage and sell real estate acquired in foreclosure by the Bank, and U.S.B. Financial Services, Inc., which will sell mutual funds, annuities and life insurance products in conjunction with an agreement with a third party brokerage and insurance firm. Both subsidiaries will be capitalized and begin operations in 1998.

      Royal Oak Savings Bank, F.S.B. ("Royal"), a federal thrift subsidiary located in Randallstown, Maryland, also offered a complete range of services to individuals and businesses. On December 31, 1995, Royal was sold to Monocacy Bancshares, Inc. ("Monocacy") (see Note 3). Prior to the sale to Monocacy, Royal sold substantially all its investment and loan assets, and certain other assets and liabilities to the Bank and the Company.

      Union State Capital Trust I is a Delaware business trust established in 1997 for the purpose of issuing trust capital securities (see Note 10). Ad Con, Inc. is a non-bank subsidiary of the Company which provides advertising services for the Bank.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation: The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries, Union State Bank (including its wholly-owned subsidiary, USBRC), Royal Oak Savings Bank, F.S.B. (through December 31, 1995), Union State Capital Trust I and Ad Con, Inc. The Bank (including USBRC) and Royal are herein referred to as the "Banks." All significant intercompany accounts and transactions are eliminated in consolidation.

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

      Forward-Looking Statements: The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to December 31, 1997. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

                                                                             USB
--------------------------------------------------------------------------------

      In addition to those factors previously disclosed by the Company and those factors identified elsewhere herein, the following factors could cause actual results to differ materially from such forward-looking statements; competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; the extent and timing of actions of the Federal Reserve Board; customer deposit disintermediation; changes in customers' acceptance of the Company's products and services; and the extent and timing of legislative and regulatory actions and reform.

      The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

      Securities: Securities that may be sold as part of the Company's asset/liability or liquidity management, or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for similar factors, are classified as available for sale and carried at fair value. Securities that the Company has the ability and positive intent to hold to maturity are classified as held to maturity and carried at amortized cost. Realized gains and losses on the sales of all securities, determined by using the specific identification method, are reported in earnings. Securities available for sale are shown in the Consolidated Statements of Condition at fair value and the resulting net unrealized gains and losses, net of tax are shown as a separate component of stockholders' equity.

      The decision to sell securities available for sale is based on management's assessment of changes in economic or financial market conditions, interest rate risk, and the Company's financial position and liquidity. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

      The Company does not acquire securities for the purpose of engaging in trading activities.

      Interest Rate Contracts: The Company uses various interest rate contracts such as forward rate agreements, interest rate swaps and caps, primarily as hedges against specific assets, liabilities or anticipated transactions. Contracts accounted for as hedges must meet certain criteria including the following: the hedged item must expose the Company to interest rate risk; the interest rate contract must reduce that exposure; and must have a high correlation of change in fair value of the interest rate contract and change in fair value of the item hedged. For contracts designated as hedges, gains or losses are deferred and recognized as adjustments to interest income or expense of the underlying assets or liabilities over the life of the contract. Net payments on interest rate swaps designated as hedges are accounted for on the accrual basis. Gains or losses resulting from early terminations of contracts are deferred and amortized over the remaining term of the underlying assets or liabilities. If the contracts do not meet the criteria for hedge accounting, the contract is valued at its fair value and any gain or loss is recorded in the Consolidated Statements of Income. Any fees received or disbursed which represent adjustments to the yield on interest rate contracts are capitalized and amortized over the term of the interest rate contracts.

      Loans: Loans are reported at the principal amount outstanding, net of unearned income and the allowance for loan losses. Interest income on loans is recorded on an accrual basis until an interest or principal payment is more than 90 days past due or sooner if, in the opinion of management, there is a question as to the ability of the debtor to continue to make payments. At the time a loan is placed on nonaccrual status, interest accrued but not collected is reversed. Interest payments received while a loan is in nonaccrual status are either applied to reduce principal or, based on management's estimate of collectibility, recognized as income. Loans are returned to accrual status when factors indicating doubtful collectibility no longer exist.

      Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield over the contractual life of the related loan, using a method that approximates the interest method of amortization. Unamortized net fees for loans sold are recognized in income at the time the loan is sold.

      Certain residential mortgage loans held for sale are carried at the lower of aggregate cost or estimated market value, and are reported separately in the Consolidated Statements of Condition as "Loans held for sale." Gains and losses on sales of mortgage loans held for sale are shown as a separate component of "Non-Interest Income" in the Consolidated Statements of Income.

      Allowance for Loan Losses: The allowance for loan losses is available to absorb charge-offs from any loan category, while additions are made through charges to income and recoveries of loans previously charged off. An evaluation of the quality of the loan portfolio is performed by management on a quarterly basis as an integral part of the loan review function which includes the identification of past due loans, non-performing loans, impaired loans, assessment of the expected effects of the current economic environment on the loan portfolio and review of historical loss experience.

--------------------------------------------------------------------------------

    Management believes that the allowance for loan losses is adequate. While management uses available information to recognize possible loan losses, future additions to the allowance may be necessary based on changes in economic conditions, particularly in the Company's primary service areas, Rockland and Westchester Counties, New York. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require additions to the allowance based on their judgments of information available to them at the time of their examination.

      As of January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," which requires recognition of an impairment of a loan when it is probable that either principal and/or interest are not collectible in accordance with the terms of the loan agreement. Measurement of the impairment is based on the present value of expected cash flows discounted at the loan's effective rate, at the loan's observable market price, or the fair value of the collateral if the loan is collateral-dependent. If the fair value of the impaired loan is less than the related recorded amount, a specific valuation allowance is established or a write down is charged against the allowance for loan losses if the impairment is considered to be permanent. Small homogenous loans such as residential mortgage, home equity, and installment loans are not separately reviewed for impaired status. Such loans are typically collateralized by residential or other personal property and require monthly payments. Separate allocations of the allowance for loan losses are made based on payment trends and prior loss experience and the composition of credit risk inherent in these loan types. The adoption of these statements did not have a material effect on the Consolidated Financial Statements of the Company.

      Mortgage Servicing Rights: SFAS No. 122, "Accounting for Mortgage Servicing Rights," modified the treatment of the capitalization of servicing rights by mortgage banking enterprises. The change eliminated the separate treatment of servicing rights acquired through loans originated and those acquired through purchase transactions, as previously required under SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS No. 122 required mortgage servicing rights, whether acquired or originated, to be recorded as assets distinct from the loans to which they relate. SFAS No. 122 also required periodic evaluation of capitalized servicing rights for deterioration of value, due to increases in prepayments and other factors. The Company's adoption of SFAS No. 122 as of January 1, 1996 did not have a material effect on the Consolidated Financial Statements of the Company. During 1997, SFAS No. 122 was superseded by SFAS No. 125, which is discussed below.

      Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives (20 to 50 years for buildings and 3 to 10 years for furniture, fixtures and equipment) of the related assets. Amortization of leasehold improvements is computed on a straight-line basis over the term of the applicable lease or, if shorter, the estimated useful lives of the assets.

      Other Real Estate Owned (OREO): OREO includes properties acquired in satisfaction of loans. OREO properties are recorded at the lower of cost or fair value, less estimated costs to sell. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Net costs of maintaining and operating foreclosed properties and any subsequent provisions for changes in valuation are charged or credited to operations when incurred. Gains and losses realized from the sale of OREO are included in OREO expense-net. Sales of OREO financed by the Bank are required to meet the Bank's underwriting standards.

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

      Income Taxes: The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." This statement establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise's activities during the current and preceding years. It requires an asset and liability approach for financial accounting and reporting for deferred income taxes based on prevailing statutory tax rates. The Company and its subsidiaries, except USBRC, file a consolidated Federal tax return, and the Companyand the Bank (excluding USBRC) file a combined New York State tax return. Royal filed a separate Maryland State return.

                                                                             USB
--------------------------------------------------------------------------------

      Accounting for Stock-Based Compensation: In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans and encourages, but does not require, entities to adopt that method in place of the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the Company's stock. SFAS No. 123 requires significantly expanded disclosure in complete financial statements, including disclosure of pro forma net income and earnings per share as if the fair value based method were used to account for stock-based compensation, if the intrinsic value method of APB No. 25 is retained. SFAS No. 123 also establishes fair value as the measurement basis for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. Effective January 1, 1996, the Company adopted SFAS No. 123 and has elected to continue to measure compensation cost for employee stock compensation plans in accordance with the provisions of APB No. 25 (see Note 17).

      Earnings per Share: On March 3, 1997, the FASB issued SFAS No. 128, "Earnings per Share." SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application was not permitted. Restatement of all prior-period earnings per share ("EPS") data presented is required when SFAS No. 128 is implemented. The Company adopted SFAS No. 128 for the year ended December 31, 1997 and EPS data is provided in the Consolidated Financial Statements for all years presented based on the requirements of this statement.

      SFAS No. 128 establishes standards for computing and presenting "Basic" and "Diluted" EPS. SFAS No. 128 states that "Basic EPS" excludes dilution and is computed by dividing net income available to common stockholders (net income after preferred stock dividend requirements) by the weighted-average number of common shares outstanding for the period. "Diluted EPS" reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the entity. "Diluted EPS" is computed similarly to "Fully Diluted EPS" pursuant to APB Opinion No. 15. "Diluted EPS" is based on net income available to common stockholders divided by the weighted average number of common shares outstanding and common equivalent shares ("adjusted weighted average shares"). Stock options granted but not yet exercised under the Company's stock option plans are considered common stock equivalents for Diluted EPS calculations.

      Transfers and Servicing of Financial Assets: SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," specifies accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and for distinguishing whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except for certain provisions (relating to the accounting for secured borrowings and collateral, and the accounting for transfers and servicing of repurchase agreements, dollar rolls, securities lending and similar transactions) which have been deferred until January 1,1998, in accordance with SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The adoption of these standards currently effective did not have a material impact on the Company's Consolidated Financial Statements, nor has the adoption of those provisions effective January 1, 1998 had a material impact on the Company's Consolidated Financial Statements.

      Pending Accounting Pronouncements: In September 1997, the FASB issued two new accounting standards, SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Both of these statements are effective for the Company's 1998 Consolidated Financial Statements.

      SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as are the financial statements. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners.

--------------------------------------------------------------------------------

      SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The statement requires that public business enterprises report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. It also requires that information be reported about revenues derived from the enterprises' products or services, or about the countries in which the enterprises earn revenues and holds assets, and about major customers, regardless of whether that information is used in making operating decisions.

      Both of these statements require disclosures that the Company must make in its financial statements or notes thereto to the extent applicable. Accordingly, implementation of these statements will not have any effect on the Company's reported results of operation or financial condition. However, additional information will be provided to users of these financial statements as to the operations and financial condition of the Company.

      Consolidated Statements of Cash Flows: For purposes of presenting the Consolidated Statements of Cash Flows, cash equivalents include amounts cash and due from banks and Federal funds sold.

      Reclassifications: Certain reclassifications have been made to prior year accounts to conform to the current year's presentation.

3. DISPOSITION OF ROYAL OAK SAVINGS BANK, F.S.B.

      On December 31, 1995, the Company completed the sale of its wholly-owned subsidiary, Royal Oak Savings Bank, F.S.B., to Monocacy Bancshares, Inc., parent company of Taneytown Bank & Trust Company, Taneytown, Maryland. Certain assets and liabilities of Royal, principally the investment and loan portfolios aggregating approximately $22 million and $24 million, respectively, were purchased by the Bank and the Company, immediately prior to the sale. Substantially all deposits, approximating $42 million at December 31, 1995, certain loan servicing rights and certain other assets and liabilities were retained by Royal, as well as cash deposited by the Company and the Bank to fund the purchase of the assets discussed above, and other net assets acquired.

      The proceeds to the Company on the sale of $7.8 million, were based upon
8.5 percent of the deposits of Royal at December 31, 1995, and an agreed upon value for other assets, liabilities and loan servicing rights, and an amount equal to Royal's stockholder's equity at December 31, 1995. This transaction resulted in a gain of $3.9 million, which was reduced by expenses of approximately $400,000 incurred as a result of the sale, including legal and accounting fees and the management bonus on such gain. The net gain after tax approximated $2.1 million.

      Under the agreement of sale, Royal will continue to service certain loans. Also, as part of the agreement of sale, Royal leased a bank branch from the Company, which it subsequently purchased in 1996, under an option to purchase included in the lease agreement.

      Also as part of this transaction, the Company has agreed not to compete in a five county region of Maryland, with certain exceptions, for a period of three years from the date of closing of the transaction.

      The principal components of deposits and other assets and liabilities assumed by the acquiror as a result of its acquisition of Royal are summarized in the following table.

--------------------------------------------------------------------------------
                                                                         (000's)
--------------------------------------------------------------------------------
Deposits and other liabilities assumed
     by acquiror                                                         $42,841
Assets sold, other than cash and
     cash equivalents                                                    (1,530)
Excess of net liabilities assumed by
     acquiror over net cash and cash
     equivalents transferred                                             (3,923)
--------------------------------------------------------------------------------
Net cash and cash equivalents transferred
     to acquiror                                                        $37,388
================================================================================

                                                                             USB
--------------------------------------------------------------------------------

4. SECURITIES

A summary of the amortized cost, fair value of securities and related gross unrealized gains and losses at December 31, 1997 and 1996 follows:

-----------------------------------------------------------------------------------------------------------
                                                                                 (000's)
                                                                            Gross       Gross
                                                            Amortized  Unrealized  Unrealized          Fair
December 31, 1997                                                Cost       Gains      Losses         Value
-----------------------------------------------------------------------------------------------------------
Available for Sale:
U.S. Treasury and government agencies                        $117,495      $1,067      $   43      $118,519
Mortgage-backed securities                                    122,698       1,223          58       123,863
Obligations of states and political subdivisions                1,166          61          --         1,227
Other                                                             114          --          --           114
-----------------------------------------------------------------------------------------------------------
Total securities available for sale                          $241,473      $2,351      $  101      $243,723
===========================================================================================================
Held to Maturity:
U. S. Treasury and government agencies                       $ 44,988      $   --      $  236      $ 44,752
Mortgage-backed securities                                     29,791         212         142        29,861
Obligations of states and political subdivisions               62,398       2,860          --        65,258
-----------------------------------------------------------------------------------------------------------
Total securities held to maturity                            $137,177      $3,072      $  378      $139,871
===========================================================================================================
-----------------------------------------------------------------------------------------------------------
                                                                                 (000's)
                                                                            Gross       Gross
                                                            Amortized  Unrealized  Unrealized          Fair
December 31, 1996                                                Cost       Gains      Losses         Value
-----------------------------------------------------------------------------------------------------------
Available for Sale:
U.S. Treasury and government agencies                        $ 77,037      $   20      $1,022      $ 76,035
Mortgage-backed securities                                     90,543         725         741        90,527
Obligations of states and political subdivisions                1,166          29          --         1,195
Corporate bonds                                                   897           2          --           899
Other                                                             100          --          --           100
-----------------------------------------------------------------------------------------------------------
Total securities available for sale                          $169,743      $  776      $1,763      $168,756
===========================================================================================================
Held to Maturity:
U.S. Treasury and government agencies                        $ 10,000      $    3      $   --      $ 10,003
Mortgage-backed securities                                      9,797          10          64         9,743
Obligations of states and political subdivisions               61,222       2,178          23        63,377
-----------------------------------------------------------------------------------------------------------
Total securities held to maturity                            $ 81,019      $2,191      $   87      $ 83,123
===========================================================================================================

      In December 1995, the Company transferred, at fair value, securities having a fair value of $68.8 million (amortized cost of $68.1 million) from its "held to maturity" security portfolio to its portfolio of securities "available for sale." This was done to enhance the Company's ability to respond to changes in interest rates.

      The securities transferred represented all of the readily marketable securities that were previously classified as "held to maturity" at the date of transfer, except for obligations of states and political subdivisions securities. This transfer was made in accordance with the FASB's "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," issued in November 1995. Concurrent with the adoption of this guidance, corporations were permitted, through December 31, 1995, to reclassify their "available for sale" and "held to maturity" securities without calling into question the past intent of an entity to hold securities to maturity. The effect of this transfer, after tax, was a $.4 million increase in shareholders' equity.

      During 1997, 1996 and 1995, proceeds from sales of securities were $112,972,000, $75,297,000, and $56,942,000, respectively. Gross gains of
$1,170,000, $866,000, and $335,000 were realized in 1997, 1996 and 1995, respectively. Gross losses of $166,000, $47,000, and $168,000 were realized in 1997, 1996 and 1995, respectively.

--------------------------------------------------------------------------------

      The following tables present the amortized cost of securities at December 31, 1997, distributed based on contractual maturity or earlier call date for securities expected to be called, and unaudited weighted average yields computed on a tax equivalent basis. Mortgage-backed securities which may have principal prepayments are distributed to a maturity category based on estimated average lives. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Maturities of Securities Available for Sale

----------------------------------------------------------------------------------------------------------------------------------
                                                               (000's, except percentages)
                                                              After 1              After 5
                                          Within             But Within           But Within             After
                                          1 Year              5 Years              10 Years             10 Years             Total
----------------------------------------------------------------------------------------------------------------------------------
                                  Amt.    Yield      Amt.      Yield      Amt.       Yield       Amt.    Yield      Amt.     Yield
----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and
     government agencies       $ 31,000    6.67%  $ 86,495      7.32%         --       --           --      --    $117,495    7.15%
Mortgage-backed securities        8,066    6.93     39,700      6.43    $ 34,838     6.89%    $ 40,094    7.11%    122,698    6.82
Obligations of states and
     political subdivisions          --      --         --        --       1,166     7.79           --      --       1,166    7.79
Other                                --      --         --        --          --       --          114      --         114      --
----------------------------------------------------------------------------------------------------------------------------------
Total Securities Available
     for Sale                  $ 39,066    6.72%  $126,195      7.04%   $ 36,004     6.92%    $ 40,208    7.09%   $241,473    6.98%
----------------------------------------------------------------------------------------------------------------------------------
Fair Value                     $ 39,078           $127,312               $36,336              $ 40,997            $243,723
==================================================================================================================================

Maturities of Securities Held to Maturity
----------------------------------------------------------------------------------------------------------------------------------
                                                               (000's, except percentages)
                                                              After 1              After 5
                                          Within             But Within           But Within             After
                                          1 Year              5 Years              10 Years             10 Years             Total
----------------------------------------------------------------------------------------------------------------------------------
                                  Amt.    Yield      Amt.      Yield      Amt.       Yield       Amt.    Yield      Amt.     Yield
----------------------------------------------------------------------------------------------------------------------------------

U.S. Treasury and
     government agencies       $ 44,988    7.45%        --        --          --       --           --      --    $ 44,988    7.45%
Mortgage-backed securities           --      --         --        --          --       --     $ 29,791    7.21%     29,791    7.21
Obligations of states and
     political subdivisions       7,077    6.78   $ 24,565      8.19%   $ 30,756     8.28%          --      --      62,398    8.07
----------------------------------------------------------------------------------------------------------------------------------
Total Securities Held to
     Maturity                  $ 52,065    7.36%  $ 24,565      8.19%   $ 30,756     8.28%    $ 29,791    7.21%   $137,177    7.68%
----------------------------------------------------------------------------------------------------------------------------------
Fair Value                     $ 51,848           $ 25,508              $32,654               $ 29,861            $139,871
==================================================================================================================================

      Securities having a total par value of approximately $288.7 million at December 31, 1997, were pledged to secure public deposits as required or permitted by law and securities sold under agreements to repurchase transactions.

                                                                             USB
--------------------------------------------------------------------------------
5. LOANS

      Major classifications of loans at December 31, are as follows:

--------------------------------------------------------------------------------------------
                                                           (000's)
                                    1997         1996         1995         1994         1993
--------------------------------------------------------------------------------------------
Time and demand loans          $  31,500    $  28,736    $  22,597    $  11,065    $   9,249
Installment loans                 14,086       14,685       14,887       20,757       18,698
Credit card                        8,042        8,264        2,592           --           --
Real estate loans
     - Commercial                309,057      267,811      212,515      192,541      145,746
     - Residential                82,321       79,490       66,380       59,441       58,875
     - Construction and land
          development             81,733       71,289       41,889       26,950       22,748
     - Home equity                32,095       28,844       25,221       21,734       19,556
Other                              5,739        5,184        5,902        1,808        1,768
--------------------------------------------------------------------------------------------
                                 564,573      504,303      391,983      334,296      276,640
Deferred net commitment fees        (906)        (792)        (642)        (659)        (664)
Unearned discount                     --           --           --          (67)        (153)
Allowance for loan losses         (7,558)      (5,742)      (3,904)      (3,320)      (2,852)
--------------------------------------------------------------------------------------------
TOTAL                          $ 556,109    $ 497,769    $ 387,437    $ 330,250    $ 272,971
============================================================================================

      Loans held for sale of $340,000 and $274,000 at December 31, 1997 and 1996, respectively, which are included in the above table, and commitments of $142,000 at December 31, 1996 (none at December 31,1997), which have not yet closed, are fixed rate residential real estate loans with an aggregate cost of $340,000 and market value of $341,000 at December 31, 1997, and a cost of $416,000 and market value of $415,000 at December 31, 1996.

      A substantial amount of the Company's commercial and residential lending activities are with customers located in Rockland and Westchester Counties, New York. Although lending activities are diversified, a substantial portion of many of the Company's customers' net worth is dependent on these counties' real estate values.

      Credit policies, applicable to each type of lending activity, have been established, to evaluate the creditworthiness of each customer and, in most cases, require collateral to be pledged. Generally, credit extension does not exceed 60 to 80 percent of fair value of the collateral at the date of extension (with occasional exceptions), depending on the evaluation of the borrowers' creditworthiness. The market value of collateral is monitored on an ongoing basis. Real estate is the primary form of collateral. While collateral provides assurance as a secondary source of repayment, the primary source of repayment is ordinarily based on the borrower's ability to generate continuing cash flow, which is a principal underwriting criteria for approving a loan.

--------------------------------------------------------------------------------

A summary of the allowance for loan losses for the years ended December 31, is as follows:

-----------------------------------------------------------------------------------------------------------------
                                                                       (000's, except percentages)
                                                         1997         1996         1995         1994         1993
-----------------------------------------------------------------------------------------------------------------
Net loans outstanding at end of the year             $556,109     $497,769     $387,437     $330,250     $272,971
-----------------------------------------------------------------------------------------------------------------
Average net loans outstanding during the year        $525,169     $444,980     $352,244     $305,411     $244,813
-----------------------------------------------------------------------------------------------------------------
Allowance for loan losses:
Balance at beginning of the year                     $  5,742     $  3,904     $  3,320     $  2,852     $  2,496
Provision charged to expense                            2,320        2,275        1,200          993          763
-----------------------------------------------------------------------------------------------------------------
                                                        8,062        6,179        4,520        3,845        3,259
-----------------------------------------------------------------------------------------------------------------
Charge-offs and recoveries during the year:
Charge-offs:
     Real estate                                         (339)        (344)        (379)        (469)        (179)
     Time and demand                                       (3)         (37)        (200)         (45)        (139)
     Installment                                         (327)        (154)        (108)         (94)        (212)
Recoveries:
     Time and demand                                      104           83           20           37           98
     Installment                                           61           15           51           46           25
-----------------------------------------------------------------------------------------------------------------
Net charge-offs during the year                          (504)        (437)        (616)        (525)        (407)
-----------------------------------------------------------------------------------------------------------------
Balance at end of the year                           $  7,558     $  5,742     $  3,904     $  3,320     $  2,852
-----------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average net loans
     outstanding during the year                          .10%         .10%         .17%         .17%         .17%
Ratio of allowance for loan losses to net loans
     outstanding at end of the year                      1.36%        1.15%        1.01%        1.01%        1.04%
Ratio of provision to net charge-offs (times)             4.6          5.2          1.9          1.9          1.9
=================================================================================================================

      Real estate charge-offs ordinarily are incurred in connection with transfers to OREO and, as a result, related recoveries, if any, generally reduce OREO expense rather than being treated as a recovery of a charged-off loan.

      The following table summarizes the Company's nonaccrual and restructured loans and related interest income not recorded on nonaccrual loans for the year.

-----------------------------------------------------------------------------------------------------------------
                                                                       (000's, except percentages)
                                                                            As of December 31,
                                                         1997         1996         1995         1994         1993
-----------------------------------------------------------------------------------------------------------------
Nonaccrual loans at year end                         $  5,814     $  8,090     $  4,036     $  5,904     $  3,966
Restructured loans at year end                            629        2,101        4,074        5,787        4,656
Additional interest income that would have been
     recorded if these borrowers had complied
     with contractual loan terms                          409          840          226          500          339
Nonperforming assets to total assets                      .77%        1.09%         .73%        1.07%         .96%
=================================================================================================================

      Substantially all of the nonaccruing loans are collateralized by real estate, except for certain loans made by the Bank to Bennett Funding Group (see below), which are collateralized by cash and lease receivables. At December 31, 1997, the Company has no commitments to lend additional funds to any customers with nonaccrual or restructured loan balances.

      At December 31, 1997, there are loans aggregating approximately $150,000, which are not on nonaccrual status, that were potential problem loans that may result in their being placed on nonaccrual status in the future.

      At December 31, 1997 and 1996, the recorded investment in loans that are considered to be impaired under SFAS No. 114 approximated $4.6 million and $7.8 million, respectively (including those loans to Bennett Funding Group described below), ($4.2 million and $7.2 million, respectively, of which were in nonaccrual status). Each impaired loan has a related allowance for loan losses determined in accordance with SFAS No. 114.

                                                                             USB
--------------------------------------------------------------------------------

     The following table summarizes impaired loans by loan type and measurement method pursuant to SFAS 114:

----------------------------------------------------------------------------------------------------------
                                                                        (000's)
                                                                   As of December 31,
                                                        1997                               1996
                                          Present Value       Fair Value    Present Value       Fair Value
                                            of expected               of      of expected               of
                                             cash flows       Collateral       cash flows       Collateral
----------------------------------------------------------------------------------------------------------
Time and demand                                  $   --           $   --           $   62           $   29
Installment                                          --               --               --              100
Real estate
     Commercial                                      68            1,212            1,455            2,287
     Construction and land development               --               --              420              210
Other                                             3,303               --            3,276               --
----------------------------------------------------------------------------------------------------------
Totals                                           $3,371           $1,212           $5,213           $2,626
==========================================================================================================

      Restructured loans in the amounts of $.4 million and $.6 million at December 31, 1997 and 1996, respectively, that are considered to be impaired due to a reduction in the contractual interest rate are on accrual status since the collateral securing the loan is sufficient to protect the contractual principal and interest of the restructured loans. These loans have been performing for a reasonable period of time. Interest accrued on these loans not yet collected as of December 31, 1997 and 1996 is immaterial. The total allowance for loan losses specifically allocated to impaired loans was $1.8 million and $1.3 million as of December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans for the years ended December 31, 1997 and 1996 was approximately $6.2 million and $7.4 million, respectively. For the years ended December 31, 1997, 1996 and 1995, interest income recognized by the Company on impaired loans was not material.

      The Bank has approximately $3.3 million of outstanding loans, collateralized by cash and lease receivables, to Bennett Funding Group ("Bennett"), a lease finance company, which filed for bankruptcy protection during the first quarter of 1996. Collection of the Bank's loans continues to be delayed by the bankruptcy proceedings. The Bank has not yet determined the extent of losses, if any, that will be sustained on these loans. However, based upon Bennett's filing, the loans have been placed on nonaccrual status and a specific allocation included in the allowance for loan losses of $1.6 million has been established in accordance with SFAS No. 114.

6. PREMISES AND EQUIPMENT

      A summary of premises and equipment at December 31, follows:

----------------------------------------------------------------------
                                                           (000's)
                                                        1997      1996
----------------------------------------------------------------------
Land                                                 $ 2,558   $ 2,588
Buildings                                              6,344     6,314
Leasehold improvements                                   360       353
Furniture, fixtures and equipment                      5,400     5,094
----------------------------------------------------------------------
                                                      14,662    14,349
Less accumulated depreciation and amortization         4,275     4,245
----------------------------------------------------------------------
Premises and equipment, net                          $10,387   $10,104
======================================================================

      The Bank leases certain premises and equipment under noncancellable operating leases. Certain of these lease agreements provide for periodic increases in annual rental payments based on published price indices, renewal options for varying periods and purchase options at amounts which are expected to approximate the fair values of the related assets at the dates the options are exercisable.

      Rent expense for premises and equipment was $722,000 in 1997, $575,000 in 1996 and $530,000 in 1995 .

      The Bank leases a portion of its corporate headquarters, and the Company leased a bank branch facility through December 1996, to tenants under operating leases and recorded rental income of approximately $371,000 in 1997, $525,000 in 1996 and $495,000 in 1995. The tenant of the bank branch facility purchased the facility for the fair value of the property in December 1996.

--------------------------------------------------------------------------------

      As of December 31, 1997, future minimum lease payments are as follows:

-------------------------------------------------------
Year Ending December 31,                         (000's)
-------------------------------------------------------
                1998                            $  846
                1999                               849
                2000                               710
                2001                               575
                2002                               519
          After 2002                             2,339
-------------------------------------------------------
      Total minimum lease payments              $5,838
=======================================================


      As of December 31, 1997, future minimum lease receipts are as follows:

-------------------------------------------------------
Year Ending December 31,                         (000's)
-------------------------------------------------------
                1998                              $304
                1999                               207
                2000                               189
                2001                                41
                2002                                --
          After 2002                                --
-------------------------------------------------------
      Total minimum lease receipts                $741
=======================================================

7.  DEPOSITS

     A summary of deposits at December 31, follows:
--------------------------------------------------------------------------------
                                                                    (000's)
                                                                 1997       1996
--------------------------------------------------------------------------------
Non-interest bearing:
Deposits of:
     Individuals, partnerships and corporations              $ 91,842   $ 88,202
     Certified and official checks                             11,694      8,092
     States and political subdivisions                          2,502        957
--------------------------------------------------------------------------------
Total non-interest bearing                                   $106,038   $ 97,251
--------------------------------------------------------------------------------
Interest bearing:
NOW accounts                                                 $ 44,793   $ 43,193
Money market accounts                                          36,663     42,039
Savings deposits                                              243,608    216,413
Time deposits of individuals, partnerships and corporations   187,289    156,289
States and political subdivisions                             128,232     78,351
IRA's and Keogh's                                              51,172     48,744
--------------------------------------------------------------------------------
Total interest bearing                                       $691,757   $585,029
--------------------------------------------------------------------------------
Total deposits                                               $797,795   $682,280
================================================================================

      At December 31, 1997 and 1996, certificates of deposits and other time deposits of $100,000 or more totalled $166,599,000 and $101,468,000, respectively. Certificates of deposit and other time deposits of $100,000 or more include deposits of states and political subdivisions which are acquired on a bid basis. The Bank generally does not acquire brokered deposits. At December 31, 1997, such deposits classified by time remaining to maturity were as follows:

----------------------------------------------
                                        (000's)
----------------------------------------------
3 months or less                    $ 104,619
Over 3 and through 6 months            29,388
Over 6 and through 12 months           26,235
Over 12 months                          6,357
----------------------------------------------
Total                               $ 166,599
==============================================

                                                                             USB
--------------------------------------------------------------------------------

8. INCOME TAXES

      The components of the provision for income taxes for the years ended December 31, are as follows:

------------------------------------------------
                               (000's)
                     1997       1996       1995
------------------------------------------------
Federal:
  Current          $4,945     $4,396     $3,550
  Deferred         (1,144)      (909)      (350)
State:
  Current             751      1,544      1,187
  Deferred           (321)      (257)       (76)
------------------------------------------------
Total              $4,231     $4,774     $4,311
================================================

    The income tax provision includes income taxes related to net gains on securities transactions of approximately $414,000, $343,000, and $71,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

The tax effects of temporary differences that give rise to the significant portions of deferred tax assets at December 31, 1997 and 1996, are as follows:

------------------------------------------------------
                                            (000's)
                                         1997     1996
------------------------------------------------------
Deferred tax assets, net:
      Allowance for loan losses        $2,755   $1,686
      Deferred loan fees, net,
          depreciation and other          766      457
------------------------------------------------------
Total deferred tax assets, net         $3,521   $2,143
======================================================

     In addition to amounts in the above table, the Company recorded a deferred tax liability of $951,000 in 1997 and a deferred tax asset of $417,000 in 1996 relating to available for sale securities valued at fair value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management believes it is more likely than not that the net deferred tax assets will be realized.

     The following is a reconciliation of the statutory Federal and effective tax rates as a percentage of income before taxes for the years ended December 31:

--------------------------------------------------------------------------------------------
                                                                 1997       1996       1995
--------------------------------------------------------------------------------------------
Statutory Federal income tax rate                                35.0%      35.0%      35.0%
Interest on obligations of states and political subdivisions     (6.6)      (6.7)      (7.3)
State income taxes, net of Federal tax benefit                    1.9        5.9        5.3
Other                                                            (1.4)      (0.6)      (1.4)
--------------------------------------------------------------------------------------------
Effective tax rate                                               28.9%      33.6%      31.6%
============================================================================================

9. BORROWINGS AND LONG-TERM DEBT

      The Company utilizes borrowings primarily to meet the funding requirements for its asset growth and to manage its interest rate risk. Short-term borrowings include securities sold under agreements to repurchase, federal funds purchased, and short-term Federal Home Loan Bank of New York ("FHLB") advances.

      The Bank may borrow up to $50.0 million from two primary investment firms under master security sale and repurchase agreements. At December 31, 1997 and 1996, the Bank had $34.9 million and $29.4 million of such short-term borrowings outstanding, respectively, with terms of between 21 and 31 days in 1997, and 30 and 90 days in 1996, and at interest rates of between 5.86 percent and 6.00 percent in 1997, and 5.62 percent and 5.76 percent in 1996. The borrowings are collateralized by securities with an aggregate amortized cost and market value of $35.5 million and $35.6 million in 1997, and $30.2 million and $29.8 million in 1996, respectively.

--------------------------------------------------------------------------------

      Federal funds purchased represent overnight funds. The Bank has federal funds purchase lines available with three financial institutions for a total of $11.0 million. At December 31, 1997 and 1996, the Bank had no federal funds purchased balances outstanding.

      Short-term FHLB advances are borrowings with original maturities of between one and 365 days. At December 31, 1997 and 1996, the Bank had short-term FHLB advances of $35.0 and $5.0 million outstanding, respectively, with terms of 14 to 365 days, and at interest rates ranging from 5.63 to 6.13 percent.

      Additional information with respect to short-term borrowings for the three years ended December 31, 1997, 1996 and 1995 is presented in the table below. The increase in short-term borrowings was used primarily to fund asset growth and implement leverage strategies.

-----------------------------------------------------------------------
                                          (000's, except percentages)
Short-Term Borrowings                 1997          1996          1995
-----------------------------------------------------------------------
Balance at December 31             $69,863       $34,425      $     --
Average balance outstanding         48,765        12,611         5,321
Weighted-average interest rate*
  As of December 31                   6.05%         5.85%           --
  Paid during year                    5.80%         5.67%         6.26%
=======================================================================
*The weighted-average interest rates for 1997 and 1996 have been adjusted to reflect the effect of an interest rate swap used to convert a variable rate borrowing to a fixed rate (see Note 16).

      At December 31, 1997, long-term FHLB advances totalled $24.2 million, compared with $25.3 million as of December 31, 1996. At December 31, 1997, long-term FHLB advances aggregating $19.0 million are single principal payments and are not repayable prior to maturity without penalty. Long-term FHLB advances aggregating $5.2 million are amortizing advances having scheduled payments, but may not be repaid in full prior to maturity without penalty.

      The Bank also has long-term borrowings of $39.7 million in securities sold under agreements to repurchase as of December 31, 1997. These borrowings include $9.8 million having an original term of three years at an interest rate of 6.08 percent and $30.0 million having an original term of ten years at an interest rate of 5.63 percent that is callable at the option of the counterparty to the repurchase agreement every three months after five years from the initial date of the transaction. The borrowings are collateralized by securities with both an aggregate amortized cost and market value of $41.5 million.

      At December 31, 1997 and 1996, the Bank has outstanding 13,723,422 and 4,238,422 shares, respectively, of capital stock in the FHLB with a carrying value of $13.7 million and $4.2 million, respectively, which is required in order to borrow under the short and long-term advance and securities sold under agreements to repurchase programs from the FHLB. The Bank may borrow up to an aggregate of 30 percent of total assets, or $307.0 million, as of December 31, 1997, excluding securities sold under agreements to repurchase, upon the prerequisite purchase of additional shares of FHLB stock. Any advances made from the FHLB are required to be collateralized by the FHLB stock purchased and certain other assets of the Bank.

      In May 1995, the Company repaid the $1.8 million of Series "A" subordinated notes outstanding that qualified as Tier II capital under risk-based capital guidelines. Interest under the notes was at the prime rate plus one-half percent, payable quarterly. The weighted-average interest rate for the year ended December 31, 1995 was 9.39 percent.

10. CORPORATION-OBLIGATED MANDATORY REDEEMABLE CAPITAL SECURITIES OF SUBSIDIARY TRUST

      On February 5, 1997, the Company completed its issuance of trust capital securities (the "Capital Securities") that raised $20 million of capital ($18.8 million net proceeds after issuance expenses). The 9.58% Capital Securities, due February 1, 2027, were issued by Union State Capital Trust I (the "Trust"), a Delaware business trust that was formed by the Company solely to issue the Capital Securities and related common stock, and advance the proceeds to the Company by purchasing junior subordinated debt of the Company. The Capital Securities may not be redeemed, except under limited circumstances, until February 1, 2007, and thereafter at a premium which reduces over a ten year period. Dividends are paid semiannually, on August 1 and February 1.

The following table is a summary of long-term debt distributed based upon remaining contractual maturity at December 31, 1997, with comparative totals for December 31, 1996 and 1995

-----------------------------------------------------------------------------------------------------------------
                                                                    (000's, except percentages)
                                                  After 1
                                     Within    But Within         After          1997          1996          1995
                                     1 Year       5 Years       5 Years         Total         Total         Total
-----------------------------------------------------------------------------------------------------------------
Fixed rate advances                 $10,000       $21,501       $32,439       $63,940       $25,267        $5,000
Variable rate advances                   --            --            --            --            --         5,000
-----------------------------------------------------------------------------------------------------------------
Total long-term debt                $10,000       $21,501       $32,439       $63,940       $25,267       $10,000
-----------------------------------------------------------------------------------------------------------------
Weighted-average interest rate         6.18%         6.12%         5.71%         5.92%         6.20%         6.17%
=================================================================================================================

                                                                             USB
--------------------------------------------------------------------------------

      The Capital Securities qualify as Tier I or core capital for the Company under the Federal Reserve Board's risk-based capital guidelines. The proceeds of the sale of the Capital Securities are available for general corporate purposes. In February 1997, the Company made an additional capital contribution of $14.5 million to Union State Bank and also redeemed the Company's existing outstanding preferred stock in the amount of $3,250,000 with a portion of the proceeds of the Capital Securities. Payments on the junior subordinated debt, which are in turn passed through the Trust to the Capital Securities holders, will be serviced through existing liquidity and cash flow sources of the Company. The Company will be permitted to deduct payments on the Capital Securities under current federal tax law.

      As long as no default has occurred and is continuing, the Company has the right under the junior subordinated indenture to defer the payment of interest at any time or from time to time for a period not exceeding 10 consecutive semiannual periods for any one extension (each such period an "Extension Period"); provided, however, that no Extension Period may extend beyond the stated maturity of the junior subordinated debt securities. During any Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock),
(ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the junior subordinated debt securities, or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the junior subordinated debt securities, in each case subject to certain exceptions.

      Pursuant to the terms of the documents governing the Company's junior subordinated debt and the Capital Securities of the Trust, if the Company or its affiliate is in default under such securities, the Company is prohibited from repurchasing or making distributions, including dividends, on or with respect to its common or preferred stock and from making payments on any debt or guarantees which rank pari passu or junior to such securities.

      In addition, under the terms of the indenture governing its junior subordinated debt, the Company may not merge or consolidate with, or sell substantially all of its assets to, any other corporation, person or entity unless (a) the surviving corporation is a domestic corporation which expressly assumes the Company's obligations with respect to the junior subordinated debt and the Capital Securities and related documents, (b) there is no, and the merger or other transaction would not cause, a default under the junior subordinated debt, and (c) certain other conditions are met.

11. STOCKHOLDERS' EQUITY

      The Company declared 10 percent stock dividends to shareholders of record at May 31, 1996 and June 15, 1995, which were distributed on June 14, 1996 and July 1, 1995, respectively. In addition, the Company declared two-for-one stock splits in the form of a 100% stock dividend to stockholders of record on Dec-ember 15, 1997 and December 13, 1996, which were distributed on December 24, 1997 and December 30, 1996, respectively. The weighted average shares outstanding and per share amounts have been adjusted to reflect the stock dividends and split.

      The Company and the Bank's ability to pay cash dividends in the future are restricted by various regulatory requirements. The Company's ability to pay cash dividends to its shareholders is primarily dependent upon the receipt of dividends from the Bank. The Bank's dividends to the Company may not exceed the sum of the Bank's net income for that year and its undistributed net income for the preceding two years, less any required transfers to additional paid-in capital. At December 31, 1997, the Bank could pay dividends to the Company of $20.2 million without having to obtain prior regulatory approval.

      The Company may not pay dividends on its common stock or preferred stock if it is in default with respect to the Capital Securities or related junior subordinated debt, or if the Company elects to defer payment for up to five years as permitted under the terms of the Capital Securities and related junior subordinated debt (see Note 10). In addition, the Company could not pay dividends on its common stock if it was in default of the terms of its preferred stock, all of which was redeemed in February 1997 (see below).

      In December 1993, the Company implemented a Dividend Reinvestment Plan ("DRIP"). The DRIP allows stockholders to invest cash dividends in shares of the Company's common stock at fair value and, in the third quarter of 1994, a stock purchase feature was added to allow stockholders to purchase additional common stock at fair value of up to $2,500 per quarter. The DRIP was suspended for dividends paid after January 1, 1996. As of December 31, 1997, 200,000 shares of common stock are authorized for issuance in connection with the DRIP, of which 98,020 shares have been issued.

      The dividend rate on the Company's Series "A" nonvoting preferred stock issued to a single investor was determined quarterly and was subject to certain minimum and maximum

--------------------------------------------------------------------------------

per annum dividend rates. The weighted average dividend was at the minimum rate of 8.4 percent for 1997, 1996 and 1995. The dividend rate was also subject to adjustment in the event of changes in the maximum Federal corporate tax rate or the dividend exclusion rate. Dividends payable on account of the preferred shares were cumulative. In the event of a liquidation of the Company, preferred stockholders would be entitled to receive the stated value of their shares before any payments were made to holders of any other class or series of capital stock of the Company. In 1996, $500,000 of the preferred stock was redeemed by the Company at stated value. The Company redeemed the remaining outstanding amount of $3,250,000 of preferred stock at stated value on February 14,1997.

      The Company sold 11,250 shares, 5,000 shares and 4,400 shares of treasury stock in February 1997, September 1997 and December 1997, respectively. These shares were purchased by the Company's Employee Stock Ownership Plan (With Code
Section 401(k) Provisions) and the Bank's Key Employees' Supplemental Investment Plan ("KESIP") at fair value. In addition, the Company purchased 5,000 common shares at fair value for the treasury in March 1997.

      In connection with the Bank's KESIP, amounts deferred by participating employees and the Bank's contributions are invested, in part, in Company stock. Such investment in Company stock of $1.4 million is shown as a reduction of stockholder's equity.

12. REGULATORY MATTERS

      The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and, with respect to the Bank the regulatory framework for prompt corrective action, the Company and Bank must meet or exceed specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

---------------------------------------------------------------------------------------------------------------------
                                                                      (000's, except percentages)             Minimum
                                                                                     Minimum   To Be Well Capitalized
                                                                                 For Capital  Under Prompt Corrective
                                                        Actual             Adequacy Purposes        Action Provisions
---------------------------------------------------------------------------------------------------------------------
Company                                          Amount        Ratio      Amount       Ratio       Amount       Ratio
---------------------------------------------------------------------------------------------------------------------
As of December 31, 1997
     Total Capital (to Risk Weighted Assets)    $88,819       13.80%     $51,483      >=8.0%          N/A         N/A
     Tier I Capital (to Risk Weighted Assets)    81,261       12.63%      25,741      >=4.0%          N/A         N/A
     Tier I Capital (to Average Assets)          81,261        8.26%      39,368      >=4.0%          N/A         N/A

As of December 31, 1996
     Total Capital (to Risk Weighted Assets)    $62,947       11.50%     $43,812      >=8.0%          N/A         N/A
     Tier I Capital (to Risk Weighted Assets)    57,205       10.45%      21,906      >=4.0%          N/A         N/A
     Tier I Capital (to Average Assets)          57,205        7.06%      32,392      >=4.0%          N/A         N/A
---------------------------------------------------------------------------------------------------------------------
Bank
---------------------------------------------------------------------------------------------------------------------
As of December 31, 1997
     Total Capital (to Risk Weighted Assets)    $87,166       13.55%     $51,470      >=8.0%      $64,337      >=10.0%
     Tier I Capital (to Risk Weighted Assets)    79,471       12.35%      25,735      >=4.0%       38,602       >=6.0%
     Tier I Capital (to Average Assets)          79,471        8.09%      39,295      >=4.0%       49,119       >=5.0%

As of December 31, 1996
     Total Capital (to Risk Weighted Assets)    $62,389       11.41%     $43,728      >=8.0%      $54,660      >=10.0%
     Tier I Capital (to Risk Weighted Assets)    56,647       10.36%      21,864      >=4.0%       32,796       >=6.0%
     Tier I Capital (to Average Assets)          56,647        7.01%      32,346      >=4.0%       40,432       >=5.0%
=====================================================================================================================
N/A- Not Applicable
---------------------------------------------------------------------------------------------------------------------

    Capital ratios are computed excluding unrealized gains or losses on available for sale securities, net of tax effect, which is included as a component of stockholders' equity for financial reporting purposes.

                                                                             USB
--------------------------------------------------------------------------------

      Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain or exceed minimum amounts and ratios (set forth in the tables on page 38) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and Bank meet all capital adequacy requirements to which it is subject, and is considered well capitalized under regulatory guidelines.

      As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain or exceed minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the tables on page 38. There are no conditions or events since that notification that management believes have changed the Bank's category.

13. EARNINGS PER SHARE

      The following table sets forth the computation of basic and diluted earnings per share:

----------------------------------------------------------------------------------------------------------------------------
                                                                                             (000's, except share amounts)
                                                                                           1997          1996           1995
----------------------------------------------------------------------------------------------------------------------------
Numerator:
    Net income                                                                          $10,402        $9,414         $9,327
    Less preferred stock dividends                                                           45           294            315
----------------------------------------------------------------------------------------------------------------------------
    Numerator for basic and diluted earnings per share - net income available
       to common stockholders                                                           $10,357        $9,120         $9,012
============================================================================================================================
Denominator:
    Denominator for basic earnings per share - weighted average shares               12,401,562    12,330,222*    12,117,283*
    Effects of dilutive securities:
       Director and employee stock options                                            1,121,620       695,772*       492,233*
----------------------------------------------------------------------------------------------------------------------------
    Denominator for diluted earnings per share - adjusted weighted-average shares    13,523,182    13,025,994*    12,609,516*
============================================================================================================================
Basic earnings per share                                                                   $.84          $.74*          $.74*
Diluted earnings per share                                                                 $.77          $.70*          $.71*
============================================================================================================================

* Adjusted for stock split in December 1997.

Note 17 discusses the Company's director and employee stock option plans.

14. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," as amended by SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," requires disclosure of the estimated fair values for certain financial instruments. The estimated fair values disclosed below are as of December 31, 1997 and 1996, and have been determined using available market information and various valuation estimation methodologies. Considerable judgment is required to interpret the effects on fair value of such items as future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. The estimates presented herein are not necessarily indicative of the amounts that the Company would realize in a current market exchange. Also, the use of different market assumptions and /or estimation methodologies may have a material effect on the determination of the estimated fair values.

      The fair value estimates presented below are based on pertinent information available to the Company as of December 31, 1997 and 1996. Although the Company is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since December 31, 1997 and 1996, and therefore, current estimates of fair value may differ significantly from the amounts presented below.

      Fair value methods and assumptions are as follows:

      Cash, Cash Equivalents and Other Short-Term Investments - The carrying amount is a reasonable estimate of fair value.

      Securities and Accrued Interest Receivable- The fair value of securities is estimated based on quoted market prices or dealer quotes, if available. If a quote is not available, fair value is estimated using quoted market prices for similar securities. Accrued interest is stated at its carrying amount.

--------------------------------------------------------------------------------

      Loans, Loans Held for Sale and Accrued Interest Receivable - For certain homogeneous fixed rate categories of loans, such as residential mortgages, fair value is estimated using quoted market prices for securities backed by similar loans. The fair value of other fixed rate loans has been estimated by discounting projected cash flows using current rates for similar loans with equivalent credit risk. For loans for which there has been no impairment in credit risk and which reprice frequently to market rates, the carrying amount is a reasonable estimate of fair value. The fair value of impaired and nonaccrual loans is estimated by reducing such amounts by specific and general loan loss allowances. Accrued interest is stated at its carrying amount.

      Deposits Without Stated Maturities - Under the provisions of SFAS No. 107, the estimated fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, NOW accounts, money market and savings accounts, is equal to the amount payable on demand.

      Time Deposits and Accrued Interest Payable - The fair value of certificates of deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered at the reporting date for deposits of similar remaining maturities. Accrued interest payable is stated at its carrying amount.

      Securities Sold Under Agreements to Repurchase, Federal Home Loan Bank Advances and Corporation-Obligated Mandatory Redeemable Capital Securities of Subsidiary Trust, and Accrued Interest Payable - The carrying amount is a reasonable estimate of fair value for borrowings which are either short-term or for which applicable interest rates reprice based upon changes in market rates. For medium and long-term borrowings, fair value is based on the discounted cash flow of borrowings at rates currently offered at the balance sheet date for similar terms. Accrued interest payable is stated at its carrying amount.

      Financial Instruments with Off-Balance Sheet Risk - As described in Note 16, the Company is a party to financial instruments with off-balance sheet risk at December 31, 1997 and 1996. Such financial instruments include commitments to extend permanent financing and letters of credit. If the commitments are exercised by the prospective borrowers, these financial instruments will become interest-earning assets of the Company. If the commitments expire, the Company retains any fees paid by the counterparty in order to obtain the commitment or guarantee. The fair value of commitments is estimated based upon fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate commitments, the fair value estimation takes into consideration an interest rate risk factor. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements. The fair value of these off-balance sheet items at December 31, 1997 and 1996, respectively, approximates the recorded amounts of the related fees, which are not material to the consolidated financial position of the Company. The Company also has off balance sheet interest rate contracts which are further described in Note 16. The fair value of these contracts is not material at December 31, 1997 and 1996.

-------------------------------------------------------------------------------------------------------------------
                                                                                As of December 31,
                                                                       1997                          1996
                                                                            Estimated                     Estimated
                                                              Carrying           Fair       Carrying           Fair
                                                                Amount          Value         Amount          Value
-------------------------------------------------------------------------------------------------------------------
Assets:                                                                            (In millions)
Cash, cash equivalents and other
     short-term investments                                     $ 45.4         $ 45.4         $ 29.7         $ 29.7
Securities and accrued interest receivable                       384.6          387.3          252.3          254.4
Loans, loans held for sale and accrued interest
    receivable                                                   559.7          562.4          501.1          501.3
Liabilities:
Deposits without stated maturities                               439.3          439.3          415.5          415.5
Time deposits and accrued interest payable                       361.0          361.7          268.5          268.7
Securities sold under agreements to repurchase
     and accrued interest payable                                 74.9           76.3           29.6           29.6
Federal Home Loan Bank advances
      and accrued interest payable                                59.3           60.7           30.4           30.3
Corporation - Obligated mandatory redeemable
     capital securities of subsidiary trust and accrued
     interest payable                                             20.8           22.6             --             --
===================================================================================================================

                                                                             USB
--------------------------------------------------------------------------------

15. RELATED PARTY TRANSACTIONS

      A summary of the transactions for the year ended December 31, 1997, with respect to loans (in excess of $60,000 with respect to each party) to directors, senior executive officers, stockholders or companies in which they had a 10 percent or more beneficial interest is as follows:

-------------------------------------------------------------------------
                                                                   (000's)
-------------------------------------------------------------------------
Balance December 31, 1996                                           $843
New loans                                                             53
Repayments                                                            97
-------------------------------------------------------------------------
Balance, December 31, 1997                                          $799
=========================================================================

The Company has made payments to organizations in which certain directors have a beneficial interest for services rendered by such organizations. Such payments are not considered to be material in the aggregate.

16. COMMITMENTS AND CONTINGENCIES

      At December 31, 1997, the Company and Bank are committed under an employment agreement with a key officer, director and shareholder requiring annual salary and other payments of $430,000, increasing annually by $30,000 during the term of the contract, annual bonus payments equal to 6 percent of net income of the Company under the executive compensation plan, annual stock option grants of 96,800 shares, issued at fair value (110 percent of fair value for incentive stock options if the key officer's ownership of the Company equals or exceeds 10 percent at the date of grant) and other benefits for the term of the contract expiring July 1, 1999.

      In the normal course of business, various commitments to extend credit are made which are not reflected in the accompanying Consolidated Financial Statements. At December 31, 1997 and 1996, formal credit line and loan commitments which are primarily loans collateralized by real estate and credit card lines approximated $153.8 million and $111.6 million, and outstanding letters of credit totalled $24.3 million and $15.9 million, respectively. Such amounts represent the maximum risk of loss on these commitments.

      During 1997, 1996 and 1995, the Banks, which are approved Federal Home Loan Mortgage Corporation ("FHLMC") seller/servicers, sold mortgage loans to FHLMC, with net proceeds totalling $1.1 million, $.6 million and $4.1million, respectively. At December 31, 1997, the principal balance of the loans sold and exchanged which remain uncollected totalled $75.0 million. The Bank is committed to service these loans.

      In connection with its asset and liability management program, the Bank entered into a protected rate agreement ("cap") which has a remaining aggregate notional amount of $2.5 million at December 31, 1997 ($3.0 million at December 31, 1996). The premium paid in the amount of $85,000 is deferred and is being amortized over the five year life of the cap which expires in 1999. Under the terms of the cap, the Bank will be reimbursed for increases in one-month LIBOR for any month during the term of the agreement in which such rate exceeds the "strike level" of 8.1875%. Interest rate cap agreements allow the Bank to limit its exposure to unfavorable interest rate fluctuations over and above the "capped" rate. The purchased cap hedges income payments from a mortgage-backed security with an interest rate adjusted annually to the one year Constant Maturity Treasury rate. The Bank has also entered into an interest rate swap contract, which effectively adjusts the short-term interest rate on a security sold under agreement to repurchase borrowing to a long-term fixed interest rate. Under the terms of the contract, the Bank is required to pay a fixed interest rate payment equal to 6.16% of a notional amount of $10.0 million, and receive a payment equal to three-month LIBOR. The agreement expires on October 2 ,1998. These agreements are subject to the counter-party's ability to perform in accordance with the terms of the agreement. The Bank's risk of loss on the interest rate cap is equal to the unamortized premium paid to enter into this agreement, while the risk of loss on the interest rate swap is the fair value amount to be paid to terminate the contract, which was $37,000 (liability) at December 31, 1997.

      The Bank enters into forward commitments to sell residential first mortgage loans to reduce market risk associated with originating and holding loans for sale. A risk associated with these commitments arises from the Bank's potential inability to generate loans to fulfill the contracts. To control the risk associated with changes in interest rates, the Bank may also use options to hedge loans closed and expected to close. No such contracts were outstanding at December 31, 1997 and 1996.

      In the ordinary course of business, the Company is party to various legal proceedings, none of which, in the opinion of management, will have a material effect on the Company's consolidated financial position or results of operations.

      The Bank is required to report deposits directly to the Federal Reserve and to maintain reserves on a portion of these deposits. At December 31, 1997, the reserve requirement for the Bank totalled $11.3 million.

--------------------------------------------------------------------------------

17. EMPLOYEE BENEFIT PLANS

Executive Compensation Plan

      The Company provides an executive compensation plan whereby certain key officers (two of whom are directors and shareholders at December 31, 1997) are entitled to compensation in addition to their salaries at varying percentages of the Company's or Bank's (as defined) net income. The total amount of such additional compensation cannot exceed 15 percent of the Company's net income in any year. During 1997, 1996 and 1995, such additional compensation aggregated $1,166,000, $989,000 and $963,000, respectively.

Employee Stock Ownership Plan (With Code Section 401(k) Provisions)

      The Company maintains for the benefit of its employees an Employee Stock Ownership Plan (with Code Section 401(k) Provisions) ("KSOP"). Under the ESOP feature, covering substantially all of the Bank's full-time employees, the annual contribution determined by the Board of Directors, intended to be invested primarily in the Company's common stock, was $240,000, $180,000, and $120,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The 401(k) feature of the KSOP allows eligible employees of the Bank and its affiliates to elect either to invest their voluntary contributions in a fund which purchases common stock of the Company or in six other investment funds. Employees may elect to defer, through voluntary contributions, up to fifteen percent of compensation, and the Company can elect to match fifty percent of the employee's voluntary contributions up to a maximum of four percent of the employee's compensation. Employer matching contributions for the years ended December 31,1997, 1996 and 1995, aggregated $254,000, $200,000, and $165,000, respectively.

Key Employees' Supplemental Investment Plan

      The Bank also maintains a Key Employees' Supplemental Investment Plan ("KESIP"). The KESIP was established solely for the purpose of providing, to certain key management personnel who participate in the KSOP, benefits attributable to contribution allocations which would otherwise be made under the KSOP but for Internal Revenue limitations. Under the KESIP, salary reduction contributions may be made in excess of the limitations on annual contributions imposed by the Internal Revenue Code Section 415, and the Bank may elect to match fifty percent of the employee's voluntary contribution under the KESIP up to a maximum of 4 percent of compensation (less the amount of the employer matching contribution under the KSOP). The Bank also contributes an amount equivalent to the ESOP (optional) contribution that would otherwise have been made to participating employees in the KSOP had it not been for IRS limitations. The Bank's matching and optional contributions under the KESIP for the years ended December 31, 1997, 1996 and 1995 was $105,000, $41,000, and $31,000,
respectively.

STOCK OPTION PLANS

      The Company provides fixed stock option plans to the Company's Board of Directors and certain employees, which are described below, for the purchase of Company common stock at prices at least equal to the fair market value of the Company's common stock on the date of grant. As discussed in Note 2, SFAS No. 123 defines a fair value based method of measuring stock options or similar equity instruments. However, this statement allows a corporation to continue to follow APB No. 25 which does not require compensation expense to be recorded if, at the grant date, the exercise price of the options is at least equal to the fair market value of a corporation's common stock. The Company has elected to continue to report under APB No. 25, and therefore, as required by SFAS No. 123, must provide pro forma disclosures of the difference between compensation expense included in net income as prescribed by APB No. 25 and the related expense measured by the fair value based method as defined by SFAS No. 123. The required disclosure is presented below.

      Pro forma information on the Company's net income and basic and diluted earnings per share as required by SFAS No. 123 has been determined as if the Company had accounted for its stock options under the fair value method of that standard. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model and is recognized over the options' vesting period. The following table compares the Company's net income and basic and diluted earnings per share, as reported, to the pro forma results as if the fair value method of accounting for options prescribed by SFAS No. 123 had been applied for the years ended December 31, 1997, 1996 and 1995. During the phase-in period of applying SFAS No. 123, the effect on pro forma net income may not be representative of compensation expense for future years when the impact of the amortization of multiple option grants would be reflected in the pro forma disclosures.

                                                                             USB
--------------------------------------------------------------------------------

-------------------------------------------------------------------
                                         (000's, except share data)
                                                 Year Ended
                                                December 31,
                                         1997       1996       1995
-------------------------------------------------------------------
Net income             As reported    $10,402     $9,414     $9,327
                         Pro forma      8,985      8,914      8,981
Basic earnings         As reported    $   .84     $  .74     $  .74
    per share            Pro forma        .72        .70        .72
Diluted earnings       As reported    $   .77     $  .70     $  .71
    per share            Pro forma        .66        .66        .69
===================================================================

Director Stock Option Plan

      In 1989, the stockholders of the Company approved a Director Stock Option Plan (the "Director Plan") for an aggregate of 630,994 shares (after adjustment for stock splits and dividends) of the Company's common stock to be issued to all non-employee members of the Company's Board of Directors. Under the terms of the Director Plan, each eligible director will automatically receive annually, effective as of the close of each annual meeting of stockholders of the Company, a nonqualified option (after adjustment for stock splits and dividends) to purchase 16,940 shares of common stock at an exercise price equal to the fair market value of such shares on the date of the grant. The Director Plan has a term of ten years. Options may not be exercised prior to the first anniversary of the date of grant and expire ten years after the date of grant. There were 88,424 shares remaining to be granted at December 31, 1997 under the Director Plan.

     A summary of the Director Plan activity and related information for the years ended December 31, 1997, 1996 and 1995, follows:

------------------------------------------------------------------------------------------------------------------
                                               1997                       1996                      1995
                                                    Weighted-                 Weighted-                  Weighted-
                                                      Average                   Average                    Average
                                                     Exercise                  Exercise                   Exercise
                                        Options         Price      Options        Price      Options         Price
------------------------------------------------------------------------------------------------------------------
Outstanding at January 1                331,863    $     4.69      247,163   $     3.88      188,964    $     3.01
Granted                                  84,700         15.16       84,700         7.05       84,700          5.27
Exercised                               (20,016)         2.39           --           --      (26,501)         2.12
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Outstanding at December 31              396,547    $     7.04      331,863   $     4.69      247,163    $     3.88
Exercisable at December 31              311,847    $     4.84      247,163   $     3.88      162,463    $     3.16
Weighted-average fair value of
   options granted during the year     $   6.22                  $    2.23                  $   1.66
==================================================================================================================

The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yields of 1.29, 2.00 and 2.00 percent; volatility factors of the expected market price of the Company's common stock of 35.91, 27.62 and 27.62 percent; risk-free interest rates of 6.58, 6.45 and 6.34 percent; and expected lives of 6.01,
5.81 and 5.81 years.

      The following table summarizes the range of exercise prices on stock options outstanding and exercisable for the Director Plan at December 31, 1997:

--------------------------------------------------------------------------------------------
                                              Options Outstanding     Options Exercisable
                                         Weighted-
                                           Average     Weighted-                   Weighted-
          Range of                       Remaining       Average                     Average
          Exercise         Number      Contractual      Exercise         Number     Exercise
            Prices    Outstanding             Life         Price    Exercisable       Price
--------------------------------------------------------------------------------------------
$  2.06 to $  7.05        311,847       6.53 years      $   4.84        311,847     $  4.84
  15.16 to   15.16         84,700       9.42               15.16             --          --
--------------------------------------------------------------------------------------------
$  2.06 to $ 15.16        396,547       7.15            $   7.04        311,847     $  4.84
============================================================================================

--------------------------------------------------------------------------------

Employee Stock Option Plans

      Under the 1984 and 1993 Incentive Stock Option Plans and the 1997 Employee Stock Option Plan for key employees of the Company and its subsidiaries (the "Employee Stock Option Plans"), options for the issuance of both incentive and nonqualified stock options up to an aggregate of 787,102 shares, 1,064,800 shares and 1,200,000 shares (after adjustment for stocks splits and stock dividends), respectively, were authorized for grant at prices at least equal to the fair market value of the Company's common stock at the time the options are granted (for incentive stock options, 110 percent of fair value, for grants to an employee who, at the time of the grant, owns stock aggregating more than 10 percent of the combined voting power of all classes of stock of the Company). Each option holder may exercise up to 50 percent of their options after a three month period subsequent to the grant date and may exercise the remaining 50 percent six months after the grant date. The options granted have a maximum exercisable term of ten years from the date of grant, (not more than five years in the case of incentive stock options granted to an employee who, at the time of grant, owns stock aggregating more than 10 percent of the total combined voting power of all classes of stock of the Company). The option shares and related prices are adjusted for stock splits and stock dividends. Shares totalling 128,734 have been granted under the 1997 Employee Stock Option Plan, and 1,071,266 shares remain available for grant under this plan. No additional shares will be granted under the 1984 and 1993 Incentive Stock Option Plans.

      The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yields of 1.29, 2.00 and 2.00 percent; volatility factors of the expected market price of the Company's common stock of 35.91, 27.62 and 27.62 percent; risk-free interest rates of 6.38, 6.43 and 5.90 percent and expected lives of 5.81, 5.58 and 5.58 years.

      A summary of the Employee Stock Option Plans' activity and related information for the years ended December 31, 1997, 1996 and 1995, follows:

                                               1997                       1996                       1995
                                                    Weighted-                  Weighted-                  Weighted-
                                                      Average                    Average                    Average
                                                     Exercise                   Exercise                   Exercise
                                        Options         Price      Options         Price      Options         Price
Outstanding at January 1              1,251,658       $  4.29    1,010,642        $ 3.56      953,094        $ 2.87
Granted                                 253,880         16.73      253,880          7.08      244,420          5.53
Exercised                               (20,604)         2.01      (12,864)         2.44     (186,872)         2.64
Outstanding at December 31            1,484,934       $  6.44    1,251,658        $ 4.29    1,010,642        $ 3.56
Exercisable at December 31            1,484,934       $  6.44    1,251,658        $ 4.29    1,010,642        $ 3.56
Weighted-average fair value of
   options granted during the year   $     6.68                 $     2.03                 $     1.53

      The following table summarizes the range of exercise prices on stock options outstanding and exercisable under the Employee Stock Option Plans at December 31, 1997:

--------------------------------------------------------------------------------------
                                      Options Outstanding        Options Exercisable
                                     Weighted-
                                       Average   Weighted-                   Weighted-
       Range of                      Remaining     Average                     Average
       Exercise        Number      Contractual    Exercise          Number    Exercise
         Prices   Outstanding             Life       Price     Exercisable       Price
--------------------------------------------------------------------------------------
$2.11 to $ 7.50     1,231,054       4.62 years    $   4.32       1,231,054    $   4.32
16.69 to 18. 36       253,880       9.38             16.73         253,880       16.73
--------------------------------------------------------------------------------------
$2.11 to $18.36     1,484,934       5.43          $   6.44       1,484,934    $   6.44
======================================================================================

                                                                             USB
--------------------------------------------------------------------------------

18. CONDENSED FINANCIAL INFORMATION OF U.S.B.HOLDING CO., INC. (PARENT COMPANY
ONLY)

Condensed statements of condition are as follows:
----------------------------------------------------------------------
                                                          (000's)
                                                        December 31,
                                                      1997        1996
----------------------------------------------------------------------
ASSETS
Cash                                               $ 1,148     $   832
Securities (at fair value)                              78          63
Investment in common stock of subsidiaries          80,986      56,308
Real estate                                            228         258
Other assets                                         3,299         726
----------------------------------------------------------------------
TOTAL ASSETS                                       $85,739     $58,187
======================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities                                  $ 1,659     $ 1,321
Corporation - Obligated mandatory redeemable
  capital securities of subsidiary trust            20,000          --
Stockholders' equity                                64,080      56,866
----------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $85,739     $58,187
======================================================================

                                                                               (000's)
Condensed statements of income are as follows:                        Year Ended December 31,
---------------------------------------------------------------------------------------------------
                                                                 1997           1996           1995
---------------------------------------------------------------------------------------------------
Income:
Dividends from Bank subsidiaries                              $ 4,500         $1,750         $3,150
Gain on sale of available for sale securities                      --             41             26
Net gain on sale of Royal Oak Savings Bank, F.S.B                  --             --          3,520
Net gain on sale of branch facility                                --            600             --
Other income                                                        1            142             --
---------------------------------------------------------------------------------------------------
Total income                                                    4,501          2,533          6,696
---------------------------------------------------------------------------------------------------
Expenses:
Interest on:
    Long-term debt                                                 --             --             64
    Corporation - Obligated mandatory redeemable capital
       securities of subsidiary trust                           1,771             --             --
Other expenses                                                    573            428            355
---------------------------------------------------------------------------------------------------
Total expenses                                                  2,344            428            419
---------------------------------------------------------------------------------------------------
Income before equity in undistributed income of subsidiaries
     and provision for income taxes                             2,157          2,105          6,277
Equity in undistributed income of subsidiaries                  8,321          7,568          4,465
Provision for income taxes                                         76            259          1,415
---------------------------------------------------------------------------------------------------
NET INCOME                                                    $10,402         $9,414         $9,327
===================================================================================================

--------------------------------------------------------------------------------

Condensed statements of cash flow are as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                                              (000's)
                                                                                      Year Ended December 31,
                                                                            1997               1996               1995
----------------------------------------------------------------------------------------------------------------------
Operating activities:
Net income                                                              $ 10,402            $ 9,414            $ 9,327
Adjustments to reconcile net income to net cash provided by
     (used for) operating activities:
        Gain on sale of available for sale securities                         --                (41)               (26)
        Net gain on sale of Royal Oak Savings Bank, F.S.B                     --                 --             (3,520)
        Net gain on sale of branch facility                                   --               (600)                --
        Equity in undistributed income of subsidiaries                    (8,321)            (7,568)            (4,465)
        Other - net                                                       (1,014)            (2,061)             1,895
----------------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) operating activities                       1,067               (856)             3,211
----------------------------------------------------------------------------------------------------------------------
Investing activities:
Proceeds from sale of available for sale securities                           --                 59                 41
Purchase of available for sale securities                                    (15)               (59)                --
Proceeds from sale of Royal Oak Savings
     Bank, F.S.B., net of expenses of sale                                    --                 --              7,420
Proceeds from sale of branch facility                                         --                900                 --
Net increase in investment in subsidiary                                 (14,500)                --             (5,889)
Other - net                                                                   --                 12               (311)
----------------------------------------------------------------------------------------------------------------------
Net cash (used for) provided by investing activities                     (14,515)               912              1,261
----------------------------------------------------------------------------------------------------------------------
Financing activities:
Repayment of long-term debt qualifying as
     regulatory capital                                                       --                 --             (1,800)
Dividends paid  - Common                                                  (2,357)            (1,838)            (1,659)
                - Preferred                                                  (34)              (294)              (315)
Net proceeds from issuance of Corporation - Obligated
    mandatory redeemable capital securities of subsidiary trust           18,810                 --                 --
Redemption of preferred stock                                             (3,250)              (500)                --
Net proceeds from issuances of common stock and tax benefit
     of stock options                                                        231                 19              1,858
Proceeds from sale of treasury stock                                         469                440                 --
Purchase of treasury stock                                                  (105)                --                 --
----------------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) financing activities                      13,764             (2,173)            (1,916)
----------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                                  316             (2,117)             2,556
Cash, beginning of year                                                      832              2,949                393
----------------------------------------------------------------------------------------------------------------------
Cash, end of year                                                       $  1,148            $   832            $ 2,949
======================================================================================================================

19. SUBSEQUENT EVENT- ACQUISITION OF TAPPAN ZEE

FINANCIAL, INC.

      On March 6, 1998, the Company and Tappan Zee Financial, Inc. ("Tappan Zee"), the parent company of Tarrytowns Bank FSB, jointly announced that they have signed a definitive agreement pursuant to which they will enter into a business combination. The transaction is intended to be a tax free exchange of common shares and will be accounted for as a pooling of interests. Tappan Zee will be merged into the Company and Tarrytowns Bank FSB will operate as a wholly-owned subsidiary of the Company.

      Under the terms of the agreement each Tappan Zee shareholder will receive Company common stock that is anticipated to have a value of $22.00 per share for each Tappan Zee share. The exchange ratio will be finalized after all regulatory approvals are received. The minimum exchange ratio will be .88 Company shares for each Tappan Zee share if the Company's common stock has a value of $25.00 per share, or higher, and subject to the exception below, the maximum exchange ratio will be 1.24 Company

                                                                             USB
--------------------------------------------------------------------------------

shares for each Tappan Zee share if the Company's common stock has a value of $17.75, or lower. If the Company's common stock has a value of between $17.75 and $25.00 per share, the exchange ratio will be established to provide a value to Tappan Zee shareholders of $22.00 per share. If the Company's common stock falls below $15.00 per share, Tappan Zee will have the right to terminate the transaction subject to the Company's right to adjust the exchange ratio so as to assure that Tappan Zee shareholders receive a value of $18.60 per Tappan Zee share. Based on the Company's closing price per common share on March 6, 1998, of $22.25 per share, each Tappan Zee share would be exchanged for 0.99 shares of Company common stock. Also on this basis, the total value of the transaction is approximately $33.8 million, which represents 1.51 times Tappan Zee's book value as of December 31, 1997, and a premium of 14% over Tappan Zee's market price on March 6, 1998.

      As of December 31, 1997, Tappan Zee has approximately $126 million in assets and operates a single banking facility in the Village of Tarrytown, Westchester County, New York. Had the business combination occurred as of December 31,1997, the Company would have had approximately $1.15 billion in assets. After an acquisition charge of approximately $3 million to $3.5 million (net of tax) in 1998, the transaction is expected to be accretive to earnings per share in 1999.

      The acquisition is contingent upon the satisfaction of necessary bank regulatory approvals, the approval of the shareholders of Tappan Zee and other customary conditions. The parties anticipate that the merger will be consummated in the third quarter of 1998.

      In connection with the merger agreement, Tappan Zee has granted USB an option, exercisable under certain circumstances, to purchase 294,134 shares, or 19.9%, of Tappan Zee's currently outstanding common stock.

Independant Auditor's Report

                                                                             USB
--------------------------------------------------------------------------------

Deloitte & Touche LLP
---------------------

[COMPANY LOGO]

To the Board of Directors and Stockholders
U.S.B. Holding Co., Inc.

We have audited the accompanying consolidated statements of condition of U.S.B. Holding Co., Inc. and its subsidiaries (the "Company") as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31,1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S.B. Holding Co., Inc. and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

January 28, 1998  (March 6, 1998 as to Note 19)
Stamford, Connecticut

                                                                             USB
--------------------------------------------------------------------------------

January 28, 1998

To the Stockholders
U.S.B. Holding Co., Inc.

Re:  1997 Management Report

U.S.B. Holding Co., Inc. (the "Company") is responsible for the preparation, integrity, and fair presentation of its published financial statements as of December 31, 1997 and for the year then ended. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed judgments and estimates made by management.

The consolidated financial statements have been audited by an independent accounting firm, Deloitte & Touche LLP, which was given unrestricted access to management and personnel, and to all financial records and related data, including minutes of all meetings of stockholders, the Board of Directors, and committees of the Board. Management believes that all representations made to the independent auditors during their audit were valid and appropriate. The independent auditors' report is presented on page 48.

Internal Control

Management is responsible for establishing and maintaining internal control over the preparation of its published financial statements. The Company's internal control is intended to provide reasonable assurance to the Company's Board of Directors and management regarding the preparation of financial statements in conformity with generally accepted accounting principles, and for the Company's bank subsidiary, Union State Bank, also in conformity with the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income ("Call Report Instructions").

There are inherent limitations in the effectiveness of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time.

Management assessed the Company's internal control structure over financial reporting, including safeguarding of assets, presented in conformity with generally accepted accounting principles and the Call Report Instructions as of December 31, 1997. This assessment was based on criteria for effective internal control over financial reporting, including safeguarding of assets, described in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Company maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with generally accepted accounting principles and, for its bank subsidiary, the Call Report Instructions as of December 31,1997.

--------------------------------------------------------------------------------

Compliance with Laws and Regulations

Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with those designated safety and soundness laws and regulations and has maintained records of its determinations and assessments as required by the FDIC. Based on this assessment, management believes that the Company's insured depository subsidiary, Union State Bank, has complied, in all material respects, with the designated safety and soundness laws and regulations referred to above for the year ended December 31, 1997.



                        /s/ Thomas E. Hales             /s/ Steven T. Sabatini

                        Thomas E. Hales                 Steven T. Sabatini
                        Chairman, President and         Senior Executive
                        Chief Executive Officer         Vice President and
                                                        Chief Financial Officer

Independent Accountants' Report

                                                                             USB
--------------------------------------------------------------------------------

Deloitte & Touche LLP
---------------------

[COMPANY LOGO]

To the Board of Directors and Stockholders
U.S.B. Holding Co., Inc.

We have examined management's assertion that, as of December 31, 1997, U.S.B. Holding Co., Inc. and subsidiaries (the "Company") maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with generally accepted accounting principles and, for the Company's bank subsidiary, Union State Bank, also in conformity with Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income ("Call Report Instructions") included in the accompanying 1997 Management Report to the stockholders.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control over financial reporting, testing and evaluating the design and operating effectiveness of the internal control structure over financial reporting, including safeguarding of assets, and such other controls as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control over financial reporting to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies may deteriorate.

In our opinion, management's assertion that, as of December 31, 1997, the Company maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with generally accepted accounting principles and, for its bank subsidiary, the Call Report Instructions is fairly stated, in all material respects, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.


/s/ Deloitte & Touche LLP

January 28, 1998
Stamford, Connecticut

Management's Discussion and Analysis
of Financial Condition and Results of Operations

--------------------------------------------------------------------------------

      This section presents discussion and analysis of the financial condition and results of operations of U.S.B. Holding Co., Inc. (the "Company") and its subsidiaries, including its banking subsidiaries (the "Banks"), Union State Bank (the "Bank") and its wholly-owned subsidiary U.S.B. Realty Corp. ("USBRC"), and Royal Oak Savings Bank, F.S.B. ("Royal"). Royal was sold as of December 31, 1995, as further discussed below and in Note 3 to the Consolidated Financial Statements. This discussion and analysis should be read in conjunction with the financial statements and supplemental financial data contained elsewhere in this report.

Selected Financial Data

--------------------------------------------------------------------------------------------------------------
                                                                   (000's, except share data)
                                                                     Year Ended December 31,
                                                   1997         1996          1995          1994          1993
--------------------------------------------------------------------------------------------------------------
Operating Results:
Total interest income                       $    70,912  $    57,216   $    49,692   $    39,601   $    34,544
Total interest expense                           37,106       27,601        24,318        15,933        13,138
--------------------------------------------------------------------------------------------------------------
Net interest income                              33,806       29,615        25,374        23,668        21,406
Provision for loan losses                         2,320        2,275         1,200           993           763
Income before income taxes                       14,633       14,188        13,638        10,126         9,805
Net income                                       10,402        9,414         9,327         7,000         6,200
Basic earnings per share                            .84          .74*          .74*          .57*          .52*
Diluted earning per share                           .77          .70*          .71*          .55*          .51*
Weighted average shares                      12,401,562   12,330,222*   12,117,283*   11,709,900*   11,374,224*
Adjusted weighted average shares             13,523,182   13,025,994*   12,609,516*   12,161,784*   11,571,057*
Cash dividends per common share                     .19         .149*        .1365*          .11*          .08*
==============================================================================================================
                                                                            (000's)
                                                                          December 31,
                                                   1997         1996          1995          1994          1993
--------------------------------------------------------------------------------------------------------------
Financial Position:
Total loans, net                            $   556,109  $   497,769   $   387,437   $   330,250   $   272,971
Total assets                                  1,023,400      803,451       678,783       602,603       508,638
Total deposits                                  797,795      682,280       610,635       543,862       469,016
Borrowings                                      133,803       59,692        10,000         5,000            --
Long-term debt qualifying
    as regulatory capital                            --           --            --         1,800         1,800
Corporation-Obligated mandatory redeemable
    capital securities of subsidiary trust       20,000           --            --            --            --
Stockholders' equity                             62,639       56,866        51,333        38,319        34,435
==============================================================================================================

                                                      Quarterly Results of Operations
                                                         (000's, except share data)
                                         1997 Quarters                          1996 Quarters
                             Fourth    Third    Second     First    Fourth     Third    Second     First
---------------------------------------------------------------------------------------------------------
Interest income             $18,759  $18,433   $17,767   $15,953   $15,573   $14,751   $13,812   $13,080
Net interest income           8,803    8,532     8,468     8,003     7,888     7,646     7,246     6,835
Provision for loan losses       350      510       830       630       600       600       600       475
Income before income taxes    3,923    3,767     3,598     3,345     4,201     3,331     3,313     3,343
Net income                    2,878    2,692     2,500     2,332     2,864     2,175     2,125     2,250
Basic earnings per share        .23      .22*      .20*      .19*      .23*      .17*      .17*      .17*
Diluted earnings per share      .21      .20*      .19*      .17*      .21*      .16*      .16*      .17*
=========================================================================================================

*Adjusted for two-for-one stock split in 1997.

                                                                             USB
--------------------------------------------------------------------------------

                                                                    (000's, except percentages)
Daily Average Balances and Interest Rates                             Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                   1997                        1996                        1995
---------------------------------------------------------------------------------------------------------------------------
                                       Average              Yield/ Average              Yield/  Average              Yield/
                                       Balance   Interest    Rate  Balance   Interest    Rate   Balance   Interest    Rate
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
Interest bearing deposits             $     13  $     1      4.6%  $    388  $     39    10.1%  $  2,132  $    137     6.4%
Federal funds sold                      10,860      597      5.5     12,925       693     5.4     16,917     1,013     6.0
Securities:
    U.S. Treasury and
      government agencies              135,836    9,750      7.2     75,678     5,123     6.8     42,013     2,907     6.9
    Mortgage-backed securities         132,987    8,871      6.7    104,865     6,873     6.6    115,504     7,741     6.7
    Obligations of states and
      political subdivisions            63,113    5,055      8.0     63,396     4,960     7.8     69,427     5,295     7.6
    Corporate bonds, FHLB
      stock, and other securities        7,978      578      7.3      8,777       679     7.7     16,311     1,417     8.7
Loans, net                             525,169   47,897      9.1    444,980    40,660     9.1    352,244    33,222     9.4
---------------------------------------------------------------------------------------------------------------------------
Total interest earning assets          875,956   72,749      8.3    711,009    59,027     8.3    614,548    51,732     8.4
---------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets:
Cash and due from banks                 27,357                       22,756                       22,359
Other assets                            27,525                       17,611                       18,240
---------------------------------------------------------------------------------------------------------------------------
TOTAL                                 $930,838                     $751,376                     $655,147
===========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Deposits:
    NOW                               $ 46,275  $   788      1.7%  $ 41,055  $    654     1.6%  $ 40,667  $    644     1.6%
    Money market                        46,886    1,230      2.6     53,794     1,445     2.7     65,080     1,945     3.0
    Savings                            237,041    9,569      4.0    206,932     8,085     3.9    143,931     4,705     3.3
    Time                               335,204   18,934      5.6    281,178    15,590     5.5    268,611    16,144     6.0
Federal funds purchased,
    securities sold under
    agreements to repurchase
    and Federal Home Loan
    Bank advances                       81,028    4,814      5.9     30,857     1,827     5.9     13,243       816     6.2
Long-term debt qualifying as
    regulatory capital                      --       --       --         --        --      --        710        64     9.0
Corporation - Obligated
    mandatory redeemable
    capital securities of
    subsidiary trust                    18,027    1,771      9.8         --        --      --         --        --      --
---------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities     764,461   37,106      4.9    613,816    27,601     4.5    532,242    24,318     4.6
---------------------------------------------------------------------------------------------------------------------------
Non-interest bearing liabilities
    and stockholders' equity:
Demand deposits                        100,792                       82,491                       75,564
Other liabilities                        7,201                        2,535                        2,933
Stockholders' equity                    58,384                       52,534                       44,408
---------------------------------------------------------------------------------------------------------------------------
TOTAL                                 $930,838                     $751,376                     $655,147
===========================================================================================================================
NET INTEREST EARNINGS                           $35,643                      $ 31,426                      $27,414
===========================================================================================================================
NET YIELD ON INTEREST
    EARNING ASSETS                                           4.1%                         4.4%                         4.5%
===========================================================================================================================

The statistical data contained herein has been adjusted to a tax equivalent basis, based on the federal statutory tax rate of 35% and applicable state tax rates.

--------------------------------------------------------------------------------

Summary of Results

      The Company (including results for the Bank prior to the Company's formation as a holding company) recorded its nineteenth consecutive year of increased net income in 1997. Net income was $10.4 million for the year ended December 31, 1997, a 10.5 percent increase over 1996. Net income was $9.4 million for the year ended December 31, 1996, a 1 percent increase over 1995 net income of $9.3 million. Net income for 1995 includes a gain of $2.1 million, net of tax, from the sale of the Company's subsidiary, Royal Oak Savings Bank, F.S.B. ("Royal"), headquartered in Randallstown, Maryland, while 1996 net income includes approximately $.3 million attributable to the sale of a branch facility which was previously part of Royal's branch system (the "Royal transactions"). Excluding the Royal transactions in 1996 and 1995, as well as net income of Royal in 1995 ($.2 million), the increase in 1997 and 1996 net income was $1.3 million and $2.1 million or an increase of 14.1 percent and 29.9 percent, respectively. The 1997 and 1996 results, compared to the prior year before the effects of the Royal transactions, primarily reflect higher net interest income and securities gains, offset by a higher provision for loan losses and higher operating expenses.

      Diluted earnings per share of $.77 in 1997, increased 10.0 percent over the $.70 recorded in 1996, while diluted earnings per share decreased slightly in 1996 compared to the $.71 recorded in 1995, reflecting the higher net income, reduction of preferred stock dividends due to redemptions of preferred stock in both years, offset (completely in 1996) by a higher amount of average common stock and common stock equivalents outstanding. Excluding the effects of the Royal transactions described above and Royal net income in 1995, diluted earnings per share increased $.09 or 13.2 percent in 1997 and $.15 or 28.3 percent in 1996 over the prior year. Per share amounts reflect the two-for-one stock split in the form of a 100 percent stock dividend distributed December 24, 1997. Return on average common stockholders' equity was 17.95 percent in 1997, compared to 18.60 percent in 1996, and 22.17 percent in 1995. Return on average total assets in 1997 was 1.12 percent, compared to 1.25 percent in 1996, and
1.42 percent in 1995.

      Record net interest income for 1997 rose to $33,806,000 or a 14.2 percent increase over the $29,615,000 recorded in 1996, while 1996 net interest income increased 16.7 percent compared to the $25,374,000 recorded in 1995. These increases result principally from continuing growth in interest earning assets, primarily loans and security investments , partially offset by a narrowing interest rate spread. The interest rate spread on a tax equivalent basis decreased in 1997 to 3.4 percent, while it remained 3.8 percent in both 1996 and 1995, as a result of a flat yield curve and the effects of additional leveraging of the balance sheet. Non-interest income for 1997 decreased $492,000 compared to 1996, primarily as a result of a $600,000 gain on the sale of a branch facility in 1996, while higher security gains and gains on loans held for sale, and other income were recorded in 1997, partially offset by lower service charges and fees, and mortgage servicing income. Excluding the 1995 gain on sale of Royal, non-interest income for 1996 increased by $1,232,000 as compared to 1995, primarily as a result of higher securities gains and other income, and the gain from sale of the Royal branch facility, offset by lower service fee income and mortgage servicing fees and a loss on sale of loans. The overall increases in revenues were partially offset by 17.7 and 1.8 percent increases in non-interest expense in 1997 and 1996, respectively, reflecting increases in such costs as salaries and employee benefits, occupancy and equipment expense and other costs, as a result of the continuing growth of the Company and its investment in people, new products, branches and technology, partially offset in 1996 by a reduction in FDIC insurance expense, the elimination of Royal expenses due to its sale, and lower other non-interest expenses. A lower effective tax rate in 1997 also increased net income, while a higher effective tax rate in 1996 reduced net income in that year.

      The Company's total capital ratio under the risk-based capital guidelines exceeds regulatory guidelines of 8 percent, as the total ratio equaled 13.80 percent and 11.50 percent at December 31, 1997 and 1996, respectively. The leverage capital ratio increased to 8.26 percent at December 31, 1997 from 7.06 percent in 1996, reflecting issuance of the Capital Securities in 1997.

                                                                             USB
--------------------------------------------------------------------------------

Interest Differential

      The following table sets forth the dollar amount of changes in interest income, interest expense and net interest income between the years ended December 31, 1997 and 1996, and the years ended December 31, 1996 and 1995, on a tax equivalent basis.


-----------------------------------------------------------------------------------------------------------------------------
                                                                                     (000's)
                                                           1997 Compared to 1996                  1996 Compared to 1995
                                                            Increase (Decrease)                    Increase (Decrease)
                                                             Due to Change in                       Due to Change in
-----------------------------------------------------------------------------------------------------------------------------
                                                                              Total                                  Total
                                                    Average      Average     Increase      Average      Average     Increase
                                                     Volume         Rate    (Decrease)      Volume         Rate    (Decrease)
-----------------------------------------------------------------------------------------------------------------------------
Interest Income:
Interest bearing deposits                        $    (24.4)  $    (13.6)  $    (38.0)  $   (149.5)  $     51.5   $    (98.0)
Federal funds sold                                   (113.1)        17.1        (96.0)      (221.7)       (98.3)      (320.0)
Securities:
     U.S. Treasury and government agencies          4,300.7        326.3      4,627.0      2,280.3        (64.3)     2,216.0
     Mortgage-backed securities                     1,873.9        124.1      1,998.0       (700.3)      (167.7)      (868.0)
     Obligations of states and
         political subdivisions                       (22.2)       117.2         95.0       (469.1)       134.1       (335.0)
     Corporate bonds, FHLB stock,
         and other securities                         (59.5)       (41.5)      (101.0)      (596.6)      (141.4)      (738.0)
Loans, net                                          7,313.6        (76.6)     7,237.0      8,502.6     (1,064.6)     7,438.0
-----------------------------------------------------------------------------------------------------------------------------
Total interest earning assets                      13,269.0        453.0     13,722.0      8,645.7     (1,350.7)     7,295.0
-----------------------------------------------------------------------------------------------------------------------------
Interest Expense:
Deposits:
     NOW                                               86.9         47.1        134.0          6.2          3.8         10.0
     Money market                                    (181.9)       (33.1)      (215.0)      (315.7)      (184.3)      (500.0)
     Savings                                        1,208.2        275.8      1,484.0      2,337.5      1,042.5      3,380.0
     Time                                           3,046.7        297.3      3,344.0        733.3     (1,287.3)      (554.0)
Federal funds purchased, securities sold under
     agreements to repurchase and
     Federal Home Loan Bank advances                2,981.3          5.7      2,987.0      1,043.9        (32.9)     1,011.0
Long-term debt qualifying as regulatory capital          --           --           --        (64.0)          --        (64.0)
Corporation - Obligated mandatory redeem-
    able capital securities of subsidiary trust     1,771.0           --      1,771.0           --           --           --
-----------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities                  8,912.2        592.8      9,505.0      3,741.2       (458.2)     3,283.0
-----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in interest differential     $  4,356.8   $   (139.8)  $  4,217.0   $  4,904.5   $   (892.5)  $  4,012.0
=============================================================================================================================

The variance not solely due to rate or volume is allocated between the rate and volume variances based upon their absolute relative weights to the total change.

Net Interest Income

      Net interest income, the difference between interest income and interest expense, is the most significant component of the Company's consolidated earnings. Net interest income of $35.6 million on a tax equivalent basis for 1997 reflects a 13.4 percent increase over the $31.4 million in 1996. Net interest income on a tax equivalent basis for 1996 rose to $31.4 million, or a
14.6 percent increase over the $27.4 million for 1995. Net interest income benefited by the increase in the excess of average interest earning assets over average interest bearing liabilities to $111.5 million in 1997 from $97.2 million and $82.3 million for 1996 and 1995, respectively.

      Interest income is determined by the volume of, and related rates earned on, interest earning assets. Volume increases in U.S. Treasury and government agencies securities, mortgage-backed securities and loans, as well as higher rates on all interest-earning assets, except for interest bearing deposits, corporate bonds, FHLB stock and other securities, and loans, contributed to higher interest income in 1997, as compared to 1996. These increases were partially offset by lower volume for all other categories. Volume

--------------------------------------------------------------------------------

increases also contributed to higher net interest income in 1996, particularly in loans and U. S. Treasury and government agencies securities, partially offset by volume decreases in all other interest earning asset categories and lower average interest rates on all interest earning assets, except for interest bearing deposits and obligations of state and political subdivisions . Average interest earning assets increased in 1997 to $876.0 million over the $711.0 million in 1996, compared to $614.5 million in 1995, reflecting a 23.2 percent and 15.7 percent increase in 1997 and 1996, respectively. The Company's ability to make changes in the asset mix allows management to capitalize on more desirable yields, as available, on various interest earning assets.

      Loans are the largest component of interest earning assets and due to their significance are carefully reviewed with respect to the Company's overall interest sensitivity position. In 1997, average net loan balances increased $80.2 million to $525.2 million compared to 1996, while average net loans increased $92.7 million in 1996 compared to 1995. Net loans outstanding increased $58.3 million to $556.1 million at December 31, 1997 from $497.8 million at December 31, 1996, or an 11.7 percent increase, compared to an increase of $110.3 million in 1996 over 1995, or 28.5 percent. Interest income on loans in 1997 and 1996, increased due to higher volume, partially offset by lower interest rates. Loan interest income was also affected by interest income not recorded on nonaccrual loans of $409,000 in 1997, $840,000 in 1996, and $226,000 in 1995.

      The average balances of total securities increased in both 1997 and 1996, due principally to efforts to effectively leverage capital, as well as management's efforts to balance the risk and liquidity of the entire portfolio. Overall, the net volume increase in securities resulted in increased interest income on securities in both years. Interest income on securities was also affected by generally slightly higher short to medium-term yields on average and a change in the risk profile in 1997, while interest rates were generally lower in 1996, as compared to the prior year.

      Interest expense is a function of the volume of, and rates paid for, interest bearing liabilities. Interest expense in 1997 increased $9,505,000, or
34.4 percent to $37.1 million, following the 1996 increase of $3,283,000, or
13.5 percent, compared to 1995. Average balances in substantially all categories (except for money market accounts, and long-term debt) increased in both 1997 and 1996. Retail deposits increased principally due to the opening of the Suffern branch in 1997, and the Stony Point branch in 1996, as well as continuing growth of deposits in existing branches. In addition, management decided to increase leveraging of the Bank's capital by increasing time deposits of municipalities, Federal Home Loan Bank advances and borrowings under securities sold with agreements to repurchase, and investing these funds in short and medium-term investments and loan originations. Interest expense also increased in 1997 due to the issuance of $20 million of Capital Securities in February 1997. The Capital Securities, issued at an effective rate of 9.78 percent, resulted in $1.8 million of additional interest expense in 1997. These Capital Securities are included in Tier 1 capital, and as a result the Company increased borrowings to purchase securities at reasonable spreads to further leverage capital. The level of non-interest bearing average demand deposits which increased in 1997 to $100.8 million from $82.5 million in 1996, compared to $75.6 million in 1995, is an integral aspect of liability management and has a direct impact on the determination of net interest income. In 1997, interest rates on average interest bearing deposits increased, except for money market account interest rates, due to a higher level of deposits in higher rate products. Interest rates on average interest bearing deposits declined in 1996, due to a lower rate environment compared to the prior year, except for NOW and savings accounts due to an increase in higher rate products. In May, 1995, the Company repaid its long-term debt. The interest rate spread on a tax equivalent basis for each of the three years in the period ended December 31, 1997 is as follows:

---------------------------------------------------------------
                                   1997        1996        1995
---------------------------------------------------------------
Average interest rate on:
Total average interest-
   earning assets                   8.3%        8.3%        8.4%
Total average interest-
   bearing liabilities              4.9         4.5         4.6
---------------------------------------------------------------
Total interest rate spread          3.4%        3.8%        3.8%
===============================================================

      In 1997, the interest rate spread decreased primarily due to the increased leveraging of the balance sheet at tighter spreads. During 1996, the Bank maintained its interest rate spread at 3.8 percent consistent with that of 1995. Although the effects of balance sheet leveraging tends to decrease the interest rate spread, it adds net interest income without adding significant operating costs. Management cannot predict what impact market conditions will have on its interest rate spread, and, therefore, further compression in the net interest margin may occur.

                                                                             USB
--------------------------------------------------------------------------------

Non-Interest Income

      Non- interest income for 1997 was $4,535,000 compared to $5,027,000 for 1996. The decrease primarily results from the gain on sale of a branch facility of $600,000 in 1996. Excluding the gain on sale of the branch facility in 1996, other income increased $108,000 in 1997, reflecting higher security gains, gain on loans held for sale, ATM charges and credit card fees, offset by lower service charges and fees, and mortgage servicing income. Excluding the gain on sale of Royal in 1995 of $3.5 million, non-interest income for 1996 increased by $1,232,000 over 1995, reflecting higher gains on security and loan sales of $541,000, the gain on sale of the Royal branch facility of $600,000, and higher other income, partially offset by lower mortgage servicing income, and service charges and fees.

      The net gain on the sale of Royal reflects the sale of this thrift subsidiary on December 31, 1995, to Monocacy Bancshares, Inc., parent company of Taneytown Bank & Trust Company, Taneytown, Maryland. (See Note 3 to the Consolidated Financial Statements.)

      Net gains on securities transactions principally result from the sales of securities to restructure the portfolio, manage cash flow and reduce long-term market value volatility of the portfolio in response to changes in interest rates.

      Gains (losses) on loans held for sale are primarily realized from sales of residential mortgage loans held for sale and originated principally from fixed rate mortgage promotions. Net losses on loans held for sale of $54,000 in 1996 were due to write-downs of fixed rate mortgage loans held for sale during periods of increasing interest rates. The decision to sell loans in any period is influenced by the amount and type of loans originated in relation to the total portfolio, the secondary market environment and the interest rate environment.

      Mortgage servicing fees decreased to $223,000 in 1997, an 8.6 percent decrease from $244,000 in 1996, a 28.2 percent decrease from $340,000 in 1995. Mortgage servicing fees decreased due to a decrease in volume of primarily fixed rate loans sold to FHLMC with servicing retained, as the Bank decided to retain approximately $15.0 million and $21.0 million of residential loan originations in portfolio in 1997 and 1996, respectively. The sale of Royal in 1995 also reduced the level of mortgage servicing fees in 1996 compared to 1995. The Company expects to continue to originate and sell/swap residential mortgages in the secondary market as opportunities exist.

      Service charges and fees on deposit accounts decreased 7.6% and 6.9% in 1997 and 1996, respectively. Although deposit accounts increased in both years, lower insufficient funds charges, higher balance accounts which provide compensation in lieu of fees, and increased competition impacted the level of fees charged.

      Other income increased $45,000 and $367,000 in 1997 and 1996, respectively, compared to the prior year. Increases in both years reflect higher income from merchant credit card transactions and other fees, higher ATM fees in 1997, and, a loan prepayment fee of $101,000 in 1996.

Non-Interest Expense

      Non-interest expense rose to $21.4 million for 1997, or 17.7 percent over the $18.2 million for 1996, compared to a 1.8 percent increase in 1996 over the $17.9 million for 1995. These increases reflect the growth of the Company, partially offset in 1996 by the elimination of Royal's expenses due to its sale in 1995. The Company's efficiency ratio (a lower ratio indicates greater efficiency) which compares non-interest expense to total adjusted revenue (taxable equivalent net interest income, plus non-interest income excluding gains or losses on securities and loan sales, and the gain on sale of Royal and the Royal branch) was 54.64 percent in 1997, compared to 50.94 percent in 1996 and 57.61 percent in 1995.

      Salaries and employee benefits, the largest component of non-interest expense, rose 11.2 percent in 1997 to $11.5 million, compared to a 14.8 percent increase in 1996 to $10.3 million from the $9.0 million in 1995. During 1997 and 1996, the Bank opened one branch in each year, resulting in increased staff. The increases in both years also reflect the costs of additional personnel necessary for the Bank to accommodate the increases in both deposits and loans resulting from the expansion of services and products available to customers, as well as annual merit increases. Increases in salaries and employee benefits in both 1997 and 1996 were also attributable to incentive compensation programs and other benefit plans necessary to be competitive in attracting and retaining high quality and experienced personnel, and higher health care costs and costs associated with related payroll taxes. The percentages of salaries and employee benefits to total average assets decreased in 1997 and remained flat in 1996 compared to the prior year, and as a percentage of total non-interest expense, decreased in 1997 compared to 1996, and increased in 1996 as compared to 1995.

--------------------------------------------------------------------------------

------------------------------------------------------------------------
                                          1997         1996        1995
------------------------------------------------------------------------
Employees at December 31,
Full-time employees                        221          206         183
Part-time employees                         31           23          28
------------------------------------------------------------------------
Salaries and employee benefits            (000's, except percentages)
Salaries                                $7,158       $6,766       $6,168
Payroll taxes                              724          670          623
KSOP                                       605          422          315
Medical plans                              849          682          618
Incentive compensation plans             1,869        1,539        1,094
Other                                      278          243          175
------------------------------------------------------------------------
Total                                  $11,483      $10,322       $8,993
========================================================================
Percentage of total average assets        1.2%         1.4%         1.4%
Percentage of total non-interest
    expense                              53.7%        56.8%        50.4%
========================================================================

      Occupancy and equipment expenses rose to $4.0 million in 1997, a 16.8 percent increase over 1996, compared to $3.4 million in 1996, a 4.0 percent increase over 1995. The 1997 and 1996 increases were due to a full year of expenses for the branch opened in the prior year, current year branch openings and increased utilization of the Corporate Headquarters by the Bank, offset in 1996 by the elimination of occupancy expense of Royal. Equipment expense continued to increase as a result of higher depreciation and maintenance costs associated with the in-house IBM AS-400 computer and capital investments over the last several years in systems designed to enhance bank-wide operating and processing capabilities. All years also reflect the rising costs of such items as fuel, electricity, real estate taxes and other costs of operating the Company's facilities.

      Advertising and business development expense increased to $1,056,000, or
21.8 percent, compared to the $867,000 recorded in 1996, which reflected a decrease of 4.2 percent compared to 1995. The decrease in 1996 reflects management of advertising costs and elimination of costs associated with Royal, while the increase in 1997 is due principally to increased deposit promotions, mortgage/home equity loan promotional campaigns, and the expansion of the Chairman's Council business development campaign programs.

      Professional fees increased 22.9 percent to $1,270,000 in 1997 from $1,033,000 in 1996, which was an 11.2 percent increase from the $929,000 recorded in 1995. The increases in 1997 and 1996 were due to professional fees associated with loan collections and foreclosures and other litigation costs, higher examination and audit fees, and higher consulting fees.

      Communications expense increased 13.3 percent in 1997 to $708,000 from $625,000 in 1996, an 8.3 percent increase from $577,000 in 1995. The increases were due principally to the additional communication lines required for computer hookups and telephones for the new branches and increases in business volume.

      Stationery and printing expense increased to $450,000 in 1997 from $387,000 in 1996, or 16.3 percent, while such costs remained relatively flat in 1996, as compared to the $380,000 recorded in 1995. The increase in 1997 reflects the higher business volume.

      FDIC insurance increased by $88,000 to $90,000 in 1997 and decreased by $686,000 to $2,000 in 1996. The decrease in 1996 reflects an elimination of premiums as the Bank Insurance Fund reached its required level of 1.25 percent of insured deposits. The increase in 1997 results from new FDIC deposit premiums which became effective in January 1997.

      The Company incurred $176,000, $156,000 and $186,000 in 1997, 1996 and
1995, respectively, in net expenditures related to maintaining foreclosed properties and additional write-downs of carrying values on such properties. Costs increased in 1997 due to a higher level of other real estate owned, while 1996 costs declined, primarily from a declining level of assets classified as other real estate. Expenditures associated with expenses in this category are comprised of real estate taxes, insurance, utilities, maintenance and other charges required to protect the Company's interest in the properties. In general, the longer the foreclosed properties are held, the total cost to maintain such properties will increase; however, to the extent time between acquisition of a property and its sale is reduced, the holding cost per property should decline. In general, the Company seeks to dispose of other real estate owned as expeditiously as possible. However, the ability to dispose of other real estate owned is highly dependent on market conditions in the area in which a property is located.

      Other non-interest expenses, as reflected in the following table, increased 58.0 percent in 1997, compared to a decrease of 28.2 percent in 1996 from 1995. The 1997 increase compared to 1996 is primarily due to a $250,000 contribution to the U.S.B. Foundation Inc., a not-for-profit entity that makes contributions to worthwhile organizations serving the community, higher outside service fees and higher stockholder relations expenses and stock exchange listing fees. The 1996 decrease was primarily due to an employee

                                                                             USB
--------------------------------------------------------------------------------

settlement and a contribution to the U.S.B. Foundation, Inc. in 1995, partially offset by higher credit card expenses.

---------------------------------------------------------------------
                                         1997        1996        1995
Other non-interest expenses            (000's, except for percentages)
---------------------------------------------------------------------
Other insurance                       $   234     $   216     $   206
Courier fees                              223         196         202
Dues, meetings and seminars               252         221         253
Outside services                          454         288         361
Employee settlement                        --          --         236
U.S.B. Foundation                         250          --         250
Credit card related expense               232         210         103
Other                                     516         237         294
---------------------------------------------------------------------
Total                                  $2,161      $1,368      $1,905
---------------------------------------------------------------------
Percentage of total average
  assets                                  .23%        .18%        .29%
---------------------------------------------------------------------
Percentage of total non-interest
  expense                                10.1%        7.5%       10.7%
=====================================================================

      To monitor and control the level of non-interest expenses, as well as non-interest income, the Company continually monitors the system of internal budgeting, including analysis and follow-up of budget variances.

Income Taxes

      Income tax provisions of $4,231,000, $4,774,000 and $4,311,000 were recorded in 1997, 1996 and 1995, respectively. The Company is currently subject to both a statutory incremental Federal tax rate of 35 percent (34 percent for the first $10 million of taxable income), and a New York State tax rate of 9 percent, plus a surcharge of 17 percent in 1997, 19-1/2 percent in 1996 and 24-1/2 percent in 1995. Royal's operation was subject to a Maryland state tax rate of 7 percent. The Company's overall effective tax rate was 28.9 percent,
33.6 percent and 31.6 percent in 1997, 1996 and 1995, respectively.

      The decrease in the overall effective tax rate in 1997 reflects lower state taxes, while the increase in 1996 reflects a lower percent of non-taxable security income. Other pertinent tax information is set forth in the Notes to Consolidated Financial Statements included elsewhere herein.

Securities Portfolio

      Securities are selected to provide safety of principal, liquidity, and produce income on excess funds during structural changes in the composition of deposits, as well as during cyclical and seasonal changes in loan demand and to leverage capital. In order to manage liquidity and control interest rate risk, the Company's investment strategy focuses on securities which have short maturities, adjustable rate securities, or those whose cash flow patterns result in a lower degree of interest rate risk.

      The securities portfolio, including investment in FHLB stock, of $394.6 million and $254.0 million at December 31, 1997 and 1996, respectively, consists of securities held to maturity totalling $137.1 million and $81.0 million, respectively, securities available for sale totalling $243.7 million and $168.8 million, and FHLB stock of $13.7 million and $4.2 million, respectively.

      In accordance with SFAS No. 115, the Bank's investment policy includes a determination of the appropriate classification of securities at the time of purchase. If management has the intent and ability to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost. Securities held for indefinite periods of time and not intended to be held to maturity include securities that management intends to use as part of its asset/liability strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors. Such securities are classified as available for sale and carried at fair value.

      Securities represent approximately 38.8 percent, 35.5 percent and 39.6 percent of average interest-earning assets in 1997, 1996 and 1995, respectively. Emphasis on the securities portfolio will continue to be an important part of the Company's investment strategy. The size of the securities portfolio will depend on deposit and loan growth, and the ability of the Bank to take advantage of leverage opportunities. The carrying value, fair value, weighted average yields and maturity distributions of securities, are included in the Notes to the Consolidated Financial Statements included elsewhere herein.

      Obligations of U.S. Treasury and government agencies securities principally include U.S. Treasury securities and Federal Home Loan Bank, Federal National Mortgage Association ("FNMA") and FHLMC debentures and notes. At December 31, 1997 and 1996, the outstanding and average balances held in such securities totalled $162.5 million and $87.0 million, and $135.8 million and $75.7 million, respectively. The average balances outstanding during 1997 and 1996 increased $60.2 million and $33.7 million, respectively, primarily due to net new purchases of U.S. government agency bonds which may be callable at the option of the issuer on certain predescribed call dates. Management expects these bonds to be called prior to maturity based upon its evaluation of interest rates at the time of purchase.

--------------------------------------------------------------------------------

      The increase of $28.1 million in 1997 and decrease in 1996 of $10.6 million in average balances of mortgage-backed securities, including collateralized mortgage obligations ("CMOs"), were mainly due to transactions in Government National Mortgage Association ("GNMA"), FNMA and FHLMC securities. GNMA securities are backed by the full faith and credit of the U.S. Treasury, assuring investors of receiving all of the principal and interest due from the mortgages backing the securities. FNMA and FHLMC guarantee the payment of interest at the applicable certificate rate and the full collection on the mortgages backing the securities; however, such securities are not backed by the full faith and credit of the U.S. government.

      The following table sets forth additional information concerning mortgage-backed securities, including CMOs, at amortized cost as of the periods indicated.

----------------------------------------------------------------
                                              (000's)
                                             December 31,
                                    1997        1996        1995
----------------------------------------------------------------
U.S. government agency:
  Mortgage-backed securities
    Fixed rate                  $ 39,262    $  8,239    $ 13,266
    Adjustable rate                   --      12,648      16,884
  Collateralized mortgage
    obligations
    Fixed rate                    30,708      37,200      50,596
    Adjustable rate               82,179      41,783      27,639
Other                                340         470         990
----------------------------------------------------------------
Total                           $152,489    $100,340    $109,375
================================================================

      At December 31, 1997, mortgage-backed securities increased $18.4 million to an outstanding balance of $39.3 million due to an increase in fixed rate securities of $31.0 million that was offset by a decrease in adjustable-rate securities of $12.6 million. The increase in fixed rate mortgage-backed securities was mostly from purchases totalling $60.1 million that was offset by sales of similar fixed rate instruments totalling $27.7 million. The sales were transacted to take advantage of market opportunities to restructure the portfolio. The decrease in adjustable-rate securities was primarily the result of sales of such securities totalling $11.3 million whose market values would decline as principal prepayments accelerate in a lower interest rate environment. At December 31, 1996, mortgage-backed securities decreased $9.3 million to an outstanding balance of $20.9 million as fixed rate securities decreased $5.0 million and adjustable-rate securities decreased $4.2 million. The decreases were due to principal paydowns and sales of $4.3 million in fixed rate instruments.

      Fixed and adjustable-rate CMOs increased $33.9 million to a balance outstanding of $112.9 million at December 31, 1997. Fixed rate CMOs decreased $6.5 million mainly from sales of low-yielding CMOs totalling $14.2 million that was partially offset by purchases totalling $8.6 million. Adjustable-rate CMOs increased $40.4 million primarily as purchases of $77.9 million were offset by sales of $35.7 million. The sales were transacted as the market values of these securities would decline as principal prepayments accelerate in a lower interest rate environment. At December 31, 1996, CMOs increased $748 thousand to a balance of $79.0 million as fixed rate CMOs decreased $13.4 million and adjustable-rate CMOs increased $14.1 million. The decrease in fixed rate CMOs reflects sales of $9.5 million in low-yielding CMOs and principal paydowns. The increase in adjustable rate CMOs was due primarily to purchases totalling $14.3 million. Interest rates on floating rate CMO securities periodically adjust at certain spreads to market indices and typically contain maximum lifetime caps. These investments generally result in a shortening of the portfolio's average interest rate repricing period.

      The outstanding balance in obligation of states and political subdivisions at December 31, 1997 was $63.6 million with purchases of $7.5 million and maturities of $6.3 million during the year. This is comparable to the balance at December 31,1996 of $62.4 million with purchases of $7.6 million and maturities of $8.3 million during the year. The obligations are principally New York State political subdivisions with diversified final maturities and substantially all are classified as held to maturity. The Company considers such securities as core investments having favorable tax equivalent yields.

      The Company invests in FHLB stock, medium-term corporate debt securities and other securities which are rated investment grade by nationally recognized credit rating organizations. The Company, as a matter of policy, does not invest in non-rated securities or securities rated less than investment grade at the time of purchase. At December 31, 1997, these securities increased $8.6 million to a balance outstanding of $13.8 million from $5.2 million at December 31, 1996. The increase was due primarily to purchases of FHLB stock of $9.5 million, bringing the total FHLB stock investment to $13.7 million at December 31, 1997. The Bank is a member of the FHLB and during 1997 has increased its outstanding borrowings under the various advance programs offered by the FHLB. As a prerequisite to

                                                                             USB
--------------------------------------------------------------------------------

obtaining increased funding from the FHLB, the Bank must purchase additional shares of FHLB stock.

      The Company has continued to exercise its conservative approach to investing by purchasing high credit quality investments and controlling interest rate risk by averaging investments in medium-term maturities or with securities having interest rates that reprice periodically. Generally, most securities may be used to collateralize borrowings and public deposits, and therefore the investment portfolio is an integral part of the Company's funding strategy.

      Except for securities of the U. S. Treasury and government agencies (principally callable and mortgage-backed securities), there were no obligations of any single issuer which exceeded ten percent of stockholders' equity at December 31, 1997.

Loan Portfolio

      During 1997, the average balances of net loans of the Company increased $80.2 million to $525.2 million, and balances in 1996 increased $92.7 million to $445.0 million, as compared to the 1995 balance of $352.2 million. At December 31, 1997, loans outstanding increased $60.2 million to $563.7 million, or an
11.9 percent increase compared to 1996. Loans outstanding at December 31, 1996 increased $112.2 million, or 28.7 percent over 1995. This growth resulted primarily from: an increase of $41.2 million and $55.3 million in 1997 and 1996, respectively, in commercial mortgages which primarily reprice after three to five years to an index based on the three year or five year Treasury bill; increases in construction and land development loans, principally variable rate loans which are based on the prime rate as published in the Wall Street Journal, of $10.4 million and $29.4 million, respectively, as both the real estate market and business activity increased during each year; increases in time and demand loans of $2.8 million and $6.1 million, respectively; as well as a $6.1 million and $16.7 million increase in 1997 and 1996, respectively, in residential real estate loans and home equity loans; and increases in credit card loans of $5.7 million in 1996; while installment and other loans declined $.3 million and $1.0 million in 1997 and 1996, respectively.

      Real estate collateralized loans consisting of construction mortgages, interim and permanent commercial mortgages, home equity and residential mortgages, represent approximately 89 percent of total gross loans in both 1997 and 1996. The Bank is approved by FHLMC and FNMA as a preferred seller of residential mortgages, which allows more active participation in the home mortgage market, enabling the Bank to meet the community's needs for housing. This also allows the Bank the flexibility to determine if profit margins are best achieved by retention or sale of earning assets and also generates loan origination fees and loan servicing income from the collection and processing of monthly loan payments.

      As part of secondary marketing activities, certain 15 and 30 year residential real estate loans with fixed rates are originated with an intent of selling qualifying loans. During 1997, 1996 and 1995, the Company took advantage of the secondary market by selling for cash $1.1 million, $.6 million and $4.1 million of such loans to FHLMC. Commercial mortgages and construction and land development loans, which increased significantly in both 1997 and 1996, will continue to be emphasized, as such loans represent quality real estate secured loans. At December 31, 1997, the Bank has approximately $112.0 million and $14.0 million of committed but unissued (including lines of credit) commercial mortgage, construction and land development loans, and residential mortgages, respectively. At December 31, 1997 and 1996, approximately $.3 million and $.4 million, respectively, of fixed rate residential loans (including commitments) were held for sale.

      Installment loans to individuals and businesses represented 2.5 percent,
2.9 percent and 3.8 percent of total gross loans in 1997, 1996 and 1995, respectively. The declining trend of installment loans to gross loans was due to normal principal repayments by borrowers, a slowdown in automobile loans as automobile manufacturers offer special financial incentives, including lower interest rates and favorable lease terms, and the inability of borrowers to deduct interest under the existing tax laws.

      The Bank currently provides Affinity cards to the Masons of Maryland and New Hampshire, and a Union State Bank Visa card and MasterCard are also offered. In 1996, the Bank also purchased a portfolio of credit cards aggregating $4.3 million in outstanding lines and $1.7 million in balances. At December 31, 1997, the Bank had credit card lines of $27.8 million, and outstanding balances of $8.0 million. The credit card business allows the Bank to increase its consumer lending business and also diversify the loan portfolio.

      It is the Company's policy to discontinue the accrual of interest on loans when, in the opinion of management, a reasonable doubt exists as to the timely collectibility of the

--------------------------------------------------------------------------------

amounts due. Regulatory requirements generally prohibit the accrual of interest on certain loans when principal or interest is due and remains unpaid for 90 days or more, unless the loan is both well secured and in the process of collection. Nonaccrual loans, which are primarily secured by real estate, lease receivables and cash, decreased in 1997 and 1995 to $5.8 million and $4.0 million, respectively, and increased in 1996 to $8.1 million. The increase in 1996 is principally due to the addition of the Bennett Funding Group loans of $3.3 million, which are collateralized by lease receivables and cash. The Bennett Funding Group filed for Bankruptcy during 1996, and collection of these loans has been delayed by the bankruptcy proceedings. Net income is adversely impacted by the level of non-performing assets caused by the deterioration of borrowers' ability to meet scheduled interest and principal payments. In addition to forgone revenue, the Company must increase the level of provisions for loan losses, incur higher collection costs, and other costs associated with the management and disposition of foreclosed properties.


      The most significant non-performing loans have been in construction loans and real estate related commercial loans and, in 1997 and 1996, the Bennett Funding Group loans discussed above. Although the Bank has an aggressive foreclosure policy, the process is slow and is hampered by legal and market factors. Non-performing assets negatively impact the Company's net interest income and operating results. Net loan charge-offs against the allowance for loan losses increased in 1997 to $504,000 compared to 1996 and decreased in 1996 to $437,000 from $616,000 in 1995. At December 31, 1997, restructured loans decreased to $.6 million from $2.1 million in 1996, compared to $4.1 million in 1995. Loans considered to be impaired under SFAS No. 114 approximated $4.6 million and $7.8 million (including the Bennett Funding Group loans) at December 31, 1997 and 1996, respectively.

Provision for Loan Losses

      The allowance for loan losses is available to absorb charge-offs from any loan category, while additions are made through charges to income and recoveries of loans previously charged-off. An evaluation of the quality of the loan portfolio is performed by management on a quarterly basis as an integral part of the loan review function, which includes the identification of past due loans, non-performing loans and impaired loans, assessments of the expected effects of the current economic environment on the loan portfolio and a review of the historical loss experience. Based upon management's assessment of the degree of risk associated with the various elements of the loan portfolio, it is estimated that at December 31, 1997 and 1996, 5 percent and 6 percent of the allowance for loan losses, respectively, is applicable to time and demand loans, 65 percent and 66 percent, respectively, relate to loans secured by real estate, including commercial and construction loans, and 30 percent and 28 percent, respectively, is applicable to installment, credit card and other loans.

      As with any financial institution, poor economic conditions, high inflation, high interest rates, or high unemployment may lead to increased losses in the loan portfolio. Conversely, improvements in economic conditions tend to reduce the amounts charged against the allowance. Management has established various controls, in addition to strict underwriting standards, in order to limit future losses, such as (1) a "watchlist" of possible problem loans, (2) various loan policies concerning loan administration (loan file documentation, disclosures, approvals, etc.), and (3) a loan review staff employed by the Company to determine compliance with established controls and to review the quality and anticipated collectibility of the portfolio. Management determines which loans are possibly uncollectible and makes additional provisions, if necessary, to state the allowance at a satisfactory level.

      Management takes a prudent and cautious position in evaluating various business and economic uncertainties in relation to the Company's loan portfolio. In management's judgment, the allowance is considered adequate to absorb potential losses inherent in the credit portfolio. A substantial portion (89 percent at December 31, 1997) of the loans of the Company are collateralized by real estate, primarily located in the New York Metropolitan area. The collectibility of the loan portfolio of the Company is subject to changes in the real estate market in which the Company operates. The provisions for loan losses established in 1997, 1996 and 1995, and the related allowance for loan losses as set forth in the Notes to Consolidated Financial Statements reflect net charge-offs and losses incurred with respect to real estate foreclosures, and the effect of the real estate market in the New York metropolitan area on the loan portfolio.

      Management believes the allowance for loan losses at December 31, 1997, appropriately reflects the risk elements inherent in the total loan portfolio at that time. There is no assurance that the Company will not be required to make future adjustments to the allowance in response to changing economic conditions or regulatory examinations. During 1997, the FDIC, and during 1996 the New York State Banking Department, completed examinations of the Bank. In January 1998, the Federal Reserve

                                                                             USB
--------------------------------------------------------------------------------

completed an off-site examination of the Company. The Office of Thrift Supervision examined Royal in 1995. The regulatory agencies concluded that the process of internal asset review and the allowance for loan losses were adequate.

Loan Maturities and Sensitivity to Change in Interest Rates

The following table presents the maturities of loans outstanding at December 31, 1997 (excluding installment loans to individuals and real estate loans other than construction loans), and the amount of such loans by maturity date that have predetermined interest rates and the amounts that have floating rates.

                                                             December 31, 1997
---------------------------------------------------------------------------------------------
                                                       After
                                                       1 But
                                          Within      Within      After
(000's, except for percentages)           1 Year     5 Years    5 Years        Total  Percent
---------------------------------------------------------------------------------------------
Loans:
Time and demand loans                    $26,885     $ 2,731     $1,884     $ 31,500       25%
Commercial installment loans                 922      10,834         --       11,756       10
Mortgage construction  loans              59,315      22,418         --       81,733       65
---------------------------------------------------------------------------------------------
Total                                    $87,122     $35,983     $1,884     $124,989      100%
---------------------------------------------------------------------------------------------
Rate Sensitivity:
---------------------------------------------------------------------------------------------
Fixed or predetermined interest rates    $ 1,512     $14,187     $   62     $ 15,761       13%
Floating or adjustable interest rates     85,610      21,796      1,822      109,228       87
---------------------------------------------------------------------------------------------
Total                                    $87,122     $35,983     $1,884     $124,989      100%
---------------------------------------------------------------------------------------------
Percent                                       70%         29%         1%         100%
=============================================================================================

Deposits

      The Company's fundamental source of funds supporting interest earning assets continues to be deposits, consisting of demand deposits (non-interest bearing), NOW, money market, savings, and various forms of time deposits. The maintenance of a strong deposit base is key to the development of lending opportunities and creates long-term customer relationships, which enhance the ability to cross-sell services. Depositors include individuals, small and large businesses and governmental units. To meet the requirements of a diverse customer base, a full range of deposit instruments are offered, which has allowed the Company to maintain and expand the deposit base despite intense competition from other banking institutions and non-bank financial service providers.

      Total deposits at the end of 1997 increased 16.9 percent to $797.8 million, from $682.3 million at December 31, 1996, an increase of 11.7 percent from $610.6 million in 1995. Average deposits outstanding increased 15.1 percent in 1997 and 12.1 percent in 1996. Average non-interest bearing deposits increased 22.2 percent or $18.3 million at December 31, 1997 compared to 1996, and 9.2 percent in 1996 compared to 1995, due to business development efforts. Average interest bearing deposits in 1997 increased $82.4 million and in 1996 increased approximately $64.7 million, reflecting increases in all deposit categories, except for money market accounts. Average balances in NOW deposits increased $5.2 million in 1997 and $.4 million in 1996, due principally to increased account activity by customers. The decrease of $6.9 million in 1997 and $11.3 million in 1996 in average money market deposit balances principally resulted from decreased deposits of local municipalities and customers, as the rate on the money market account was maintained at a lower competitive rate, and customers switched to time deposits and other higher rate accounts. Savings deposits average balances increased $30.1 million in 1997 and $63.0 million in 1996, due to the marketing of higher interest rate savings accounts in both years. In 1997 and 1996, average time deposits outstanding increased $54.0 million and $12.6 million, respectively, due to promotion of attractive rate products. In general, the lower interest rate environments in 1997 and 1996, compared to 1995 caused interest rates to remain relatively stable in 1997 and to decrease in 1996 in all products, except for savings accounts due to the increase of deposits in higher rate savings products. In 1997, time deposits over $100,000 increased $65.1 million as municipal deposits

--------------------------------------------------------------------------------

were used to fund security purchases and balance sheet leverage. In 1996, time deposits over $100,000 decreased $8.8 million compared to 1995, as funding from retail/deposits and borrowings decreased the need for municipal deposits. Deposits of over $100,000 are generally for maturities of 30 to 180 days and are acquired to fund loans and securities, under the Company's asset liability policy and to leverage excess capital by matching such funds with investments and loan production in excess of deposit growth. The Company does not generally acquire brokered deposits.

The Federal Reserve continues to maintain higher short-term rates to control inflation. Accordingly, it is expected that depositors will continue to favor short-term deposit products, which result in higher volatility of interest margins due to the quick repricing of deposits during periods of both rising and declining interest rates.

The following table summarizes the average amounts and rates of various classifications of deposits for the periods indicated:

-----------------------------------------------------------------------------------------------------------
                                                     (000's, except for percentages)
                                                         Year Ended December 31,
                                      1997                        1996                         1995
                            Average       Average        Average       Average        Average       Average
                             Amount          Rate         Amount          Rate         Amount          Rate
-----------------------------------------------------------------------------------------------------------
Demand deposits          $  100,792            --     $   82,491            --     $   75,564            --
NOW accounts                 46,275           1.7%        41,055           1.6%        40,667           1.6%
Money market accounts        46,886           2.6         53,794           2.7         65,080
                                                                                                        3.0
Savings deposits            237,041           4.0        206,932           3.9
                                                                                      143,931           3.3
Time deposits               335,204           5.6        281,178           5.5
                                                                                      268,611           6.0
-----------------------------------------------------------------------------------------------------------
Total                    $  766,198           4.0%    $  665,450           3.9%    $  593,853           3.9%
===========================================================================================================

Capital Resources

      Strong capitalization is fundamental to the successful operation of a banking organization. Stockholders' equity increased to $62.6 million in 1997, or 10.2 percent over $56.9 million in 1996. There was a 10.8 percent increase in 1996, over the $51.3 million in 1995. The increases in all years were due to the Company's record net income and common stock issuances under the Company's various stock plans, offset by cash dividends and repayments of $3,250,000 and $500,000 of preferred stock in 1997 and 1996, respectively, and shares held in trust for deferred compensation of $1.4 million in 1997. Stockholders' equity was also increased $1.9 million at December 31, 1997 and was decreased by $1.7 million at December 31, 1996, as a result of the implementation of SFAS No. 115, which reflects the effect of unrealized gains and losses on available for sale securities, net of tax. Cash dividends on the Company's common stock have been paid since 1986, the first dividend paid in the Company's history. In the first quarter of 1988, the Board of Directors authorized a quarterly cash dividend policy. Cash dividends on the Company's preferred stock commenced in 1989, and terminated in February 1997 upon redemption of all outstanding preferred stock.

      The various components and changes in stockholders' equity are reflected in the Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1997, 1996 and 1995, included elsewhere herein.

      Regulatory capital was further increased in February 1997 with the issuance of $20 million, 9.58% Capital Securities which qualify for Tier I capital treatment by the Federal Reserve Bank.

      Management believes that the recently issued Capital Securities, future retained earnings, and stock purchases under the employee benefit plans, will provide the necessary capital for current operations and the planned growth in total assets. In addition, capital growth can be acquired through the reinstatement of the Company's Dividend Reinvestment and Optional Stock Purchase Plan, which has been temporarily suspended.

      All banks and bank holding companies are subject to risk-based capital guidelines. These guidelines define capital as Tier I and Tier II capital. Tier I capital consists of common stockholders' equity and qualifying preferred stock, less intangibles; and Tier II capital consists of Tier I capital plus the allowance for possible loan losses up to certain limits, preferred stock and certain subordinated and term-debt securities. The guidelines require a minimum total (Tier I plus Tier II) risk-based capital ratio of 8.0 percent, and a minimum Tier I risk-based capital ratio of 4.0 percent.

                                                                             USB
--------------------------------------------------------------------------------

The risk-based capital ratios at December 31, follows:

-------------------------------------------
                      1997     1996    1995
-------------------------------------------
Tier I Capital:
   Company           12.63%   10.45%  11.37%
   Bank              12.35%   10.36%  11.19%

Total Capital:
   Company           13.80%   11.50%  12.26%
   Bank              13.55%   11.41%  12.08%
===========================================

      Banks and bank holding companies must also maintain a minimum leverage ratio of at least 3 percent, which consists of Tier I capital based on risk-based capital guidelines, divided by average tangible assets (excluding intangible assets that were deducted to arrive at Tier I capital).

The leverage ratios were as follows at December 31:

-------------------------------------------
                      1997    1996    1995
-------------------------------------------
   Company            8.26%    7.06%   7.43%
   Bank               8.09%    7.01%   7.63%
===========================================

      To be considered "well-capitalized" under FDICIA, an institution must generally have a leverage ratio of at least 5 percent, Tier I ratio of 6 percent and Tier II ratio of 10 percent. The Bank exceeds all current regulatory capital requirements and was in the "well-capitalized" category at December 31, 1997. Management fully expects that the Bank will maintain a strong capital position in the future.

      Pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and further expanded by FDICIA, Royal was required to meet minimum regulatory tangible (1.50 percent), core leverage (3 percent), and risk-based capital ratios. At all times while it was owned by the Company, Royal exceeded all current and fully-phased-in capital requirements as stipulated by each of these acts.

Liquidity

      The Asset/Liability Committee ("ALCO") establishes specific policies and operating procedures governing the Company's liquidity levels and develops plans to address future liquidity needs. The primary functions of asset/liability management are to provide safety of depositor and investor funds, assure adequate liquidity and maintain an appropriate balance between interest earning assets and interest bearing liabilities. Liquidity manage-ment involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

      Aside from Cash on Hand and Due from Banks, the Bank's liquid assets are federal funds sold, which are available daily, and interest bearing deposits with banks. The Bank invests excess liquid funds by selling federal funds, which mature daily, to other financial institutions in need of funds. At December 31, 1997, the Bank sold overnight federal funds in the amount of $25.8 million at a weighted-average interest rate of 5.93 percent.

      Other sources of asset liquidity include maturities and principal and interest payments on securities and loans. The securities and loan portfolios are of high credit quality and of mixed maturity, providing a constant stream of maturing and reinvestable assets, which can be converted into cash should the need arise. The ability to redeploy these funds is an important source of medium to long-term liquidity. The amortized cost of securities available for sale having contractual maturities or expected call dates or average lives of one year or less amounted to $39.1 million, while held to maturity securities maturing in one year or less amounted to $52.1 million, for a total of $91.1 million at December 31, 1997. This represented 24.1 percent of the amortized cost of the securities portfolio, compared to 3.9 percent of the securities portfolio maturing within one year at December 31, 1996. Excluding installment loans to individuals and real estate loans other than construction loans, $87.1 million, or 70 percent of loans (including loans held for sale) at December 31, 1997, mature in one year or less. As a preferred seller of mortgages to both FHLMC and FNMA, the Bank may increase liquidity by selling residential mortgages, or exchanging them for mortgage backed securities that may be sold, in the secondary market.

      The Bank is a member of the FHLB. The Bank may take advances of up to $307.0 million at December 31, 1997, at various terms on the security of the FHLB capital stock owned and to be purchased by the Bank and certain other assets of the Bank.In addition, the Bank has arrangements with two primary investment firms to borrow up to $50.0 million under master securities sales and repurchase agreements. The Bank had advances aggregating $59.2 million from the FHLB and $74.6 million borrowed under securities sold under agreements to repurchase at December 31, 1997. The Bank may also borrow up

--------------------------------------------------------------------------------

to $11.0 million overnight under federal fund purchase agreements with three correspondent banks. Additional liquidity is provided by the ability to borrow from the Federal Reserve Bank's discount window, which borrowings must be collateralized with U.S. Treasury and government agency securities.

      The Bank pledges certain of its assets as collateral for deposits of municipalities, FHLB borrowings and repurchase agreements. By utilizing collateralized funding sources, the Bank is able to access a variety of cost effective sources of funds. The assets pledged consist of mortgage-backed and other securities. Management monitors its liquidity requirements by assessing assets pledged, the level of assets available for sale, additional borrowing capacity and other factors. Management does not anticipate any negative impact to its liquidity from its pledging activities.

      Demand deposits from individuals, businesses and institutions, as well as retail time deposits ("core deposits") are a relatively stable, low-cost source of funds. The deposits of the Bank generally have shown a steady growth trend. However, the trend of the deposit mix has generally been toward deposits of shorter average maturity, with a larger percentage of funds in savings deposits and shorter term certificates of deposit, while money market accounts as a percentage of total deposits declined as depositors favored the higher rates offered by high balance savings accounts and time deposit products.

      Another source of funding for the Company is capital market funds, which includes preferred stock, convertible debentures, the Capital Securities, common stock, retained earnings and long-term debt qualifying as regulatory capital.

      Each of the Company's sources of liquidity is vulnerable to various uncertainties beyond the control of the Company. Scheduled loan and security payments are a relatively stable source of funds, while loan and security prepayments and calls, and deposit flows vary widely in reaction to market conditions, primarily prevailing interest rates. Asset sales are influenced by general market interest rates and other unforeseen market conditions. The Company's ability to borrow at attractive rates is affected by its financial condition and other market conditions.

      Management considers the Company's sources of liquidity to be adequate to meet any expected funding needs and also to be responsive to changing interest rate markets. Market Risk

      Market risk is the potential for economic losses to be incurred on market risk sensitive instruments arising from adverse changes in market indices such as interest rates, foreign currency exchange rates and commodity prices. Since all Company transactions are denominated in U.S. dollars with no direct foreign exchange or changes in commodity price exposures, the Company's primary market risk exposure is interest rate risk.

      Interest rate risk is the exposure of net interest income to changes in interest rates. Interest rate sensitivity is the relationship between market interest rates and net interest income due to the repricing characteristics of assets and liabilities. If more liabilities than assets reprice in a given period (a liability-sensitive position), market interest rate changes will be reflected more quickly in liability rates. If interest rates decline, such positions will generally benefit net interest income. Alternatively, where assets reprice more quickly than liabilities in a given period (an asset-sensitive position), a decline in market rates could have an adverse effect on net interest income. Excessive levels of interest rate risk can result in a material adverse effect on the Company's future financial condition and results of operations. Accordingly, effective risk management techniques that maintain interest rate risk at prudent levels is essential to the Company's safety and soundness.

      All market risk sensitve instruments are held to maturity or available for sale. The Company has no financial instruments entered into for trading purposes. Federal funds, both purchases and sales, on which rates change daily, and loans and deposits tied to certain indices, such as the prime rate and Federal Discount rate, are the most market rate sensitive and have the most stable fair values. The least sensitive instruments include long-term fixed rate loans and securities, and fixed rate retail savings deposits, which have the least stable fair values. On those types falling between these extremes, the management of maturity distributions is as important as the balances maintained. The management techniques for maturity distributions involve the matching of interest rate maturities, as well as principal maturities, and is a key determinant of net interest income. In periods of rapidly changing interest rates, an imbalance ("gap") between the rate sensitive assets and liabilities can cause major fluctuations in net interest income and in earnings. The Company's management of liquidity and interest rate sensitivity has been successful in the past, as evidenced by the continued net interest income growth. Continuing to establish patterns of sensitivity which will

                                                                             USB
--------------------------------------------------------------------------------

enhance future growth regardless of frequent shifts in market conditions is one of the objectives of the Company's asset/liability management strategy.

      Evaluating the Company's exposure to changes in interest rates is the responsibility of ALCO and includes assessing both the adequacy of the management process used to control interest rate risk and the quantitative level of exposure. When assessing the interest rate risk management process, the Company seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain interest rate risk at appropriate levels. Evaluating the quantitative level of interest rate risk exposure requires the Company to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity, and asset quality.

      The Company uses two methods to evaluate its market risk to changes in interest rates. A "Static Gap" evaluation and a simulation analysis of the impact of changes in interest rates on the Company's net interest income.

      Although, as further discussed below, the "Static Gap" analysis shows the Company as liability-sensitive in the one-year time frame, the simulation analysis indicates an asset sensitive position. This difference is due primarily to the expected behavior of certain deposit accounts which do not reprice to the full extent of changes in interest rates (i.e., NOW, money market and savings accounts). The Company believes the simulation analysis is a more accurate analysis of its interest rate risk.

      The "Static Gap" is presented in the table on page 69. Balance sheet items are appropriately categorized by contractual maturity, expected average lives for mortgage-backed securities, or repricing dates, with prime rate indexed loans and certificates of deposit, NOW accounts, savings accounts tied to the Federal Discount rate, and retail money market deposits constituting the bulk of the floating rate category. The determination of the interest rate sensitivity of noncontractual items is arrived at in a subjective fashion. Passbook and statement savings accounts are viewed as a relatively stable source of funds and are therefore classified as intermediate funds.

      On December 31, 1997, the "Static Gap" shows a negative cumulative gap of $71.5 million in the one day to one year repricing period, due principally to fixed rate securities and loans in the over one year to five years and over five year categories to maximize yield on assets and the treatment of deposit accounts as previously discussed above. A significant portion of the loans in the over one year to five year category represents three and five year adjustable rate commercial mortgages. Origination of such loans has allowed the Company to generate an adjustable-rate asset repriceable within three to five years to reduce long-term interest rate risk.

      The Company also uses simulation analysis to estimate the effect that specific movements in interest rates would have on net interest income. The analysis incorporates management assumptions about the levels of future balance sheet trends, different patterns of interest rate movements, and changing relationships between interest rates (i.e. basis risk). These assumptions have been developed through a combination of historical analysis and future expected pricing behavior. For a given level of market interest rate changes, the simulation can consider the impact of the varying behavior of cash flows from principal prepayments on the loan portfolio and mortgage-backed securities, call activities on investment securities, balance changes on noncontractual maturity deposit products (demand deposits, NOW, money market and passbook savings accounts), and embedded option risk by taking into account the effects of interest rate caps and floors. The impact of planned growth and anticipated new business activities is not integrated into the simulation analysis. The Company can assess the results of the simulation and, if necessary, implement suitable strategies to adjust the structure of its assets and liabilities to reduce potential unacceptable risks to net interest income.

      The Company's policy limit on interest rate risk is that if interest rates were to gradually ramp up or down 200 basis points from current rates, the percentage change in estimated net interest income for the subsequent 12 month measurement period should not decline by more than 5.0%. Net interest income is forecasted using various interest rate scenarios that management believes are reasonably likely to impact the Company's financial condition. A base case scenario, in which current interest rates remain stable, is used for comparison to other scenario simulations. The table below illustrates the estimated exposures under a rising rate scenario and a declining rate scenario calculated as a percentage change in estimated net interest income from the base case scenario, assuming a gradual shift in interest rates for the next 12 month measurement period, beginning December 31,1997. Informa-tion on the percentage change in estimated net cash flows from the base case scenario is also shown. The cash flows are scheduled by expected maturity and reflect the effects of changes in market rates.

--------------------------------------------------------------------------------
       Gradual               Percentage Change         Percentage Change
     Change in               in Estimated Net           In Estimated Net
    Interest Rates           Interest Income              Cash Flows
--------------------------------------------------------------------------------
+200 basis points                  0.2%                     (1.7)%
 -200                             (0.6)                      3.5
================================================================================

      As with any method of measuring interest rate risk, there are certain limitations inherent in the method of analysis presented. Actual results may differ significantly from simulated results should market conditions and management strategies, among other factors, vary from the assumptions used in the analysis. The model assumes that certain assets and liabilities of similar maturity or period to repricing will react the same to changes in interest rates, but, in reality, they may react in different degrees to changes in market interest rates. Specific types of financial instruments may fluctuate in advance of changes in market interest rates, while other types of financial instruments may lag behind changes in market interest rates. Additionally, other assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Furthermore, in the event of a change in interest rates, expected rates of prepayments on loans and securities and early withdrawals from time deposits could deviate significantly from those assumed in the simulation.

      One way to minimize interest rate risk is to maintain a balanced or matched interest rate sensitivity position. However, profits are not always maximized by matched funding. To increase net interest earnings, the Company selectively mismatches asset and liability repricing to take advantage of short-term interest rate movements and the shape of the U.S. Treasury yield curve. The magnitude of the mismatch depends on a careful assessment of the risks presented by forecasted interest rate movements. The risk inherent in such a mismatch, or gap, is that interest rates may not move as anticipated.

      Short-term interest rate risk exposure is reviewed in weekly meetings in which guidelines are established for the following week and the longer term exposure. The structural interest rate mismatch is reviewed periodically by the Company's Asset and Liability Policy Committee.

      Risk is mitigated by matching maturities or repricing more closely, and by reducing interest rate risk by the use of interest rate contracts. The Company does not use derivative financial instruments extensively. However, as circumstances warrant, the Company purchases derivatives such as interest rate contracts to manage its interest rate exposure. Any derivative financial instruments are carefully evaluated to determine the impact on the Company's interest rate risk in rising and declining interest rate environments, as well as the fair value of the derivative instruments. Use of derivative financial instruments is included in the Bank's investment policy, which has been approved by the Board of Directors. Additional information on derivative financial instruments is presented in Note 16 to the Consolidated Financial Statements.

                                                                             USB
--------------------------------------------------------------------------------

INTEREST RATE SENSITIVITY ANALYSIS
BY REPRICING DATE

December 31, 1997                                                                   (000's, except percentages)
--------------------------------------------------------------------------------------------------------------------------------
                                            One         Over          Over          Over
                                        Day and      One Day         Three      One Year         Over         Non-
                                       Floating     to Three     Months to       to Five         Five     Interest
                                           Rate       Months      One Year         Years        Years      Bearing         Total
--------------------------------------------------------------------------------------------------------------------------------
Assets:
Loans                                  $219,585    $  16,396     $  56,015     $ 172,125     $ 91,988           --    $  556,109
Mortgage-backed securities                   --       83,762           947        11,287       57,658           --       153,654
Other securities                             --       76,823        17,100        88,641       44,682           --       227,246
Other earning assets                     25,800           --            --            --           --           --        25,800
Other assets                                 --       13,723            --            --           --    $  46,868        60,591
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                            245,385      190,704        74,062       272,053      194,328       46,868     1,023,400
--------------------------------------------------------------------------------------------------------------------------------
Liabilities and Equity:
Interest bearing deposits               127,505      193,955       170,440       199,757          100           --       691,757
Other borrowed funds                         --       69,863        10,000        21,501       32,439           --       133,803
Corporation-Obligated mandatory
    redeemable capital securities of
    subsidiary trust                         --           --            --            --       20,000           --        20,000
Demand deposits                              --           --            --            --           --      106,038       106,038
Other liabilities                            --           --           137            --           --        9,026         9,163
Stockholders' equity                         --           --            --            --           --       62,639        62,639
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities and equity            127,505      263,818       180,577       221,258       52,539      177,703     1,023,400
--------------------------------------------------------------------------------------------------------------------------------
Net Interest Rate Sensitivity Gap      $117,880    $ (73,114)    $(106,515)    $  50,795     $141,789    $(130,835)   $       --
================================================================================================================================
Cumulative Gap                         $117,880    $  44,766     $ (61,749)    $ (10,954)    $130,835    $      --    $       --
================================================================================================================================
Cumulative Gap to
    Interest-Earning Assets                12.2%         4.6%         (6.4)%        (1.1)%       13.6%          --            --
================================================================================================================================

Year 2000 Issue

      The "Year 2000" Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, generate accurate customer statements, or engage in similar normal business activities.

      The Company has established a Year 2000 committee which has begun the process of identifying and assessing each system to determine its ability to operate within a four digit date criteria, so it will be able to effectively process Year 2000 transactions. The Year 2000 committee reports its progress quarterly to the Bank's and Company's Boards of Directors.

      The Company has initiated formal communications with all of its software and hardware vendors, and will contact its large customers to determine the extent to which the Company is vulnerable to those third parties' failures to remediate their own Year 2000 Issues. The Company's major core system software vendor has confirmed that such software is already Year 2000 compliant. The Company has, or is in the process of, obtaining assurances from other vendors that software provided by them is Year 2000 compliant or that timely updates will be made available to make all such software Year 2000 compliant. The Company expects to have identified and tested all significant Year 2000 sensitive systems by December 31, 1998. However, there can be no guarantee that the systems of other entities on which the Bank's systems rely will be timely converted, or that a failure to convert by another entity, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

--------------------------------------------------------------------------------

      The Company's Year 2000 project cost to date and estimates to complete are not expected to be significant. Such costs are being expensed as incurred. The cost of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans.

      The Company will continue to evaluate all issues with respect to the Year 2000 problem to minimize the impact on its operations and financial condition.

Financial Ratios

Significant ratios of the Company for the periods indicated are as follows:

------------------------------------------------------------------------------------------------------
                                                                             Year Ended December 31,
                                                                           1997       1996       1995
------------------------------------------------------------------------------------------------------
Earnings Ratio Net Income as a percentage of:
     Average earning assets                                                1.19%      1.32%      1.52%
     Average total assets                                                  1.12%      1.25%      1.42%
     Average common stockholders' equity                                  17.95%     18.60%     22.17%
     Average total stockholders' equity                                   17.82%     17.92%     21.00%

Capital Ratios
Average common stockholders' equity to average total assets                6.21%      6.52%      6.21%
Average total stockholders' equity to average total assets                 6.27%      6.99%      6.78%
Average total stockholders' equity, Corporation-obligated
     mandatory redeemable capital securities of subsidiary
     trust and long-term debt qualifying as regulatory capital
     to average total assets                                               8.21%      6.99%      6.89%
Average net loans as a multiple of average total stockholders' equity      9.00       8.47       7.93
Leverage capital                                                           8.26%      7.06%      7.43%
Tier I capital (to risk weighted assets)                                  12.63%     10.45%     11.37%
Total risk-based capital (to risk weighted assets)                        13.80%     11.50%     12.26%

Other
Allowance for loan losses as a percentage of year-end net loans            1.36%      1.15%      1.01%
Loans (net) as a percentage of year-end  total assets                      54.3%      62.0%      57.1%
Loans (net) as a percentage of year-end total deposits                     69.7%      73.0%      63.4%
Securities as a percentage of year-end total assets                        37.2%      31.1%      34.1%
Average interest-earning assets as a percentage of average interest-
     bearing liabilities                                                  114.6%     115.8%     115.5%
Dividends per share as a percentage of diluted earnings per
     share                                                                 24.7%      21.3%      18.9%
======================================================================================================