Form 10-K, Exhibit 13
period 2002-12-31
USB HOLDING CO INC
filed 2003-03-27
CIK 707805

EXHIBIT 13

Consolidated Statements of Condition
December 31, 2002 and 2001
U.S.B. HOLDING CO., INC.

-------------------------------------------------------------------------------------------------------------------

                                                                                         (000's, except share data)
ASSETS                                                                                       2002           2001
--------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                              $     66,301     $    48,721

Federal funds sold                                                                         24,500          21,100
--------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents                                                                  90,801          69,821

Interest bearing deposits in other banks                                                       20             290

Securities:

     Available for sale (at estimated fair value)                                         775,509         454,001
     Held to maturity (estimated fair value of $281,424 in 2002
       and $298,429 in 2001)                                                              274,894         298,883

Loans, net of allowance for loan losses of $14,168 in 2002
     and $12,412 in 2001                                                                1,336,273       1,158,534

Premises and equipment, net                                                                11,299          11,343

Accrued interest receivable                                                                12,412          10,087

Federal Home Loan Bank of New York stock                                                   25,144          20,815

Other assets                                                                               16,514          16,352
--------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                          $ 2,542,866     $ 2,040,126
====================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------

LIABILITIES:

Non-interest bearing deposits                                                         $   260,012       $ 210,811

Interest bearing deposits                                                               1,291,775       1,215,147
--------------------------------------------------------------------------------------------------------------------

Total deposits                                                                          1,551,787       1,425,958

Accrued interest payable                                                                    5,738           7,244

Dividend payable                                                                            1,850           1,577

Accrued expenses and other liabilities                                                     10,167          12,447

Securities transactions not yet settled                                                   263,090              --

Securities sold under agreements to repurchase                                            393,205         303,279

Federal Home Loan Bank of New York advances                                               110,889         114,291
--------------------------------------------------------------------------------------------------------------------

TOTAL                                                                                   2,336,726       1,864,796
--------------------------------------------------------------------------------------------------------------------

Corporation-Obligated mandatory redeemable capital securities
         of subsidiary trusts                                                              50,000          40,000

Minority-interest junior preferred stock of consolidated subsidiary                           129             130

Commitments and contingencies (Notes 6 and 16)

STOCKHOLDERS' EQUITY:

Preferred stock, no par value

     Authorized shares: 10,000,000 in 2002 and 100,000 in 2001; no shares
outstanding                                                                                    --              --

Common stock, $0.01 par value

     Authorized shares: 50,000,000

     Issued shares: 19,802,296 in 2002 and 19,531,188 in 2001                                 198             195

Additional paid-in capital                                                                140,054         137,627

Retained earnings                                                                          28,648           8,457

Treasury stock at cost, 1,300,716 shares in 2002 and 1,151,842  shares in 2001            (15,777)        (13,381)

Common stock held for benefit plans                                                        (1,691)         (1,601)

Deferred compensation obligation                                                            1,398           1,178


Accumulated other comprehensive income                                                      3,181           2,725
--------------------------------------------------------------------------------------------------------------------

TOTAL STOCKHOLDERS' EQUITY                                                                156,011         135,200
--------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $2,542,866      $2,040,126
====================================================================================================================

See notes to consolidated financial statements.

Consolidated Statements of Income
Years Ended December 31, 2002, 2001 and 2000
U.S.B. HOLDING CO., INC.

-------------------------------------------------------------------------------------------------------------------

                                                                                              (000's, except share data)
                                                                                      2002              2001               2000
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:

Interest and fees on loans                                                     $    84,591       $    85,515        $    87,827
Interest on federal funds sold                                                         822             1,936              2,045
Interest and dividends on securities:
      U.S. Treasury and government agencies                                         16,867            14,992             14,430
      Mortgage-backed securities                                                    17,822            24,130             25,532
      Obligations of states and political subdivisions                               3,591             3,374              3,077
      Corporate and other                                                              781               156                 34
Interest on deposits in other banks                                                      9                10                 10
Dividends on Federal Home Loan Bank of New York stock                                  936             1,927              2,365
------------------------------------------------------------------------------------------------------------------------------------
Total interest income                                                              125,419           132,040            135,320
------------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:

Interest on deposits                                                                27,624            50,662             56,890
Interest on borrowings                                                              21,913            17,522             16,830
Interest on Corporation - Obligated mandatory redeemable
      capital securities of subsidiary trusts                                        3,367             2,532              1,952
------------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                              52,904            70,716             75,672
------------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                                 72,515            61,324             59,648
Provision for credit losses                                                          4,109             1,684              3,125
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses                               68,406            59,640             56,523
------------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:

Service charges and fees                                                             3,343             3,517              3,481
Other income                                                                         3,018             2,686              1,505
Gains on securities transactions - net                                               6,405             2,064                135
------------------------------------------------------------------------------------------------------------------------------------
Total non-interest income                                                           12,766             8,267              5,121
------------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES:

Salaries and employee benefits                                                      24,070            21,164             18,847
Occupancy and equipment                                                              6,254             6,247              5,670
Advertising and business development                                                 2,002             1,895              1,812
Professional fees                                                                    1,391             1,273                752
Communications                                                                       1,092               967                995
Stationery and printing                                                                797               831                744
FDIC insurance                                                                         271               280                255
Amortization of intangibles                                                            923               904                 86
Other                                                                                3,460             2,719              2,603
------------------------------------------------------------------------------------------------------------------------------------

Total non-interest expenses                                                         40,260            36,280             31,764
------------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                          40,912            31,627             29,880
Provision for income taxes                                                          13,878            10,866             10,268
------------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                     $    27,034       $    20,761        $    19,612
====================================================================================================================================
                                                                               $      1.47       $      1.13        $      1.08
BASIC EARNINGS PER COMMON SHARE
====================================================================================================================================

DILUTED EARNINGS PER COMMON SHARE                                              $      1.42       $      1.11        $      1.04
====================================================================================================================================

WEIGHTED AVERAGE COMMON SHARES                                                  18,410,715        18,308,347         18,195,110
====================================================================================================================================
ADJUSTED WEIGHTED AVERAGE COMMON SHARES                                         18,999,914        18,745,617         18,758,937
====================================================================================================================================

 See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Years Ended December 31, 2002, 2001 and 2000
U.S.B. HOLDING CO., INC.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (000's)
                                                                                         2002            2001            2000
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                        $    27,034     $    20,761      $   19,612
Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for credit losses                                                        4,109           1,684           3,125
     Depreciation and amortization                                                      2,749           2,841           2,029
     Amortization of premiums on securities - net                                       1,432           1,449             943
     Deferred income tax (benefit) provision, net                                      (3,256)         11,407            (794)
     Gains on securities transactions - net                                            (6,405)         (2,064)           (135)
     Non-cash benefit plan expense                                                        357             330             150
Proceeds from sales of loans held for sale                                                227              --             352
(Increase) decrease in accrued interest receivable                                     (1,909)          3,955          (3,848)
(Decrease) increase in accrued interest payable                                        (1,506)           (466)          1,544
Other - net                                                                             1,346            (170)         (2,582)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                              24,178          39,727          20,396
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Proceeds from sales of securities available for sale                                  207,151         176,048          32,269
Proceeds from principal paydowns, redemptions and maturities of:
     Securities available for sale                                                    215,749         162,739          38,246
     Securities held to maturity                                                      215,916         210,746          11,548
Purchases of securities available for sale                                           (476,146)       (361,639)        (82,514)
Purchases of securities held to maturity                                             (191,793)       (283,650)        (49,784)
Net (purchases) redemptions of Federal Home Loan Bank of New York stock               (4,329)          13,324              --
Net proceeds from La Jolla Bank branch acquisition (net liabilities assumed
     $108,553)                                                                             --              --         101,176
Net proceeds from Fourth Federal Savings Bank branch acquisition
      (net liabilities assumed $15,491)                                                14,557              --              --
Net decrease (increase) in interest bearing deposits in other banks                       270            (269)            522
Increase in loans outstanding - net                                                  (182,075)        (84,439)       (162,020)
Purchases of premises and equipment - net                                              (1,782)         (1,281)         (3,168)
----------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                               (202,482)       (168,421)       (113,725)
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Net increase in non-interest bearing deposits, NOW, money market
     and savings accounts                                                              94,935          83,580          68,526
Net increase (decrease) in time deposits, net of withdrawals and maturities            15,404        (147,109)        170,659
Net (decrease) increase in securities sold under agreements to repurchase
     - short-term                                                                         (74)            765        (110,486)
Proceeds from securities sold under agreements to repurchase - long-term               90,000          87,000         100,000
Repayment of securities sold under agreements to repurchase - long-term                    --         (10,000)        (49,780)
Net decrease in Federal Home Loan Bank of New York advances
     - short-term                                                                          --              --         (66,355)
Proceeds from Federal Home Loan Bank of New York advances - long-term                      --         100,000              --
Repayment of Federal Home Loan Bank of New York advances - long-term                   (3,402)         (3,439)         (3,910)
Net proceeds from issuance of Corporation-Obligated mandatory redeemable capital
     securities of subsidiary trusts                                                    9,673          19,364              --
Redemption from sale of junior preferred stock of consolidated
         subsidiary, net                                                                   (1)             (2)             (3)
Cash dividends paid                                                                    (6,843)         (5,709)         (5,089)
Proceeds from exercise of common stock options                                            577             243             325
Purchases of treasury stock                                                              (985)         (1,069)         (3,978)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                             199,284         123,624          99,909
----------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       20,980          (5,070)          6,580
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                           69,821          74,891          68,311
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                            $    90,801     $    69,821      $   74,891
==================================================================================================================================
SUPPLEMENTAL DISCLOSURES:
----------------------------------------------------------------------------------------------------------------------------------
Interest paid                                                                     $    54,410     $    71,182      $   74,128
----------------------------------------------------------------------------------------------------------------------------------
Income tax payments                                                                    14,587             159          12,253
----------------------------------------------------------------------------------------------------------------------------------
Transfer of securities held to maturity to available for sale securities                   --           9,592              --
----------------------------------------------------------------------------------------------------------------------------------
Change in shares held in trust for deferred compensation                                 (220)           (322)           (108)
----------------------------------------------------------------------------------------------------------------------------------
Change in deferred compensation obligation                                                220             322             108
----------------------------------------------------------------------------------------------------------------------------------
Change in accumulated other comprehensive income                                          456           2,348           9,725
----------------------------------------------------------------------------------------------------------------------------------
Purchases of treasury stock related to exercise of stock options                       (1,493)         (1,341)           (716)
----------------------------------------------------------------------------------------------------------------------------------
Non-cash exercise of stock options and related tax benefit                              1,702           1,644           1,321
----------------------------------------------------------------------------------------------------------------------------------
Issuance of treasury stock related to the exercise of stock options                       179             187              --
----------------------------------------------------------------------------------------------------------------------------------
Purchase of securities available for sale not yet settled, including interest
     receivable                                                                       263,090              --              --
----------------------------------------------------------------------------------------------------------------------------------
Exchange of Tappan Zee Financial, Inc. common shares to treasury stock                    (97)             --              --
==================================================================================================================================

See notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2002, 2001 and 2000
U.S.B. HOLDING CO., INC.

----------------------------------------------------------------------------------------------------------------------------------

                                                                          (000's, except share data)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                 Common
                                   Common  Common                                 Stock                 Accumulated
                                    Stock   Stock Additional                    Held for      Deferred         Other         Total
                                   Shares     Par    Paid-in Retained  Treasury  Benefit  Compensation Comprehensive Stockholders'
                              Outstanding   Value    Capital  Earnings    Stock    Plans    Obligation Income (Loss)        Equity
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2000     15,884,273  $  164  $ 98,926 $ 13,875 $ (6,464) $  (1,490)      $   748    $ (9,348)    $ 96,411
Net income                             --      --        --   19,612       --         --            --          --       19,612
Other comprehensive income:
   Net unrealized securities
gain arising during the year,
net of taxes of $7,091                 --      --        --       --       --         --            --       9,855        9,855
   Reclassification adjustment
   of net gain for securities
   sold, net of taxes of $94           --      --        --       --       --         --            --        (130)        (130)
                                                                                                          ---------    ---------
   Other comprehensive income          --      --        --       --       --         --            --       9,725        9,725
                                                                                                                       ---------
Total comprehensive income             --      --        --       --       --         --            --          --       29,337
Cash dividends:
   Common ($0.28 per share)            --      --        --   (5,071)      --         --            --          --       (5,071)
   Junior preferred stock              --      --        --      (11)      --         --            --          --          (11)
Five percent common stock
   dividend                       819,975       8    11,274  (11,289)      --         --            --          --           (7)
Five percent common stock
   dividend on treasury stock     (32,983)     --        --       --       --         --            --          --           --
Common stock options exercised
   and related tax benefit        260,500       3     1,643       --       --         --            --          --        1,646
Purchases of treasury stock      (340,654)     --        --       --   (4,694)        --            --          --       (4,694)
Amortization of RRP awards             --      --        --       --       --         37            --          --           37
ESOP shares committed to be
   released                            --      --        99       --       --        130            --          --          229
Deferred compensation                  --      --        --       --       --       (108)          108          --           --
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000   16,591,111     175   111,942   17,116  (11,158)    (1,431)          856         377      117,877
Net income                             --      --        --   20,761       --         --            --          --       20,761
Other comprehensive income:
   Net unrealized securities
    gain arising during the
    year, net of taxes
    of $2,381                          --      --        --       --       --         --            --       3,353        3,353
   Reclassification adjustment
   of net gain for securities
   sold, net of taxes of $713          --      --        --       --       --         --            --      (1,005)      (1,005)
                                                                                                          ---------    ---------
   Other comprehensive income          --      --        --       --       --         --            --       2,348        2,348
                                                                                                                       ---------
Total comprehensive income             --      --        --       --       --         --            --          --       23,109
Cash dividends:
   Common ($0.31 per share)            --      --        --   (5,685)      --         --            --          --       (5,685)
   Junior preferred stock              --      --        --      (11)      --         --            --          --          (11)
Ten percent common stock
   dividend                     1,774,860      17    23,694  (23,724)      --         --            --          --          (13)
Ten percent common stock
   dividend on
    treasury stock               (104,713)     --        --       --       --         --            --          --           --
Common stock options exercised
   and related tax benefit        306,573       3     1,884       --      187         --            --          --        2,074
Purchases of treasury stock      (188,485)     --        --       --   (2,410)        --            --          --       (2,410)
Amortization of RRP awards             --      --        10       --       --         21            --          --           31
ESOP shares committed to be
   released                            --      --        97       --       --        131            --          --          228
Deferred compensation                  --      --        --       --       --       (322)          322          --           --
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001   18,379,346     195   137,627    8,457  (13,381)    (1,601)        1,178       2,725      135,200
Net income                             --      --        --   27,034       --         --            --          --       27,034
Other comprehensive income:
   Net unrealized securities
    gains arising during the
    year, net of taxes
    of $1,643                          --      --        --       --       --         --            --       2,346        2,346
   Reclassification adjustment
    of net gains for securities
    sold, net of taxes
    of $1,325                          --      --        --       --       --         --            --      (1,890)      (1,890)
                                                                                                          ---------    ---------
   Other comprehensive income          --      --        --       --       --         --            --         456          456
                                                                                                                       ---------
Total comprehensive income             --      --        --       --       --         --            --                   27,490
Cash dividends:
   Common ($0.37 per share)            --      --        --   (6,833)      --         --            --          --       (6,833)
   Junior preferred stock              --      --        --      (10)      --         --            --          --          (10)
Common stock options exercised
   and related tax benefit        286,485       3     2,276       --      179         --            --          --        2,458
Purchases of treasury stock      (164,251)     --        --       --   (2,575)        --            --          --       (2,575)
ESOP shares committed to be
   released                            --      --       151       --       --        130            --          --          281
Deferred compensation                  --      --        --       --       --       (220)          220          --           --
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2002   18,501,580  $  198  $140,054 $ 28,648 $(15,777) $  (1,691)      $ 1,398    $  3,181     $156,011
================================================================================================================================


See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------

U.S.B. HOLDING CO., INC.

         Balance sheet information as of December 31, 2000, 1999 and 1998, and income statement information for the years ended December 31, 1999 and 1998 are not covered by the independent auditors' report included on page 59.

1. NATURE OF OPERATIONS

         U.S.B. Holding Co., Inc. (the "Company"), a Delaware corporation incorporated on July 6, 1982, is a bank holding company that provides financial services through its wholly-owned subsidiaries. The Company and its subsidiaries derive substantially all of their revenue and income from providing banking and related services primarily to customers in Rockland and Westchester Counties, New York City and Long Island, New York, Northern New Jersey and Southern Connecticut, as well as Orange, Putnam and Dutchess Counties, New York (the "Metropolitan area"). The Company is a separate and distinct legal entity from its subsidiaries.

         Union State Bank (the "Bank"), the Company's wholly-owned banking subsidiary, is a New York State chartered full-service commercial bank that was established in 1969. The Bank offers a complete range of community banking services to individuals, municipalities, corporations, and small and medium-size businesses at 26 locations in Rockland and Westchester counties, and one location in each of Stamford, Connecticut, Goshen, Orange County, New York, and New York City. The Bank's services include checking accounts, NOW accounts, money market accounts, savings accounts (passbook and statement), certificates of deposit, retirement accounts, commercial loans, personal loans, residential, construction, home equity (second mortgage) and condominium mortgage loans, consumer loans, credit cards, safe deposit facilities and other consumer oriented financial services. The Bank also makes available to its customers automated teller machines (ATMs), debit cards, lock-box services and Internet banking.

         TPNZ Preferred Funding Corporation ("TPNZ") is a wholly-owned subsidiary of the Bank that manages certain mortgage-backed securities and mortgage loans previously owned by the Bank and its former parent company, Tarrytowns Savings Bank, FSB ("Tarrytowns"). TPNZ qualifies as a Real Estate Investment Trust for income tax purposes.

         Dutch Hill Realty Corp., which manages problem assets and real estate acquired in foreclosure by the Bank, and U.S.B. Financial Services, Inc., which sells mutual funds, annuities and life insurance products in conjunction with an agreement with a third party brokerage and insurance firm, are both wholly-owned subsidiaries of the Bank.

         Union State Capital Trust I ("Trust I"), a Delaware business trust, and Union State Statutory Trust II ("Trust II") and USB Statutory Trust III ("Trust III"), both Connecticut business trusts, were established by the Company in 1997, 2001, and 2002, respectively, for the purpose of issuing trust capital securities (see Note 10).

     Ad Con, Inc., currently inactive, is a nonbank subsidiary of the Company.

2. ACQUISITION OF BANK BRANCHES

         On October 31, 2002, the Bank completed the acquisition of the Yonkers, New York, branch of Fourth Federal Savings Bank ("Fourth Federal"). The branch acquired had approximately $15.5 million in deposits that were assumed by the Bank. The Bank paid a premium of $0.9 million for the deposits acquired, which was recorded as an intangible asset. The premium is being amortized on a straight-line basis over an eight year period, which is the estimated average life of the core deposits assumed in the transaction.

                  On December 1, 2000, the Bank completed the acquisition of the Stamford, Connecticut, and Manhattan, New York City, branches of La Jolla Bank ("La Jolla"). The two branches acquired had approximately $108.6 million in deposits that were assumed by the Bank. The Bank paid a premium of $7.1 million for the deposits acquired, which was recorded as an intangible asset. The premium is being amortized on a straight-line basis over an eight year period, which is the estimated average life of the core deposits assumed in the transaction. The Bank also acquired premises and equipment for $0.2 million and certain other assets totaling $0.1 million, and leased the branch offices from a related party of La Jolla.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION: The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank (including the Bank's wholly-owned subsidiaries: Dutch Hill Realty Corp., U.S.B. Financial Services, Inc., and TPNZ), Trust I, Trust II, Trust III, and Ad Con, Inc. All significant intercompany accounts and transactions are eliminated in consolidation.

         BASIS OF FINANCIAL STATEMENT PRESENTATION: The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("generally accepted accounting principles") and predominant practices used within the banking industry. In preparing such financial statements, management is required to make estimates and assumptions that affect the reported amounts of actual and contingent assets and liabilities as of the dates of the Consolidated Statements of Condition and the revenues and expenses for the periods reported. Actual results could differ significantly from those estimates.

-------------------------------------------------------------------------------

         Estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, provision for credit losses, and the valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans (OREO). In connection with the determination of the allowance for loan losses, provision for credit losses, and OREO, management obtains independent appraisals for significant properties, which secure loans and for OREO.

         SECURITIES: In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company's investment policies include a determination of the appropriate classification of securities at the time of purchase. Securities that may be sold as part of the Company's asset/liability or liquidity management, or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for similar factors, are classified as available for sale. Securities that the Company has the ability and positive intent to hold to maturity are classified as held to maturity and carried at amortized cost. Realized gains and losses on the sales of all securities, determined by using the specific identification method, are reported in earnings. Securities available for sale are shown in the Consolidated Statements of Condition at estimated fair value and the resulting net unrealized gains and losses, net of tax, are shown in accumulated other comprehensive income (loss).

         The decision to sell securities available for sale is based on management's assessment of changes in economic or financial market conditions, interest rate risk, and the Company's financial position and liquidity. Estimated fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.

         The Company does not acquire securities for the purpose of engaging in trading activities.

         DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES: In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended in June 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective date of FASB Statement No. 133" and SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities, an Amendment of SFAS 133 (collectively, "SFAS No. 133"), the Company established accounting and reporting standards for derivative instruments and hedging activities. The Company has not entered into any derivative instruments or hedging activities during the periods reported in the Company's Consolidated Financial Statements.

         SFAS No. 133 requires that all derivatives be recognized in the statement of condition, either as assets or as liabilities, and be measured at fair value. This statement requires that changes in a derivative's fair value be recognized in current earnings unless specific hedge accounting criteria are met. Hedge accounting for qualifying hedges permits changes in fair value of derivatives to be either offset against the changes in fair value of the hedged item through earnings or recognized in accumulated other comprehensive income
(loss) until the hedged item is recognized in earnings. An entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

         The Company adopted SFAS No. 133 on January 1, 2001. The Company was not required to record a transition or fair value adjustment as a result of the adoption of this statement, because no derivative instruments or embedded derivatives requiring application of this statement were outstanding as of January 1, 2001. Upon adoption of SFAS No. 133, the Company reclassified certain securities from held to maturity to available for sale (see Note 4).

         TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF
LIABILITIES: The Company follows the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"), which establishes a consistent application of a financial-components approach that requires recognition of the financial and servicing assets the Company controls and the liabilities it has incurred, derecognition of financial assets when control has been surrendered and derecognition of liabilities when extinguished. SFAS No. 140 provides consistent guidelines for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

         LOANS: Loans are reported at the principal amount outstanding, net of unearned income and discounts, and the allowance for loan losses. Interest income on loans is recorded on an accrual basis unless an interest or principal payment is more than 90 days past due (with the exception of credit card loans for which the criteria is 180 days past due) or sooner if, in the opinion of management, there is a question as to the ability of the debtor to continue to make payments. At the time a loan is placed on nonaccrual status, interest accrued but not collected is reversed. Interest payments received while a loan is on nonaccrual status are either applied to reduce principal or, based on management's estimate of collectibility, recognized as income. Loans are returned to accrual status when factors indicating doubtful collectibility no longer exist.

         Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is accreted as an adjustment of the loan portfolio yield over the estimated expected average life of the related loan type.

         LOANS HELD FOR SALE: Loans held for sale are carried at the lower of aggregate cost or estimated fair value, and are reported separately in the Consolidated Statements of Condition as "Loans held for sale." Gains and losses on sales of loans held for sale are included in other income in the Consolidated Statements of Income.

         ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is increased by charges to income through the provision for credit losses and decreased by charge-offs, net of recoveries of loans previously charged-off. Management also provides a reserve, which is included in other liabilities, related to contractually committed loans that have not yet been funded.

         A comprehensive evaluation of the quality of the loan portfolio is performed by management on a quarterly basis as an integral part of the credit administration function. Several aspects of the evaluation include: the identification and evaluation of past due loans, non-performing loans, impaired loans and potential problem loans; assessment of the current economic environment, applicable industries represented in the loan portfolio, and geographic and customer concentrations of the loan portfolio; and review of historical loss experience.

         Management believes that the allowance for loan losses appropriately reflects the risk elements inherent in the loan portfolio as of the balance sheet date. In management's judgment, the allowance is considered adequate to absorb losses inherent in the loan portfolio. While management uses available information to recognize probable loan losses, future adjustments to the allowance may be necessary based on changes in economic conditions, particularly in the Company's primary service areas. Regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require adjustments to the allowance based on their judgment of information available to them at the time of their examination.

         A loan is recognized as impaired when it is probable that either principal and/or interest are not collectible in accordance with the terms of the loan agreement. Measurement of the impairment is based on the present value of expected cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the estimated fair value of the collateral if the loan is collateral dependent. If the estimated fair value of the impaired loan is less than the related recorded amount, a specific valuation allowance is established or a write-down is charged against the allowance for loan losses if the impairment is considered to be permanent. Small homogenous loans such as residential mortgage, home equity, and installment loans are collectively evaluated for impairment.

         PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives (20 to 31 years for buildings and 3 to 10 years for furniture, fixtures and equipment) of the related assets. Amortization of leasehold improvements is computed on a straight-line basis over the estimated useful lives of the assets or, if shorter, the term of the applicable lease.

         OTHER REAL ESTATE OWNED: OREO includes properties acquired in full or partial satisfaction of loans. OREO properties are recorded at the lower of cost or estimated fair value, less estimated costs to sell. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Net costs of maintaining and operating foreclosed properties and any subsequent provisions for changes in valuation are charged or credited to operations when incurred. Gains and losses realized from the sale of OREO are included as part of other income or other non-interest expenses. Sales of OREO financed by the Bank are required to meet the Bank's underwriting standards.

         INCOME TAXES: The Company accounts for income taxes using an asset and liability approach for financial accounting and reporting. Deferred income taxes are based on prevailing statutory regulations. The Company and its subsidiaries, with the exception of TPNZ, file a consolidated Federal income tax return and combined New York State income tax return. The Bank files separate Connecticut State and New York City income tax returns. TPNZ files a separate Federal income tax return and a separate New York State income tax return.

         EARNINGS PER COMMON SHARE ("EPS"): The Company computes EPS based upon the provisions of SFAS No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 establishes standards for computing and presenting "Basic" and "Diluted" EPS. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders (net income after preferred stock dividend requirements) by the weighted average number of common shares outstanding for the period.

         Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the entity, reduced by common stock that could be repurchased by the Company with the assumed proceeds of such exercise or conversion. Diluted EPS is based on net income available to common stockholders divided by the weighted average number of common shares outstanding and common equivalent shares ("adjusted weighted average common shares"). Stock options granted but not yet exercised under the Company's stock option plans and restricted stock issued, but not yet vested, under the Company's recognition and retention stock plans are considered common stock equivalents for Diluted EPS calculations.

         ACCOUNTING FOR STOCK-BASED COMPENSATION: SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), establishes a fair value based method of accounting for stock-based compensation plans and encourages, but does not require, entities to adopt that method in place of the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25").

         SFAS No. 148, "Accounting for Stock Based Compensation - Transition and Procedure," amends SFAS 123 to provide alternate methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this statement amends APB Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in interim financial information.

         The Company provides stock option plans to the Company's Board of Directors, Tarrytowns' former Board of Directors and certain employees (see Note
17), for the purchase of Company common stock at prices at least equal to the fair value of the Company's common stock on the date of grant. All stock option plans have been approved by the stockholders of the Company. The Company has elected to continue to measure compensation expense for its stock based compensation plans under the recognition and measurement principles of APB No. 25, and to provide pro forma disclosures of compensation expense measured by the fair value based method as defined by SFAS No. 123. No stock based employee compensation is reflected in net income, as all options granted under the Company's plans had an exercise price at least equal to the market value of the underlying common stock on the date of grant.

         Pro forma information of the Company's net income and basic and diluted earnings per common share, as required by SFAS No. 123, has been determined as if the Company had accounted for its stock options under the fair value method of that standard. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model and is recognized over the options' vesting period. The following table compares the Company's net income and basic and diluted earnings per common share, as reported, to the pro forma results as if the fair value method of accounting for options prescribed by SFAS No. 123 had been applied for the years ended December 31, 2002, 2001 and 2000.

----------------------------------------------------------------
                                 (000's, except share data)
                                         Years Ended
                                         December 31,
                                   2002       2001        2000
----------------------------------------------------------------
Net income, as reported         $27,034    $20,761    $19,612
Less preferred stock
  dividends                          10         11         11
Less total stock-based
  compensation expense
  determined under fair value
  based method for all awards,
  net of related tax effects      1,820      1,458      1,372
                              ----------------------------------
Pro forma net income
  available to common
  stockholders                  $25,204    $19,292    $18,229
                              ==================================
Earnings per common share:
  Basic - as reported            $ 1.47     $ 1.13     $ 1.08
  Basic - pro forma                1.37       1.05       1.00
  Diluted - as reported          $ 1.42     $ 1.11     $ 1.04
  Diluted - pro forma              1.33       1.03       0.97
================================================================

         To determine the fair value of options, the fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing model. The following weighted average assumptions were used for Director Plan grants in 2002, 2001 and 2000, respectively: dividend yields of 2.47, 2.49, and
2.62 percent; volatility factors of the expected market price of the Company's common stock of 41.93, 40.01, and 34.45 percent; risk free interest rates of 4.55, 5.04, and 6.52 percent; and expected lives of 7.91, 5.67, and 5.50 years. The following weighted average assumptions were used for Employee Plan grants in 2002, 2001 and 2000, respectively: dividend yields of 2.47, 2.49, and 2.62 percent; volatility factors of the expected market price of the Company's common stock of 42.00, 40.39, and 34.59 percent; risk-free interest rates of 4.68, 4.74, and 6.27 percent; and expected lives of 8.55, 6.09, and 5.97 years

         REPORTING COMPREHENSIVE INCOME (LOSS): Comprehensive income (loss) is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period, except those resulting from investments by distributions to owners.

         The Company's Statements of Accumulated Comprehensive Income (Loss) for the years ended December 31, 2002, 2001 and 2000 are presented as part of the Consolidated Statements of Changes in Stockholders' Equity.

         ACCOUNTING FOR BUSINESS COMBINATIONS: SFAS No. 141, "Business Combinations" ("SFAS No. 141"), requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling of interests method. The Company's adoption of SFAS No. 141 in 2001 did not have any impact on its Consolidated Financial Statements.

         GOODWILL AND OTHER INTANGIBLE ASSETS: SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), requires, among other things, the discontinuance of goodwill amortization, the reclassification of certain existing recognized intangibles as goodwill, the reassessment of useful lives of existing recognized intangibles and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 also requires a transitional goodwill impairment test six months from the date of adoption and an annual impairment test thereafter. The Company's adoption of SFAS No. 142 on January 1, 2002 did not have any impact on its Consolidated Financial Statements.

         ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS: SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. The Company's adoption of SFAS No. 144 on January 1, 2002 did not have any impact on its Consolidated Financial Statements.

         RESCISSION OF FASB STATEMENTS NO. 4, 44, AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS: In April 2002, FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB No. 13, and Technical Corrections." This statement clarifies guidance related to the reporting of gains and losses from extinguishments of debt and resolves inconsistencies related to the required accounting treatment of certain lease modifications. The adoption of the effective provisions of this statement did not have any impact on the Company's Consolidated Financial Statements. In addition, the Company does not expect that the provisions effective for the year beginning January 1, 2003 will have any impact on its Consolidated Financial Statements.

         ACQUISITION OF CERTAIN FINANCIAL INSTITUTIONS: In October 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 147, "Acquisitions of Certain Financial Institutions and Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9" ("SFAS No. 147"). Except for transactions between two or more mutual enterprises, this statement removes acquisitions of financial institutions from the scope of FASB Statement No. 72 and FASB Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." Thus, the requirement in paragraph 5 of SFAS No. 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this statement.

         SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit card holder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and apparent loss recognition and measurement provisions that SFAS No. 144 requires along with assets that are held and used.

         The provisions of SFAS No. 147, which relate to the application of the purchase method of accounting and the accounting for the impairment or disposal of certain long-term customer relationship intangible assets, were effective on October 1, 2002. Transitional provisions for previously recognized unidentifiable intangible assets are effective on October 1, 2002, with earlier application permitted. There was no effect on the Company's Consolidated Financial Statements as a result of adopting the provisions of this statement on October 1, 2002.

         CONSOLIDATED STATEMENTS OF CASH FLOWS: For purposes of presenting the Consolidated Statements of Cash Flows, cash equivalents include cash and due from banks and federal funds sold.

         RECLASSIFICATIONS: Certain reclassifications have been made to prior year accounts to conform to the current year's presentation.

         PENDING ACCOUNTING PRONOUNCEMENTS:

         GUARANTORS ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS: In November 2002, the FASB issued Interpretation No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others" ("FIN No. 45"). FIN No. 45 requires a guarantor to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also provides additional guidance on the disclosure of guarantees. The recognition and measurement provisions are effective for guarantees made or modified after December 31, 2002. The disclosure provisions are effective for fiscal periods ending after December 15, 2002. The recognition measurement and disclosure provisions do not encompass commercial letters of credit and other loan commitments because those instruments do not guarantee payment of a money obligation and do not provide for payment in the event of default by the counterparty. The Company adopted the disclosure provisions of FIN No. 45 as of December 31, 2002. The Company's adoption of the other provisions of FIN No. 45 on January 1, 2003 did not have a significant impact on its Consolidated Financial Statements.

         CONSOLIDATION OF VARIABLE INTEREST ENTITIES: In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities - an interpretation of ARB No. 51" ("FIN No. 46"). FIN No. 46 provides guidance on the consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. Such entities are referred to as Variable Interest Entities or "VIEs." FIN No. 46 requires the primary beneficiary of a VIE to consolidate the entity. FIN No. 46, as it relates to existing entities, is effective for fiscal periods beginning after June 15, 2003. For new entities, FIN No. 46 is effective January 31, 2003. The Company's adoption of the provisions of this statement effective January 31, 2003 and adoption of the remaining provisions of FIN No. 46 effective June 15, 2003 will not have any impact on its Consolidated Financial Statements.

4. SECURITIES

         A summary of the amortized cost, estimated fair value, and related gross unrealized gains and losses of securities at December 31, 2002 and 2001 is as follows:

-----------------------------------------------------------------------------------------------------------------
                                                                                    (000's)
                                                                               GROSS         GROSS     ESTIMATED
                                                            AMORTIZED     UNREALIZED    UNREALIZED          FAIR
DECEMBER 31, 2002                                                COST          GAINS        LOSSES         VALUE
-----------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE:
U.S. government agencies                                   $  269,849      $   1,283    $      482   $   270,650
Mortgage-backed securities                                    498,614          4,475             2       503,087
Obligations of states and political subdivisions                1,500             98            --         1,598
Corporate securities                                              136             56            18           174
-----------------------------------------------------------------------------------------------------------------
Total securities available for sale                        $  770,099      $   5,912    $      502   $   775,509
=================================================================================================================

HELD TO MATURITY:

U.S. government agencies                                   $  144,824      $   1,891    $       --   $   146,715
Mortgage-backed securities                                     62,005            306            --        62,311
Obligations of states and political subdivisions               68,065          4,351            18        72,398
-----------------------------------------------------------------------------------------------------------------
Total securities held to maturity                          $  274,894      $   6,548    $       18   $   281,424
=================================================================================================================

                                                                                   (000's)
                                                                               GROSS         GROSS     ESTIMATED
                                                            AMORTIZED       UNREALED    UNREALIZED          FAIR
DECEMBER 31, 2001                                                COST          GAINS        LOSSES         VALUE
-----------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE:
U.S. government agencies                                   $  106,953      $   1,884    $      513   $   108,324
Mortgage-backed securities                                    325,753          3,947           517       329,183
Obligations of states and political subdivisions                1,532             74            --         1,606
Corporate securities                                           15,102             36           250        14,888
-----------------------------------------------------------------------------------------------------------------
Total securities available for sale                        $  449,340      $   5,941    $    1,280   $   454,001
=================================================================================================================
HELD TO MATURITY:

U.S. government agencies                                   $  124,926      $     149    $    2,035   $   123,040
Mortgage-backed securities                                    104,306            435           453       104,288
Obligations of states and political subdivisions               69,651          1,976           526        71,101
-----------------------------------------------------------------------------------------------------------------
Total securities held to maturity                          $  298,883      $   2,560    $    3,014   $   298,429
=================================================================================================================

         Upon adoption of SFAS No. 133 on January 1, 2001, the Company reclassified certain held to maturity securities with a carrying value and fair value of approximately $9.6 million to available for sale securities. There was no effect on accumulated other comprehensive income (loss) as a result of this reclassification.

         During the years ended December 31, 2002, 2001 and 2000, gross realized gains from sales of securities available for sale were $6,405,000, $2,067,000, and $240,000. Gross realized losses for the years ended December 31, 2001 and 2000 were $3,000, and $105,000, respectively. There were no gross realized losses during 2002.

         The following tables present the amortized cost of securities at December 31, 2002, distributed based on contractual maturity or earlier call date for securities expected to be called, and unaudited weighted average yields computed on a tax equivalent basis. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without penalties, and due to monthly principal payments and prepayments for mortgage-backed securities, which are distributed to a maturity category based on estimated average lives.

MATURITIES OF SECURITIES AVAILABLE FOR SALE

------------------------------------------------------------------------------------------------------------------------------------
                                                                    (000's, EXCEPT PERCENTAGES)

                                                            AFTER 1 BUT         AFTER 5 BUT
                                       WITHIN 1                WITHIN 5           WITHIN 10             AFTER 10
                                           YEAR                   YEARS               YEARS                YEARS             TOTAL
----------------------------------------------------------------------------------------------------------------------------------
                                Amt.      Yield        Amt.      Yield      Amt.      Yield       Amt.     Yield       Amt.  Yield
----------------------------------------------------------------------------------------------------------------------------------
U.S. government agencies:

     Fixed rate               $84,946      6.76%      $  --          --%   $  --         --%   $   --         --%   84,946   6.76%

     Adjustable rate               --        --     109,931        3.03       --         --    74,972       3.24   184,903   3.12
Mortgage-backed securities:

     Fixed rate                22,550      3.43     363,622        4.72       --         --        --         --   386,172   4.64

     Adjustable rate           60,103      2.83      52,090        2.51      249       6.93        --         --   112,442   2.69
Obligations of states and
   political subdivisions         100      9.84       1,165        7.66      235       8.91        --         --     1,500   8.00

Other                              --        --          --          --       --         --       136       2.60       136   2.60
---------------------------------------------------------------------------------------------------------------------------------
Total securities available
   for sale                  $167,699      4.90%   $526,808        4.15%  $  484       7.89%  $75,108       3.24% $770,099   4.23%
---------------------------------------------------------------------------------------------------------------------------------
Estimated fair value         $169,369              $530,981               $  493              $74,666             $775,509
=================================================================================================================================


MATURITIES OF SECURITIES HELD TO MATURITY

------------------------------------------------------------------------------------------------------------------------------------
                                                                    (000's, EXCEPT PERCENTAGES)

                                                            AFTER 1 BUT         AFTER 5 BUT
                                       WITHIN 1                WITHIN 5           WITHIN 10             AFTER 10
                                           YEAR                   YEARS               YEARS                YEARS             TOTAL
----------------------------------------------------------------------------------------------------------------------------------
                                Amt.      Yield        Amt.      Yield      Amt.      Yield       Amt.     Yield       Amt.  Yield
----------------------------------------------------------------------------------------------------------------------------------
U.S. government agencies:

     Fixed rate              $ 94,885      6.35%      49,939        6.32% $   --         --%       --%        --  $144,824   6.34%
Mortgage-backed securities:
                                                          --          --                                            62,005
     Adjustable rate           62,005      2.64           --          --      --         --        --         --             2.64
Obligations of states and
   political subdivisions      10,823      6.89       21,247        7.96   1,780       7.75    34,215       7.35    68,065   7.48
------------------------------------------------------------------------------------------------------------------------------------
Total securities held to
   maturity                  $167,713      5.02%     $71,186        6.81% $1,780       7.75%  $34,215       7.35% $274,894   5.79%
------------------------------------------------------------------------------------------------------------------------------------
Estimated fair value         $168,830               $ 74,170             $ 1,984              $36,440             $281,424

====================================================================================================================================


     Securities having a total carrying amount of approximately $537.3 million at December 31, 2002 were pledged to secure public deposits, as required or permitted by law, letters of credit and securities sold under agreements to repurchase transactions.

5.  LOANS

         Major classifications of loans at December 31 are as follows:

-------------------------------------------------------------------------------------------------------------------------------
                                                                                      (000's)
                                                      2002            2001             2000            1999             1998
-------------------------------------------------------------------------------------------------------------------------------
Time and demand loans                           $  132,199       $ 125,508        $ 120,346        $104,114         $ 53,869
Installment loans                                   10,174          12,311           17,597          19,994           23,296
Credit card                                          5,760           6,577            7,273           7,794            8,338
Real estate loans
   - Commercial                                    568,894         501,943          433,579         401,265          307,651
   - Residential                                   230,267         211,942          195,258         174,525          157,137
   - Construction and land development             348,151         266,041          269,041         185,641          148,761
   - Home equity                                    55,190          46,607           43,855          33,986           30,762
Other                                                4,017           3,885            2,774           2,863            3,710
-------------------------------------------------------------------------------------------------------------------------------




Gross loans                                      1,354,652       1,174,814        1,089,723         930,182          733,524
Deferred commitment fees and unearned
     discount - net                                 (4,211)         (3,868)          (2,942)         (2,679)          (2,156)

-------------------------------------------------------------------------------------------------------------------------------
Total loans                                      1,350,441       1,170,946        1,086,781         927,503          731,368
Allowance for loan losses                          (14,168)        (12,412)         (11,338)        (10,687)          (8,889)
-------------------------------------------------------------------------------------------------------------------------------
 TOTAL LOANS, NET                               $1,336,273      $1,158,534       $1,075,443        $916,816         $722,479
===============================================================================================================================


         At December 31, 2002 and 2001, there were no loans or commitments to close loans that were held for sale. The Bank sold one residential mortgage loan to the Federal Home Loan Mortgage Corporation ("FHLMC") totaling $0.2 million in 2002 and two residential mortgage loans totaling $0.4 million in 2000. No loans were sold during 2001.

         A substantial amount of the Company's commercial and residential lending activities are with customers located in the Company's primary service areas of Rockland and Westchester Counties, New York, as well as the remainder of the Metropolitan area. A substantial portion of the Company's customers' net worth is dependent on real estate values in the primary service areas.

         Credit policies, applicable to each type of lending activity, have been established, to evaluate the creditworthiness of each customer and, in most cases, require collateral to be pledged. Generally, credit extension does not exceed 80 percent of the estimated fair value of the collateral at the date of extension (with occasional exceptions at the discretion of management), depending on the evaluation of the borrower's creditworthiness. The fair value of collateral, primarily real estate, is monitored on an ongoing basis. While collateral provides a secondary source of repayment, the primary source of repayment is ordinarily based on the borrower's ability to generate continuing cash flow, which is a principal underwriting criteria for approving a loan.


         A summary of the allowance for loan losses for the years ended December 31 is as follows:


------------------------------------------------------------------------------------------------------------------------------------
                                                                                (000's, except percentages)
                                                             2002            2001            2000             1999            1998
------------------------------------------------------------------------------------------------------------------------------------

Total loans                                         $1,350,441      $1,170,946      $1,086,781         $927,503        $731,368
---------------------------------------------------------------------------------------------------------------------------------

Net loans outstanding at year end                    1,336,273       1,158,534       1,075,443          916,816         722,479
---------------------------------------------------------------------------------------------------------------------------------

Average net loans outstanding during the year        1,245,697       1,101,091       1,003,279          815,709         657,171
---------------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses:

Balance at beginning of the year                       $12,412         $11,338         $10,687           $8,889          $8,260

Adjustment for pooling of company with different
     fiscal year end                                        --              --              --               --            (10)

Provision for credit losses charged to expense           4,109           1,684           3,125            2,285           1,239

Reclassification of provision for credit losses
     related to unfunded loan commitments and
     classified as other liabilities                      (161)           (336)             --               --              --
---------------------------------------------------------------------------------------------------------------------------------

                                                        16,360          12,686          13,812           11,174           9,489
---------------------------------------------------------------------------------------------------------------------------------

Charge-offs and recoveries during the year:

Charge-offs:

     Real estate                                        (1,352)            (65)         (2,376)              (9)            (75)

     Time and demand                                       (43)            (56)            (18)            (162)           (300)

     Installment                                          (839)           (237)           (229)            (394)           (319)

Recoveries:

     Time and demand                                        --              16              60               16               3

     Installment                                            42              68              89               62              91
---------------------------------------------------------------------------------------------------------------------------------
Net charge-offs during the year                         (2,192)           (274)         (2,474)            (487)           (600)
---------------------------------------------------------------------------------------------------------------------------------
Balance at year end                                    $14,168         $12,412         $11,338          $10,687          $8,889
---------------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average net loans
     outstanding during the year                          0.18%           0.02%           0.25%            0.06%           0.09%

Ratio of allowance for loan losses to total loans
     outstanding at year end                              1.05%           1.06%           1.04%            1.15%           1.22%


Ratio of provision for credit losses to net
     charge-offs (times)                                  1.87            6.15            1.26             4.69            2.07
=================================================================================================================================

         A summary of the Company's nonaccrual and restructured loans, OREO and related interest income not recorded on nonaccrual loans as of and for the years ended December 31 is as follows:

---------------------------------------------------------------------------------------------------------

                                                       000's, except percentages)

                                                        2002      2001       2000       1999       1998
---------------------------------------------------------------------------------------------------------

Nonaccrual loans at year end                        $12,484    $20,703    $19,720    $ 2,618    $ 2,335

OREO at year end                                         34         34         34         34        415

Restructured loans at year end                          147        152        155        562        718

Additional interest income that would have been
 recorded if these borrowers had complied with
   contractual loan terms                               895      1,316        455         85        123

Non-performing assets to total assets at year end      0.49%      1.02%      1.05%      0.16%      0.21%
========================================================================================================


         Substantially all of the nonaccruing loans are collateralized by real estate. At December 31, 2002, the Company had and continues to have no commitments to lend additional funds to any customers with nonaccrual or restructured loan balances, except as further described below with respect to a real estate construction loan in the amount of $12.4 million.

         At December 31, 2002, there are no loans, which are not on nonaccrual status, that management believes were potential problem loans that may result in their being placed on nonaccrual status in the near future. Accruing loans that are contractually past due 90 days or more at December 31, 2002 are immaterial.

         At December 31, 2002 and 2001, the recorded investment in loans that are considered to be impaired approximated $12.6 million and $20.6 million, of which $12.5 million and $20.4 million, respectively, were in nonaccrual status. The average recorded investment in impaired loans for the years ended December 31, 2002, 2001 and 2000 was approximately $18.3 million, $20.0 million and $5.8 million, respectively. For the years ended December 31, 2002, 2001 and 2000, interest income recognized by the Company on impaired loans was not material.

         As applicable, each impaired loan has a related allowance for loan losses. The total allowance for loan losses specifically allocated to impaired loans was $2.2 million and $1.6 million as of December 31, 2002 and 2001, respectively.

         In November 2000, the Company reclassified a real estate construction loan in the amount of $19.7 million as a non-performing asset and placed the loan on nonaccrual status. As a result of the impairment of this loan, $2.2 million was charged-off in the fourth quarter of 2000, reducing the loan balance to $17.5 million, while the provision for credit losses was increased by $1.3 million for this loan. During the year ended December 31, 2001, "protected advances" of $0.6 million were made in connection with payments of real estate taxes and common charges and, through an agreement with the borrower, $1.4 million was loaned to the borrower for completion of the project, which further increased the balance to $19.5 million as of December 31, 2001. Additional financing was provided on the non-performing real estate construction loan of $3.9 million in 2002 to finalize construction on the condominium units, which is substantially complete.

         As of January 29, 2003, of the original 83 units, 12 remain to be sold and are being actively marketed for sale. Pending sales of the remaining units and repayment of the loan, the Bank continues to proceed with foreclosure of other real estate that also collateralizes the loan and to pursue its claim against the borrower and guarantors for any deficiency.

         At December 31, 2002, the recorded loan balance was $12.4 million, which was reduced by principal payments of $9.6 million and charge-offs of $1.4 million made during 2002. The Company has provided a specific allocation of the allowance for loan losses of $2.2 million for this loan as of December 31, 2002. The loan is also personally guaranteed by the principals, however, such guarantees have not been considered in determining the amount of charge-offs or allowance for loan losses applicable to this loan.

         At December 31, 2001, the Bank had $0.3 million of outstanding loans, collateralized by cash and lease receivables, to Bennett Funding Group ("Bennett"), which filed for bankruptcy protection in 1996. As a result of a favorable ruling in 1998 by the Bankruptcy Court, the Bank collected payments of $2.6 million, reducing the original balance of $3.3 million to $0.7 million. A total of $0.4 million was charged off in 1999 and 1998, further reducing the recorded balance of the loans to $0.3 million.

         During the first quarter 2002, the Bank reached a settlement agreement with the Bankruptcy Trustee for the Bennett loan, which settled all claims against the Bankruptcy Estate and the Bank, including dismissal of any remaining fraudulent conveyance claims against the Bank. As a result, the Bank charged off the remaining $0.3 million of the Bennett loan, and in addition, made a settlement payment of $0.3 million to the Bankruptcy Estate.

         A summary of impaired loans by loan amount, loan type and measurement method is as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                                  (000's)
                                                                             As of December 31,

                                                           2002                                       2001
                                            PRESENT VALUE           FAIR VALUE          Present Value         Fair Value
                                              OF EXPECTED                   OF            of Expected                 of
                                               CASH FLOWS           COLLATERAL             Cash Flows         Collateral
-------------------------------------------------------------------------------------------------------------------------
Real estate - commercial                          $12,432                 $50                 $19,514              $667
Real estate - secured                                  --                 147                      --               152
Commercial installment and other                       --                  --                     305                --
------------------------------------------------------------------------------------------------------------------------
Totals                                            $12,432                $197                 $19,819              $819
=========================================================================================================================


6. PREMISES AND EQUIPMENT

         A summary of premises and equipment at December 31 is as follows:

-----------------------------------------------------------------------------------------------------
                                                                   2002       (000's)           2001
-----------------------------------------------------------------------------------------------------
Land                                                             $3,066                       $2,882
Buildings                                                         7,629                        7,817
Leasehold improvements                                              138                          176
Furniture, fixtures and equipment                                 6,551                        7,120
-----------------------------------------------------------------------------------------------------
                                                                 17,384                       17,995
Less accumulated depreciation and amortization                    6,085                        6,652
-----------------------------------------------------------------------------------------------------
Premises and equipment, net                                     $11,299                      $11,343
=====================================================================================================


         The Bank leases certain premises and equipment under noncancellable operating leases. Certain of these lease agreements provide for periodic increases in annual rental payments based on current price indices, renewal options for varying periods and purchase options at amounts which are expected to approximate the fair values of the related assets at the dates the options are exercisable.

         Rent expense for premises and equipment was $993,000 in 2002, $928,000 in 2001 and $851,000 in 2000.

         The Bank leases a portion of its owned properties to tenants under operating leases and recorded rental income of approximately $237,000 in 2002, $250,000 in 2001, and $231,000 in 2000.

         As of December 31, 2002 future minimum lease payments are as follows:

---------------------------------------------------------------
                                     (000's)

         YEARS ENDING DECEMBER 31,

---------------------------------------------------------------
                     2003                           $ 923
                     2004                             749
                     2005                             660
                     2006                             414
                     2007                             378
               After 2007                             894
---------------------------------------------------------------
       Total minimum lease payments                $4,018
===============================================================


As of December 31, 2002 future minimum lease receipts are as follows:

--------------------------------------------------------------
         YEARS ENDING DECEMBER 31,                (000's)
--------------------------------------------------------------
                    2003                            $229
                    2004                             217
                    2005                             135
                    2006                              24
                    2007                              21
--------------------------------------------------------------

     Total minimum lease receipts                   $626
==============================================================

7. DEPOSITS

         A summary of deposits at December 31 is as follows:

------------------------------------------------------------------------------------------------------------------
                                                                                                   (000's)
                                                                                  2002                      2001
------------------------------------------------------------------------------------------------------------------
NON-INTEREST BEARING DEPOSITS:

Individuals, partnerships and corporations                                   $ 228,491                 $ 194,982
Certified and official checks                                                   26,989                    12,260
States and political subdivisions                                                4,532                     3,569
------------------------------------------------------------------------------------------------------------------
Total non-interest bearing deposits                                            260,012                   210,811
------------------------------------------------------------------------------------------------------------------
INTEREST BEARING DEPOSITS:

NOW accounts                                                                    96,010                    76,227
Money market accounts                                                           76,079                    70,888
Savings deposits                                                               451,578                   428,814
Time deposits of individuals, partnerships and corporations                    457,157                   406,515
States and political subdivisions                                              128,497                   156,997
IRA's and Keogh's                                                               82,454                    75,706
------------------------------------------------------------------------------------------------------------------
Total interest bearing deposits                                              1,291,775                 1,215,147
------------------------------------------------------------------------------------------------------------------
Total deposits                                                              $1,551,787                $1,425,958
==================================================================================================================


         Time deposits, including IRA's and Keogh's and time deposits of states and political subdivisions, classified by time remaining to maturity for each of the five years following December 31, 2002 are as follows:

---------------------------------------------------------
                                             (000's)

---------------------------------------------------------
Less than 12 months                         $394,437
Over 12 months through 24 months             151,891
Over 24 months through 36 months              46,512
Over 36 months through 48 months              12,411
Over 48 months through 60 months              37,431
---------------------------------------------------------
Total                                       $642,682
=========================================================

         At December 31, 2002 and 2001, certificates of deposit and other time deposits of $100,000 or more totaled $259,128,000 and $261,847,000, respectively. Certificates of deposit and other time deposits of $100,000 or more include deposits of states and political subdivisions, which are acquired on a bid basis.

         At December 31, 2002, such deposits classified by time remaining to maturity were as follows:

-------------------------------------------------------------
                                     (000's)

-------------------------------------------------------------
3 months or less                                  $139,078
Over 3 months through 6 months                      22,177
Over 6 months through 12 months                     22,578
Over 12 months                                      75,295
-------------------------------------------------------------
Total                                             $259,128
=============================================================

8. INCOME TAXES

         The components of the provision for income taxes for the years ended December 31 are as follows:

--------------------------------------------------------------------
                                        (000's)
                             2002         2001             2000
--------------------------------------------------------------------
FEDERAL:

     Current             $15,000        $ (629)           $ 9,955
     Deferred             (2,795)       10,383               (602)
STATE:

     Current               2,134            88              1,107
     Deferred               (461)        1,024               (192)
------------------------------------------------------------------
Total                    $13,878       $10,866            $10,268
==================================================================

         The income tax provision includes income taxes related to net gains on securities transactions of approximately $2,638,000, $857,000, and $56,000 for the years ended December 31, 2002, 2001 and 2000, respectively

         The tax effects of temporary differences that give rise to the significant portions of the cumulative deferred tax (liability) asset, net at December 31, 2002 and 2001 are as follows:

-------------------------------------------------------------
                                                 (000's)

                                          2002       2001

-------------------------------------------------------------
Allowance for loan losses and reserve  $ 5,882    $ 5,374
    for unfunded loan commitments
Deferred compensation and benefit
     plan expenses                       1,854      1,564
Deferred loan fees, net                  1,721      1,580
Depreciation and other, net                949        803
Accrued dividend                       (10,556)   (12,727)
Fair value adjustment, available for
     sale securities                    (2,229)    (1,936)
-------------------------------------------------------------
Total deferred tax liability, net      $(2,379)   $(5,342)
=============================================================

         The tax effect on the fair value adjustment of available for sale securities is a component of other comprehensive income (loss).

         Management believes it is more likely than not that deferred tax assets will be realized.

         The following is a reconciliation of the statutory Federal income tax rate to the effective income tax rate as a percentage of income before taxes for the years ended December 31:

---------------------------------------------------------------

                                    2002     2001     2000
---------------------------------------------------------------

Statutory Federal income tax rate    35.0%    35.0%    35.0%

Interest on tax exempt obligations
     of states and political
     subdivisions                    (2.7)    (3.1)    (3.0)

State income taxes, net of Federal
     tax benefit                      2.7      2.3      2.0

Other

                                     (1.1)     0.2      0.4
---------------------------------------------------------------
Effective tax rate                   33.9%    34.4%    34.4%
===============================================================

9. BORROWINGS AND LONG-TERM DEBT

         The Company utilizes borrowings primarily to meet funding requirements for its asset growth and to manage its interest rate risk. Short-term borrowings include securities sold under agreements to repurchase, federal funds purchased, and short-term Federal Home Loan Bank of New York ("FHLB") advances.

         Short-term securities sold under agreements to repurchase mature between one and 365 days. The Bank may borrow up to $175.0 million from two primary investment firms under master security sale and repurchase agreements. There were no outstanding borrowings under these agreements at December 31, 2002.

         The Bank also has the ability to borrow from the FHLB under similar master security sale and repurchase agreements and, to a lesser extent, its customers. At December 31, 2002, the Bank had short-term repurchase agreements of $1.2 million outstanding at a weighted average interest rate of 1.18 percent, which were collateralized by securities with an aggregate carrying value and estimated fair value of $1.2 million. At December 31, 2001, the Bank had $1.3 million of short-term borrowings outstanding at a weighted average interest rate of 1.68 percent, which were collateralized by securities with an aggregate carrying value and estimated fair value of $1.3 million.

         Federal funds purchased represent overnight funds. The Bank has federal funds purchase lines available with six financial institutions for a total of $73.0 million. At December 31, 2002 and 2001, the Bank had no federal funds purchased balances outstanding.

         Short-term FHLB advances are borrowings with original maturities of between one and 365 days. At December 31, 2002 and 2001, the Bank had no such short-term FHLB advances outstanding.

         Additional information with respect to short-term borrowings for the three years ended December 31, 2002, 2001 and 2000 is presented in the following table.



-------------------------------------------------------------

                                (000's, except percentages)

SHORT-TERM BORROWINGS             2002      2001      2000
-------------------------------------------------------------

Balance at December 31         $ 1,205   $ 1,279    $  514

Average balance outstanding    $ 1,545   $ 2,687  $ 92,800

Weighted average interest
rate

      As of December 31           1.18%     1.68%     6.02%

      Paid during the year        1.59%     5.16%     6.11%
=============================================================

         The Bank has long-term borrowings, which have original maturities of over one year, of $392.0 million and $302.0 million of securities sold under agreements to repurchase as of December 31, 2002 and 2001, respectively. At December 31, 2002 and 2001, these borrowings have original terms of between five and ten years at interest rates between 1.94 percent to 6.08 percent and 4.33 percent to 6.08 percent, respectively, that are callable on certain dates after an initial noncall period at the option of the counterparty to the repurchase agreements. As of December 31, 2002 and 2001, these borrowings were collateralized by securities with an aggregate carrying value of $400.6 million and $306.3 million, and an estimated fair value of $402.5 million and $305.7 million, respectively.

         At December 31, 2002, long-term FHLB advances totaled $110.9 million at interest rates of between 3.49 percent to 6.72 percent, compared with $114.3 million at December 31, 2001, at interest rates of between 3.49 percent to 6.72 percent. Advances at December 31, 2002 include $10.9 million of amortizing advances having scheduled periodic payments, $30.0 million that are payable at maturity, and $70.0 million that are callable on certain dates after an initial noncall period at the option of the issuer. At December 31, 2002 and 2001, these borrowings were collateralized by a pledge to the FHLB of a security interest in certain mortgage-related assets having an aggregate book value of $128.6 million and $138.2 million, respectively.

         The borrowings/advances may not be repaid by the Bank prior to the scheduled/repurchase payment dates without penalty.

         At December 31, 2002, the Bank has sufficient collateral to borrow approximately $362.3 million under additional collateralized transactions through securities sold under agreements to repurchase and FHLB advances. The Bank may also borrow an additional $73.0 million under overnight federal funds lines on an unsecured basis.

         At December 31, 2002 and 2001, the Bank held 251,445 shares and 208,146 shares of capital stock of the FHLB with a carrying value of $25.1 million and $20.8 million, respectively, which is required in order to borrow under the short- and long-term advances and securities sold under agreements to repurchase programs from the FHLB. The FHLB generally limits a bank's borrowings to an aggregate of 30 percent of total assets, or for collateral pledged from the Bank's wholly-owned subsidiary, TPNZ, 75 percent of net equity of such subsidiary, excluding securities sold under agreements to repurchase, upon the prerequisite purchase of additional shares of FHLB stock. Any advances made from the FHLB are required to be collateralized by the FHLB stock and certain other assets of the Bank.

         A summary of long-term, fixed-rate borrowings distributed based upon remaining contractual payment date and expected option call date at December 31, 2002, with comparative totals for December 31, 2001 and 2000 is as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        (000's, except percentages)
                                                          AFTER 1
                                          WITHIN       BUT WITHIN            AFTER           2002           2001          2000
LONG-TERM BORROWINGS                      1 YEAR          5 YEARS          5 YEARS          TOTAL          TOTAL         TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Contractual Payment/Expected Call        $16,516          $72,584         $413,789       $502,889        $416,291      $242,730
   Date:

   Total long-term borrowings
   Weighted average interest rate          4.24%            5.05%            4.63%           4.68%           5.05%         5.51%
-----------------------------------------------------------------------------------------------------------------------------------


10. CORPORATION-OBLIGATED MANDATORY REDEEMABLE CAPITAL SECURITIES OF SUBSIDIARY TRUSTS

         On February 5, 1997, the Company completed its issuance of trust capital securities ("Capital Securities") that raised $20 million of regulatory capital ($18.8 million net proceeds after issuance costs). The 9.58 percent Capital Securities, due February 1, 2027, were issued by Trust I, a Delaware business trust that was formed by the Company solely to issue the Capital Securities and related common stock. Trust I advanced the proceeds to the Company by purchasing junior subordinated debt of the Company. The Capital Securities may not be redeemed, except under limited circumstances, until February 1, 2007, and thereafter at a premium which reduces over a ten year period. Dividends are paid semi-annually in February and August.

         On July 31, 2001, the Company completed its second issuance of Capital Securities that raised an additional $20 million of regulatory capital ($19.4 million net proceeds after issuance costs). The Capital Securities pay interest on a floating rate basis, based on three month LIBOR plus 358 basis points (current rate as of December 31, 2002 of 5.34 percent), which resets October, January, April and July of each calendar year. These Capital Securities, due July 31, 2031, were issued by Trust II, a Connecticut business trust that was formed by the Company solely to issue the Capital Securities and related common stock. Trust II advanced the proceeds to the Company by purchasing junior subordinated debt of the Company. These Capital Securities may not be redeemed, except under limited circumstances, until July 31, 2006, and thereafter at a premium which reduces over a five year period. Dividends will be paid quarterly in October, January, April and July.

         On June 26, 2002, the Company completed its third issuance of Capital Securities that raised $10.0 million of regulatory capital (approximately $9.7 million net proceeds after issuance costs), of which approximately $8.8 million is included in Tier I regulatory capital and the remaining amount is included in total regulatory capital under regulatory guidelines as of December 31, 2002. These Capital Securities pay interest on a floating rate basis, based on three month LIBOR plus 345 basis points (current rate as of December 31, 2002 of 4.85 percent), which resets September, December, March, and June of each calendar year. These Capital Securities, which are due June 26, 2032, were issued by Trust III, a Connecticut business trust, that was formed by the Company solely to issue these Capital Securities and related common stock. These Capital Securities may not be redeemed, except under limited circumstances, until 2007 at par. Dividends are paid quarterly in September, December, March, and June.

         Capital Securities qualify as Tier I or core capital for the Company under the Federal Reserve Board's risk-based capital guidelines to the extent such Capital Securities equal 25 percent or less of Tier I Capital. Amounts in excess of the foregoing amount will qualify as Tier II or Total Capital. The aggregate amount of Capital Securities issued by the Company totaled $50.0 million at December 31, 2002, of which $48.8 million is included in Tier I regulatory capital.

         Payments on the junior subordinated debt, which are in turn passed through the Trusts to the Capital Securities holders, will be serviced through existing liquidity and cash flow sources of the Company. The Company may also reduce outstanding Capital Securities through open market purchases. The Company is permitted to deduct interest payments on the Capital Securities under current Federal tax law.

         As long as no default has occurred and is continuing, the Company has the right under the junior subordinated indentures to defer the payment of interest at any time or from time to time for a period not exceeding five years for any one extension (each such period an "Extension Period"); provided, however, that no Extension Period may extend beyond the stated maturity of the junior subordinated debt securities. During any Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (which includes common and preferred stock), (ii) make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the junior subordinated debt securities, or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the junior subordinated debt securities, in each case subject to certain exceptions.

         Pursuant to the terms of the documents governing the Company's junior subordinated debt and the Capital Securities of the Trusts, if the Company is in default under such securities, the Company is prohibited from repurchasing or making distributions, including dividends, on or with respect to its common or preferred stock and from making payments on any debt or guarantees which rank pari passu or junior to such securities.

         In addition, under the terms of the indentures governing its junior subordinated debt, the Company may not merge or consolidate with, or sell substantially all of its assets to, any other corporation, person or entity unless: (a) the surviving corporation is a domestic corporation which expressly assumes the Company's obligations with respect to the junior subordinated debt and the Capital Securities and related documents; (b) there is no, and the merger or other transaction would not cause a, default under any of the junior subordinated debt; and (c) certain other conditions are met.

11. STOCKHOLDERS' EQUITY

         The Company distributed 10 percent and 5 percent common stock dividends on January 22, 2002 and May 15, 2000 to stockholders of record on January 8, 2002 and May 1, 2000, respectively. The weighted average common shares outstanding and per common share amounts have been adjusted to reflect all stock dividends and splits.

         The ability of the Company and the Bank to pay cash dividends in the future is restricted by various regulatory requirements. The Company's ability to pay cash dividends to its stockholders is primarily dependent upon the receipt of dividends from the Bank. The Bank's dividends to the Company may not exceed the sum of the Bank's undistributed net income for that year and its undistributed net income for the preceding two years, less any required transfers to additional paid-in capital. At December 31, 2002, the Bank could pay dividends of $48.8 million to the Company without having to obtain prior regulatory approval.

         The Company may not pay dividends on its common stock or preferred stock if it is in default with respect to the Capital Securities or related junior subordinated debt, or if the Company elects to defer payment for up to five years as permitted under the terms of the Capital Securities and related junior subordinated debt (see Note 10).

         As of December 31, 2002, 200,000 shares of common stock are authorized for issuance in connection with a Dividend Reinvestment Plan (currently suspended), of which 98,020 shares have been issued.

         During 2002, 2001 and 2000, TPNZ declared and paid dividends totaling $10,400, $10,560 and $10,720, respectively, to its non-affiliate minority-interest junior preferred stockholders.

         The Company issued 15,377 shares and 14,700 shares of treasury stock in 2002 and 2001 in connection with the exercise of stock options. In addition, the Company purchased 164,251, 188,485, and 340,654 common shares at fair value for the treasury in 2002, 2001 and 2000, respectively. Certain treasury stock purchases were made in connection with previously announced stock repurchase programs discussed below. The remaining treasury stock purchases were made in connection with common stock tendered for exercise of stock options. Treasury shares also increased 104,713 and 32,983 in 2001 and 2000, respectively, as a result of stock dividends.

         On December 18, 2002, December 18, 2001, and September 27, 2000, the Company's Board of Directors authorized the repurchase of up to 150,000, 330,000, and 330,000 (adjusted for common stock dividends) common shares, or approximately 0.8 percent 1.8 percent, and 1.8 percent (as determined at the time of the authorizations), respectively, of the Company's outstanding common stock. Repurchases of common stock have been authorized to be made from time to time in open-market and private transactions as, in the opinion of management, market conditions may warrant. The repurchased common shares are held as treasury stock and are available for general corporate purposes. For the years ended December 31, 2002, 2001 and 2000, the Company purchased 63,600, 79,900, and 307,556 shares of common stock under the repurchase plans at an aggregate cost of approximately $1.0 million, $1.1 million, and $4.0 million, respectively.

         In connection with the Bank's Key Employee Supplemental Investment Plan ("KESIP"), amounts deferred by participating employees and contributed by the Bank are invested in Company stock. This investment in Company stock of $1,398,000 at December 31, 2002 and $1,178,000 at December 31, 2001 is included in common stock held for benefit plans, at cost, which is shown as a reduction of stockholders' equity. The related deferred compensation obligation is also shown as a component of stockholders' equity (see Note 17).

12. REGULATORY MATTERS

         The Company and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's Consolidated Financial Statements. Under capital adequacy guidelines and, also with respect to the Bank, regulatory framework for prompt corrective action, the Company and the Bank must meet or exceed specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices and as presented in the following table. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.


------------------------------------------------------------------------------------------------------------------------------------
                                                                        (000'S, EXCEPT PERCENTAGES)
                                                                                                                          MINIMUM
                                                                                          MINIMUM          TO BE WELL CAPITALIZED
                                                                                      FOR CAPITAL         UNDER PROMPT CORRECTIVE
                                                        ACTUAL                  ADEQUACY PURPOSES               ACTION PROVISIONS
------------------------------------------------------------------------------------------------------------------------------------

COMPANY                                         AMOUNT         RATIO         AMOUNT         RATIO         AMOUNT            RATIO
------------------------------------------------------------------------------------------------------------------------------------

AS OF DECEMBER 31, 2002

     Total Capital (to Risk Weighted
        Assets)                               $210,914         13.58%      $124,281           8.0%           N/A              N/A

     Tier I Capital (to Risk Weighted
        Assets)                                194,999         12.55         62,141           4.0            N/A              N/A

     Tier I Capital (to Average Quarterly
        Assets)                                194,999          8.36         93,348           4.0            N/A              N/A

AS OF DECEMBER 31, 2001

     Total Capital (to Risk Weighted
        Assets)                               $178,787         14.03%      $101,930           8.0%           N/A              N/A

     Tier I Capital (to Risk Weighted
        Assets)                                166,039         13.03         50,965           4.0            N/A              N/A

     Tier I Capital (to Average Quarterly
        Assets)                                166,039          8.19         81,072           4.0            N/A              N/A
------------------------------------------------------------------------------------------------------------------------------------
BANK
------------------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 2002

     Total Capital (to Risk Weighted
        Assets)                               $206,829         13.32%      $124,255           8.0%      $155,319             10.0%

     Tier I Capital (to Risk Weighted
        Assets)                                192,164         12.37         62,128           4.0         93,191              6.0

     Tier I Capital (to Average Quarterly
        Assets)                                192,164          8.48         90,615           4.0        113,269              5.0

AS OF DECEMBER 31, 2001

     Total Capital (to Risk Weighted
        Assets)                               $171,779         13.53%      $101,549           8.0%      $126,936             10.0%

     Tier I Capital (to Risk Weighted
        Assets)                                159,031         12.53         50,775           4.0         76,162              6.0

     Tier I Capital (to Average Quarterly
        Assets)                                159,031          7.88         80,689           4.0        100,861              5.0
====================================================================================================================================

N/A - Not Applicable

         Capital ratios are computed excluding net unrealized gains or losses on available for sale securities, net of tax, which is included in the other comprehensive income (loss) component of stockholders' equity for financial reporting purposes.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain or exceed minimum capital amounts and ratios as defined in the regulations and set forth in the above tables. Management believes, as of December 31, 2002, that the Company and the Bank meet all capital adequacy requirements, to which they are subject and are considered "well capitalized" under regulatory guidelines.

         As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC"), categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed that assessment.

13. EARNINGS PER COMMON SHARE

         The computation of basic and diluted earnings per common share for the years ended December 31 is as follows:


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      (000's, except share amounts)
                                                                       2002                     2001                     2000
-----------------------------------------------------------------------------------------------------------------------------------

NUMERATOR:
   Net income                                                       $27,034                  $20,761                  $19,612
   Less preferred stock dividends                                        10                       11                       11
-----------------------------------------------------------------------------------------------------------------------------------
   Numerator for basic and diluted earnings per
     common share - net income available to
     common stockholders                                            $27,024                  $20,750                  $19,601
===================================================================================================================================
DENOMINATOR:

   Denominator for basic earnings per commonshare -
   weighted average shares                                       18,410,715               18,308,347               18,195,110
   Effects of dilutive securities:
     Director and employee stock options                            589,199                  435,206                  561,663
     Restricted stock not vested                                         --                    2,064                    2,164
-----------------------------------------------------------------------------------------------------------------------------------
Denominator for diluted earnings per common                      18,999,914               18,745,617               18,758,937
   share - adjusted weighted average shares
===================================================================================================================================
Basic earnings per common share                                       $1.47                    $1.13                    $1.08
Diluted earnings per common share                                     $1.42                    $1.11                    $1.04
===================================================================================================================================

Note 17 describes the Company's director and employee stock option and recognition and retention plans.

14. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," as amended by SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," requires disclosure of the estimated fair values for certain financial instruments. The estimated fair values disclosed below are as of December 31, 2002 and 2001, and have been determined by using available market information and various valuation estimation methodologies. Considerable judgment is required to interpret the effects on fair value of such items due to changes in expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. The estimates presented herein are not necessarily indicative of the amounts that the Company would realize in a current market exchange. Also, the use of different market assumptions and/or estimation methodologies may have a material effect on the determination of the estimated fair values.

         The fair value estimates presented in the following table are based on pertinent information available to the Company as of December 31, 2002 and 2001. Although the Company is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since December 31, 2002 and 2001, and therefore, current estimates of fair value may differ significantly from the amounts that follow.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                          AS OF DECEMBER 31,
                                                                               2002                            2001
                                                                                      ESTIMATED                       ESTIMATED
                                                                       CARRYING            FAIR        CARRYING            FAIR
                                                                         AMOUNT           VALUE          AMOUNT           VALUE
------------------------------------------------------------------------------------------------------------------------------------
ASSETS:                                                                                        (in millions)
Cash, cash equivalents and other short-term investments                  $ 90.8          $ 90.8          $ 70.1          $ 70.1
Securities, FHLB stock, and accrued interest and dividends
   receivable                                                           1,082.2         1,088.7           778.5           778.1
Loans, net, and accrued interest receivable                             1,342.0         1,355.5         1,163.8         1,172.1
LIABILITIES:

Deposits without stated maturities and accrued interest payable           908.4           908.4           810.2           810.2
Time deposits and accrued interest payable                                644.8           654.0           619.8           625.1
Securities sold under agreements to repurchase and accrued
   interest payable                                                       395.1           435.5           304.9           320.7
FHLB advances and accrued interest payable                                111.5           121.2           114.9           118.0
Corporation - Obligated mandatory redeemable capital securities of
   subsidiary trusts and accrued interest payable                          51.0            52.6            41.0            40.3
====================================================================================================================================

         Fair value methods and assumptions are as follows:

         CASH, CASH EQUIVALENTS AND OTHER SHORT-TERM INVESTMENTS - The carrying amount is a reasonable estimate of fair value.

         SECURITIES, FHLB STOCK, AND ACCRUED INTEREST AND DIVIDENDS RECEIVABLE - The fair value of securities is estimated based on quoted market prices or dealer quotes, if available. If a quote is not available, fair value is estimated using quoted market prices for similar securities. The fair value of FHLB stock is stated at redemption value, which equals its carrying value. Accrued interest and dividends are stated at their carrying amount.

         LOANS AND ACCRUED INTEREST RECEIVABLE - For certain homogeneous fixed rate categories of loans, such as residential mortgages, fair value is estimated using quoted market prices for securities backed by similar loans. The fair value of other fixed rate loans has been estimated by discounting projected cash flows using current rates for similar loans with equivalent credit risk. For loans for which there has been no impairment in credit risk and which reprice frequently to market rates, the carrying amount is a reasonable estimate of fair value. The fair value of impaired and nonaccrual loans is estimated by reducing such amounts by specific and general loan loss allowances. Accrued interest is stated at its carrying amount.

         DEPOSITS WITHOUT STATED MATURITIES AND ACCRUED INTEREST PAYABLE - The estimated fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, NOW accounts, money market accounts and savings accounts, is equal to the amount payable on demand. Accrued interest payable, as applicable, is stated at its carrying amount.

         TIME DEPOSITS AND ACCRUED INTEREST PAYABLE - The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered at the reporting date for deposits of similar remaining maturities. Accrued interest payable is stated at its carrying amount.

         SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, FHLB ADVANCES, CORPORATION-OBLIGATED MANDATORY REDEEMABLE CAPITAL SECURITIES OF SUBSIDIARY TRUSTS AND ACCRUED INTEREST PAYABLE - The carrying amount is a reasonable estimate of fair value for borrowings which are either short-term or for which applicable interest rates reprice based upon changes in market rates. For medium and long-term fixed rate borrowings, fair value is based on discounted cash flow through contractual maturity, or earlier call date if expected to be called, at rates currently offered at the balance sheet date for similar terms. Accrued interest payable is stated at its carrying amount.

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK - As described in
Note 16, the Company is a party to financial instruments with off-balance sheet risk at December 31, 2002 and 2001. Such financial instruments include commitments to extend permanent financing and letters of credit. If the commitments are exercised by the prospective borrowers, these financial instruments will become interest-earning assets of the Company. If the commitments expire, the Company retains any fees paid by the counter party to obtain the commitment or guarantee.

         The fair value of commitments is estimated based upon fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate commitments, the fair value estimation takes into consideration an interest rate risk factor. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements. The fair value of these off-balance sheet items at December 31, 2002 and 2001, approximates the recorded amounts of the related fees, which are not material to the consolidated financial position of the Company.

15. RELATED PARTY TRANSACTIONS

         A summary of the transactions for the years ended December 31, 2002 and 2001, with respect to loans (in excess of $60,000 with respect to each party) to directors, senior executive officers, stockholders whose ownership equals or exceeds 10 percent, and companies in which such related party has a 10 percent or more beneficial interest is as follows:

--------------------------------------------------------------
                                                (000's)
                                          2002        2001
--------------------------------------------------------------
Balance, January 1,                     $  834      $  936
New loans                                   40          --
Repayments, other reductions              (121)       (102)
--------------------------------------------------------------
Balance, December 31,                   $  753      $  834
==============================================================

         The Company has made payments to organizations in which certain directors have a beneficial interest for services rendered by such organizations. Except as discussed below, such payments are not considered to be material in the aggregate. Fees of approximately $63,000, $145,000, and $25,000 in 2002, 2001, and 2000, respectively, were paid to a law firm in which a director is a partner. This law firm also represented the Bank for loan closings for which additional fees of approximately $570,000, $680,000, and $800,000 in 2002, 2001 and 2000, respectively, were paid by customers of the Bank.

16. COMMITMENTS AND CONTINGENCIES

         At December 31, 2002, the Company and Bank are committed under employment agreements with the Chairman, President and Chief Executive Officer ("CEO"), Senior Executive Vice President and Chief Credit Officer, and Senior Executive Vice President and Chief Financial Officer requiring an annual salary of $680,000, $225,000 and $225,000, respectively; annual bonus payments equal to six, one and one percent of net income (as defined) of the Company under the Executive Incentive Bonus Plan, respectively (see Note 17); and annual stock option grants of 122,984 shares, 46,120 shares and 46,120 shares, respectively, issued at fair value at the date of grant (110 percent of fair value for incentive stock options if the key officer's ownership of the Company equals or exceeds 10 percent at the date of grant); and other benefits for the term of the agreements.

         The CEO's employment agreement, as amended November 8, 2000, is for a five-year term, expiring November 16, 2003, while the Senior Executive Vice Presidents' agreements, as amended October 25, 2001, are for three-year terms, expiring October 25, 2004. The CEO's contract also requires minimum annual salary increases of $30,000. All of the agreements include change in control provisions, requiring certain payments, including an amount equal to three times annual salary and bonus payments (as defined), in the event of a voluntary or involuntary termination in connection with a change in control of the Company or the Bank.

         In the normal course of business, various commitments to extend credit are made which are not reflected in the accompanying Consolidated Financial Statements. At December 31, 2002 and 2001, formal credit line and loan commitments, which are primarily loans collateralized by real estate and credit card lines approximated $486.5 million and $430.9 million, and outstanding standby letters of credit totaled $35.4 million and $40.3 million, respectively. Such amounts represent the maximum risk of loss on these commitments.

         Standby letters of credit are issued to guarantee financial performance or obligations of the Bank's customers. Generally, standby letters of credit are either partially or fully collateralized by cash, real estate, or other assets, and, in some cases, are not collateralized. In most cases, personal guarantees are obtained. At December 31, 2002 and 2001, there has been no specific liability recorded for standby letters of credit. However, standby letters of credit are considered in the Bank's evaluation of its allowance for loan losses and reserve for unfunded loan commitments.

         The Bank is an approved FHLMC seller/servicer. At December 31, 2002, the principal balance of the loans sold or exchanged with FHLMC that remain uncollected totaled $20.8 million. The Bank is committed to service these loans.

         The Bank is required to report deposits directly to the Federal Reserve Bank of New York ("Federal Reserve") and to maintain reserves on a portion of these deposits. At December 31, 2002, the reserve requirement for the Bank totaled $24.5 million.

         The Company is party to various legal proceedings arising in the ordinary course of business, none of which, in the opinion of management based on advice from legal counsel, will have a material adverse effect on the Company's consolidated financial position.

17. EMPLOYEE BENEFIT PLANS

EXECUTIVE INCENTIVE BONUS PLAN

         The Company provides an Executive Incentive Bonus Plan whereby certain key officers of the Company and/or the Bank (two of whom are directors of the Company and the Bank and stockholders, and one of whom is a director of the Company and a stockholder) are entitled to compensation in addition to their salaries at varying percentages of the Company's or Bank's net income (as defined). The total amount of such additional compensation cannot exceed 15 percent of the Company's net income (as defined) in any year. Incentive compensation aggregated $3.2 million during 2002 and $2.4 million during both 2001 and 2000.

EMPLOYEE STOCK OWNERSHIP PLAN (WITH 401(K)
PROVISIONS)

         The Company maintains for the benefit of its employees an Employee Stock Ownership Plan (With 401(k) Provisions) ("KSOP").

         The 401(k) feature of the KSOP allows eligible employees of the Company and its affiliates to elect investment of their voluntary contributions in a fund that purchases common stock of the Company or in 11 other investment funds. Employees may elect to defer, through voluntary contributions, up to fifteen percent of compensation ($11,000 maximum in 2002), except for participants that are 50 years of age or older who may contribute an additional amount ($1,000 in 2002). The Company may elect to match fifty percent of the employee's voluntary contributions up to an amount equal to four percent of the employee's compensation. Employer matching contributions for the years ended December 31, 2002, 2001 and 2000, aggregated $475,000, $412,000, and $379,000, respectively.

         Under the Employee Stock Ownership feature, covering substantially all of the Company's full-time employees, the optional annual cash contribution determined by the Board of Directors, intended to be invested in the Company's common stock, was $100,000 for the year ended December 31, 2002. The Company did not make an optional contribution for the years ended December 31, 2001 and 2000. The Bank paid directly expenses attributable to the KSOP of approximately $65,000 and $71,000 in 2002 and 2001, respectively. Shares purchased with the Company's contribution are allocated to participants on the basis of their relative compensation (as defined). The cumulative amount of shares allocated vest over the first seven years of a participant's service. After completion of seven years of credited service, all shares allocated (and to be allocated) are fully vested.

         Tappan Zee Financial, Inc. ("Tappan Zee") also had an Employee Stock Ownership Plan (the "ESOP") for the benefit of eligible Tarrytowns employees, which was assumed by the Company upon its acquisition of Tarrytowns in 1998 and merged with the KSOP on September 30, 1999. In 1995, the ESOP borrowed approximately $1.3 million from Tappan Zee (assumed by the Company) and used the funds to purchase 184,415 shares (as adjusted for common stock splits and dividends) of Company common stock. The Bank makes monthly contributions to the KSOP sufficient to fund the debt service requirements over the ten-year term of the loan. The unallocated shares are held in a suspense account by the KSOP trustee, and a portion of such shares are allocated to all KSOP participants at each year end. Shares released from the suspense account are allocated to participants on the basis of their relative compensation (as defined). Participants become vested in the shares allocated to their respective accounts in the same manner as described in the preceding paragraph for optional contributions. Any forfeited shares are allocated to other participants based on compensation (as defined).

         Shares allocated to participants and committed for release to participants totaled 16,545, 17,582, and 18,655 for the years ended December 31, 2002, 2001 and 2000, respectively. Expense recognized with respect to such shares allocated and released amounted to $265,000, $206,000, and $199,000 for the years ended December 31, 2002, 2001 and 2000, respectively, based on the average fair value of Company common stock for each period. The cost of the 33,421 shares that have not yet been committed to be released to participant accounts at December 31, 2002 of $0.2 million is included in common stock held for benefit plans, which is reflected as a reduction of stockholders' equity. The fair value of these shares was approximately $0.6 million at that date.

KEY EMPLOYEES' SUPPLEMENTAL INVESTMENT PLANS

         The Bank maintains the KESIP, established solely for the purpose of providing, to certain key management personnel who participate in the KSOP, benefits attributable to contribution allocations that would otherwise be made under the KSOP except for Internal Revenue Service ("IRS") limitations. Under the KESIP, salary reduction contributions may be made in excess of the limitations on annual contributions imposed by Internal Revenue Code Section 415, and the Bank shall elect to match up to fifty percent of the employee's voluntary KESIP contribution (to the extent such election is made under the KSOP), not to exceed four percent of the employee's compensation (less the amount of the employer matching contribution under the KSOP). The Bank must also contribute an amount equivalent to the KSOP optional contribution that would otherwise have been made to participating employees in the KSOP had it not been for IRS limitations. The Bank's matching and optional contributions under the KESIP for the years ended December 31, 2002, 2001 and 2000 were $66,000, $54,000, and
$53,000, respectively.

         All compensation deferred into the KESIP is immediately invested in shares of Company stock. In addition, distributions from the KESIP will be made in Company stock. The deferred compensation obligation and the shares held in trust for deferred compensation are recorded at historical cost. In addition, the deferred compensation obligation and shares held in trust for deferred compensation (which is included in common stock held for benefit plans) are included as separate components of stockholders' equity.

         The Bank also maintains a Key Employees Supplemental Diversified Investment Plan ("KESDIP"). The KESDIP is similar in terms to the KESIP, except that investments made by the KESDIP trust may be in diversified assets. All investments in the KESDIP are reflected in the consolidated financial statements at fair market value. The Bank's matching and optional contributions (which are reduced to the extent of contributions made to the KSOP and KESIP) under the KESDIP for the years ended December 31, 2002, 2001 and 2000 were $71,000, $63,000, and $59,000, respectively.

STOCK OPTION PLANS

DIRECTOR STOCK OPTION PLANS

         In 1989 and 1998, the stockholders of the Company approved Director Stock Option Plans (the "Director Plans") for an aggregate of 801,678 and 508,200 shares (after adjustment for stock splits and dividends), respectively, of the Company's common stock to be issued to all non-employee members of the Company's Board of Directors. Under the terms of the 1998 Director Plan, as amended by the Board of Directors on March 24, 1999, each eligible director will receive, effective as of the close of each annual meeting of stockholders of the Company, a non-qualified option (after adjustment for stock splits and stock dividends) to purchase a fixed number of shares of common stock at an exercise price equal to the fair market value of such shares on the date of the grant. The number of shares subject to the option is based on the number of years of service completed by the eligible director. After two years of service, the eligible director is entitled to an option covering 1,155 shares. Each additional year of service entitles the eligible director to an option covering an additional 1,155 shares, until the director has completed 15 years of the eligible service, after which the director is entitled to an option covering 21,523 shares.

         The 1998 Director Plan has a term of ten years. Final awards under the 1989 Director Plan were made, effective with approval of the 1998 Director Plan. Options may not be exercised prior to the first anniversary of the date of grant and expire ten years after the date of grant. There were 156,474 shares remaining to be granted at December 31, 2002 under the 1998 Director Plan.

         Under the Tappan Zee Directors' Stock Option Plan (the "Tappan Zee Directors' Plan"), which was assumed by the Company, 69,156 shares (after adjustment for stock splits and stock dividends) were authorized for issuance to outside Directors for option exercises. Option terms and conditions are similar to those under the Tappan Zee Stock Option Plan (see Employee Stock Option Plans below), except that all director options are "non-qualified" options. There have been 57,630 options (after adjustment for stock splits and dividends) issued under this plan. Upon the change in control that resulted when Tappan Zee was acquired by the Company, all options under this plan became vested. There are 11,526 shares available for future grant under this plan, which will expire in 2006.

                  A summary of the Director Plans and the Tappan Zee Directors' Plan activity and related information for the years ended December 31, 2002, 2001 and 2000 follows:



-----------------------------------------------------------------------------------------------------------------------------------
                                                      2002                          2001                          2000
                                                             WEIGHTED-                     WEIGHTED-                     WEIGHTED-
                                                               AVERAGE                       AVERAGE                       AVERAGE
                                                              EXERCISE                      EXERCISE                      EXERCISE
                                                OPTIONS          PRICE        OPTIONS          PRICE        OPTIONS          PRICE
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at January 1,                      481,623         $10.69        420,183         $10.10        465,869          $9.82
Granted                                         74,977          15.70         72,653          12.72         91,865          10.91
Exercised                                       11,227           1.62         11,213           1.83         51,461           4.35
Expired                                             --             --             --             --         86,090          12.87
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31,                    545,373         $11.57        481,623         $10.69        420,183         $10.10
-----------------------------------------------------------------------------------------------------------------------------------
Exercisable at December 31,                    470,396         $10.91        408,970         $10.33        349,840          $9.94
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average fair value of
  options granted during the year                $6.33                         $4.54                         $3.65
===================================================================================================================================

         The following table summarizes the range of exercise prices on stock options outstanding and exercisable for the Director Plans and the Tappan Zee Directors' Plan at December 31, 2002:



------------------------------------------------------------------------------------------------------------------------------------
                                           OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
                       -------------------------------------------------------------------------------------------------------------
                                                     WEIGHTED-
                                                      AVERAGE                WEIGHTED-                                    WEIGHTED-
  RANGE OF                                          REMAINING                 AVERAGE                                       AVERAGE
  EXERCISE                        NUMBER          CONTRACTUAL                EXERCISE                NUMBER                EXERCISE
  PRICES                     OUTSTANDING                 LIFE                   PRICE            EXERCISABLE                  PRICE
------------------------------------------------------------------------------------------------------------------------------------
  $  1.92 to $  5.41             49,931             1.5 years               $  3.40                  49,931              $  3.40
     5.42 to    9.02             79,153             5.0                        7.46                  79,153                 7.46
    10.82 to   12.72            276,756             6.7                       11.98                 276,743                11.98
    12.73 to   15.70            139,533             7.5                       15.99                  64,569                16.33
------------------------------------------------------------------------------------------------------------------------------------
  $  1.92 to  $15.70            545,373             6.2 years               $ 11.57                 470,396              $ 10.91
====================================================================================================================================


EMPLOYEE STOCK OPTION PLANS

         Under the 1984 and 1993 Incentive Stock Option Plans, and the 2001 and 1997 Employee Stock Option Plans for key employees of the Company and its subsidiaries, and the Tappan Zee Stock Option Plan, which was assumed by the Company (the "Employee Stock Option Plans"), options for the issuance of both incentive and nonqualified stock options up to an aggregate of 5,688,805 shares (after adjustment for stocks splits and stock dividends) were authorized for grant at prices at least equal to the fair value of the Company's common stock at the time the options are granted (for incentive stock options, 110 percent of fair value, for grants to an employee who, at the time of the grant, owns stock aggregating 10 percent or more of the combined voting power of all classes of stock of the Company).

         For the 1984 and 1993 Incentive Stock Option Plans, and the 2001 and 1997 Employee Stock Option Plans, each option holder may exercise up to 50 percent of his or her options after a three month period subsequent to the grant date and may exercise the remaining 50 percent six months after the grant date. The options granted have a maximum exercisable term of ten years from the date of grant (not more than five years in the case of incentive stock options granted to an employee who, at the time of grant, owns stock aggregating 10 percent or more of the total combined voting power of all classes of stock of the Company). The option shares and related prices are adjusted for stock splits and stock dividends. There were 1,099,278 shares remaining to be granted at December 31, 2002 under the 2001 Employee Stock Option Plan. The 2001 Employee Stock Option Plan has a term of ten years. No additional shares will be granted under the 1984 and 1993 Incentive Stock Option Plans and 1997 Employee Stock Option Plan.

         Options under the Tappan Zee Plan have a ten-year term and vest ratably over five years from the date of grant. Each option, however, becomes fully exercisable upon a change in control of Tappan Zee or Tarrytowns, or upon the death, disability or retirement of the option holder. All options outstanding under the Tappan Zee Plan are fully vested at December 31, 2002. At December 31, 2002, shares available for future grants totaled 46,104 for the Tappan Zee Stock Option Plan, which expires in 2006.

         A summary of the Employee Stock Option Plans' activity and related information for the years ended December 31, 2002, 2001 and 2000 follows:


------------------------------------------------------------------------------------------------------------------------------------
                                                      2002                          2001                          2000
                                                             WEIGHTED-                     WEIGHTED-                     WEIGHTED-
                                                               AVERAGE                       AVERAGE                       AVERAGE
                                                              EXERCISE                      EXERCISE                      EXERCISE
                                                OPTIONS          PRICE        OPTIONS          PRICE        OPTIONS          PRICE
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at January 1,                    2,115,889        $ 10.91      2,028,838          $9.77      2,016,320         $ 8.51
Granted                                        384,037          16.51        422,217          11.68        372,416          12.56
Exercised                                      275,255           7.45        325,926           4.79        236,543           3.52
Expired or forfeited                             5,590          16.33          9,240          12.66        123,355           9.67
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31,                  2,219,081        $ 12.29      2,115,889         $10.91      2,028,838         $ 9.76
------------------------------------------------------------------------------------------------------------------------------------
Exercisable at December 31,                  2,199,172        $ 12.24      2,104,769         $10.89      2,017,312         $ 9.77
------------------------------------------------------------------------------------------------------------------------------------
Weighted average fair value of
  options granted during the year                $6.82                         $4.24                         $4.29
====================================================================================================================================

         The following table summarizes the range of exercise prices on stock options outstanding and exercisable under the Employee Stock Option Plans at December 31, 2002:


------------------------------------------------------------------------------------------------------------------------------------
                                           OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
                       -------------------------------------------------------------------------------------------------------------
                                                     WEIGHTED-
                                                      AVERAGE                WEIGHTED-                                    WEIGHTED-
  RANGE OF                                          REMAINING                 AVERAGE                                       AVERAGE
  EXERCISE                        NUMBER          CONTRACTUAL                EXERCISE                NUMBER                EXERCISE
  PRICES                     OUTSTANDING                 LIFE                   PRICE            EXERCISABLE                  PRICE
------------------------------------------------------------------------------------------------------------------------------------

  $ 1.92  to  $ 5.41              250,438               1.6 years                  $3.31             250,438                $3.31
     5.42 to   10.82              109,793               5.9                         8.34             109,793                 8.34
   10.83  to   14.42            1,221,047               6.8                        12.31           1,221,047                12.31
   14.43  to   18.03              637,803               7.7                        16.45             617,894                16.42
------------------------------------------------------------------------------------------------------------------------------------
  $ 1.92  to $18.03             2,219,081               6.4 years                 $12.29           2,199,172               $12.24
====================================================================================================================================


RECOGNITION AND RETENTION PLANS ("RRP PLANS")

         The Tappan Zee Financial, Inc. Recognition and Retention Plan for Officers and Employees ("Employees Plan") and the Tappan Zee Financial, Inc. Recognition and Retention Plan for Outside Directors ("Directors Plan"), were assumed by the Company. Total shares (adjusted for stock splits and dividends) authorized are 64,545 for the Employees Plan and 27,663 for the Directors Plan. These awards vest over five years from the date of grant; however, immediate vesting occurs upon a change in control of Tappan Zee, which occurred on August 31, 1998 upon its acquisition by the Company, except for restricted shares awarded to the former President and Vice President of Tappan Zee. The fair value of the shares awarded under the plans totaled $616,000 at the grant dates. Compensation expense of $22,000 and $38,000 was recognized during the years ended December 31, 2001 and 2000, respectively. All shares under both the Employees Plan and Directors Plan were vested as of December 31, 2001.

PENSION PLANS

         All of Tarrytowns eligible employees were included in a noncontributory, multiple-employer defined benefit pension plan (the "Employee Pension Plan"). The annual contributions to the Employee Pension Plan were based on actuarially determined funding requirements. On September 1, 1998, Tarrytowns elected to terminate the Employee Pension Plan and benefits under this Plan were frozen as of October 1, 1998. All benefits due to eligible employees aggregating $950,000 were distributed in January 2000.

DIRECTOR RETIREMENT PLANS

         Effective May 19, 1999, the Company adopted the Retirement Plan for non-employee Directors of U.S.B. Holding Co., Inc. and Certain Affiliates (the "Director Retirement Plan"). A non-employee Director who has served for a period of fifteen years is eligible to receive benefits. Vesting of benefits under the Director Retirement Plan accelerate in the event of change in control. Upon retirement, the non-employee Director shall be paid $2,000 per month for a period not to exceed ten years. In the event of death of the non-employee Director, after commencement of retirement payments but prior to the conclusion of the ten year payment period, the payments shall be paid to his or her spouse at a rate of 50 percent of the retirement payment over the remaining term of the retirement payment period, or through the date of the spouse's death if it occurs prior to completion of the payment period. Alternatively, the retiree may choose a lump sum payment equivalent to the present value of $200,000 paid in equal monthly installments over the ten year period, discounted based on an interest rate equal to the average ten-year advance rate from the Federal Home Loan Bank, for the thirty days prior to the election. The Director Retirement Plan is unfunded.

         At December 31, 2002 and 2001, the Company has recorded a liability of $507,000 and $256,000 to provide for the actuarial present value of payments expected to be made under the Director Retirement Plan, substantially all of which relates to prior service cost. The discount rate used to compute the present value obligation is 6.75 percent and 7.00 percent, respectively. At December 31, 2002 and 2001, a net intangible asset of $396,000 and $221,000, respectively, is recorded, reflecting the unamortized prior service cost, which is being amortized over the average remaining service period of the current non-employee Directors. Benefit cost for the Director Retirement Plan for the years ended December 31, 2002, 2001 and 2000 was approximately $76,000, $71,000 and $77,000, of which $7,000, $7,000 and $7,000 represents current service cost, $51,000, $48,000 and $41,000 represents amortization of prior service cost, and $18,000, $16,000 and $29,000 represents interest, respectively. Payments made under the Director Retirement Plan were made to retired non-employee Directors through December 31, 2002 of $193,000.

DEFERRED COMPENSATION PLAN

         The Bank has a nonqualified Deferred Compensation Plan for former Tarrytowns Directors. Under the Deferred Compensation Plan, eligible Directors deferred all or part of their compensation (including compensation paid to officer-directors for service as an officer). Deferred amounts were applied to either the purchase of (i) a life insurance policy, in which case the amount of deferred benefits payable is based on the value of expected death benefit proceeds, or (ii) Company common stock and other investments, in which case the amount of deferred benefits payable is based on the investment performance of the investments made. Deferred benefits are paid in installments over a ten year period beginning upon termination of service. Due to a change of control, which occurred upon the acquisition of Tappan Zee by the Company, the Deferred Compensation Plan required full funding of any previously purchased life insurance contracts. However, the Board of Directors of Tarrytowns waived this requirement. The Bank has established a trust fund with an independent fiduciary for the purpose of accumulating funds to be used to satisfy its obligations under this plan, in addition to the proceeds from life insurance contracts.

         The accumulated projected benefit obligation of the Deferred Compensation Plan aggregated $0.9 million at December 31, 2002 and $1.0 million at December 31, 2001. The present value of the accumulated projected benefit obligation is based on a discount rate of 6.75 percent and 6.0 percent for December 2002 and 2001. Expenses for this plan for the years ended December 31, 2002, 2001 and 2000 were $56,000, $112,000, and $72,000, respectively.

         For financial reporting purposes, the cash surrender values of the life insurance contracts are not considered plan assets but instead are included in the Company's Consolidated Statements of Condition. At December 31, 2002 and 2001, the cash surrender values of purchased life insurance policies were approximately $578,000 and $500,000, respectively. The total death benefits payable under the insurance policies amounted to approximately $1.1 million at December 31, 2002.

POSTRETIREMENT HEALTH CARE BENEFITS

         Substantially all Tarrytown's employees were eligible for postretirement health care (medical and dental) benefits if they met certain age and length of service requirements. This plan was terminated on September 1, 1998, and only employees vested on that date will continue to receive benefits under this plan. A liability of $0.2 million has been recorded to provide for the present value of future obligations under this plan.

         The Bank also has established a Postretirement Health Care Plan. Under this plan, eligible retirees are entitled to participate in the Bank's group health care plan but are responsible for premium payments.

SEVERANCE PLAN

         On January 30, 2002, the Company's Board of Directors approved the U.S.B. Holding Co., Inc. Severance Plan ("Severance Plan"), which provides for severance benefits in the event of an involuntary termination in connection with a change in control of the Company (as defined). The Severance Plan covers all employees not otherwise covered by an employment contract. The purpose of the Severance Plan is to attract and retain capable personnel, address concerns of the Company's employees regarding job security and help ensure that employees secure benefits, which they legitimately expect in the normal course of their employment. Benefits, which range from two weeks to forty weeks of compensation (as defined), are based on years of service.

18. SEGMENT INFORMATION

         The Company has one reportable segment, "Community Banking." All of the Company's activities are interrelated, and each activity is dependent and assessed based upon how each of the activities of the Company supports the others. For example, commercial lending is dependent upon the ability of the Bank to fund itself with deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Company as one operating segment or unit.

         The Company operates only in the U.S. domestic market, specifically the lower Hudson Valley, which includes the counties of Rockland, Westchester, Orange, Putnam and Dutchess, New York, as well as New York City and Long Island, New York, Northern New Jersey and Southern Connecticut. For the years ended December 31, 2002, 2001 and 2000, there is no customer that accounted for more than 10 percent of the Company's revenue.

         19. CONDENSED FINANCIAL INFORMATION OF U.S.B. HOLDING CO., INC. (PARENT COMPANY ONLY)

          Condensed statements of condition are as follows:


 ----------------------------------------------------------------------------------------------------------------------------
                                                                                                               (000's)

                                                                                                           December 31,
                                                                                              2002                   2001
 ----------------------------------------------------------------------------------------------------------------------------

ASSETS

 Cash and cash equivalents                                                                 $ 5,525                $ 4,064
 Securities available for sale (at estimated fair value)                                       137                     99
 Investment in common stock of Bank subsidiary                                             201,513                167,947
 Other assets                                                                                2,316                  6,085
 ----------------------------------------------------------------------------------------------------------------------------
 TOTAL ASSETS                                                                             $209,491               $178,195
 ============================================================================================================================
 LIABILITIES AND STOCKHOLDERS' EQUITY

 Other liabilities                                                                         $ 3,480                $ 2,995
 Corporation - Obligated mandatory redeemable

      capital securities of subsidiary trusts                                               50,000                 40,000
 Stockholders' equity                                                                      156,011                135,200
 ----------------------------------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                               $209,491               $178,195
 ============================================================================================================================

          Condensed statements of income are as follows:

 ----------------------------------------------------------------------------------------------------------------------------
                                                                                                      (000's)

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                        2002           2001         2000
 ----------------------------------------------------------------------------------------------------------------------------
INCOME:

 Dividends from bank subsidiary                                                      $ 5,600       $ 7,500       $11,800
 Gain on securities transactions                                                          --           244            28
 Other income                                                                             33            52           106
 ----------------------------------------------------------------------------------------------------------------------------
 Total income                                                                          5,633         7,796        11,934
 ----------------------------------------------------------------------------------------------------------------------------
 EXPENSES:

 Interest on Corporation-Obligated mandatory redeemable                                3,367         2,532         1,952
     capital securities of subsidiary trusts
 Other expenses                                                                        1,033           928           676
 ----------------------------------------------------------------------------------------------------------------------------
 Total expenses                                                                        4,400         3,460         2,628
 ----------------------------------------------------------------------------------------------------------------------------
 Income before equity in undistributed income of subsidiaries                          1,233         4,336         9,306
     and benefit for income taxes
 Equity in undistributed income of subsidiaries                                       24,113        15,302         9,416
 Income tax benefit                                                                    1,688         1,123           890
 ----------------------------------------------------------------------------------------------------------------------------
 NET INCOME                                                                          $27,034      $ 20,761      $ 19,612
 ============================================================================================================================


         Condensed statements of cash flow are as follows:


----------------------------------------------------------------------------------------------------------------------------
                                                                                                    (000's)
                                                                                          YEARS ENDED DECEMBER 31,
                                                                                    2002           2001         2000
----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:

Net income                                                                          $27,034       $20,761       $19,612
Adjustments to reconcile net income to net cash provided by
       operating activities:
     Gain on securities transactions                                                    --          (244)          (28)
     Gain on sale of other assets                                                       --            --           (39)
     Equity in undistributed income of subsidiary
                                                                                   (24,113)      (15,302)       (9,416)
Other - net                                                                          5,142          (705)       (1,268)
----------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                            8,063         4,510         8,861
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:

Proceeds from sale of available for sale securities                                      --           706             185
Purchases of available for sale securities
                                                                                        (34)           --              --
Capital contribution to subsidiary                                                   (9,000)      (17,000)             --
Other - net                                                                              --            --             149
----------------------------------------------------------------------------------------------------------------------------
Net cash (used for) provided by investing activities                                 (9,034)      (16,294)            334
----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:

Dividends paid -  common                                                             (6,833)       (5,698)         (5,078)
Net proceeds from exercise of common stock options                                      577           243             325
Net proceeds from issuance of corporation-obligated mandatory redeemable
     capital securities of subsidiary trusts                                          9,673        19,364              --
Purchases of treasury stock
                                                                                       (985)       (1,069)         (3,978)
----------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) financing activities                                  2,432        12,840          (8,731)
----------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                                 1,461         1,056             464
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                        4,064         3,008           2,544
----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                             $5,525        $4,064          $3,008
============================================================================================================================

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------





TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
U.S.B. HOLDING CO., INC.

We have audited the accompanying consolidated statements of condition of U.S.B. Holding Co., Inc. and its subsidiaries (the "Company") as of December 31, 2002 and 2001 and the related consolidated statements of income, cash flows, and changes in stockholders' equity for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of U.S.B. Holding Co., Inc. and its subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
January 29, 2003
Stamford, Connecticut

MANAGEMENT REPORT
--------------------------------------------------------------------------------




January 29, 2003

TO THE STOCKHOLDERS
U.S.B. HOLDING CO., INC.

The management of U.S.B. Holding Co., Inc. (the "Company") is responsible for the preparation, integrity, and fair presentation of its published financial statements and all other information presented in this annual report. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and, as such, include amounts based on informed judgments and estimates made by management.

The financial statements have been audited by an independent accounting firm, Deloitte & Touche LLP, which was given unrestricted access to all financial records and related data, including minutes of all meetings of stockholders, the Board of Directors and committees of the Board. Management believes that all representations made to the independent auditors during their audit were valid and appropriate. The independent auditors' report is presented on page 59.

INTERNAL CONTROL

Management is responsible for establishing and maintaining effective internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with accounting principles generally accepted in the United States of America, and for the Company's bank subsidiary, Union State Bank, in conformity with the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income ("Call Report Instructions"). The internal control contains monitoring mechanisms and actions that are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management assessed the Company's internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with accounting principles generally accepted in the United States of America and, for Union State Bank, in conformity with the Call Report Instructions as of December 31, 2002. This assessment was based on criteria for effective internal control over financial reporting, including safeguarding of assets, established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Company maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with accounting principles generally accepted in the United States of America, and for its bank subsidiary, the Call Report Instructions as of December 31, 2002.

COMPLIANCE WITH LAWS AND REGULATIONS

Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with those designated safety and soundness laws and regulations and has maintained records of its determinations and assessments as required by the FDIC. Based on this assessment, management believes that Union State Bank has complied, in all material respects, with the designated safety and soundness laws and regulations referred to above for the year ended December 31, 2002.

                        /s/ Thomas E. Hales             /s/ Steven T. Sabatini
                        Chairman, President and         Senior Executive
                        Chief Executive Officer         Vice President and
                                                        Chief Financial Officer

INDEPENDENT ACCOUNTANTS' REPORT

--------------------------------------------------------------------------------


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
U.S.B. HOLDING CO., INC.

We have examined management's assertion, included in the accompanying Management Report, that U.S.B. Holding Co., Inc. (the "Company") maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with accounting principles generally accepted in the United States of America and for the Company's bank subsidiary, Union State Bank, the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income ("Call Report Instructions") as of December 31, 2002 based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the "COSO Report"). Management is responsible for maintaining effective internal control over financial reporting. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control over financial reporting, testing and evaluating the design and operating effectiveness of internal control and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control over financial reporting to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that the Company maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with accounting principles generally accepted in the United States of America and, for its bank subsidiary, Union State Bank, the Call Report Instructions as of December 31, 2002 is fairly stated, in all material respects, based on the criteria established in the COSO Report.

/s/ Deloitte & Touche LLP
January 29, 2003
Stamford, Connecticut

MANAGEMENT'S DISCUSSION AND ANAYLSIS
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

     This section presents discussion and analysis of the financial condition and results of operations of U.S.B. Holding Co., Inc. (the "Company") and its subsidiaries, including Union State Bank (the "Bank") and its wholly-owned subsidiaries, U.S.B. Realty Corp. ("Realty Corp.") through October 29, 1998, its date of dissolution, Dutch Hill Realty Corp., U.S.B. Financial Services, Inc. and TPNZ Preferred Funding Corp. ("TPNZ") from April 30, 1999, and Tarrytowns Bank, FSB ("Tarrytowns") through April 30, 1999, the date of its merger with and into the Bank, and its wholly-owned subsidiary TPNZ through the date of merger, Union State Capital Trust I, Union State Statutory Trust II, USB Statutory Trust III, and Ad Con, Inc. This discussion and analysis should be read in conjunction with the consolidated financial statements and supplemental financial data contained elsewhere in this report.

SELECTED FINANCIAL DATA                                                 (000's, EXCEPT SHARE DATA)
---------------------------------------------------------------------------------------------------------------------------------

                                                                         YEARS ENDED DECEMBER 31,
                                                        2002             2001             2000             1999         1998
---------------------------------------------------------------------------------------------------------------------------------

OPERATING RESULTS:

Total interest income                             $   125,419       $   132,040      $   135,320      $   106,817   $    90,542

Total interest expense                                 52,904            70,716           75,672           53,968        47,414
------------------------------------------------------------------------------------------------------------------- -------------

Net interest income                                    72,515            61,324           59,648           52,849        43,128

Provision for credit losses                             4,109             1,684            3,125            2,285         1,239

Gains on securities transactions - net                  6,405             2,064              135              588         1,382

Income before income taxes                             40,912            31,627           29,880           26,585        15,381

Net income                                             27,034            20,761           19,612           16,685        12,009

Basic earnings per common share                          1.47              1.13             1.08             0.91          0.67

Diluted earnings per common share                        1.42              1.11             1.04             0.87          0.63

Cash dividends per common share                          0.37              0.31             0.28             0.24          0.19

Weighted average common shares                     18,410,715        18,308,347       18,195,110       18,341,089    17,895,298

Adjusted weighted average common shares            18,999,914        18,745,617       18,758,937       19,090,089    19,115,523
=================================================================================================================================

                                                                               DECEMBER 31,
                                                     2002             2001             2000            1999              1998
---------------------------------------------------------------------------------------------------------------------------------

FINANCIAL POSITION:

Total loans, net                               $ 1,336,273       $ 1,158,534      $ 1,075,443        $ 916,816        $ 722,479

Total assets                                     2,542,866         2,040,126        1,886,265        1,646,371        1,288,812

Total deposits                                   1,551,787         1,425,958        1,489,487        1,141,749          958,640

Borrowings                                         504,094           417,570          243,244          373,775          200,115

Corporation-Obligated mandatory redeemable

capital securities of subsidiary trusts             50,000            40,000           20,000           20,000           20,000

Stockholders' equity                               156,011           135,200          117,877           96,411           97,439
=================================================================================================================================

                                                      2002 QUARTERS                                 2001 QUARTERS
                                         FOURTH       THIRD      SECOND       FIRST     FOURTH      THIRD     SECOND      FIRST
------------------------------------------------------------------------------------------------------------------------------------

QUARTERLY RESULTS OF OPERATIONS:

Interest income                         $31,383     $31,989     $31,573     $30,474    $31,271    $33,049    $33,394    $34,326

Net interest income                      18,239      18,519      18,464      17,293     16,241     15,790     14,829     14,464

Provision for credit losses
                                            922         590       1,365*      1,232*       846        418        220        200

Gains on securities transactions -
    net                                   4,702         335         293       1,075        531         --        851        682

Income before income taxes               12,611       9,821       9,306       9,174      8,089      7,873      7,929      7,736

Net income                                8,410       6,509       6,106       6,009      5,367      5,156      5,167      5,071

Basic earnings per common share            0.46        0.35        0.33        0.33       0.29       0.28       0.28       0.28

Diluted earnings per
      common share                         0.44        0.34        0.32        0.32       0.29       0.27       0.28       0.27
=================================================================================================================================

* The higher level of the provision for credit losses during the first and second quarters of 2002 reflects an increase in charge-offs. See Note 5 to the Consolidated Financial Statements.


                                                                     (000's, EXCEPT PERCENTAGES)
AVERAGE BALANCES AND INTEREST RATES                                  YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------
                                             2002                              2001                              2000
                                 AVERAGE               YIELD/    AVERAGE                YIELD/       AVERAGE             YIELD/
                                 BALANCE    INTEREST    RATE     BALANCE    INTEREST     RATE        BALANCE    INTEREST  RATE
---------------------------------------------------------------------------------------------------------------------------------
ASSETS

Interest earning assets:

Interest bearing deposits        $      536 $      9     1.68%   $      285       10     3.51%             172        10    5.81%
Federal funds sold                   50,607      822     1.62        54,604    1,936     3.55           32,314     2,045    6.33
Securities:
   U.S. Treasury and
   government agencies              257,262   16,867     6.56       213,557   14,992     7.02          196,559    14,436    7.34
   Mortgage-backed

       securities                   392,836   17,822     4.54       404,434   24,130     5.97          378,645    25,532    6.74
   Obligations of states and
      political subdivisions         71,854    5,580     7.77        65,524    5,246     8.01           58,967     4,786    8.12
   Corporate securities,
FHLB stock and other
      securities                     35,345    2,011     5.69        29,763    2,142     7.20           34,959     2,399    6.86
Loans, net                        1,245,697   84,803     6.81     1,101,091   85,730     7.79        1,003,279    87,979    8.77
--------------------------------------------------------------------------------------------------------------------------------
Total interest earning assets     2,054,137  127,914     6.23%    1,869,258  134,186     7.18%       1,704,895   137,187    8.05%
--------------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets         117,368                          84,286                             58,282
--------------------------------------------------------------------------------------------------------------------------------
TOTAL                            $2,171,505                      $1,953,544                         $1,763,177
================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing liabilities:
Deposits:

   NOW                           $   96,654   $   648    0.67%      82,252    $    755    0.92%     $   75,811  $   784    1.03%
   Money market                      89,689     1,009    1.13       74,602       1,705    2.29          61,652    1,830    2.97
   Savings                          432,942     4,930    1.14      418,367      11,907    2.85         340,301   13,018    3.83
   Time                             638,485    21,037    3.29      672,324      36,295    5.40         681,156   41,258    6.06
--------------------------------------------------------------------------------------------------------------------------------
Total interest bearing            1,257,770    27,624    2.20    1,247,545      50,662    4.06       1,158,920   56,890    4.91
   deposits
Federal funds purchased,

   securities sold under
   agreements to repurchase
   and FHLB advances                433,048    21,913    5.06      326,724      17,522    5.36         291,313   16,830    5.78
Corporation - Obligated
   mandatory redeemable
   capital securities of
   subsidiary trusts                 45,151     3,367    7.46       28,333       2,532    8.94          20,000    1,952    9.76
--------------------------------------------------------------------------------------------------------------------------------
Total interest bearing

liabilities                       1,735,969    52,904    3.05%   1,602,602      70,716    4.41%      1,470,233   75,672    5.15%
--------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
liabilities

   and stockholders' equity:
Demand deposits                     240,578                        199,724                             178,281
Other liabilities                    50,481                         23,126                              11,097
Stockholders' equity                144,477                        128,092                             103,566
--------------------------------------------------------------------------------------------------------------------------------
TOTAL                            $2,171,505                     $1,953,544                          $1,763,177
================================================================================================================================
NET INTEREST INCOME                           $75,010                          $63,470                          $61,515
================================================================================================================================
NET YIELD ON INTEREST
  EARNING ASSETS (NET

  INTEREST MARGIN)                                       3.65%                              3.40%                          3.61%
================================================================================================================================

The statistical data contained herein has been adjusted to a tax equivalent basis, based on the Federal statutory tax rate of 35% and the applicable state and local income tax rates. The effect of adjustment to tax equivalent basis was $2.5 million, $2.1 million, and $1.9 million for the years ended December 31, 2002, 2001, and 2000, respectively.

         FORWARD-LOOKING STATEMENTS: The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to December 31, 2002. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

         In addition to the underlying factors and assumptions previously disclosed by the Company and identified elsewhere herein, the following factors and assumptions could cause actual results to differ materially from such forward-looking statements: competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions, including changes in interest rates and the shape of the U.S. Treasury yield curve; wartime events or terrorist activity and the related impact on the credit quality of borrowers; the extent and timing of actions of the Federal Reserve Board; customer deposit disintermediation; changes in customers' acceptance of the Bank's products and services; increases in Federal and state income taxes and/or the Company's effective income tax rate; and the extent and timing of legislative and regulatory actions and reform.

         The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

CRITICAL ACCOUNTING POLICIES

         The Company's financial statements are prepared in accordance with accounting principles generally accepted in the United States. The Company's significant accounting policies are more fully described in Summary of Significant Accounting Policies, Note 3 to the Consolidated Financial Statements. Certain accounting policies require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. On an on-going basis, management evaluates its estimates and assumptions, and the effects of revisions are reflected in the financial statements in the period in which they are determined to be necessary. The accounting policies described below are those that most frequently require management to make estimates and judgments and, therefore, are critical to understanding the Company's results of operations. The more critical policies given the Company's current business strategy and asset/liability structure are accounting for non-performing loans, the allowance for loan losses and provision for credit losses, and the classification of securities as either held to maturity or available for sale. In addition to the Notes to the Consolidated Financial Statements, the Company's practice on each of these accounting policies is further described in the applicable sections of Management's Discussion and Analysis of Financial Condition and Results of Operations.

         LOANS: The Company's decision to classify loans as non-performing is judgmental in nature, but generally loans are placed on non-performing status when they are past due 90 days or more or earlier if management determines that the loan will become non-performing in the near future. At the time a loan is placed on non-performing status, interest accrued but not collected is reversed. Interest payments received while a loan is on non-performing status are either applied to reduce principal or, based on management's estimate of collectibility, recognized as income. As reported in the Notes to the Consolidated Financial Statements, as of December 31, 2002, non-performing assets were $12.5 million and there were no loans, which are not on nonaccrual status, that were potential problem loans that may result in their being placed on nonaccrual status in the near future.

         ALLOWANCE FOR LOAN LOSSES: The determination of the allowance for loan losses and provision for credit losses is judgmental in nature. The process of evaluating the loan portfolio, classifying loans and determining the allowance and provision is described on page 74. As a substantial amount of the Company's loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans and discounted cash flow valuation of properties are critical in determining the amount of allowance required for specific loans. Assumptions for appraisals and discounted cash flow valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals and discounted cash flow valuations are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans.

         Additional changes in economic conditions, geographic and customer concentrations and other conditions could significantly impact the allowance for loan losses and the provision for credit losses. These evaluations are inherently subjective as they require estimates that are susceptible to significant revision as more information becomes available. As a result, future adjustments to the allowance for loan losses may be necessary.

         SECURITIES: The classification of securities is determined by management at the time of purchase and the reasoning and analysis of such decision is described on page 71. Securities classified as held to maturity are carried at amortized cost, while those available for sale are carried at estimated fair value with the resulting gain or loss, net of tax, included in other comprehensive income (loss), which is a component of stockholders' equity. Accordingly, a misclassification would have a direct effect on stockholders' equity. Sales or reclassification as available for sale (except for certain permitted reasons) of held to maturity securities may result in the reclassification of all such securities to available for sale. The Company has never sold held to maturity securities or reclassified such securities to available for sale other than in specifically permitted circumstances.

SUMMARY OF RESULTS

         The Company (including results reported for the Bank prior to the Company's formation as a holding company) reported its twenty-fourth consecutive year of increased net income in 2002. Net income was $27.0 million for the year ended December 31, 2002, a 30.2 percent increase over 2001. Net income was $20.8 million for the year ended December 31, 2001, a 5.9 percent increase over 2000 net income of $19.6 million.

         The increase in 2002 net income, compared to the prior year primarily reflects increases in net interest income, non-interest income and net security gains. These increases were partially offset by a higher provision for credit losses and an increase in non-interest expenses. The increased net income for 2001 compared to 2000, reflects higher net interest income, non-interest income, and a lower provision for credit losses. These increases were partially offset by a higher level of interest forgone on non-performing assets and an increase in non-interest expenses.

         Diluted earnings per common share of $1.42 in 2002 increased 27.9 percent over the $1.11 recorded in 2001, while diluted earnings per common share increased 6.7 percent in 2001 compared to the $1.04 recorded in 2000, reflecting the higher net income in both years. Return on average common stockholders' equity was 18.70 percent in 2002, compared to 16.20 percent in 2001 and 18.93 percent in 2000. Return on average total assets in 2002 was 1.24 percent, compared to 1.06 percent in 2001 and 1.11 percent in 2000.

         Net interest income for 2002 rose to $72.5 million, an 18.2 percent increase over the $61.3 million recorded in 2001, while 2001 net interest income increased 2.8 percent compared to the $59.6 million recorded in 2000. These increases result principally from continuing growth of interest earning assets, primarily loans and security investments. Net interest income also increased in 2002 as the net interest margin on a tax equivalent basis increased to 3.65 percent in 2002 compared to 3.40 percent in 2001, while the net interest margin decreased in 2001 compared to 3.61 percent in 2000.

         Net interest income during the three years was also impacted by interest foregone on non-performing assets ($0.9 million in 2002, $1.3 million in 2001, and $0.5 million in 2000).

         Non-interest income for 2002 and 2001 increased $4,499,000 and $3,146,000, compared to 2001 and 2000, respectively. Both the 2002 and 2001 increases were primarily due to higher net security gains and fee revenue from letter of credit and loan prepayment fees.

         The provision for credit losses increased $2.4 million and decreased $1.4 million in 2002 and 2001, respectively, as compared to the prior year periods. The 2002 increase was primarily due to higher loan volume and higher net charge-offs compared to 2001. The 2001 decrease was attributable to a lower level of net loan production as compared to the prior year and a higher provision in 2000, resulting primarily from the impairment of a real estate construction loan and its resulting classification to non-performing status during the fourth quarter of 2000.

         The overall increases in revenues were partially offset by 11.0 percent and 14.2 percent increases in non-interest expenses in 2002 and 2001, respectively. The increases in both years primarily reflect higher costs of salaries and employee benefits, advertising and business development, professional fees, communication costs, and other costs, and in 2001, higher occupancy and equipments costs, and intangible amortization associated with branch acquisitions. The increases in non-interest expense in both years also reflects the higher level of the Company's assets and business volume, and its investment in people, new products, branches, and technology.

         The Company's total capital ratio under the risk-based capital guidelines exceeds regulatory guidelines of eight percent, as the total ratio equaled 13.58 percent and 14.03 percent at December 31, 2002 and 2001, respectively. The Company's leverage capital ratio was 8.36 percent at December 31, 2002 and 8.19 percent at December 31, 2001, which also exceeds regulatory guidelines.

         The Company is not aware of any factors, not otherwise disclosed, that would significantly affect its business. As discussed in Liquidity (page 77), the Company has the liquidity to meet its obligations, a stable source of deposits and other sources of funds, stable loan production and credit quality and sufficient capital to support its business and future growth prospects.

INTEREST DIFFERENTIAL

         The following table sets forth the dollar amount of changes in interest income, interest expense and net interest income between the years ended December 31, 2002 and 2001, and the years ended December 31, 2001 and 2000, on a tax equivalent basis.


---------------------------------------------------------------------------------------------------------------------------------
                                                                                    (000's)
                                                     2002 COMPARED TO 2001                      2001 Compared to 2000
                                                      INCREASE (DECREASE)                        Increase (Decrease)
                                                        DUE TO CHANGE IN                          Due to Change in
---------------------------------------------------------------------------------------------------------------------------------

                                                                              TOTAL                                    Total
                                               AVERAGE        AVERAGE       INCREASE       Average      Average       Increase
                                               VOLUME          RATE        (DECREASE)       Volume       Rate        (Decrease)
--------------------------------------------------------------------------------------------------------------------------------
Interest Income:
Interest bearing deposits                  $       5.9      $    (6.9)       $    (1.0)    $     4.9   $     (4.9)    $      --
Federal funds sold                              (132.2)        (981.8)        (1,114.0)      1,031.2     (1,140.2)       (109.0)
Securities:
   U.S. Treasury and government agencies       2,908.5       (1,033.5)         1,875.0       1,205.9       (649.9)        556.0
   Mortgage-backed securities                   (674.5)      (5,633.5)        (6,308.0)      1,654.3     (3,056.3)     (1,402.0)
   Obligations of states and political
     subdivision                                 495.0         (161.0)           334.0         525.7        (65.7)        460.0
   Corporate securities, FHLB stock and
     other securities                            362.5         (493.5)          (131.0)       (371.0)       114.0        (257.0)
   Loans, net                                 10,549.2      (11,476.2)          (927.0)      8,114.5    (10,363.5)     (2,249.0)

                                           ------------- -------------- ---------------  ------------- ------------ -------------
TOTAL INTEREST EARNING ASSETS                 13,514.4       (19,786.4)       (6,272.0)     12,165.5    (15,166.5)     (3,001.0)
                                           ------------- -------------- ---------------  ------------- ------------ -------------
Interest Expense:
Deposits:
   NOW                                           119.3         (226.3)          (107.0)         61.1        (90.1)        (29.0)
   Money market                                  295.3         (991.3)          (696.0)        341.4       (466.4)       (125.0)
   Savings                                       402.3       (7,379.3)        (6,977.0)      2,627.8     (3,738.8)     (1,111.0)
   Time                                       (1,741.1)     (13,516.9)       (15,258.0)       (528.0)    (4,435.0)     (4,963.0)
Federal funds purchased, securities
sold under agreements to repurchase
and FHLB advances                              5,419.4       (1,028.4)         4,391.0       2,089.6     (1,397.6)        692.0

Corporation-Obligated mandatory
redeemable capital securities
of subsidiary trusts                           1,308.7         (473.7)           835.0         756.4       (176.4)        580.0
                                           ------------- -------------- --------------- ------------- ------------ -------------
TOTAL INTEREST BEARING LIABILITIES             5,803.9      (23,615.9)       (17,812.0)      5,348.3    (10,304.3)     (4,956.0)
                                           ------------- -------------- --------------- ------------- ------------ -------------
INCREASE (DECREASE) IN INTEREST
  DIFFERENTIAL                               $ 7,710.5      $ 3,829.5       $ 11,540.0     $ 6,817.2    $(4,862.2)    $ 1,955.0
                                           ============= ============== =============== ============= ============ =============



         The variance, not solely due to rate or volume, is allocated between the rate and volume variances based upon their absolute relative weights to the total change. Nonaccruing loans are included in average balances for purposes of computing changes in average volume and rate.

NET INTEREST INCOME

         Net interest income, the difference between interest income and interest expense, is the most significant component of the Company's consolidated earnings. Net interest income of $75.0 million on a tax equivalent basis for 2002 reflects an 18.2 percent increase over the $63.5 million in 2001. Net interest income on a tax equivalent basis for 2001 rose 3.2 percent over the $61.5 million for 2000. Net interest income benefited from the increase in the excess of average interest earning assets over average interest bearing liabilities to $318.2 million in 2002, from $266.7 million and $234.7 million in 2001 and 2000, respectively.

         Interest income is determined by the volume of, and related rates earned on, interest earning assets. Interest income on a tax equivalent basis for 2002 decreased to $127.9 million or 4.7 percent as compared to 2001, which decreased to $134.2 million or 2.2 percent as compared to 2000. An overall decrease in yield on interest earning assets, partially offset by volume increases in all categories of interest earning assets, except federal funds sold and mortgage-backed securities, contributed to a lower level of interest income in 2002, as compared to 2001. Decreasing interest rates in 2002 resulted from continued low short-term interest rates, which also had the effect of reducing medium to long term rates on average during the year. An overall decrease in yield on interest earning assets and a higher level of non-performing assets, partially offset by volume increases in all categories of interest earning assets, except corporate securities, FHLB stock and other securities, contributed to a lower level of interest income in 2001, as compared to 2000.

         Average interest earning assets increased in 2002 to $2,054.1 million over the $1,869.3 million in 2001 and $1,704.9 million in 2000, reflecting a 9.9 percent and 9.6 percent increase in 2002 and 2001, respectively. The Company's ability to make changes in the asset mix enables management to capitalize on more desirable yields, as available, related to various interest earning assets.

         Interest income on federal funds sold decreased in 2002 due to both lower yield and volume, while such income also decreased in 2001 due to lower yield, partially offset by higher volume as compared to the prior year. The level of federal funds sold is dependent upon the rate of loan and deposit growth, and liquidity requirements, as well as yields on alternative security investments. To a lesser extent, investments in interest bearing deposits are also an alternative to federal funds sold.

         The average balances of total securities increased in both 2002 and 2001, due principally to efforts to effectively leverage capital, as well as management's efforts to balance the risk and liquidity of the entire portfolio. Interest income on total securities declined in 2002 and 2001 compared to the prior years due to lower yields on all securities, except corporate securities, FHLB stock, and other securities in 2001, partially offset by an increase in volume of all securities, except for mortgaged-backed securities in 2002 and FHLB stock in 2001.

         Loans are the largest component of interest earning assets and, due to their significance, are carefully reviewed with respect to the Company's overall interest sensitivity position. Interest income on loans in 2002 and 2001 decreased due to a decrease in yield, partially offset by higher volume. In 2002, average net loan balances increased $144.6 million to $1,245.7 million compared to 2001, while average net loans increased $97.8 million in 2001 compared to 2000. Net loans outstanding increased $177.7 million to $1,336.3 million at December 31, 2002 from $1,158.5 million at December 31, 2001, or a
15.3 percent increase, compared to an increase of $83.1 million in 2001 over 2000, or 7.7 percent. Loan interest income was also negatively impacted by interest income foregone on nonaccrual loans of $895,000 in 2002, $1,316,000 in 2001, and $455,000 in 2000.

         Interest expense is a function of both the volume and rates paid for interest bearing liabilities. Interest expense in 2002 decreased $17.8 million, or 25.2 percent to $52.9 million, and in 2001 decreased $5.0 million to $70.7 million, or 6.5 percent, compared to $75.7 million in 2000. Average balances in all categories increased in both 2002 and 2001, except for time deposits. Average retail and commercial deposits increased in 2002 primarily due to the growth of deposits in the Bank's existing markets, the opening of a new branch in Yonkers, New York, as well as the acquisition of the Fourth Federal branch. Average retail and commercial deposits increased in 2001, principally due to the acquisition of two La Jolla Bank branches in December 2000, as well as continuing growth of deposits in existing branches due to ongoing business development efforts. The deposit increases in both 2002 and 2001 were partially offset by a decrease in municipal and large time deposits as the Bank utilized FHLB borrowings at attractive rates with longer terms as part of its leverage strategy and interest rate risk management.

         The level of non-interest bearing average demand deposits increased
20.5 percent in 2002 to $240.6 million from $199.7 million in 2001, which was a
12.0 percent increase compared to $178.3 million in 2000. Non-interest earning deposits are an integral aspect of liability management and have a direct impact on the determination of net interest income.

         The net interest spread on a tax equivalent basis for the years ended December 31, 2002, 2001 and 2000 is as follows:

         NET INTEREST RATE SPREAD ANALYSIS

                                 2002       2001      2000
---------------------------- --------- ---------- ---------
Average interest rate on:
 Total average interest-
  earning assets                6.23%      7.18%    8.05%
 Total average interest-
  bearing liabilities           3.05       4.41     5.15
 Total average interest-
  bearing liabilities
  and demand deposits           2.68       3.92     4.59
---------------------------- --------- ---------- ---------
Net interest rate spread
    excluding demand
    deposits                    3.18%      2.77%     2.90%
---------------------------- --------- ---------- ---------
Net interest rate spread
    including demand
    deposits                    3.55%      3.26%     3.46%
============================ ========= ========== =========

         In 2002, the net interest spread increased due to yields on interest bearing liabilities decreasing at a faster rate than yields on interest earning assets, partially offset by increased leveraging of the balance sheet with shorter-term wholesale deposits and long-term low interest rate borrowings to maximize interest rate spreads. In 2001, the net interest rate spread decreased due to the decreasing interest rate environment, which caused yields on assets to decrease at a faster rate than yields on interest bearing liabilities, as well as due to increased leveraging of the balance sheet at narrower spreads and the higher level of non-performing assets. Although the effects of balance sheet leveraging tend to decrease the net interest rate spread, it adds net interest income without adding significant operating costs.

         The Company's balance sheet is asset sensitive during the short-term period (one year and less). Management cannot predict future market conditions and the related effect on its net interest rate spread and margin. However, due to the balance sheet's asset sensitivity, a continuation of the short-term interest rate environment may cause the net interest spread and margin to decrease.

NON-INTEREST INCOME

         Non-interest income for 2002 was $12.8 million compared to $8.3 million for 2001. The increase in 2002, as compared to 2001 is primarily due to higher net gains on security transactions of $4,341,000, higher other income of $332,000, partially offset by lower service charge and fees of $174,000. Non-interest income in 2001 reflects higher net gains on security transactions of $1,929,000, higher other income of $1,181,000, and increases in service charges and fees of $36,000, as compared to 2000.

         Net gains on securities transactions in 2002 were primarily the result of gains realized on sales of available for sale securities that management believed would most likely have been called or prepaid at par. Net gains on securities transactions in 2001 were also due to sales of securities that most likely would have been called, as well as from the sales of securities to restructure the portfolio, manage cash flow and reduce long-term market value volatility of the portfolio in response to changes in interest rates.

         Service charges and fees on deposit accounts decreased 4.9 percent in 2002 and increased 1.0 percent in 2001 and 2000, compared to the prior years, respectively. The decrease in 2002 was primarily due to lower NSF fees as customers maintained higher account balances during this period. The increase in 2001 reflects a higher number of deposit accounts and related service charges, partially offset by lower NSF income.

         The increase in other income in 2002 reflects increases in loan prepayment and debit card fees, as well as other non-interest income. The 2001 increase in other income primarily reflects higher loan prepayment and letter of credit fees, as well as higher income from merchant credit card transactions, commissions from sales of mutual funds, annuities, stocks and bonds, and other non-interest income. Both period increases were partially offset by lower mortgage servicing income, and in 2002, lower letter of credit fees compared to the prior year.

NON-INTEREST EXPENSES

         Non-interest expenses rose to $40.3 million for 2002, or 11.0 percent over the $36.3 million for 2001, compared to a 14.2 percent increase in 2001 over the $31.8 million for 2000. These increases reflect the overall growth of the Company's assets and increased business volume. The Company's efficiency ratio (a lower ratio indicates greater efficiency) that compares non-interest expense to total adjusted revenue (taxable equivalent net interest income, plus non-interest income, excluding net gains on securities transactions and loans held for sale) was 49.5 percent in 2002 compared to 52.1 percent in 2001 and
47.8 percent in 2000. The decrease in the efficiency ratio in 2002 and increase in 2001, as compared to the prior year periods, is substantially due to changes in the net interest margin.

         Salaries and employee benefits, the largest component of non-interest expenses, rose 13.7 percent in 2002 to $24.1 million, compared to a 12.3 percent increase in 2001 to $21.2 million from the $18.8 million in 2000. The increases in both years reflect the costs of additional personnel necessary for the Company to accommodate the increases in both deposits and loans, as well as annual merit increases. In addition, the Company acquired a retail banking branch and opened one branch in 2002, which also increased the number of employees. Increases in salaries and employee benefits in both 2002 and 2001 were also attributable to incentive compensation programs (tied to the higher levels of net income) necessary to be competitive in attracting and retaining high quality and experienced personnel, and costs associated with related payroll taxes and other employee benefits. The percentages of salaries and employee benefits as a percentage of total non-interest expenses for 2002, 2001 and 2000 is set forth in the following table.


------------------------------------ --------- -------- ---------
                                         2002      2001     2000
------------------------------------ --------- -------- ---------
EMPLOYEES AT DECEMBER 31,

Full-time employees                       334      301        292
Part-time employees                        42       37         29
------------------------------------ --------- -------- ---------
SALARIES AND EMPLOYEE BENEFITS       (000's, except percentages)
------------------------------------ ----------------------------
Salaries                              $13,788  $12,221    $11,056
Payroll taxes                           1,429    1,237      1,090
Medical plans                           2,466    2,532      1,814
Incentive compensation plans            4,842    3,723      3,549
Deferred compensation, employee
    retirement and stock plans          1,123      945        880
Other                                     422      506        458
------------------------------------ --------- -------- ---------
Total                                 $24,070  $21,164    $18,847
==================================== ========= ======== =========
Percentage of total non-interest         59.8%    58.3%      59.3%
    expenses
==================================== ========= ======== =========

         Occupancy and equipment expenses increased slightly in 2002 to $6.3 million, a 0.1 percent increase over the 2001 amount of $6.2 million, which represents a 10.2 percent increase over 2000. The increases are due to increased utilization of the Corporate Headquarters in both 2002 and 2001, and the acquisition and opening of two retail branch offices in November 2002 and April 2002, respectively. Equipment expense also increased as a result of higher maintenance costs associated with the in-house IBM AS-400 computer and capital investments over the last several years in systems designed to enhance product delivery and bank-wide operating and processing capabilities. The 2002 increases were substantially offset by lower utility costs and less depreciation expense due to fully depreciating certain fixed assets.

         Advertising and business development expense increased to $2,002,000 a
5.6 percent increase, compared to the $1,895,000 recorded in 2001, which reflects an increase of 4.6 percent compared to 2000. The increases are principally due to mortgage/home equity loan promotional campaigns, the expansion of the Chairman's Council business development campaign programs and increased advertising of the Company's brand, "Do business with us, do better with us," and in 2001, a contribution to the Union State/ICBA September 11, 2001 Disaster Relief Fund of $50,000.

         Professional fees increased 9.3 percent to $1,391,000 in 2002 from $1,273,000 in 2001, which was a 69.3 percent increase from the $752,000 recorded in 2000. The 2002 and 2001 increases reflect higher professional fees associated with collection and loan workout efforts related to one significant non-performing real estate construction loan (see Note 5 to the Consolidated Financial Statements), and increases in consulting fees, administrative fees, and in 2002, regulatory examination fees.

         Communications expense increased 12.9 percent in 2002 to $1,092,000 from $967,000 in 2001, a 2.8 percent decrease from $995,000 in 2000. The increase in 2002 reflects increased data and telephone lines to support business growth, as well as higher postage rates and increased mailings. The 2001 decrease was primarily due to the Bank taking advantage of more competitive long distance telephone rates, partially offset by the cost of increased data and telephone lines, higher postage rates and more mailings as compared to the 2000 period.

         Stationery and printing expense decreased 4.1 percent to $797,000 in 2002 from $831,000 in 2001, and increased 11.7 percent from $744,000 recorded in 2000. The decrease in expense in 2002 reflects the Company's increased use of in-house printing. The 2001 increase over the prior year is primarily due to higher business volume.

         FDIC insurance decreased by $9,000 to $271,000 in 2002 compared to 2001, and increased by $25,000 to $280,000 in 2001 compared to 2000. The decrease in 2002 reflects a reduction in the premium rate, partially offset by a higher level of insured deposits. The increase in 2001 reflects a higher volume of insured deposits.

         Amortization of intangibles increased by $19,000 to $923,000 in 2002 compared to 2001 and increased by $818,000 to $904,000 in 2001 compared to 2000. The increases reflect amortization of the $0.9 million and $7.1 million premiums paid for the deposits assumed in the Fourth Federal and La Jolla branch acquisitions, respectively, that were recorded as intangible assets (see Note 2 to the Consolidated Financial Statements).

         Other non-interest expenses, as reflected in the following table, increased 27.3 percent in 2002 and increased 4.5 percent in 2001 compared to 2000. The increases in 2002 and 2001 primarily reflect higher expenses due to increased courier fees from additional locations and customer pick-ups, credit card related costs from increased volume, and Internet related fees. The increase in 2002 also reflects higher outside services from consulting fees and fees related to the conversion of the Fourth Federal branch, and an increase in other expenses due to higher branch charge-offs and corporate administrative expenses.

                                 (000's, except percentages)
-------------------------------- --------- --------- ---------
OTHER NON-INTEREST
    EXPENSES                         2002      2001      2000
-------------------------------- --------- --------- ---------
Other insurance                     $ 236     $ 219     $ 274
Courier fees                          540       480       327
Dues, meetings and
    seminars                          443       403       413
Outside services                      638       549       520
U.S.B. Foundation, Inc.               252       275       250
Credit card related costs             630       528       427
Other                                 721       265       392
-------------------------------- --------- --------- ---------
Total                              $3,460    $2,719    $2,603
-------------------------------- --------- --------- ---------
Percentage of total
    non-interest expenses             8.6%      7.5%      8.2%
================================ ========= ========= =========

         To monitor and control the level of non-interest expenses, as well as non-interest income, the Company continually monitors the system of internal budgeting, including analysis and follow-up of budget and prior period variances.

INCOME TAXES

         Income tax provisions of $13,878,000, $10,866,000 and $10,268,000 were recorded in 2002, 2001 and 2000, respectively. The Company is currently subject to a statutory Federal tax rate of 35.0 percent, a New York State tax rate of
8.0 percent of New York State income, a Metropolitan Transportation tax at an effective rate of 1.53 percent, a Connecticut State tax rate of 7.5 percent of Connecticut State income, a New York City tax rate of 9.0 percent of New York City income and a Delaware Franchise State tax based on the number of authorized shares. The Company's overall effective income tax rate was 33.9 percent in 2002 and 34.4 percent for both 2001 and 2000.

         The lower effective income tax rate in all years as compared to statutory rates primarily reflects lower state income taxes and investment in tax exempt municipal bonds. Other pertinent income tax information is set forth in the Notes to the Consolidated Financial Statements.

SECURITIES PORTFOLIO

         Securities are selected to provide safety of principal, liquidity and produce income on excess funds during structural changes in the composition of deposits, as well as during cyclical and seasonal changes in loan demand and to leverage capital. In order to manage liquidity and control interest rate risk, the Company's investment strategy focuses on securities that have short maturities, adjustable-rate securities or those whose cash flow patterns result in a lower degree of interest rate risk, and investments in fixed rate securities with longer-term call protection to maximize yield.

         The securities portfolio, including the Bank's investment in FHLB stock, of $1,075.5 million and $773.7 million at December 31, 2002 and 2001, consists of securities held to maturity totaling $274.9 million and $298.9 million, securities available for sale totaling $775.5 million and $454.0 million, and FHLB stock of $25.1 million and $20.8 million, respectively.

         The Bank's investment policy includes a determination of the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold securities until maturity, they are classified as held to maturity and are carried at amortized historical cost. Securities held for indefinite periods of time and not intended to be held to maturity include securities that management intends to use as part of its asset/liability strategy and that may be sold in response to changes in interest rates, prepayment risk and other factors. Such securities are classified as available for sale and carried at estimated fair value.

         Securities, including FHLB stock, represent 36.9 percent, 38.2 percent, and 39.2 percent of average interest earning assets in 2002, 2001 and 2000, respectively. Emphasis on the securities portfolio will continue to be an important part of the Company's asset/liability strategy. The size of the securities portfolio will depend on deposit and loan growth, and the ability of the Company to take advantage of leverage opportunities. The carrying value, estimated fair value, weighted average yields and maturity distributions of securities are included in the Notes to the Consolidated Financial Statements.

         Obligations of U.S. government agencies principally include U.S. Treasury securities, and Federal Home Loan Bank, Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") debentures and notes. At December 31, 2002 and 2001, the outstanding balances held in such U.S. government agency securities totaled $415.5 million and $233.3 million, respectively. For 2002, U.S. government agency securities increased $182.2 million as purchases of $424.7 million in U.S. government agency bonds and net discount accretion of $0.1 million were partially offset by a decrease in the fair value of available for sale securities of $0.6 million and net sales and redemptions of $242.0 million. For 2001, U.S. government agency securities increased $9.8 million as purchases of $263.9 million in U.S. government agency bonds and an increase in the fair value available for sale securities of $0.1 million were partially offset by net sales and redemptions of $254.2 million. In 2002 and 2001, the net new purchases were mostly in fixed and floating rate callable U.S. government agency securities as the yields on these obligations were considered attractive. Management expects these bonds to be called prior to maturity based upon its evaluation of interest rates at the time of purchase.

         The Company invests in mortgage-backed securities, including collateralized mortgage obligations ("CMOs"), which are primarily issued by the Government National Mortgage Association ("GNMA"), FNMA and FHLMC. GNMA securities are backed by the full faith and credit of the U.S. Treasury, assuring investors of receiving all of the principal and interest due from the mortgages backing the securities. FNMA and FHLMC guarantee the payment of interest at the applicable certificate rate and the full collection of the mortgages backing the securities; however, such securities are not backed by the full faith and credit of the U.S. government.

         Mortgage-backed securities, including CMOs, increased $131.6 million to $565.1 million and $67.2 million to $433.5 million at December 31, 2002 and 2001, respectively. The increase in 2002 was due to purchases of $494.0 million and an increase in fair value of available for sale securities of $1.0 million that was partially offset by sales of $153.8 million, principal paydowns and redemptions of $208.0 million and net premium amortization of $1.6 million. The increase in 2001 was due to purchases of $344.0 million and an increase in fair value of available for sale securities of $4.2 million that was partially offset by sales of $153.5 million, principal paydowns and redemptions of $126.0 million and net premium amortization of $1.5 million.

         The following table sets forth additional information concerning mortgage-backed securities, including CMOs, as of the periods indicated:

                             -----------------------------------
                                              (000's)
                                           December  31,
                             -----------------------------------
                                 2002        2001        2000
---------------------------- ----------- ----------- -----------
U.S. government agency:
  Mortgage-backed
  securities - fixed rate       $367,147    $247,871    $282,093

   Collateralized
   mortgage
   obligations:
       Fixed rate                 22,603      20,682       9,064
       Adjustable rate           175,093     164,580      74,669
Other                                249         356         496
---------------------------- ----------- ----------- -----------
Total                           $565,092    $433,489    $366,322
============================ =========== =========== ===========

         Purchases and sales of mortgage-backed securities, including CMOs, are transacted when management considers such activities appropriate in order to react to market conditions to restructure the portfolio and manage interest rate risk. Fixed rate mortgage-backed securities provide a higher yield and cash flow for reinvestment in different interest rate environments. Fixed rate CMO obligations generally provide shorter maturities and increased cash flow. Interest rates on floating-rate CMO securities periodically adjust at certain spreads to market indices and typically contain maximum lifetime caps. These investments generally result in a shortening of the portfolio's average interest rate repricing period. Mortgage-backed securities cash flow is sensitive to changes in interest rates as principal prepayments generally accelerate during periods of declining interest rates and decrease during periods of rising rates.

         The outstanding balances in obligations of states and political subdivisions at December 31, 2002 and 2001 were $69.7 million and $71.3 million with purchases of $12.0 million and $22.4 million, and maturities and other decreases of $13.6 million and $13.2 million during 2002 and 2001, respectively. The obligations are principally New York State political subdivisions with diversified final maturities and substantially all are classified as held to maturity. The Company considers such securities as core investments having favorable tax equivalent yields.

         The Company invests in medium-term corporate debt securities, bank and other equity securities, and other securities that are rated investment grade by nationally recognized credit rating organizations at the time of purchase. The Company had outstanding balances in corporate securities of $0.2 million and $14.9 million at December 31, 2002 and 2001, respectively, consisting of bank and other equity securities of $0.2 million at December 31, 2002, and Federal Home Loan Mortgage Corp. Preferred Stock of $14.8 million and bank and other equity securities of $0.1 million at December 31, 2001. The decrease in 2002 reflects sales of $15.0 million, partially offset by an increase in the fair value of available for sale securities of $0.3 million. The preferred stock at December 31, 2001 was issued by the FHLMC and had a favorable tax equivalent yield.

         The total investment in FHLB stock was $25.1 million and $20.8 million at December 31, 2002 and 2001, respectively. The increase in 2002 reflects purchases of $4.5 million, partially offset by redemptions of $0.2 million. The Bank is a member of the FHLB. As a prerequisite to obtaining increased funding from the FHLB, the Bank may be required to purchase additional shares of FHLB stock.

         The Company has continued to exercise its conservative approach to investing by purchasing high credit quality investments and controlling interest rate risk by investing in securities with medium-term maturities and periodic cash flow or with interest rates that reprice periodically. Generally, most securities may be used to collateralize borrowings and public deposits, and therefore the investment portfolio is an integral part of the Company's funding strategy.

         Except for securities of the U. S. government agencies (principally callable and mortgage-backed securities), FHLMC and FHLB stock, there were no obligations of any single issuer that exceeded ten percent of stockholders' equity at December 31, 2002 and 2001.

LOAN PORTFOLIO

         During 2002, the average balances of net loans of the Company increased $144.6 million to $1,245.7 million, and increased $97.8 million in 2001 to $1,101.1 million, as compared to the 2000 balance of $1,003.3 million. At December 31, 2002, loans outstanding increased $179.5 million to $1,350.4 million, or a 15.3 percent increase compared to loans outstanding at December 31, 2001. The 2002 loan growth resulted from: an increase in construction and land development loans of $82.1 million, principally from variable rate loans which are based on the prime rate as published in the Wall Street Journal; an increase in commercial real estate loans of $67.0 million; an increase in residential mortgages of $18.3 million; an increase in home equity loans of $8.6 million; an increase in time and demand loans of $6.7 million; partially offset by decreases in installment loans and other loan categories of $2.1 million and $1.1 million, respectively. Loans outstanding at December 31, 2001 increased $84.2 million to $1,170.9 million, or 7.7 percent as compared to loans outstanding at December 31, 2000. The 2001 loan growth resulted from: an increase in commercial real estate loans of $68.4 million; an increase in residential mortgage loans of $16.7 million; an increase in time and demand loans of $5.2 million; an increase in home equity loans of $2.8 million; and an increase in other loans of $1.1 million; partially offset by decreases in installment loans, construction and land development loans and other loan related categories of $5.3 million, $3.0 million and $1.7 million, respectively.

         Real estate collateralized loans consisting of construction mortgages, interim and permanent commercial mortgages, home equity and residential mortgages represent 88.8 percent and 87.4 percent of total gross loans at December 31, 2002 and 2001, respectively. Commercial and residential mortgages, which in the aggregate increased significantly in both 2002 and 2001, along with construction and land development loans in 2002, will continue to be emphasized, as such loans represent quality real estate secured loans. At December 31, 2002 and 2001, the Company has approximately $234.1 million and $231.6 million, and $66.8 million and $68.8 million of committed but unfunded commercial mortgage loans and construction and land development loans, and residential mortgage loans (both first and junior liens), respectively.

         The Bank is approved by FHLMC and FNMA as a preferred seller of residential mortgages, which allows the Bank to sell loans to generate liquidity, as required. The Bank sold one residential mortgage loans to FHLMC totaling $0.2 million in 2002. The Bank did not sell mortgage loans to FHLMC during 2001, and as of December 31, 2002 did not have any loans held for sale.

         Time and demand loans are loans to businesses and individuals that are secured by collateral other than real estate (i.e., accounts receivable and inventory) or are unsecured. Such loans increased to $132.2 million in 2002 from $125.5 million in 2001 and $120.3 million in 2000. Installment loans to individuals and businesses decreased in 2002 to $10.2 million from $12.3 million in 2001, which was a decrease from $17.6 million in 2000.

         The Bank currently provides Affinity credit cards to the Masons of Iowa, Maryland, New Hampshire and Washington State, and a Union State Bank Visa card and MasterCard are also offered. At December 31, 2002 and 2001, the Bank had unused credit card lines of $35.8 million and $36.8 million, and outstanding balances of $5.8 million and $6.6 million, respectively. The credit card business allows the Company to increase its consumer lending.

         At December 31, 2002 and 2001 time and demand, installment, credit card and other loans represented 11.2 percent and 12.6 percent of gross loans, respectively.

         It is the Company's policy to discontinue the accrual of interest on loans when, in the opinion of management, a reasonable doubt exists as to the timely collectibility of the amounts due. Regulatory requirements generally prohibit the accrual of interest on certain loans when principal or interest is due and remains unpaid for 90 days or more (with the exception of credit card loans for which the criteria is 180 days past due). Nonaccrual loans, which are primarily collateralized by real estate, decreased at December 31, 2002 to $12.5 million and increased at December 31, 2001 to $20.7 million from $19.7 million as of December 31, 2000. Net income is adversely impacted by the level of non-performing assets caused by the deterioration of borrowers' ability to meet scheduled interest and principal payments. In addition to forgone revenue, the Company must increase the level of provisions for credit losses, incur collection costs, and other costs associated with the management and disposition of foreclosed properties.

         The most significant non-performing loans have typically been construction and real estate related commercial loans, and commercial lease finance loans (Bennett loans). Although the Bank has an aggressive foreclosure policy, the process is often slow and can be hampered by legal and market factors. Loans considered to be impaired approximated $12.6 million and $20.6 million at December 31, 2002 and 2001, respectively. Net loan charge-offs against the allowance for loan losses were $2,192,000 in 2002, compared to $274,000 in 2001 and $2,474,000 in 2000. The higher level of charge-offs in 2002 and 2000 reflect $1.4 million and $2.2 million of charge-offs, respectively, related to a non-performing real estate construction loan, and also in 2002, charge-offs of $600,000 related to the final settlement of the Bennett loan. The decrease in non-performing loans in 2002 is primarily due to the reduction of a non-performing real estate construction loan from principal paydowns and charge-offs, which were partially offset by advances to complete the construction and maintain the operations of the project. Non-performing loans increased in 2001 from the prior year, primarily from the advancement of funds to facilitate the non-performing real estate construction loans' project completion and sale of units. For further information on non-performing loans, see Note 5 to the Notes to Consolidated Financial Statements.

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses of $14.2 million and $12.4 million at December 31, 2002 and 2001, respectively, is available to absorb charge-offs from any loan category, while additions are made through charges to income and recoveries of loans previously charged-off. In addition to the allowance for loan losses, a reserve for credit losses related to unfunded loan commitments at December 31, 2002 and 2001 of $497,000 and $336,000, respectively, is included in other liabilities.

         The loan portfolio is evaluated on an ongoing basis. A comprehensive evaluation of the quality of the loan portfolio is performed by management on a quarterly basis as an integral part of the credit administration function, which includes the identification and evaluation of past due loans, non-performing loans, impaired loans and potential problem loans, assessments of the expected effects of the current economic environment, applicable industries, geographic and customer concentrations in the loan portfolio, and a review of historical loss experience. Based upon management's assessment of the degree of risk associated with the various elements of the loan portfolio, it is estimated that at December 31, 2002 and 2001, 7 percent and 9 percent of the allowance for loan losses and reserve for unfunded loan commitments is applicable to time and demand loans, 86 percent and 85 percent is related to loans collateralized by real estate, including commercial and construction loans, 6 percent and 5 percent is applicable to installment, credit card and other loans, and 1 percent and 1 percent are unallocated, respectively.

         As with any financial institution, poor economic conditions, and high inflation, interest rates or unemployment may lead to increased losses in the loan portfolio. Conversely, improvements in economic conditions tend to reduce the amounts charged against the allowance. Management has established various controls, in addition to Board approved underwriting standards, in order to limit future losses, such as (1) a "watch list" of possible problem loans, (2) various loan policies concerning loan administration (loan file documentation, disclosures, approvals, etc.) and (3) a loan review staff employed by the Company to determine compliance with established controls and to review the quality and identify anticipated collectibility issues of the portfolio. Management determines which loans are uncollectible and make additional provisions, as necessary, to state the allowance and reserve for unfunded loan commitments at an appropriate level.

         Management takes a prudent and cautious position in evaluating various business and economic uncertainties in relation to the Company's loan portfolio. In management's judgment, the allowance and reserve for unfunded loan commitments is considered adequate to absorb losses inherent in the credit portfolio. A substantial portion (88.8 percent at December 31, 2002) of total gross loans of the Company is collateralized by real estate, primarily located in the New York Metropolitan area. The collectibility of the loan portfolio of the Company is subject to changes in the real estate market in which the Company operates. The provisions for credit losses established in 2002, 2001 and 2000, and the related allowance for loan losses and reserve for unfunded loan commitments reflect net charge-offs and losses incurred with respect to real estate, time and demand, installment, credit card and other loans, and the effect of the real estate market and general economic conditions of the New York Metropolitan area on the loan portfolio.

         Management believes the allowance for loan losses and reserve for unfunded loan commitments at December 31, 2002 appropriately reflects the risk elements inherent in the total loan portfolio at that time. There is no assurance that the Company will not be required to make future adjustments to the allowance and reserve for unfunded loan commitments in response to changing economic conditions or regulatory examinations. During 2002, the New York State Banking Department and the Federal Reserve completed examinations of the Bank and Company, respectively. The FDIC completed an examination of the Bank in 2001. As a result of these examinations, no adjustments to the allowance for loan losses or reserve for unfunded loan commitments were proposed.

LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES

         The following table presents the maturities of loans outstanding at December 31, 2002 (excluding installment loans to individuals and real estate loans other than construction loans), and the amount of such loans by maturity date that have predetermined interest rates and the amounts that have floating rates.


-----------------------------------------------------------------------------------------
                                                    (000'S, EXCEPT PERCENTAGES)
                                                AFTER
                                                1 BUT
                                   WITHIN       WITHIN      AFTER
                                   1 YEAR       5 YEARS    5 YEARS       TOTAL    PERCENT
------------------------------------------------------------------------------------------
LOANS:

Time and demand loans             $ 95,359     $ 29,777     $7,063     $132,199      32%
Commercial installment loans            34        5,017      1,393        6,444       2
Mortgage construction loans        123,173      149,506         --      272,679      66
------------------------------------------------------------------------------------------
TOTAL                             $218,566     $184,300     $8,456     $411,322     100%
------------------------------------------------------------------------------------------
RATE SENSITIVITY:
------------------------------------------------------------------------------------------
Fixed or predetermined
     interest rates               $ 31,076     $ 64,051     $8,456     $103,583      25%
Floating or adjustable
     interest rates                187,490      120,249         --      307,739      75
------------------------------------------------------------------------------------------
TOTAL                             $218,566     $184,300     $8,456     $411,322     100%
------------------------------------------------------------------------------------------
PERCENT                                 53%          45%         2%         100%
------------------------------------------------------------------------------------------



COMMITMENTS AND CONTRACTUAL OBLIGATIONS

         In the normal course of business, the Company incurs contractual obligations and makes commitments. A summary of all significant contractual and commitment obligations as of December 31, 2002 are summarized below:


-------------------------------------------------------------------------------------------
                                                    (000'S, EXCEPT PERCENTAGES)
                                                AFTER      AFTER 3
                                                1 BUT        BUT
                                   WITHIN       WITHIN      WITHIN        AFTER
 CONTRACTUAL OBLIGATIONS           1 YEAR       3 YEARS    5 YEARS       5 YEARS     TOTAL
--------------------------------------------------------------------------------------------
Operating Lease Obligations(1)    $   923      $  1,409     $  792     $    894     $  4,018
Borrowings(2)                      17,721        72,546         38      413,789      504,094
Employment agreements               3,356           932         --           --        4,288
--------------------------------------------------------------------------------------------
TOTAL                             $22,000      $ 74,887     $  830     $414,683     $512,400
============================================================================================

COMMERCIAL COMMITMENTS                                                               TOTAL
--------------------------------------------------------------------------------------------
Lines of credit                  $394,563      $     --     $   --     $    --      $394,563
Standby Letters of credit          35,433            --         --          --        35,433
Other loan commitments
   --   Commercial                 59,776            --         --          --        59,776
   --   Residential                32,196            --         --          --        32,196
--------------------------------------------------------------------------------------------
TOTAL                            $521,968      $     --     $   --     $    --      $521,968
============================================================================================

Further information is included in (1) Note 6 and (2) Note 9, as applicable.

         Lines of credit in the above table are available upon demand. It is not expected that standby letters of credit will be funded. Other loan commitments represent projected commercial and real estate loan closings.

DEPOSITS

         The Company's fundamental source of funds supporting interest earning assets continues to be deposits, consisting of demand deposits (non-interest bearing), NOW, money market, savings, and various forms of time deposits. The maintenance of a strong deposit base is key to the development of lending opportunities and creates long term customer relationships, which enhance the ability to cross sell services. Depositors include individuals, small and large businesses and governmental units. To meet the requirements of a diverse customer base, a full range of deposit instruments are offered, which has allowed the Company to maintain and expand the deposit base despite intense competition from other banking institutions and non-bank financial service providers.

         Total deposits at December 31, 2002 increased 8.8 percent to $1,551.8 million from $1,426.0 million at December 31, 2001, a decrease of 4.3 percent from $1,489.5 million as of December 31, 2000. Average deposits outstanding increased to $1,498.3 million or 3.5 percent in 2002, and to $1,447.3 million or
8.2 percent in 2001 from the $1,337.2 million as of December 31, 2000. Excluding municipal CD's, which are acquired on a bid basis, total deposits increased to $1,447.9 million or 12.1 percent as of December 31, 2002 and to $1,291.4 million or 3.2 percent as of December 31, 2001. Average deposits, excluding municipal CD's, increased to $1,385.0 million or 7.9 percent in 2002 and to $1,283.4 million or 18.7 percent in 2001 compared to the prior year.

         Average non-interest bearing deposits increased 20.5 percent to $240.6 million in 2002 compared to 2001, and 12.0 percent to $199.7 million in 2001 compared to 2000, due to expansion of the branch network and business development efforts.

         Average interest bearing deposits in 2002 increased $10.2 million and in 2001 increased $88.6 million, reflecting increases in all deposit categories, except for time accounts in both years. Average balances in NOW deposits increased $14.4 million in 2002 and $6.4 million in 2001, due principally to new and increased account activity by customers, and in 2001 the assumption of deposits from La Jolla Bank in December 2000. The increase of $15.1 million in 2002 and $12.9 million in 2001 in average money market deposit balances principally resulted from an increase in the number of customer accounts due to promotions of transactional accounts and an increase in average municipal deposits in both years, and in 2001 the assumption of deposits from La Jolla Bank in December 2000. Savings deposits average balances increased $14.6 million and $78.1 million in 2002 and 2001 due to customers transferring funds into shorter term liquid accounts because of the significant changes in short-term interest rates in both years, and in 2001 the assumption of deposits from La Jolla Bank in December 2000. In 2002 and 2001, average time deposits outstanding decreased $33.8 million and $8.8 million, respectively. The decrease in average time deposits in 2002 is primarily due to retail customers seeking shorter-term liquid accounts during a period of low interest rates. Average time deposits decreased in 2001 primarily from management replacing municipal deposits with wholesale borrowings, as well as a decrease in retail time deposits due to the lower interest rate environment.

         Municipal time deposits are used to fund loan growth, in excess of retail and commercial deposit growth, security purchases and leverage the balance sheet. In 2002, municipal deposits decreased slightly, as additional leverage of the balance sheet was transacted with FHLB borrowings. In 2001, municipal time deposits were intentionally decreased and were replaced by FHLB borowings at attractive rates with longer terms. In 2002 and 2001, time deposits over $100,000 (including municipal deposits) decreased $4.5 million and $103.6 million, respectively, compared to the prior years. Deposits of over $100,000 are generally for maturities of 30 to 180 days and are acquired to fund loans and securities and to leverage excess capital by matching such funds with investments and loan production in excess of deposit growth.

         Deposit costs generally decreased in 2002 and 2001 during periods of lower interest rates as a result of the Federal Reserve Board's decision to lower short-term interest rates in 2002 and 2001 by 50 basis points and 475 basis points, respectively.

         At December 31, 2002, short-term rates remained low compared to longer-term rates. However, it is expected that depositors will continue to favor short-term deposit products to react quickly to the uncertain interest rate environment, which result in higher volatility of interest margins due to the quick repricing of deposits during periods of both rising and declining interest rates.

         The following table summarizes the average amounts and rates of various classifications of deposits for the periods indicated:


----------------------------------------------------------------------------------------------
                                               (000's, except percentages)
                                                 Year Ended December 31,
                                 2002                     2001                      2000
                           AVERAGE   AVERAGE       Average    Average       Average     Average
                            AMOUNT    RATE          Amount     Rate          Amount      Rate
-----------------------------------------------------------------------------------------------
Demand deposits         $  240,578       --%     $  199,724       --%      $  178,281       --%
NOW accounts                96,654     0.67          82,252     0.92           75,811     1.03
Money market accounts       89,689     1.13          74,602     2.29           61,652     2.97
Savings deposits           432,942     1.14         418,367     2.85          340,301     3.83
Time deposits              638,485     3.29         672,324     5.40          681,156     6.06
-----------------------------------------------------------------------------------------------
Total                   $1,498,348     1.84%     $1,447,269     3.50%      $1,337,201     4.25%
===============================================================================================

CAPITAL RESOURCES

         Strong capitalization is fundamental to the successful operation of a banking organization. Stockholders' equity increased to $156.0 million in 2002, or 15.4 percent compared to $135.2 million in 2001, and increased 14.7 percent in 2001 over the $117.9 million in 2000. The increase in 2002 was attributable to net income of $27.0 million, common stock options exercised and related tax benefit of $2.5 million, an increase in accumulated other comprehensive income of $0.5 million, and other increases of $0.2 million, partially offset by dividends of $6.8 million and treasury stock transactions of $2.6 million. The increase in 2001 was attributable to net income of $20.8 million, an increase in accumulated other comprehensive income of $2.3 million, common stock options exercised and related tax benefit of $2.1 million and other increases of $0.2 million, partially offset by dividends of $5.7 million and treasury stock transactions of $2.4 million.

         The Company manages capital through its earnings, stock plans, dividend policy and stock repurchase programs. During 2002 and 2001, the Company acquired 164,251 and 188,485 common shares, respectively, through stock repurchase plans and common shares tendered in connection with stock option exercises. In December 2002, the Company's Board of Directors approved a new stock repurchase program for up to 150,000 shares of common stock to be made from time to time in open-market and private transactions throughout the year 2003 as, in the opinion of management, market conditions may warrant.

         Cash dividends on the Company's common stock have been paid since 1986, the first dividend paid in the Company's history. In the first quarter of 1988, the Board of Directors authorized a quarterly cash dividend policy. Junior preferred stock was issued in 1999 by TPNZ. Dividends of approximately $10,000 in 2002, and $11,000 in 2001 and 2000 were paid on junior preferred stock.

         The various components and changes in common stockholders' equity are reflected in the Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 2002, 2001 and 2000.

         Management believes that the Capital Securities, future retained earnings and stock purchases under the employee benefit plans will provide the necessary capital for current operations and the planned growth in total assets. In addition, capital growth can be acquired through the reinstatement of the Company's Dividend Reinvestment and Optional Stock Purchase Plan, which has been suspended, as well as by issuance of securities in the capital markets.

         All banks and bank holding companies are subject to risk-based capital guidelines. These guidelines define capital as Tier I and Total capital. Tier I capital consists of common stockholders' equity, qualifying preferred stock and Capital Securities, less intangibles and accumulated other comprehensive income
(loss). Total capital consists of Tier I capital plus the allowance for loan losses and other reserves related to unfunded loan commitments up to certain limits, qualifying preferred stock and certain subordinated and long term-debt securities. The guidelines require a minimum total risk-based capital ratio of
8.0 percent, and a minimum Tier I risk-based capital ratio of 4.0 percent.

         The risk-based capital ratios were as follows at December 31:

---- --------------------- ----------- ---------- ----------
                                 2002       2001       2000
---- --------------------- ----------- ---------- ----------
Tier I Capital:

     Company                   12.55%     13.03%     10.97%
     Bank                      12.37%     12.53%     10.65%
---- --------------------- ----------- ---------- ----------
-------------------------- ----------- ---------- ----------
Total Capital:

     Company                   13.58%     14.03%     11.93%
     Bank                      13.32%     13.53%     11.61%
==== ===================== =========== ========== ==========

         The Bank and Company must also maintain a minimum leverage ratio of at least 4 percent, which consists of Tier I capital based on risk-based capital guidelines, divided by average quarterly tangible assets (excluding intangible assets that were deducted to arrive at Tier I capital).

         The leverage ratios were as follows at December 31:

---------------- ------------ ------------- -------------
                      2002          2001          2000
---------------- ------------ ------------- -------------
Company               8.36%         8.19%         7.12%
Bank                  8.48%         7.88%         6.91%
================ ============ ============= =============

         To be considered "well capitalized" under FDICIA, an institution must generally have a leverage ratio of at least 5 percent, Tier I capital ratio of 6 percent and Total capital ratio of 10 percent. The Bank exceeds all current regulatory capital requirements and was in the "well capitalized" category at December 31, 2002. Management fully expects that the Company and the Bank will maintain a strong capital position in the future.

         For additional information on the Company's and Bank's Regulatory Capital requirements see Note 12 to the Consolidated Financial Statements.

LIQUIDITY

         The Asset/Liability Committee ("ALCO") establishes specific policies and operating procedures governing the Company's liquidity levels and develops plans to address future liquidity needs. The primary functions of asset/liability management are to provide safety of depositor and investor funds, assure adequate liquidity and maintain an appropriate balance between interest earning assets and interest bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. ALCO has also established a subcommittee called the ALCO Investment Committee ("Investment Committee"), which discusses investment and borrowing strategies on a more technical level. The Investment Committee is critical in developing appropriate strategies to effectively manage the Bank's investment portfolio and leverage strategies.

         Aside from cash on hand and due from banks, liquid assets are federal funds sold, which are available daily, and interest bearing deposits with banks. Excess liquid funds are invested by selling federal funds, which mature daily, to other financial institutions in need of funds. At December 31, 2002 and 2001, the Bank sold overnight federal funds in the amounts of $24.5 million and $21.1 million, respectively. Average balances of overnight federal funds sold for the year ended December 31, 2002 and 2001 were $50.6 million and $54.6 million, respectively.

         Other sources of asset liquidity include maturities of and principal and interest payments on securities and loans. The security and loan portfolios are of high credit quality and of mixed maturity, providing a constant stream of maturing and reinvestable assets, which can be converted into cash should the need arise. The ability to redeploy these funds is an important source of medium to long-term liquidity. The amortized cost of securities available for sale and held to maturity having contractual maturities, expected call dates or average lives of one year or less amounted to $335.4 million at December 31, 2002. This represented 32.1 percent of the amortized cost of the securities portfolio, compared to 4.8 percent at December 31, 2001. The foregoing amount reflects mortgage-backed securities maturities based on a weighted average life, which does not consider monthly principal payments and prepayments received on these securities. Estimated cash flow as of December 31, 2002 from mortgage-backed securities approximates $130.0 million per year. Including the estimated cash flow from principal payments of mortgage-backed securities, the total cash flow of the security portfolio in the one year time frame is approximately $320.1 million at December 31, 2002, or 30.6 percent of the amortized cost of the securities portfolio. Excluding installment loans to individuals and real estate loans other than construction loans, $218.6 million, or 53 percent of such loans at December 31, 2002 mature in one year or less.

         As a preferred seller of mortgages to both FHLMC and FNMA, the Bank may also increase liquidity by selling residential mortgages, or exchanging them for mortgage-backed securities that may be sold, in the secondary market. Residential mortgages may also be used as collateral for borrowings from the FHLB.

         Demand deposits from individuals, businesses and institutions, as well as retail time deposits ("core deposits") are a relatively stable source of funds. The deposits of the Bank generally have shown a steady growth trend. The trend of the deposit mix has generally been with a larger percentage of funds in demand accounts, savings deposits and shorter term certificates of deposit.

         The Bank pledges certain of its assets as collateral for deposits of municipalities, FHLB borrowings and securities sold under agreements to repurchase. The Bank had advances aggregating $110.9 million from the FHLB and borrowed $393.2 million under securities sold under agreements to repurchase at December 31, 2002. By utilizing collateralized funding sources, the Bank is able to access a variety of cost effective sources of funds. However, the pledging of assets for borrowings reduces the Bank's ability to convert such assets to cash as the need arises. The assets pledged consist of residential real estate loans and mortgage-backed and other securities.

         Additional liquidity is provided by the ability to borrow from the Federal Reserve Bank's discount window, which borrowings must be collateralized with U.S. Treasury and government agency securities. The Bank has never used its ability to borrow from the discount window. Management monitors its liquidity requirements by assessing assets pledged, the level of assets available for sale, additional borrowing capacity and other factors. Based upon certain assets that are available for pledge as collateral, the Bank has the potential to borrow up to an additional $362.3 million at December 31, 2002 from the FHLB. Certain of the available collateral may also be used as pledges for securities sold under agreements to repurchase with two primary investment firms. These firms have preapproved the Bank for up to $175.0 million of such borrowings, of which there was none outstanding at December 31, 2002. The Bank may also borrow up to $73.0 million overnight under federal funds purchase agreements with six correspondent banks.

         Another source of funding for the Company is capital market funds, which includes preferred stock, convertible debentures, the Capital Securities, common stock and long-term debt qualifying as regulatory capital.

         Each of the Company's sources of liquidity is vulnerable to various uncertainties beyond the control of the Company. Scheduled loan and security payments are a relatively stable source of funds, while loan and security prepayments and calls, and deposit flows vary widely in reaction to market conditions, primarily prevailing interest rates. Asset sales are influenced by pledging activities, general market interest rates and other unforeseen market conditions. The Company's financial condition is affected by its ability to borrow at attractive rates, retain deposits at market rates and other market conditions.

         Management considers the Company's sources of liquidity to be adequate to meet expected funding needs and also to be responsive to changing interest rate markets.

MARKET RISK

         Market risk is the potential for economic losses to be incurred on market risk sensitive instruments arising from adverse changes in market indices such as interest rates, foreign currency exchange rates and commodity prices. Since all Company transactions are primarily denominated in U.S. dollars with no direct foreign exchange or changes in commodity price exposures, the Company's primary market risk exposure is interest rate risk.

         Interest rate risk is the exposure of net interest income to changes in interest rates. Interest rate sensitivity is the relationship between market interest rates and net interest income due to the repricing characteristics of assets and liabilities. If more liabilities than assets reprice in a given period (a liability-sensitive position), market interest rate changes will be reflected more quickly in liability rates. If interest rates decline, such positions will generally benefit net interest income, while an increase in rates will have an adverse effect on net interest income. Alternatively, where assets reprice more quickly than liabilities in a given period (an asset-sensitive position), a decline in market rates could have an adverse effect on net interest income, while an increase in rates would have a positive impact.

         Changes in the shape of the yield curve will also impact net interest income for institutions such as the Bank which price assets at varying terms, while liabilities are generally shorter-term. Generally, a steep yield curve (i.e., lower short-term rates and higher medium to long-term rates) will have a positive effect on net interest income, while a flatter or inverted yield curve will have a negative effect. Excessive levels of interest rate risk can result in a material adverse effect on the Company's future financial condition and results of operations. Accordingly, effective risk management techniques that maintain interest rate risk at prudent levels are essential to the Company's safety and soundness.

         All market risk sensitive instruments are held to maturity or available for sale. The Company has no financial instruments entered into for trading purposes. Federal funds, both purchased and sold, on which rates change daily, and loans and deposits tied to certain indices, such as the prime rate and the London Interbank Borrowing ("LIBOR") Rate, are the most market rate sensitive and have the most stable fair values. The least sensitive instruments include long-term fixed rate loans and securities and fixed rate certificates of deposits, which have the least stable fair values. On those types falling between these extremes, the management of maturity distributions is as important as the balances maintained.

         The management techniques for maturity distributions involve the matching, or mismatching to increase interest spreads, of interest rate maturities, as well as principal maturities, and is a key determinant of net interest income. In periods of rapidly changing interest rates, an imbalance ("gap") between the rate sensitive assets and liabilities can cause major fluctuations in net interest income and earnings. Establishing patterns of sensitivity that will enhance future growth regardless of frequent shifts in market conditions is one of the objectives of the Company's asset/liability management strategy.

         Evaluating the Company's exposure to changes in interest rates is the responsibility of ALCO and includes assessing both the adequacy of the management process used to control interest rate risk and the quantitative level of exposure. When assessing the interest rate risk management process, the Company seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain interest rate risk at appropriate levels. Evaluating the quantitative level of interest rate risk exposure requires the Company to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, deposit base, borrowings, liquidity and asset quality.

         The Company uses two methods to evaluate its market risk to changes in interest rates, a "Static Gap" evaluation and a simulation analysis of the impact of a parallel shift in interest rates on the Company's net interest income.

         As further discussed below, the "Static Gap" analysis shows the Company as asset sensitive in the one-year time frame and the simulation analysis indicates a relatively neutral position. The simulation analysis more closely reflects the expected behavior of certain deposit accounts that do not reprice to the full extent of changes in interest rates (i.e., NOW, money market and savings accounts). The Company believes the simulation analysis is a more accurate analysis of its interest rate risk.

         The "Static Gap" is presented in the table on page 81. Balance sheet items are categorized by contractual maturity, expected weighted average lives for mortgage-backed securities, or repricing dates, with floating rate securities and loans constituting the bulk of the floating rate category. The determination of the interest rate sensitivity of non-contractual items is arrived at in a subjective fashion. Passbook and statement savings accounts, NOW, and money market accounts are viewed as a relatively stable source of funds and less price sensitive and are therefore classified partially as short-term and partially as intermediate funds.

         At December 31, 2002, the "Static Gap" shows a positive cumulative gap of $246.4 million or 10.1 percent of interest earning assets in the one day to one year repricing period, due principally to fixed rate securities and loans in the over one year to five years and over five years categories to maximize yield on assets and the treatment of deposit accounts as previously discussed above. A significant portion of the loans in the over one year to five years category represents three and five year adjustable rate commercial mortgages. Origination of such loans has allowed the Company to generate an asset repriceable within three to five years to reduce long-term interest rate risk.

         The simulation analysis estimates the effect of an increase or decrease of the yield curve on interest rates and the resulting impact on net interest income. This analysis incorporates management's assumptions about maturities and repricing of existing assets and liabilities, without consideration of future growth or other actions that may be taken to react to changes in interest rates and changing relationships between interest rates (i.e. basis risk). These assumptions have been developed through a combination of historical analysis and future expected pricing behavior.

         For a given level of market interest rate changes, the simulation analysis can consider the impact of the varying behavior of cash flows from principal prepayments on the loan portfolio and mortgage-backed securities, call activities on investment securities, balance changes on non-contractual maturity deposit products (demand deposits, NOW, money market and passbook savings accounts) and consider embedded option risk by taking into account the effects of interest rate caps and floors. The Company assesses the results of the simulation analysis on a quarterly basis and, if necessary, implements suitable strategies to adjust the structure of its assets and liabilities to reduce potential unacceptable risks to net interest income.

         The Company's policy limit on interest rate risk, as measured by the simulation analysis, is that if interest rates were to gradually increase 200 basis points or decrease 50 basis points (normally 200 basis points during periods of higher interest rates) from current rates, the percentage change in estimated net interest income for the subsequent 12-month measurement period should not decline by more than 5.0 percent. Net interest income is forecasted using various interest rate scenarios that management believes is reasonably likely to impact the Company's financial condition. A base case scenario, in which current interest rates remain stable, is used for comparison to other scenario simulations.

         The table below illustrates the estimated exposures under a rising rate scenario and a declining rate scenario calculated as a percentage change in estimated net interest income from the base case scenario, assuming a gradual shift in interest rates for the next 12 month measurement period, beginning December 31, 2002. Information on the percentage change in estimated net cash flows from the base case scenario is also shown. The cash flows are scheduled by expected maturity and reflect the effects of changes in market rates.

--------------------- -------------------- --------------------
                       Percentage Change    Percentage Change
                               in                   in
    Gradual Shift in     Estimated Net        Estimated Net
     Interest Rates     Interest Income        Cash Flows
--------------------- -------------------- --------------------
+ 200 basis points           0.76%               (15.1)%
- 50 basis points           (0.67)%                5.7%
===================== ==================== ====================

         As with any method of measuring interest rate risk, there are certain limitations inherent in the method of analysis presented. Actual results may differ significantly from simulated results should market conditions and management strategies, among other factors, vary from the assumptions used in the analysis. The model assumes that certain assets and liabilities of similar maturity or period to repricing will react the same to changes in interest rates, but, in reality, they may react in different degrees to changes in market interest rates. Specific types of financial instruments may fluctuate in advance of changes in market interest rates, while other types of financial instruments may lag behind changes in market interest rates. Additionally, other assets, such as adjustable-rate loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset, which are assumed in the simulation. Furthermore, in the event of a change in interest rates, expected rates of prepayments on loans and securities and early withdrawals from time deposits could deviate significantly from those assumed in the simulation. The simulation model also assumes a relatively parallel shift in the yield curve. As noted above, a steepening of the yield curve may have a positive effect on net interest income, while a flattening of the curve will generally have a negative effect on net interest income.

         One way to minimize interest rate risk is to maintain a balanced or matched interest rate sensitivity position. However, earnings are not always maximized by matched funding. To increase net interest income, the Company selectively mismatches asset and liability repricing to take advantage of short-term interest rate movements and the shape of the U.S. Treasury yield curve. The magnitude of the mismatch depends on a careful assessment of the risks presented by forecasted interest rate movements. The risk inherent in such a mismatch, or gap, is that interest rates may not move as anticipated.

         Interest rate risk exposure is reviewed in weekly meetings in which guidelines are established for the following week and the longer-term exposure. The structural interest rate mismatch is reviewed periodically by ALCO and the Investment Committee.

         Risk is mitigated by matching maturities or repricing more closely, and by reducing interest rate risk by the use of interest rate contracts. The Company does not use derivative financial instruments extensively, and no such contracts were outstanding at December 31, 2002 and 2001. However, as circumstances warrant, the Company may purchase derivatives such as interest rate contracts to manage its interest rate exposure. Any derivative financial instruments would be carefully evaluated to determine the impact on the Company's interest rate risk in rising and declining interest rate environments, as well as the fair value of the derivative instruments. Use of derivative financial instruments is included in the Bank's Statement on Interest Rate Risk Management as Related to Derivative Instruments and Hedging Activities Policy, which has been approved by the Board of Directors.


INTEREST RATE SENSITIVITY ANALYSIS BY REPRICING DATE

         The following table sets forth the interest rate sensitivity by repricing date as of December 31, 2002:


                                                                      (000's, except percentages)
----------------------------------------------------------------------------------------------------------------------------------
                                          ONE          OVER          OVER           OVER
                                      DAY AND       ONE DAY         THREE       ONE YEAR          OVER         NON-
                                     FLOATING      TO THREE     MONTHS TO        TO FIVE          FIVE     INTEREST
                                         RATE        MONTHS      ONE YEAR          YEARS         YEARS      BEARING        TOTAL
----------------------------------------------------------------------------------------------------------------------------------
ASSETS:

Loans, net                          $ 498,609      $ 58,006     $ 126,189      $ 456,479     $ 196,990         $ --  $ 1,336,273
Mortgage-backed securities                 --       206,693        76,294        256,247        25,858           --      565,092
Other securities                           --       211,209       166,537         65,438        42,127           --      485,311
Other earning assets                   24,500        25,164            --             --            --           --       49,664
Other assets                               --            --            --             --            --      106,526      106,526
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                          523,109       501,072       369,020        778,164       264,975      106,526    2,542,866
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY:

Interest bearing deposits             274,325       389,136       172,564        455,750            --           --    1,291,775
Other borrowed funds                    1,205           883        15,633         72,584       413,789           --      504,094
Corporation-Obligated mandatory
    redeemable capital securities
of

    subsidiary trusts                      --        30,000            --             --        20,000           --       50,000
Demand deposits                            --            --            --             --            --      260,012      260,012
Securities transactions not yet
     settled                               --      263,090*            --             --            --           --      263,090
Other liabilities                          --            --            --             --            --       17,884       17,884
Stockholders' equity                       --            --            --             --            --      156,011      156,011
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY          275,530       683,109       188,197        528,334       433,789      433,907    2,542,866
----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST RATE SENSITIVITY GAP   $ 247,579     $(182,037)    $ 180,823       $249,830    $(168,814)   $(327,381)   $       --
==================================================================================================================================
CUMULATIVE GAP                      $ 247,579       $65,542     $ 246,365       $496,195     $ 327,381   $      --    $       --
==================================================================================================================================
CUMULATIVE GAP TO
    INTEREST EARNING ASSETS              10.2%          2.7%         10.1%          20.4%         13.4%         --%           --%
==================================================================================================================================

* Although securities transactions not yet settled obligation is non-interest bearing, upon settlement of related securities, funding will initially be placed in short-term borrowings.

FINANCIAL RATIOS

         Significant ratios of the Company for the periods indicated are as follows:


------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Years Ended December 31,

                                                                                                 2002        2001        2000
------------------------------------------------------------------------------------------------------------------------------
EARNINGS RATIOS

Net income as a percentage of:
         Average earning assets                                                                 1.32%       1.11%       1.15%
         Average total assets                                                                   1.24%       1.06%       1.11%
         Average common stockholders' equity                                                   18.70%      16.20%      18.93%
==============================================================================================================================
CAPITAL RATIOS

Average total stockholders' equity to average total assets                                      6.65%       6.56%       5.87%
Average total stockholders' equity and Corporation-Obligated
         mandatory redeemable capital securities of subsidiary trusts to average total          8.73%       8.00%       7.01%
         assets


Average net loans as a multiple of average total stockholders' equity                            8.6         8.6         9.7
Leverage capital                                                                                8.36%       8.19%       7.12%
Tier I capital (to risk weighted assets)                                                       12.55%      13.03%      10.97%
Total risk-based capital (to risk weighted assets)                                             13.58%      14.03%      11.93%
OTHER

Allowance for loan losses as a percentage of year-end loans                                     1.05%       1.06%       1.04%
Loans (net) as a percentage of year-end total assets                                           52.55%      56.79%      57.01%
Loans (net) as a percentage of year-end total deposits                                         86.11%      81.25%      72.20%
Securities, including FHLB stock, as a percentage of year-end total assets                     42.30%      37.92%      36.40%
Average interest earning assets as a percentage of average interest bearing liabilities       118.33%     116.64%     115.96%
Dividends per common share as a percentage of diluted earnings per common share                26.06%      27.93%      26.92%
==============================================================================================================================


                                       83